As filed with the Securities and Exchange Commission on September 17, 2013

Registration No. 333-189821

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

SOTHERLY HOTELS LP

(Exact name of Registrant as specified in its governing instruments)

410 W. Francis Street

Williamsburg, Virginia 23185

(757) 229-5648

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Andrew M. Sims

Chief Executive Officer

Sotherly Hotels Inc.

410 W. Francis Street

Williamsburg, Virginia 23185

(757) 229-5648

(757) 564-8801 (Telecopy)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Thomas J. Egan, Jr., Esq. Pamela K. Dayanim, Esq. Baker & McKenzie LLP 815 Connecticut Avenue, NW Washington, DC 20006 (202) 452-7000	John A. Good, Esq. Justin R. Salon, Esq. Bass, Berry & Sims PLC 1201 Pennsylvania Avenue, Suite 300 Washington, DC 20004 (202) 827-2957

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934).

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☒	Smaller reporting company	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed or supplemented without notice. We may not sell the securities described in this preliminary prospectus until the registration statement that we have filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

Subject to completion, dated September 17, 2013

PRELIMINARY PROSPECTUS

$

SOTHERLY HOTELS LP

    % Senior Unsecured Notes Due 2018

Sotherly Hotels LP, which we refer to in this prospectus as the Issuer or the Operating Partnership, is offering and selling     % Senior Unsecured Notes due 2018, or the notes. The notes will be issued in denominations of $25 and integral multiples of $25 in excess thereof, will mature on                     , 2018 and will bear interest at a fixed rate of     % per year. Interest on the notes will be payable quarterly in arrears, beginning                     , 2013.

The notes will be unsecured obligations of the Issuer and will rank equally with all of the Issuer’s existing and future unsecured indebtedness and senior in right of payment to any of the Issuer’s future obligations that are by their terms expressly subordinated or junior in right of payment to the notes.

We may, at our option, on or after                     , 2016 redeem some or all of the notes as described in “Description of Notes–Optional Redemption.” We have applied to list the notes on the NASDAQ® Global Market under the symbol “SOHOL.” We expect trading in the notes to begin within 30 days of                     2013, the original issue date. We may from time to time purchase the notes in the open market or otherwise.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer(3)
Per note		$	$
Total		$	$

(1)	Plus accrued interest, if any, from .
(2)	See “Underwriting” for additional disclosure regarding the underwriting discounts and expenses payable to the underwriters by us.
(3)	Before deducting expenses of the offering.

The underwriters may also purchase up to an additional $         aggregate principal amount of the notes from us at the public offering price per note, less the underwriting discounts and commissions, within 30 days from the date of this prospectus, solely to cover over-allotments, if any.

It is expected that delivery of the notes in book-entry form only will be made through the facilities of The Depository Trust Company on or about                      against payment therefor in immediately available funds.

We expect to deliver the notes on or about                     , 2013.

Sole Book-runner

SANDLER O’NEILL + PARTNERS, L.P.

Co-managers

Boenning & Scattergood, Inc.	J.J.B. Hilliard, W.L. Lyons, LLC	Incapital LLC	Ladenburg Thalmann & Co. Inc.

The date of this prospectus is                     , 2013.

i

You should rely only on the information contained in this prospectus. Neither the underwriters nor we have authorized any other person to provide you with different or additional information. If anyone provides you with different, additional or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

All brand and trade names, logos or trademarks contained or referred to in this prospectus are the property of their respective owners, and their appearance in this prospectus may not in any way be construed as participation by, or endorsement of, this offering by any of our franchisors. For more information, see “Our Principal Agreements — Franchise Agreements.”

We use market data and industry forecasts and projections throughout this prospectus, including data from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers' experience in the industry and there can be no assurance that any of the forecasts or projections will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently investigated or verified this information.

ii

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding whether to invest in the notes. You should carefully read this entire prospectus, including the information under the heading “Risk Factors” and all information included in this prospectus.

Explanatory Note

Unless the context otherwise requires or where otherwise indicated, in this prospectus, all references to “Operating Partnership” or the “Issuer” means only Sotherly Hotels LP, formerly MHI Hospitality, L.P., a Delaware limited partnership. All references in this prospectus to “Sotherly” means only Sotherly Hotels Inc., a Maryland corporation and the sole general partner of the Operating Partnership. All references in this prospectus to the “Company,” “we,” “us” and “our” refer to Sotherly Hotels Inc. and its subsidiaries and predecessors, including the Operating Partnership, unless the context otherwise requires or where otherwise indicated.

There are a few differences between Sotherly and the Operating Partnership, which are reflected in the disclosure in this prospectus. We believe it is important to understand the differences between Sotherly and the Operating Partnership in the context of how Sotherly Hotels Inc. and Sotherly Hotels LP operate as an interrelated consolidated company. Sotherly Hotels Inc. is a self-managed and self-administered real estate investment trust, or REIT, whose only material asset is its ownership of partnership interests of Sotherly Hotels LP. As a result, Sotherly Hotels Inc. does not conduct business itself, other than acting as the sole general partner of Sotherly Hotels LP, and issuing public equity from time to time. As general partner with control of Sotherly Hotels LP, Sotherly consolidates Sotherly Hotels LP for financial reporting purposes. Substantially all of the Company’s operations are conducted through Sotherly Hotels LP, and Sotherly Hotels LP holds, directly or indirectly, substantially all the assets of the Company and ownership interests in the Company’s joint venture. Sotherly Hotels LP conducts the operations of the Company’s business and is structured as a limited partnership with no publicly traded equity. Except for net proceeds from public equity issuances by Sotherly Hotels Inc., which are generally contributed by Sotherly to Sotherly Hotels LP in exchange for partnership units, Sotherly Hotels LP generates the capital required by the Company’s business through Sotherly Hotels LP’s operations or by Sotherly Hotels LP’s direct or indirect incurrence of indebtedness.

Company Overview

Sotherly was formed in August 2004 to own, acquire, renovate and reposition full-service, primarily upscale and upper-upscale hotel properties located in the Mid-Atlantic and Southern United States. On December 21, 2004, Sotherly successfully completed its initial public offering and elected to be treated as a self-advised REIT for federal income tax purposes. As of the date of this prospectus, Sotherly owns approximately 78.3% of the partnership units in the Operating Partnership. Limited partners (including certain of Sotherly’s officers and directors) own the remaining Operating Partnership units.

Our portfolio currently consists of ten full-service, primarily upscale and upper-upscale hotels located in seven states with an aggregate of 2,424 rooms and approximately 120,200 square feet of meeting space. Nine of these hotels are wholly-owned by subsidiaries of the Operating Partnership and operate under the Hilton, Crowne Plaza, Sheraton and Holiday Inn brands and are managed on a day-to-day basis by MHI Hotels Services, LLC, or MHI Hotels Services. We also own a 25.0% indirect noncontrolling interest in the 311-room Crowne Plaza Hollywood Beach Resort through a joint venture with The Carlyle Group, or Carlyle. Our portfolio is concentrated in markets that we believe possess multiple demand generators and have significant barriers to entry for new product delivery, which are important factors for us in identifying hotel properties that we expect will be capable of providing strong risk-adjusted returns.

In order for Sotherly to qualify as a REIT, it cannot directly manage or operate our hotels. Therefore, our wholly-owned hotel properties are leased to MHI Hospitality TRS, LLC, or our TRS Lessee, and managed by MHI Hotels Services, an eligible independent management company owned and controlled by certain individuals, including Andrew M. Sims, Sotherly’s chairman and chief executive officer, Kim E. Sims, a current director of Sotherly, Christopher L. Sims, a former director of Sotherly, and William J. Zaiser, Sotherly’s former executive vice president and chief financial officer. Our TRS Lessee is wholly-owned by MHI Hospitality TRS Holding, Inc., or MHI Holding, a taxable REIT subsidiary that is wholly-owned by the Operating Partnership. Our TRS Lessee is disregarded as an entity separate from MHI Holding for U.S. federal income tax purposes. MHI Hotels Services and its affiliates have been in continuous operation since 1957. By using MHI Hotels Services as the management company, we intend to continue to capitalize on its extensive experience to seek above-average operating results. MHI Hotels Services and its predecessors have operated for many years in markets where we have a presence, and its operations are driven primarily by a focused sales, marketing and food and beverage strategy that is critical to the success of a full-service hotel.

The following chart generally depicts our corporate structure as of the date of this prospectus:

Market Opportunity

As a result of the global economic recession, commencing in 2008 through early 2010, the U.S. lodging industry experienced substantial declines in operating performance driven by declining U.S. gross domestic product, or GDP, high unemployment levels, low consumer confidence and a reduction in the availability of credit. In addition to facing declining operating results, hotel owners were adversely impacted by a significant decline in the availability of debt financing for working capital, renovations and acquisitions. For the past three years, the lodging industry has experienced a recovery in revenue per available room, or RevPAR, and in financing activity. The breadth and sustainability of the recovery will be dependent on a variety of factors, including asset location, individual market performance, and property condition. New supply of hotel rooms has not yet emerged as a major factor impacting the recovery, and we believe the supply of new hotels is likely to remain low for the next several years due to the limited availability of debt financing dedicated to new construction projects. As a result, we believe well-located, properly positioned, and well managed hotels will continue to benefit from the ongoing lodging recovery and demand for hotel rooms.

In addition, we believe that a continued recovery in U.S. GDP growth, coupled with limited growth in new hotel room supply, will lead to increases in lodging industry RevPAR and operating profit. In March 2013, PKF Hospitality Research, a leading industry analytic expert, reported that lodging fundamentals are currently as sound as they have been in the past 30 years, and that hotel rates and RevPAR gains should be double the historic averages through 2015.

Competitive Strengths

We believe the following factors differentiate us from other owners, acquirers and investors in hotel properties:

•

Stable Portfolio of High Quality Properties. Our properties consist of well-located, geographically diverse, full-service hotels predominantly in the central business districts of cities in the Mid-Atlantic and Southeastern United States. Our hotels typically offer attractive amenities such as swimming pools, fitness centers, food and beverage facilities, parking and meeting space. Since Sotherly’s initial public offering, each of our hotels has undergone a substantial renovation program to enhance the quality and performance of the property.

•

Longtime Relationships with Leading Full-Service Hotel Brands. Our senior management team has developed strong relationships with many of the top full-service hotels brands in the upscale to upper-upscale categories, which is characterized by such brands as Hilton, Crowne Plaza, and Sheraton, and has received numerous awards from nationally recognized hotel franchisors, such as Intercontinental Hotels Group, Starwood Hotels and Hilton Hotels.

•

Existing Portfolio Repositioned, Relicensed and Renovated. From 2007 through 2009, we expended approximately $76.7 million in capital improvements resulting in the substantial renovation and licensing (or re-licensing) of five of our nine wholly-owned properties. For the six months ended June 30, 2013 and for the years ended December 31, 2012, 2011, and 2010, we have expended approximately $3.2 million, $2.9 million, $6.0 million and $2.9 million, respectively, for a total of approximately $14.9 million in capital improvements, which included substantial renovation of our property in Raleigh, North Carolina, which we re-branded as the DoubleTree by Hilton Raleigh Brownstone — University, and the first phase of renovation of the guest rooms at the Hilton Philadelphia Airport in Philadelphia, Pennsylvania and the Crowne Plaza Jacksonville Riverfront in Jacksonville, Florida. We believe this substantial level of capital investment and our upbranding efforts have positioned our properties to capture revenue opportunities in their respective markets and outperform our competitors as these locations mature.

•

Strategic Focus on Select Southern Markets. We are focusing our growth strategy on the major markets in the Southern United States, which we believe have and will continue to benefit from attractive demographic and economic growth characteristics. We believe this region also reflects an attractive business climate with respect to governmental and regulatory policies and taxation. In addition, our hotels are located predominantly in central business district markets near stable demand generators, such as large state universities, convention centers, corporate headquarters, sports venues and office parks and in markets that we believe have significant barriers to entry for new product delivery.

•

Prudent and Flexible Capital Structure. During the last three years, we have refinanced over 60% of the debt on our wholly-owned hotel properties, taking advantage of the current attractive interest rate environment. As of June 30, 2013, we had approximately $134.9 million of secured debt, of which approximately $85.8 million, or 63.6%, was fixed, at an average rate of 5.0% (exclusive of Sotherly’s 12.0% Series A Cumulative Redeemable Preferred Stock, or the Preferred Stock). Approximately $49.1 million, or 36.4%, of our secured debt is at a variable interest rate, which bore an average interest rate of 3.6% at June 30, 2013.

•

Experienced Management Team. We believe the Company’s and its predecessor’s longevity in the industry and its success through many market cycles, together with management’s experience in the lodging industry, is indicative of the Company’s conservative and disciplined approach toward hotel acquisition, ownership and operation. The members of our senior management team, led by Messrs. Sims, Folsom and Domalski, have significant experience in the lodging, capital markets, finance, and accounting industries, and have worked together at Sotherly since 2006. Mr. Sims, Sotherly’s chairman and chief executive officer, has spent his entire career with Sotherly and its predecessor, and has over 35 years of experience in the lodging industry as an operator, owner, developer, and financier. Mr. Folsom has nearly eight years of experience with Sotherly and 13 years of experience working in public real estate companies and in the real estate capital markets. Mr. Domalski has nearly 29 years of experience as an accountant and auditor and has worked at Sotherly since 2005.

Our Strategy

Our strategy is to grow through acquisitions of full-service, upscale and upper-upscale hotel properties located in the primary markets of the Southern United States. We intend to grow our portfolio through disciplined acquisitions of hotel properties and believe that we will be able to source significant external growth opportunities through our management team’s extensive network of industry, corporate and institutional relationships.

Our core strategy for our portfolio is intended to create value by acquiring performing hotel properties at significant discounts to replacement cost, as well as acquiring underperforming hotels and subsequently renovating, rehabilitating, repositioning, and up-branding these assets. Once these assets have benefited from this “turnaround” strategy, they become part of our core portfolio. We believe we can optimize performance within the portfolio by superior management practices and by timely and recurring capital expenditures to maintain and enhance the physical property.

Our Properties

As of the date of this prospectus, our portfolio consisted of the following 10 hotel properties:

Wholly-Owned Properties	Number of Rooms	Location	Date of Acquisition	Years Built / Renovated (1)	Chain Designation
Hilton Philadelphia Airport	331	Philadelphia, PA	December 21, 2004	1972/2005/2013	Upper Upscale
Hilton Wilmington Riverside	272	Wilmington, NC	December 21, 2004	1970/2007	Upper Upscale
Hilton Savannah DeSoto	246	Savannah, GA	December 21, 2004	1968/2008	Upper Upscale
Sheraton Louisville Riverside	180	Jeffersonville, IN	September 20, 2006	1972/2008	Upper Upscale
Crowne Plaza Jacksonville Riverfront	292	Jacksonville, FL	July 22, 2005	1970/2006/2013	Upscale
Crowne Plaza Tampa Westshore	222	Tampa, FL	October 29, 2007	1973/2008	Upscale
Crowne Plaza Hampton Marina	173	Hampton, VA	April 24, 2008	1988/2008	Upscale
Holiday Inn Laurel West	207	Laurel, MD	December 21, 2004	1985/2005	Upper MidScale
DoubleTree by Hilton Brownstone-University	190	Raleigh, NC	December 21, 2004	1971/2002/2011	Upscale

Total Rooms in Our Wholly-Owned Portfolio	2,113

Joint Venture Property
Crowne Plaza Hollywood Beach Resort (2)	311	Hollywood, FL	August 9, 2007	1972/2006	Upscale

Total Rooms in Our Portfolio	2,424

(1)	Year Renovated represents the year in which the replacement of a significant portion of the hotel’s furniture, fixtures or equipment was completed.
(2)	We own this hotel through a joint venture in which we have a 25% interest.

The following table illustrates certain key operating metrics for the twelve months ended June 30, 2013 for our portfolio.

Wholly-Owned Properties	Average Occupancy(1)	ADR(2)	RevPAR(3)
Hilton Philadelphia Airport	78.6%	$135.53	$106.48
Hilton Wilmington Riverside	73.4%	$133.25	$97.77
Hilton Savannah DeSoto	71.7%	$136.21	$97.61
Sheraton Louisville Riverside	64.3%	$130.06	$83.59
Crowne Plaza Jacksonville Riverfront	58.6%	$97.54	$57.19
Crowne Plaza Tampa Westshore	67.8%	$102.13	$69.24
Crowne Plaza Hampton Marina	53.3%	$92.93	$49.55
Holiday Inn Laurel West	66.7%	$88.89	$59.29
DoubleTree by Hilton Brownstone-University	71.1%	$109.14	$77.57
Totals/ Weighted Averages in Our Wholly-Owned Portfolio	68.1%	$117.16	$79.77

Joint Venture Property
Crowne Plaza Hollywood Beach Resort(4)	80.7%	$156.21	$126.10
Totals/ Weighted Averages in Our Portfolio	68.5%	$118.79	$81.42

(1)	Average Occupancy represents the percentage of available rooms that were sold during a specified period of time and is calculated by dividing the number of rooms sold by the total number of rooms available, expressed as a percentage.
(2)	Average Daily Rate, or ADR, represents the average rate paid for rooms sold, calculated by dividing total daily room revenue (i.e., excluding food and beverage revenues or other hotel operations revenues such as telephone, parking and other guest services) by total daily rooms sold.
(3)	RevPAR is the product of ADR and average daily occupancy. RevPAR does not include food and beverage revenues or other hotel operations revenues such as telephone, parking and other guest services.
(4)	We own this hotel through a joint venture in which we have a 25% interest.

The selected operating data presented above should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Our Partnership Information

The Issuer is a Delaware limited partnership formed in August 2004. The Issuer changed its name from MHI Hospitality, L.P. to Sotherly Hotels LP effective August 2, 2013. Our principal executive offices are located at 410 W. Francis Street, Williamsburg, VA 23185. Our telephone number is (757) 229-5648. Our website is http://www.sotherlyhotels.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Employees

We currently employ eight full-time persons. All persons employed in the day-to-day operations of the hotels are employees of MHI Hotels Services, the management company engaged by our TRS Lessee to operate such hotels.

The Offering

The following summary contains basic information about the notes and the offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, you should read the section of this prospectus entitled “Description of Notes.”

Issuer	Sotherly Hotels LP

Securities Offered	$ million aggregate principal amount of the notes (or $ million if the underwriters’ overallotment option is exercised in full).

Maturity Date	, 2018.

Interest Rate	% per annum, computed on the basis of a 360-day year of twelve 30-day months, from .

Interest Payment Dates	, , , and of each year, commencing , 2013.

Price to Public	% of the principal amount, plus accrued interest, if any, from .

Ranking	The notes will be senior unsecured indebtedness of Sotherly Hotels LP, will rank equally with our other senior unsecured indebtedness and will be effectively subordinated to our secured indebtedness and structurally subordinated to all indebtedness of our subsidiaries. As of June 30, 2013, we had consolidated indebtedness of approximately $151.0 million, which is comprised of approximately $134.9 million of secured debt and approximately $16.1 million of unsecured debt. Of the approximately $151.0 million consolidated indebtedness outstanding at June 30, 2013, approximately $138.5 million was held by our subsidiaries and approximately $12.5 million relates to 12,458 shares of Preferred Stock, including 2,460 shares that were redeemed on August 2, 2013 for an aggregate redemption price of approximately $2.7 million and the remainder of which we intend to redeem with a portion of the net proceeds of this offering.

Use of Proceeds	We estimate that the net proceeds from the offering of the notes pursuant to this prospectus, after deducting the underwriting discount and estimated offering costs and expenses payable by us, will be approximately $ (or $ if the over-allotment option is exercised in full). We intend to use a portion of the net proceeds from this offering to redeem 100% of the outstanding shares of the Preferred Stock plus any accrued but unpaid dividends and any make-whole amounts or premium then due and payable on such Preferred Stock, which we estimate to be approximately $11.0 million. We intend to use the remaining net proceeds from the offering of the notes for general corporate purposes. See “Use of Proceeds” in this prospectus.

Optional Redemption	We may, at our option, redeem the notes in whole or in part at any time, or from time to time, on or after , 2016 at a

redemption price equal to     % of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption as described in “Description of Notes — Optional Redemption” in this prospectus. The notes will not be entitled to the benefit of any sinking fund. The notes will not be subject to repayment at the option of the holder at any time prior to maturity, except in connection with a Change of Control Repurchase Event as defined under “Description of Notes — Certain Covenants — Offer to Repurchase Upon a Change of Control Repurchase Event” in this prospectus.

Change of Control Offer to Purchase	If a Change of Control Repurchase Event as defined under “Description of Notes — Certain Covenants — Offer to Repurchase Upon a Change of Control Repurchase Event” occurs, we must offer to repurchase the notes at a repurchase price equal to % of the aggregate principal amount plus any accrued and unpaid interest to, but not including, the repurchase date.

Default	The notes will contain events of default, the occurrence of which may result in the acceleration of our obligations under the notes in certain circumstances. See “Description of Notes — Events of Default; Modification and Waiver” in this prospectus.

Certain Covenants	We will issue the notes under an indenture, which is referred to as the Indenture, to be dated as of the issuance date between us and Wilmington Trust, National Association, as the trustee. The Indenture contains covenants that limit our ability to incur, or permit our subsidiaries to incur, third-party indebtedness if certain debt to asset value and/or interest coverage ratios would be exceeded. These covenants are subject to a number of important exceptions, qualifications, limitations and specialized definitions. See “Description of Notes — Certain Covenants” in this prospectus.

Form	The notes will be evidenced by global notes deposited with the trustee for the notes, as custodian for The Depository Trust Company, or DTC. Beneficial interests in the global notes will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See “Description of Notes — Book-entry, Delivery and Form” in this prospectus.

Denominations	We will issue the notes only in denominations of $25 and integral multiples of $25 in excess thereof.

Payment of Principal and Interest	Principal and interest on the notes will be payable in U.S. dollars or other legal tender, coin or currency of the United States of America.

Future Issuances	We may, from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the notes outstanding by issuing additional notes in the future with the same terms as the notes, except for the issue date and offering price, and such additional notes shall be consolidated with the notes issued in this offering and form a single series.

Listing	We have applied to list the notes on the NASDAQ® Global Market under the symbol “SOHOL.” If the listing is approved, trading of the notes on the NASDAQ® Global Market is expected to commence within a 30-day period after the initial delivery of the notes. Currently, there is no public market for the notes.

Trustee, Registrar and Paying Agent	Wilmington Trust, National Association.

Governing Law	The Indenture and the notes will be governed by the laws of the State of New York. The Indenture will be subject to the provisions of the Trust Indenture Act of 1939, as amended.

Material Tax Considerations	You should consult your tax advisors concerning the U.S. federal income tax consequences of owning the notes in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction. See “Material U.S. Federal Income Tax Considerations.”

Risk Factors	An investment in the notes involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page 14 of this prospectus before making an investment decision.

Summary Financial Information

The following table sets forth, on an historical basis, certain summary consolidated financial and operating data for Sotherly Hotels LP and its subsidiaries. The financial results for the Crowne Plaza Hollywood Beach Resort, in which we have a 25.0% indirect interest, are not consolidated as we account for our investment under the equity method of accounting. You should read the following summary historical financial and operating data in conjunction with the consolidated historical financial statements and notes thereto of Sotherly Hotels LP and its subsidiaries and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in this prospectus.

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Statement of Operations
Total Revenues	$45,440,454	$45,137,667	$87,343,220	$81,172,504	$77,382,344	$71,518,726	$70,762,732
Total Operating Expenses excluding Depreciation and Amortization	(34,507,701)	(34,754,351)	(68,376,569)	(65,807,786)	(62,451,362)	(59,224,407)	(58,810,002)
Depreciation and Amortization	(4,083,871)	(4,375,554)	(8,661,769)	(8,702,880)	(8,506,802)	(8,420,085)	(6,346,222)
Net Operating Income	6,848,882	6,007,762	10,304,882	6,661,838	6,424,180	3,874,234	5,606,509
Interest Income	7,559	7,852	16,158	14,808	22,305	41,999	72,547
Interest Expense	(5,013,191)	(7,572,362)	(12,382,146)	(10,821,815)	(10,030,517)	(9,661,871)	(6,811,460)
Other Income (Expense) — Net	(2,123,094)	(2,507,186)	(1,965,376)	(1,424,620)	546,115	927,924	(1,263,304)
Income Tax Benefit (Provision)	(1,374,873)	(1,062,721)	(1,301,229)	(905,455)	(214,344)	1,807,126	1,475,695
Net Loss	(1,654,717)	(5,126,655)	(5,327,711)	(6,475,243)	(3,252,261)	(3,010,587)	(920,014)
Statement of Cash Flows
Cash from Operations — net	$6,967,576	$4,996,108	$9,011,957	$7,550,142	$4,728,270	$3,182,605	$7,214,566
Cash used in Investing — net	(2,575,697)	(2,003,462)	(3,156,121)	(6,130,273)	(3,469,608)	(11,007,214)	(51,931,701)
Cash from (used in) Financing — net	(5,005,811)	(437,065)	(3,090,079)	(2,798)	(1,756,261)	9,595,949	42,447,582
Net Increase (Decrease) in Cash and Cash Equivalents	$(613,932)	$2,555,581	$2,765,757	$1,417,071	$(497,599)	$1,771,340	$(2,269,553)
Balance Sheet (1)
Investments in Hotel Properties — net	$174,718,233	$178,864,147	$176,427,904	$181,469,432	$183,898,660	$188,587,507	$154,295,611
Properties Under Development	—	—	—	—	—	—	33,101,773
Total Assets	202,290,392	208,756,553	204,030,869	209,299,446	209,583,431	213,959,755	211,218,434
Line of Credit	—	—	—	25,537,290	75,197,858	75,522,858	73,187,858
Mortgage Loans	134,893,689	137,254,076	135,674,432	94,157,825	72,192,253	72,738,250	72,256,168
Series A Preferred Interest	12,457,552	14,085,669	14,227,650	25,353,698	—	—	—
Total Liabilities	167,392,417	170,423,470	166,698,739	165,416,203	158,775,128	160,118,529	157,442,238
Partners’ Capital	34,897,975	38,333,083	37,332,130	43,883,243	50,808,303	53,841,226	53,776,196
Operating Data
Average Number of Available Rooms	2,113	2,113	2,113	2,111	2,110	2,071	1,775
Total Number of Available Room Nights	382,453	384,566	773,358	770,334	770,150	755,942	649,499
Occupancy Percentage(2)	69.7%	71.2%	68.9%	66.2%	66.0%	60.4%	62.0%
Average Daily Rate (ADR)(3)	$121.54	$115.70	$114.22	$110.24	$104.42	$107.21	$119.50
RevPAR	$84.72	$82.43	$78.65	$72.94	$68.93	$64.74	$74.04
Additional Financial Data
FFO(5)	$2,697,643	$(430,359)	$3,924,733	$2,923,539	$5,971,900	$5,997,948	$6,292,400
Adjusted FFO(5)	6,987,166	5,442,163	9,470,684	5,577,805	5,315,321	2,848,314	4,881,390
Hotel EBITDA(6)	12,815,065	12,161,325	22,439,770	18,708,019	17,639,548	14,771,907	14,224,058

(1)	As of the period end.
(2)	Occupancy Percentage is calculated by dividing the total daily number of rooms sold by the total daily number of rooms available, expressed as a percentage.
(3)	ADR is calculated by dividing the total daily room revenue (i.e., excluding food and beverage revenues or other hotel operations revenues such as telephone, parking and other guest services) by the total daily number of rooms sold.

(4)	RevPAR is the product of ADR and occupancy, and does not include food and beverage revenues or other hotel operations revenues such as telephone, parking and other guest services.
(5)	Industry analysts and investors use Funds from Operations, or FFO, as a supplemental operating performance measure of an equity REIT. FFO is calculated in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. FFO, as defined by NAREIT, represents net income or loss determined in accordance with U.S. generally accepted accounting principles, or GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization, and after adjustment for any noncontrolling interest from unconsolidated partnerships and joint ventures.

Adjusted FFO accounts for certain additional items that are not in NAREIT’s definition of FFO, including any unrealized gain (loss) on hedging instruments or warrant derivative, loan impairment losses, losses on early extinguishment of debt, aborted offering costs, costs associated with the departure of executive officers and acquisition transaction costs.

The following is a reconciliation of net loss to FFO and Adjusted FFO for the six months ended June 30, 2013 and June 30, 2012 and for the years ended December 31, 2012, 2011, 2010, 2009 and 2008:

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Net Loss	$(1,654,717)	$(5,126,655)	$(5,327,711)	$(6,475,243)	$(3,252,261)	$(3,010,587)	$(920,014)
Depreciation and amortization	4,083,871	4,375,554	8,661,769	8,702,880	8,506,802	8,420,085	6,346,222
Equity in depreciation and amortization of joint venture	268,489	320,742	590,675	567,803	546,055	545,580	545,659
(Gain)/loss on disposal of assets	—	—	—	128,099	171,304	42,870	320,533

FFO	$2,697,643	$(430,359)	$3,924,733	$2,923,539	$5,971,900	$5,997,948	$6,292,400
Unrealized (gain)/loss on hedging activities(A)	(45,575)	37,127	13,752	77,152	(830,614)	(1,220,161)	691,268
Unrealized (gain)/loss on warrant derivative	2,680,210	2,684,900	2,026,677	1,309,075	—	—	—
(Increase)/decrease in deferred income taxes	1,317,752	1,168,311	1,412,467	685,189	174,035	(1,929,473)	(1,652,278)
Impairment of note receivable	—	—	110,871	—	—	—	300,000
Aborted offering costs	—	—	—	582,850	—	—	—
Equity in gain on extinguishment of debt of joint venture	—	—	—	—	—	—	(750,000)
Loss on early extinguishment of debt(B)	337,136	1,982,184	1,982,184	—	—	—	—

Adjusted FFO	$6,987,166	$5,442,163	$9,470,684	$5,577,805	$5,315,321	$2,848,314	$4,881,390

(A)	Includes equity in unrealized loss on hedging activities of joint venture.
(B)	Reflected in interest expense for the periods presented above.

(6)	Hotel EBITDA represents the portion of net operating income before depreciation and amortization and corporate general and administrative expenses that relate to our nine wholly-owned properties.

The following is a reconciliation of net loss to hotel EBITDA for the six months ended June 30, 2013 and June 30, 2012 and for the years ended December 31, 2012, 2011, 2010, 2009 and 2008:

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Net Loss	$(1,654,717)	$(5,126,655)	$(5,327,711)	$(6,475,243)	$(3,252,261)	$(3,010,587)	$(920,014)
Interest expense	5,013,191	7,572,362	12,382,146	10,821,815	10,030,517	9,661,871	6,811,460
Interest income	(7,559)	(7,852)	(16,158)	(14,808)	(22,305)	(41,999)	(72,547)
Income tax provision (benefit)	1,374,873	1,062,721	1,301,229	905,455	214,344	(1,807,126)	(1,475,695)
Depreciation and amortization	4,083,871	4,375,554	8,661,769	8,702,880	8,506,802	8,420,085	6,346,222
Equity in (earnings)/loss of joint venture	(557,116)	(177,714)	(172,172)	60,094	(16,931)	249,367	(48,496)
(Gain)/loss on disposal of assets	—	—	—	128,099	171,304	42,870	320,533
Unrealized (gain)/loss on hedging activities	—	—	—	(72,649)	(700,488)	(1,220,161)	691,268
Unrealized (gain)/loss on warrant derivative	2,680,210	2,684,900	2,026,677	1,309,075	—	—	—
Impairment of note receivable	—	—	110,871	—	—	—	300,000
Corporate general and administrative	2,217,471	2,094,534	4,078,826	4,025,794	3,389,764	3,170,627	2,940,979
Net lease rental income	(175,000)	(175,000)	(350,000)	(447,000)	(443,000)	(445,000)	(471,862)
Other fee income	(160,159)	(141,525)	(255,707)	(235,493)	(238,198)	(248,040)	(197,790)

Hotel EBITDA	$12,815,065	$12,161,325	$22,439,770	$18,708,019	$17,639,548	$14,771,907	$14,224,058

The following table sets forth the operating data on a weighted average basis for the Operating Partnership, inclusive of its 25.0% indirect interest in the Crowne Plaza Hollywood Beach Resort:

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Operating Data
Weighted Average Number of Available Rooms	2,197	2,197	2,197	2,188	2,188	2,149	1,857
Pro-rata Total of Available Room Nights	396,526	398,717	801,815	798,713	798,529	784,321	677,956
Occupancy Percentage(1)	70.3%	71.7%	69.2%	66.6%	66.5%	60.8%	61.8%
Average Daily Rate (ADR)(2)	$123.81	$117.41	$115.56	$111.22	$105.12	$107.79	$120.78
RevPAR(3)	$87.07	$84.19	$80.00	$74.11	$69.92	$65.49	$74.69

(1)	Occupancy Percentage is calculated by dividing the total daily number of rooms sold by the total daily number of rooms available, expressed as a percentage.
(2)	ADR is calculated by dividing the total daily room revenue (i.e., excluding food and beverage revenues or other hotel operations revenues such as telephone, parking and other guest services) by the total daily number of rooms sold.
(3)	RevPAR is the product of ADR and occupancy, and does not include food and beverage revenues or other hotel operations revenues such as telephone, parking and other guest services.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus. The forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Forward-looking statements, which are based on certain assumptions and describe our current strategies, expectations and future plans, are generally identified by our use of words, such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” and similar expressions, whether in the negative or affirmative, but the absence of these words does not necessarily mean that a statement is not forward-looking. The factors listed under “Risk Factors” in this prospectus, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such risks and uncertainties include, among other things, risks and uncertainties related to:

•	national and local economic and business conditions that affect occupancy rates and revenues at our hotels and the demand for hotel products and services;

•	risks associated with the hotel industry, including competition, increases in wages and other labor costs, energy costs and other operating costs;

•	the magnitude and sustainability of the economic recovery in the hospitality industry and in the markets in which we operate;

•	the availability and terms of financing and capital and the general volatility of the securities markets;

•

risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements and, if necessary, to refinance or seek an extension of the maturity of such indebtedness or modify such debt agreements;

•	management and performance of our hotels;

•	risks associated with redevelopment and repositioning projects, including delays and cost overruns;

•	supply and demand for hotel rooms in our current and proposed market areas;

•	our ability to maintain adequate insurance coverage; and

•	other factors, including those discussed in “Risk Factors” in this prospectus.

These risks and uncertainties should be considered in evaluating any forward-looking statement contained in this prospectus. All forward-looking statements speak only as of the date of this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this prospectus, except as required by law. In addition, our past results are not necessarily indicative of our future results.

RISK FACTORS

An investment in the notes involves various risks. The following are the material risks that apply to an investment in the notes. You should carefully consider the risks described below, together with the other information included in this prospectus before making a decision to invest in the notes. Any of the following risks could materially adversely affect our business, operations, industry or financial position or our future financial performance.

Risks Related to the Offering

The notes are unsecured obligations of the Operating Partnership and not obligations of Sotherly or our subsidiaries and will be subordinated to any of the Operating Partnership’s future secured indebtedness to the extent of the value of the assets securing such indebtedness and effectively subordinated to any future obligations of the Operating Partnership’s subsidiaries. Structural subordination increases the risk that we will be unable to meet our obligations on the notes when they mature.

The notes will be unsecured unsubordinated obligations of the Operating Partnership and will rank equally in right of payment with all of the Operating Partnership’s other unsecured indebtedness and senior in right of payment to any of the Operating Partnership’s future obligations that are by their terms expressly subordinated or junior in right of payment to the notes. The notes will be effectively subordinated to any of the Operating Partnership’s existing or future secured indebtedness to the extent of the value of the assets securing such indebtedness. At June 30, 2013, we had consolidated debt of approximately $151.0 million, which is comprised of approximately $134.9 million of secured debt and approximately $16.1 million of unsecured debt.

The notes are obligations exclusively of the Operating Partnership and not of any of its subsidiaries. None of the Operating Partnership’s subsidiaries is a guarantor of the notes and the notes are not required to be guaranteed by any subsidiaries we, the Operating Partnership, may acquire or create in the future. The notes are also effectively subordinated to all of the liabilities of the Operating Partnership’s subsidiaries, to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under the Issuer’s indebtedness, including the notes, or to make any funds available to make payments on the notes, whether by paying dividends or otherwise. The Operating Partnership’s right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of the Operating Partnership’s creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, in each case to the extent that the Operating Partnership is not recognized as a creditor of such subsidiary. In addition, even where the Operating Partnership is recognized as a creditor of a subsidiary, the Operating Partnership’s rights as a creditor with respect to certain amounts are subordinated to other indebtedness of that subsidiary, including secured indebtedness to the extent of the assets securing such indebtedness. As of June 30, 2013, 100% of our consolidated secured indebtedness, or $134.9 million, was in the form of mortgages secured by properties owned by subsidiaries of the Operating Partnership, and none of our properties were unencumbered as of June 30, 2013.

The notes restrict, but do not eliminate, the Operating Partnership’s ability to incur additional debt or take other action that could negatively impact holders of the notes.

Subject to specified limitations in the Indenture and as described under “Description of Notes—Certain Covenants,” the Indenture does not contain any provisions that would limit the Operating Partnership’s ability or the ability of its subsidiaries to incur indebtedness, including indebtedness that would be senior to the notes.

There are limited covenants in the Indenture.

The Indenture does not:

•	prevent our subsidiaries from incurring indebtedness which would effectively rank senior to the notes;

•	prevent us from incurring secured indebtedness that would rank senior to the notes to the extent of the value of the assets securing the indebtedness; or

•	prevent us from incurring unsecured indebtedness that is equal or subordinate in right of payment to the notes.

For these reasons, you should not consider the covenants in the Indenture as a significant factor in evaluating whether to invest in the notes.

An increase in the level of our outstanding indebtedness, or other events, could have an adverse impact on our business, properties, capital structure, financial condition, results of operations or prospects, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such event could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

Certain financial covenants in the Indenture rely on definitions that use non-GAAP measures and/or are subject to management’s good faith discretion, which could make it difficult for holders of our notes to determine independently whether we are in compliance with certain financial covenants relating to the notes.

The Indenture governing the notes contains financial covenants that restrict us or any of our subsidiaries from incurring indebtedness in amounts that would cause certain ratios specified in the Indenture, or Covenant Ratios, not to exceed certain fixed values (see “Description of Notes—Certain Covenants—Limitations on Incurrence of Debt”). The Covenant Ratios are calculated by reference to various specialized definitions specific to the Indenture, some of which utilize non-GAAP financial measures. If we had been subject to the covenants in the Indenture as of June 30, 2013, our Ratio of Debt to Adjusted Total Asset Value would have been 0.42 and our Ratio of Stabilized Consolidated Income Available for Debt Service to Stabilized Consolidated Interest Expense would have been 3.32. For instance, certain definitions on which the Covenant Ratios rely reflect various adjustments to add or subtract certain items from GAAP consolidated net income and interest expense. In addition, management of Sotherly, our general partner, has discretion in calculating certain elements of the Covenant Ratios. For example, the definition of Consolidated Income Available for Debt Service allows management of Sotherly to determine in good faith whether, and the extent to which, certain non-recurring or other unusual items will be added back to our consolidated net income (calculated in accordance with GAAP) for purposes of calculating the Covenant Ratios. As a result of the foregoing, the financial statements that we include in future filings with the SEC, which are required to be prepared in accordance with GAAP, may employ different financial measures from those used in the Covenant Ratios, which may make it difficult for holders of our notes to determine independently whether we are in compliance with certain financial covenants.

Under certain circumstances, we may redeem the notes before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.

We may redeem all or a portion of the notes at any time after 2016, as described under “Description of Notes–Optional Redemption.” If a redemption does occur, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the notes.

General market conditions and other unpredictable factors could materially and adversely affect market prices for the notes.

There can be no assurance about the market prices for the notes. Several factors, many of which are beyond our control, will influence the market value of the notes. Factors that might influence the market value of the notes include, but are not limited to:

•	our creditworthiness, financial condition, performance and prospects;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally (including the occurrence of market disruption events).

If you purchase notes, whether in this offering or in the secondary market, the notes may subsequently trade at a discount to the price that you paid for them.

There is no established trading market for the notes, which could make it more difficult for you to sell your notes and could adversely affect their price.

The notes constitute a new issue of securities for which no established trading market exists. Consequently, it may be difficult for you to sell your notes. If the notes are traded after their initial issuance, they may trade at a discount, depending upon:

•	our financial condition;

•	prevailing interest rates;

•	the time remaining on the maturity of the notes;

•	their subordination to our existing and future liabilities;

•	the outstanding principal amount of the notes;

•	the market for similar securities; and

•	other factors beyond our control, including general economic conditions and conditions affecting lodging companies.

We have applied to list the notes on the NASDAQ® Global Market; however, we cannot assure you of the development or liquidity of any trading market for the notes following this offering.

Risks Related to Our Debt and Financing

We may not be able to generate sufficient cash to service our debt obligations, including our obligations under the notes. Increased leverage as a result of this offering may harm our financial condition and results of operations.

Our ability to make payments on and to refinance our indebtedness, including the notes, will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. As of June 30, 2013, we had consolidated debt of approximately $151.0 million, which is comprised of approximately $134.9 million secured and approximately $16.1 million unsecured debt. Of the approximately $16.1 million of unsecured debt as of June 30, 2013, approximately $12.5 million is related to the 12,458 shares of Preferred Stock issued and outstanding as of June 30, 2013 (of which 2,460 shares were redeemed on August 2, 2013 for an aggregate redemption price of approximately $2.7 million). We intend to redeem the remaining 9,998 shares of Preferred Stock with a portion of the net proceeds of this offering. The Preferred Stock is treated as debt under GAAP. See “Use of Proceeds.”

Our level of indebtedness could have important consequences to you, because:

•	it could affect adversely the Operating Partnership’s ability to satisfy its financial obligations, including those relating to the notes;

•

a portion of our cash flows from operations will have to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	it may impair our ability to obtain additional financing in the future and/or to refinance existing debt;

•	it could require us to agree to additional restrictions and limitations on our business operations and capital structure to obtain financing;

•	it may force us to dispose of one or more of our properties, possibly on unfavorable terms;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	it may make us more vulnerable to downturns in our business, our industry or the economy in general.

We have debt obligations maturing in 2014, and if we are not successful in extending the term of this indebtedness or in refinancing this debt on acceptable economic terms or at all, our overall financial condition could be materially and adversely affected.

We will be required to seek additional capital in the near future to refinance or replace existing long-term mortgage debt that is maturing. Based on current market conditions, the availability of financing is, and may continue to be, limited. There can be no assurance that we will be able to obtain future financings on acceptable terms, if at all. On June 28, 2013, we entered into an agreement with TowneBank to extend the maturity of the mortgage on the Crowne Plaza Hampton Marina in Hampton, Virginia, until June 30, 2014. Under the terms of the extension, we made a principal payment of approximately $1.1 million to reduce the principal balance on the loan to $6.0 million. Subject to certain terms and conditions, we may extend the maturity date of the loan to June 30, 2015. In August 2014, our indebtedness to an affiliate of Carlyle related to our joint venture investment in the Crowne Plaza Hollywood Beach Resort matures. In August 2014, the mortgage on our Hilton Philadelphia Airport matures, but we may extend such mortgage until March 2017 pursuant to certain terms and conditions. The total aggregate amount of our debt obligations maturing in 2014 is approximately $38.3 million, which represents approximately 25.7% of our total debt obligations.

We will need to, and plan to, renew, replace or extend our long-term indebtedness prior to their respective maturity dates. If we are unable to extend these loans, we may be required to repay the outstanding principal amount at maturity or a portion of such indebtedness upon refinance. If we do not have sufficient funds to repay any portion of the indebtedness, it may be necessary to raise capital through additional debt financing, private or public offerings of debt securities or equity financings. We are uncertain whether we will be able to refinance these obligations or if refinancing terms will be favorable. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancing, increases in interest expense would lower our cash flow, and, consequently, cash available to meet our financial obligations. If we are unable to obtain alternative or additional financing arrangements in the future, or if we cannot obtain financing on acceptable terms, we may not be able to execute our business strategies or we may be forced to dispose of hotel properties on disadvantageous terms, potentially resulting in losses and potentially reducing cash flow from operating activities if the sale proceeds in excess of the amount required to satisfy the indebtedness could not be reinvested in equally profitable real property investments. Moreover, the terms of any additional financing may restrict our financial flexibility, including the debt we may incur in the future, or may restrict our ability to manage our business as we had intended. To the extent we cannot repay our outstanding debt, we risk losing some or all of our hotel properties to foreclosure and we could be required to invoke insolvency proceedings including, but not limited to, commencing a voluntary case under the U.S. Bankruptcy Code.

For tax purposes, a foreclosure of any of our hotels would be treated as a sale of the hotel for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the hotel, we would recognize taxable income on foreclosure, but we would not receive any cash proceeds, which could hinder Sotherly’s ability to meet the REIT distribution requirements imposed by the Internal Revenue Code of 1986, as amended, or the Code. In addition, we may give full or partial guarantees to lenders of mortgage debt on behalf of the entities that own our hotels. When we give a guarantee on behalf of an entity that owns one of our hotels, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. See “Description of Notes – Events of Default” for a discussion of potential implications should any of our hotels be foreclosed on due to a default.

We must comply with financial covenants in our mortgage loan agreements.

Our mortgage loan agreements contain various financial covenants. Failure to comply with these financial covenants could result from, among other things, changes in the local competitive environment, general economic conditions and disruption caused by renovation activity or major weather disturbances.

If we violate the financial covenants contained in these agreements, we may attempt to negotiate waivers of the violations or amend the terms of the applicable mortgage loan agreement with the lender; however, we can make no assurance that we would be successful in any such negotiation or that, if successful in obtaining waivers or amendments, such waivers or amendments would be on attractive terms. Some mortgage loan agreements provide alternate cure provisions which may allow us to otherwise comply with the financial covenants by obtaining an appraisal of the hotel, prepaying a portion of the outstanding indebtedness or by providing cash collateral until such time as the financial covenants are met by the collateralized property without consideration of the cash collateral. Alternate cure provisions which include prepaying a portion of the outstanding indebtedness or providing cash collateral may have a material impact on our liquidity.

If we are unable to negotiate a waiver or amendment or satisfy alternate cure provisions, if any, or unable to meet any alternate cure requirements and a default were to occur, we would possibly have to refinance the debt through additional debt financing, private or public offerings of debt securities, or additional equity financing. We are uncertain whether we will be able to refinance these obligations or if refinancing terms will be favorable.

Our organizational documents have no limitation on the amount of indebtedness we may incur. As a result, we may become highly leveraged in the future, which could materially and adversely affect us.

Our business strategy contemplates the use of both secured and unsecured debt to finance long-term growth. In addition, our organizational documents contain no limitations on the amount of debt that we may incur, and Sotherly’s board of directors may change our financing policy at any time. As a result, we may be able to incur substantial additional debt, including secured debt, in the future. Incurring debt could subject us to many risks, including the risks that:

•	our cash flows from operations may be insufficient to make required payments of principal and interest;

•	our debt may increase our vulnerability to adverse economic and industry conditions;

•

we may be required to dedicate a substantial portion of our cash flows from operations to payments on our debt, thereby reducing cash available for funds available for operations and capital expenditures, future business opportunities or other purposes; and

•	the terms of any refinancing may not be in the same amount or on terms as favorable as the terms of the existing debt being refinanced.

Risks Related to Our Business and Properties

If the economy falls back into a recessionary period or fails to maintain positive growth, our operating performance, financial results and ability to meet our financial obligations may be harmed by declines in occupancy, average daily room rates and/or other operating revenues.

The performance of the lodging industry and the general economy historically have been closely linked. In an economic downturn, business and leisure travelers may seek to reduce costs by limiting travel and/or reducing costs on their trips. Our hotels, which are all full-service hotels, may be more susceptible to a decrease in revenue, as compared to hotels in other categories that have lower room rates. A decrease in demand for hotel stays and hotel services will negatively affect our operating revenues, which will lower our cash flow and may affect our ability to maintain compliance with our debt obligations, including the Operating Partnership’s obligations under the notes. We incurred a net loss of approximately $5.3 million for our 2012 fiscal year. A renewed economic downturn may produce continued losses. A weakening of the economy may adversely and materially affect our industry, business, results of operations and ability to meet our financial obligations and we cannot predict the likelihood, severity or duration of any such downturn. Moreover, reduced revenues as a result of a weakening economy may also reduce our working capital and impact our long-term business strategy.

Geographic concentration of our hotels makes our business vulnerable to economic downturns in the Mid-Atlantic and Southern United States.

Our hotels are located in the Mid-Atlantic and Southern United States. As a result, economic conditions in the Mid-Atlantic and Southern United States significantly affect our revenues and the value of our hotels to a greater extent than if we had a more geographically diversified portfolio. Business layoffs or downsizing, industry slowdowns, changing demographics and other similar factors that may adversely affect the economic climate in these areas could have a significant adverse impact on our business. Any resulting oversupply or reduced demand for hotels in the Mid-Atlantic and Southern United States and in our markets in particular would therefore have a disproportionate negative impact on our revenues and limit our ability to meet our financial obligations.

We own a limited number of hotels and significant adverse changes at one hotel may impact our ability to meet our financial obligations.

As of June 30, 2013, our portfolio consisted of nine wholly-owned properties and one joint venture property with a total of 2,424 rooms. Significant adverse changes in the operations of any one hotel could have a material adverse effect on our financial performance and, accordingly, on our ability to meet our financial obligations.

We are subject to risks of increased hotel operating expenses and decreased hotel revenues.

Our leases with our TRS Lessee provide for the payment of rent based in part on gross revenues from our hotels. Our TRS Lessee is subject to hotel operating risks including decreased hotel revenues and increased hotel operating expenses, including but not limited to the following:

•	wage and benefit costs;

•	repair and maintenance expenses;

•	energy costs;

•	property taxes;

•	insurance costs; and

•	other operating expenses.

Any increases in these operating expenses can have a significant adverse impact on our TRS Lessee’s ability to pay rent and other operating expenses and, consequently, our earnings, cash flow and ability to meet our financial obligations.

In keeping with our investment strategy, we may acquire, renovate and/or re-brand hotels in new or existing geographic markets as part of our repositioning strategy. Unanticipated expenses and insufficient demand for newly repositioned hotels could adversely affect our financial performance and our ability to meet our financial obligations.

We have in the past and may continue to develop or acquire hotels in geographic areas in which our management may have little or no operating experience. Additionally, those properties may also be renovated and re-branded as part of a repositioning strategy. Potential customers may not be familiar with our newly renovated hotel or be aware of the brand change. As a result, we may have to incur costs relating to the opening, operation and promotion of those new hotel properties that are substantially greater than those incurred in other geographic areas. These hotels may attract fewer customers than expected and we may choose to increase spending on advertising and marketing to promote the hotel and increase customer demand. Unanticipated expenses and insufficient demand at new hotel properties, therefore, could adversely affect our financial performance and our ability to meet our financial obligations.

We do not have the authority to require any hotel to be operated in a particular manner or to govern any particular aspect of the daily operations of any hotel and as a result, our financial performance and ability to meet our financial obligations are dependent on the management of our hotels by MHI Hotels Services.

Since federal income tax laws restrict REITs and their subsidiaries from operating or managing hotels, we do not operate or manage our hotels. Instead, we lease all of our hotels to subsidiaries of our TRS Lessee, and our TRS Lessee retains third-party managers to operate our hotels pursuant to management agreements.

Under the terms of our management agreements with MHI Hotels Services and the REIT qualification rules, our ability to participate in operating decisions regarding the hotels is limited. We will depend on MHI Hotels Services to operate our hotels as provided in the management agreements. We do not have the authority to require any hotel to be operated in a particular manner or to govern any particular aspect of the daily operations of any hotel. Thus, even if we believe our hotels are being operated inefficiently or in a manner that does not result in satisfactory occupancy rates, RevPAR and ADR, we may not be able to force MHI Hotels Services to change its method of operation of our hotels. Additionally, in the event that we need to replace MHI Hotels Services or any other management companies in the future, we may be required by the terms of the applicable management agreement to pay substantial termination fees and may experience significant disruptions at the affected hotels.

Our ability to meet our financial obligations is subject to fluctuations in our financial performance, operating results and capital improvements requirements.

We lease all of our hotels to our TRS Lessee. Our TRS Lessee is subject to hotel operating risks, including risks of sustaining operating losses after payment of hotel operating expenses, including management fees. Among the factors which could cause our TRS Lessee to fail to make required rent payments are reduced net operating profits or operating losses, increased debt service requirements and capital expenditures at our hotels, including capital expenditures required by the franchisors of our hotels. Among the factors that could reduce the net operating profits of our TRS Lessee are decreases in hotel revenues and increases in hotel operating expenses. Hotel revenue can decrease for a number of reasons, including increased competition from a new supply of hotel rooms and decreased demand for hotel rooms. These factors can reduce both occupancy and room rates at our hotels. We cannot assure you that we will continue to generate sufficient cash to meet our financial obligations.

Hedging against interest rate exposure may adversely affect us and our hedges may fail to protect us from the losses that the hedges were designed to offset.

Subject to maintaining Sotherly’s qualification as a REIT, we may continue to manage our exposure to interest rate volatility by using interest rate hedging arrangements, such as cap agreements and swap agreements. These agreements involve the risks that these arrangements may fail to protect or adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

•	the financial instruments we select may not have the effect of reducing our interest rate risk;

•	the duration of the hedge may not match the duration of the related liability;

•	the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the hedging counterparty owing money in the hedging transaction may default on its obligation to pay.

As a result of any of the foregoing, our hedging transactions, which are intended to limit losses, may fail to protect us from the losses that the hedges were designed to offset and could have a material adverse effect on us.

Sotherly’s tax indemnification obligations, which were not the result of arm’s-length negotiations and which apply in the event that we sell certain properties, could subject us to liability, which we currently estimate to be approximately $9.2 million, and limit our operating flexibility and our ability to meet our financial obligations.

If we dispose of certain of our hotels, we would be obligated to indemnify the original contributors (including their permitted transferees and persons who are taxable on the income of a contributor or permitted transferee) against certain tax consequences of the sale pursuant to the tax indemnity agreements, the terms of which were not the result of arm’s-length negotiations. These original contributors include Andrew M. Sims, Sotherly’s chairman and chief executive officer, William J. Zaiser, Sotherly’s former executive vice president and chief financial officer, Kim E. Sims, a current Sotherly director, and Christopher L. Sims, a former Sotherly director. We have agreed to pay a certain amount of a contributor’s tax liability with respect to gains allocated to such contributor under Section 704(c) of the Code if we dispose of a property contributed by such contributor in a taxable transaction during a “protected period,” which continues until the earlier of:

•	10 years after the contribution of such property; or

•	the date on which the contributor no longer owns, in the aggregate, at least 25.0% of the units we issued to the contributor at the time of its contribution of property to the Operating Partnership.

This tax indemnity will be equal to a certain amount of the federal and state income tax liability a contributor incurs with respect to the gain allocated to such contributor upon such sale based on a sliding scale percentage. Specifically, we are responsible for indemnifying the contributors for 100.0% of their tax liability during the first five years after contribution and for 50.0% of their tax liability during the sixth year, and will indemnify them for: 40.0%, during the seventh year; 30.0%, during the eighth year; 20.0%, during the ninth year; and 10.0%, during the tenth year. The terms of the tax indemnity agreements also require us to gross up the tax indemnity payment for the amount of income taxes due as a result of the tax indemnity payment.

As over eight years have elapsed since the properties were contributed, if we were to sell, during 2013 in a taxable transaction, the five hotels that were contributed to us in Sotherly’s initial public offering in exchange for partnership units in the Operating Partnership (including our property in Jeffersonville, Indiana, which we substituted under the tax indemnity and related agreements for the property in Williamsburg, Virginia as part of an exchange pursuant to Section 1031 of the Code) our estimated total tax indemnification obligation to our indemnified contributors, including the gross-up payment, would be approximately $9.2 million, which amount will decrease until the end of 2014, at which time the indemnification agreement expires.

We may realize reduced revenue because our management company may experience conflicts of interest in connection with the management of its other properties.

MHI Hotels Services may experience conflicts of interest in connection with the management of other properties located nearby in the same geographic market as our hotel properties. Currently, MHI Hotels Services manages a small city-center property in the same geographic market as one of our hotel properties and also manages another property in the same geographic market as a second property in our portfolio. The fees that MHI Hotels Services earns for managing our properties are largely fixed under our management agreements and may be less than the fees it earns for other properties it manages or may manage in the future. Because MHI Hotels Services oversees the marketing and solicitation of individual and group business, it may have a greater financial incentive to direct prospective guests and customers to properties that we do not own, which would have a negative impact on our revenue and our ability to meet our financial conditions.

The Operating Partnership has substantial dealings with related parties and a number of its principal agreements were not negotiated at arm’s-length.

The Operating Partnership has substantial dealings with parties related to certain members of Sotherly’s management team and certain of Sotherly’s directors, including with MHI Hotels Services. While we believe the arrangements and transactions with related parties are fair and in the best interest of the Operating Partnership, they were not negotiated on an arm’s-length basis and may be less favorable to us than we could have obtained from third parties.

The Operating Partnership will have increased reporting and compliance obligations.

Following this offering, the Operating Partnership will be required to comply with rigorous reporting and compliance obligations. In particular, but without limitation, the Operating Partnership will be required to file periodic and other reports under the Exchange Act and to establish and maintain effective disclosure controls and internal control over financial reporting pursuant to the Sarbanes-Oxley Act. Preparing and filing annual and quarterly reports and other information with the Securities and Exchange Commission, or the SEC, and other compliance with these rules and regulations will involve a material increase in regulatory, legal and accounting expenses and the attention of management, and there can be no assurance that we will be able to comply with the applicable regulations in a timely manner, if at all. We believe the Operating Partnership is well positioned to comply with these regulations, given the extensive experience of the management team in complying with similar regulations applicable to Sotherly.

Risks Related to the Lodging Industry

Our ability to meet our financial obligations and the value of our hotels in general may be adversely affected by factors in the lodging industry.

Operating Risks

Our hotel properties are subject to various operating risks common to the lodging industry, many of which are beyond our control, including the following:

•	competition from other hotel properties in our markets;

•	over-building of hotels in our markets, which adversely affects occupancy and revenues at our hotels;

•	dependence on business and commercial travelers and tourism;

•	increases in energy costs and other expenses affecting travel, which may affect travel patterns and reduce the number of business and commercial travelers and tourists;

•	increases in operating costs due to inflation and other factors, including increases in labor costs, that may not be offset by increased room rates;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	adverse effects of international, national, regional and local economic and market conditions;

•	adverse effects of a downturn in the lodging industry; and

•	risks generally associated with the ownership of hotel properties and real estate, as we discuss in detail below.

These factors could reduce the net income of our TRS Lessee, which in turn could adversely affect the value of our hotels and our ability to meet our financial obligations.

Competition for Acquisitions

We may compete for investment opportunities with entities that may have substantially greater financial resources than we do. These entities generally may be able to accept more risk than we choose to prudently manage. This competition may generally limit the number of suitable investment opportunities offered to us. This competition may also increase the bargaining power of property owners seeking to sell to us, making it more difficult for us to acquire new properties on attractive terms.

Seasonality of Hotel Business

The lodging industry is seasonal in nature, which can be expected to cause quarterly fluctuations in our revenues. Our quarterly earnings may be adversely affected by factors outside our control, including weather conditions and poor economic factors. As a result, we may have to enter into short-term borrowings in certain quarters in order to offset these fluctuations in revenues and to meet our financial obligations, including the payment of any amounts due under the notes.

Investment Concentration in Particular Segments of Single Industry

Our entire business is lodging-related. Therefore, a downturn in the lodging industry, in general, and the full-service upscale and upper-upscale segments in which we operate, in particular, will have a material adverse effect on the value of our hotels, our financial condition and the extent to which cash may be available meet our financial obligations, including the payment of any amounts due under the notes.

Capital Expenditures

Our hotel properties have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. The franchisors of our hotels also require us to make periodic capital improvements as a condition of keeping the franchise licenses. In addition, several of our mortgage lenders require that we set aside amounts for capital improvements to the secured properties on a monthly basis. For the years ended December 31, 2012 and 2011, we spent approximately $2.9 million and approximately $6.0 million, respectively, on capital improvements to our hotels. Capital improvements and renovation projects may give rise to the following risks:

•	possible environmental problems;

•	construction cost overruns and delays;

•	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available to us on affordable terms; and

•	uncertainties as to market demand or a loss of market demand after capital improvements have begun.

The costs of all these capital improvements as well as future capital improvements could adversely affect our financial condition and amounts available to meet our financial obligations, including the payment of any amounts due under the notes.

Operating our hotels under franchise agreements could increase our operating costs and lower our net income.

Our hotels operate under franchise agreements which subject us to risks in the event of negative publicity related to one of our franchisors.

The maintenance of the franchise licenses for our hotels is subject to our franchisors’ operating standards and other terms and conditions. Our franchisors periodically inspect our hotels to ensure that our lessee, the management company and we follow their standards. Failure by us, our TRS Lessee or the management company to maintain these standards or other terms and conditions could result in a franchise license being canceled. If a franchise license terminates due to our failure to make required improvements or to otherwise comply with its terms, we may also be liable to the franchisor for a termination payment, which varies by franchisor and by hotel. As a condition of continuing a franchise license, a franchisor could also possibly require us to make capital expenditures, even if we do not believe the capital improvements are necessary or desirable or will result in an acceptable return on our investment. Nonetheless, we may risk losing a franchise license if we do not make franchisor-required capital expenditures.

If a franchisor terminates the franchise license, we may try either to obtain a suitable replacement franchise license or to operate the hotel without a franchise license. The loss of a franchise license could significantly decrease the revenues at the hotel and reduce the underlying value of the hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. A loss of a franchise license for one or more hotels could materially and adversely affect our revenues. This loss of revenues could, therefore, also adversely affect our financial condition and results of operations, and our ability to meet our financial obligations.

Restrictive covenants in certain of our franchise agreements contain provisions that may operate to limit our ability to sell or refinance our hotels, which could have a material adverse effect on us.

Franchise agreements typically contain covenants that may affect our ability to sell or refinance a hotel, including requirements to obtain the consent of the franchisor in the event of such a sale or refinancing transaction. In the event that a franchisor’s consent is not forthcoming, the terms of a sale or refinancing may be less favorable to us than would otherwise be the case. Some of our franchise agreements provide the franchisor with a right of first offer in the event of certain sales or transfers of a hotel and provide that the franchisor has the right to approve any change in the hotel management company engaged to manage the hotel. Generally, we may be limited in our ability to sell, lease or otherwise transfer hotels unless the transferee is not a competitor of the franchisor and the transferee agrees to assume the related franchise agreements. If the franchisor does not consent to the sale or financing of our hotels, we may be unable to consummate transactions that are in our best interests or the terms of those transactions may be less favorable to us, which could have a material adverse effect on our financial condition and the execution of our strategies.

Hotel re-development is subject to timing, budgeting and other risks that would increase our operating costs and limit our ability to meet our financial obligations.

We intend to acquire hotel properties from time to time as suitable opportunities arise, taking into consideration general economic conditions, and seek to re-develop or reposition these hotels. Redevelopment of hotel properties involves a number of risks, including risks associated with:

•	construction delays or cost overruns that may increase project costs;

•	receipt of zoning, occupancy and other required governmental permits and authorizations;

•	development costs incurred for projects that are not pursued to completion;

•	acts of God such as earthquakes, hurricanes, floods or fires that could adversely impact a project;

•	financing; and

•	governmental restrictions on the nature or size of a project.

We cannot assure you that any re-development project will be completed on time or within budget. Our inability to complete a project on time or within budget would increase our operating costs and reduce our net income and our ability to meet our financial obligations.

Uninsured and underinsured losses could adversely affect our operating results and our ability to meet our financial obligations.

We maintain comprehensive insurance on each of our hotel properties, including liability, fire and extended coverage, of the type and amount we believe are customarily obtained for or by hotel owners. There are no assurances that current coverage will continue to be available at reasonable rates. Various types of catastrophic losses, like earthquakes and floods, such as Hurricane Sandy in October 2012 and Hurricane Katrina in New Orleans in August 2005, losses from foreign terrorist activities such as those on September 11, 2001, or losses from domestic terrorist activities such as the Oklahoma City bombing on April 19, 1995, may not be insurable or may not be economically insurable. Currently, our insurers provide terrorism coverage in conjunction with the Terrorism Risk Insurance Program sponsored by the federal government through which insurers are able to receive compensation for insured losses resulting from acts of terrorism. The program is currently set to expire on December 31, 2014. If the program is not renewed, we do not intend to obtain terrorism insurance on our hotel properties as we anticipate it will be costly or unavailable. Lenders may require such insurance and our failure to obtain such insurance could constitute a default under loan agreements. Depending on our access to capital, liquidity and the value of the properties securing the affected loan in relation to the balance of the loan, a default could reduce our net income and limit our ability to meet our other financial obligations.

In the event of a substantial loss, our insurance coverage may not be sufficient to cover the full current market value or replacement cost of our lost investment. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed property.

Noncompliance with governmental regulations could adversely affect our operating results.

Environmental Matters

Our hotels may be subject to environmental liabilities. An owner of real property can face liability for environmental contamination created by the presence or discharge of hazardous substances on the property. We may face liability regardless of:

•	our knowledge of the contamination;

•	the timing of the contamination;

•	the cause of the contamination; or

•	the party responsible for the contamination of the property.

There may be unknown environmental problems associated with our properties. If environmental contamination exists on our properties, we could become subject to strict, joint and several liability for the contamination by virtue of our ownership interest.

The presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs. The discovery of environmental liabilities attached to our properties could have a material adverse effect on our results of operations and financial condition and our ability meet our financial obligations.

Americans with Disabilities Act and Other Changes in Governmental Rules and Regulations

Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet various federal requirements related to access and use by disabled persons. Compliance with the ADA’s requirements could require removal of access barriers, and non-compliance could result in the U.S. government imposing fines or in private litigants winning damages. If we are required to make substantial modifications to our hotels, whether to comply with the ADA or other changes in governmental rules and regulations, our financial condition, results of operations and ability to meet our financial obligations could be adversely affected.

Our hotels may be subject to unknown or contingent liabilities which could cause us to incur substantial costs.

The hotel properties that we acquire may be subject to unknown or contingent liabilities for which we may have no recourse, or only limited recourse, against the sellers. Contingent or unknown liabilities with respect to entities or properties acquired might include:

•	liabilities for environmental conditions;

•	losses in excess of our insured coverage;

•	accrued but unpaid liabilities incurred in the ordinary course of business;

•	tax, legal and regulatory liabilities;

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claims of customers, vendors or other persons dealing with the Company’s predecessors prior to our formation or acquisition transactions that had not been asserted or were unknown prior to the Company’s formation or acquisition transactions; and

•	claims for indemnification by the general partners, officers and directors and others indemnified by the former owners of our properties.

In general, the representations and warranties provided under the transaction agreements related to the sales of the hotel properties may not survive the closing of the transactions. While we will likely seek to require the sellers to indemnify us with respect to breaches of representations and warranties that survive, such indemnification may be limited and subject to various materiality thresholds, a significant deductible or an aggregate cap on losses. As a result, there is no guarantee that we will recover any amounts with respect to losses due to breaches by the sellers of their representations and warranties. In addition, the total amount of costs and expenses that may be incurred with respect to liabilities associated with these hotels may exceed our expectations, and we may experience other unanticipated adverse effects, all of which may adversely affect our financial condition, results of operations and our ability to meet our financial obligations.

Future terrorist activities may adversely affect, and create uncertainty in, our business.

Terrorism in the United States or elsewhere could have an adverse effect on our business, although the degree of impact will depend on a number of factors, including the U.S. and global economies and global financial markets. Previous terrorist attacks in the United States and subsequent terrorism alerts have adversely affected the travel and hospitality industries over the past several years. Such attacks, or the threat of such attacks, could have a material adverse effect on our business, our ability to finance our business and meet our financial obligations, our ability to insure our properties and/or our results of operations and financial condition, as a whole.

We face risks related to pandemic diseases, which could materially and adversely affect travel and result in reduced demand for our hotels.

Our business could be materially and adversely affected by the effect of a pandemic disease on the travel industry. For example, the outbreaks of SARS and avian flu in 2003 had a severe impact on the travel industry, and the outbreaks of H1N1 flu threatened to have a similar impact. A prolonged recurrence of SARS, avian flu, H1N1 flu or another pandemic disease also may result in health or other government authorities imposing restrictions on travel. Any of these events could result in a significant drop in demand for our hotels and adversely affect our financial conditions, results of operations and our ability to meet our financial obligations.

General Risks Related to the Real Estate Industry

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more hotel properties in our portfolio in response to changing economic, financial and investment conditions is limited.

The real estate market is affected by many factors that are beyond our control, including:

•	adverse changes in international, national, regional and local economic and market conditions;

•	changes in interest rates and in the cost and terms of debt financing;

•	absence of liquidity in credit markets which limits the availability and amount of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

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civil unrest, acts of God, including earthquakes, floods and other natural disasters such as Hurricane Sandy in October 2012, Hurricane Katrina in New Orleans in August 2005, which may result in uninsured losses, and acts of war or terrorism, including the consequences of terrorist acts, such as those that occurred on September 11, 2001.

We may decide to sell our hotels in the future. We cannot predict whether we will be able to sell any hotel property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a hotel property.

We may be required to expend funds to correct defects or to make improvements before a hotel property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a hotel property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could have a material adverse effect on our operating results and financial condition, as well as our ability to meet our financial obligations.

Our hotels may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing, as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property, which would reduce our cash available to meet our financial obligations. In addition, the presence of significant mold could expose us to liability from our guests, employees or the management company and others if property damage or health concerns arise and could harm our reputation.

Increases in property taxes would increase our operating costs, reduce our income and adversely affect our ability to meet our financial obligations.

Each of our hotel properties is subject to real and personal property taxes. These taxes may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase, our financial condition, results of operations and our ability to meet our financial obligations could be adversely affected.

Federal Income Tax Risks

The federal income tax laws governing REITs are complex.

Sotherly intends to operate in a manner that will maintain its qualification as a REIT under the federal income tax laws. The REIT qualification requirements are extremely complex, however, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Sotherly has not requested or obtained a ruling from the Internal Revenue Service, or the IRS, that it qualifies as a REIT. Accordingly, we cannot be certain that Sotherly will be successful in operating in a manner that will permit it to qualify as a REIT. At any time, new laws, interpretations or court decisions may change the federal tax laws or the federal income tax consequences of Sotherly’s qualification as a REIT. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. Sotherly and its stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation. We are not aware, however, of any pending tax legislation that would adversely affect Sotherly’s ability to qualify as a REIT.

Failure to make distributions could subject Sotherly to tax.

In order to maintain its qualification as a REIT, each year Sotherly must pay out to its stockholders in distributions at least 90.0% of its REIT taxable income, computed without regard to the deductions for dividends paid and excluding net capital gain. To the extent that Sotherly satisfies this distribution requirement, but distributes less than 100.0% of its taxable income, Sotherly will be subject to federal corporate income tax on its undistributed taxable income. In addition, Sotherly will be subject to a 4.0% nondeductible excise tax if the actual amount that it pays out to its stockholders in a calendar year is less than the minimum amount specified under federal tax laws. Sotherly’s only source of funds to make these distributions comes from rent received from its TRS Lessee, which in turn receives revenues from hotel operations, and dividends from MHI Holding. Accordingly, Sotherly may be required to borrow money or sell assets to make distributions sufficient to enable it to pay out enough of its taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4.0% nondeductible excise tax in a particular year.

Failure to qualify as a REIT would subject Sotherly to federal income tax.

If Sotherly fails to qualify as a REIT in any taxable year, it will be required to pay federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. The resulting tax liability might cause Sotherly to borrow funds, liquidate some of its investments or take other steps that could negatively affect its operating results in order to pay any such tax. Unless it is entitled to relief under certain statutory provisions, Sotherly would be disqualified from treatment as a REIT for the four taxable years following the year in which it lost its qualification. If Sotherly lost its REIT status, its net earnings available for investment or distribution to stockholders would be significantly reduced for each of the years involved. In addition, Sotherly would no longer be required to make distributions to its stockholders, and it would not be able to deduct any stockholder distributions in computing its taxable income. This would substantially reduce Sotherly’s earnings, cash available to pay distributions, and the value of common stock.

Failure to qualify as a REIT may cause Sotherly to reduce or eliminate distributions to its stockholders, and Sotherly may face increased difficulty in raising capital or obtaining financing.

If Sotherly fails to remain qualified as a REIT, it may have to reduce or eliminate any distributions to its stockholders in order to satisfy its income tax liabilities. Any distributions that Sotherly does make to its stockholders would be treated as taxable dividends to the extent of its current and accumulated earnings and profits. This may result in negative investor and market perception regarding the market value of Sotherly’s common stock, and the value of its common stock may be reduced. In addition, Sotherly and the Operating Partnership may face increased difficulty in raising capital or obtaining financing if Sotherly fails to qualify or remain qualified as a REIT because of the resulting tax liability and potential reduction of its market valuation.

MHI Holding increases our overall tax liability.

Our TRS Lessee is a single-member limited liability company that is wholly-owned by MHI Holding, a taxable REIT subsidiary that is wholly-owned by the Operating Partnership. Our TRS Lessee is disregarded as an entity separate from MHI Holding for U.S. federal income tax purposes, such that the assets, liabilities, income, gains, losses, credits and deductions of our TRS Lessee are treated as the assets, liabilities, income, gains, losses, credits and deductions of MHI Holding for U.S. federal income tax purposes. MHI Holding is subject to federal and state income tax on its taxable income, which will consist of the revenues from the hotels leased by Sotherly’s TRS Lessee, net of the operating expenses for such hotels and rent payments. Accordingly, although Sotherly’s ownership of MHI Holding and the TRS Lessee will allow Sotherly to participate in the operating income from its hotels in addition to receiving rent, that operating income will be fully subject to income tax. The after-tax net income of MHI Holding, if any, will be available for distribution to Sotherly.

Sotherly will incur a 100.0% excise tax on transactions with MHI Holding and the TRS Lessee that are not conducted on an arm’s-length basis. For example, to the extent that the rent paid by the TRS Lessee exceeds an arm’s-length rental amount, such amount potentially will be subject to this excise tax. Sotherly intends that all transactions among itself, MHI Holding and the TRS Lessee will be conducted on an arm’s-length basis and, therefore, that the rent paid by the TRS Lessee will not be subject to this excise tax.

Even if Sotherly remains qualified as a REIT, it may face other tax liabilities that reduce its cash flow.

Even if Sotherly remains qualified for taxation as a REIT, it may be subject to certain federal, state and local taxes on its income and assets. For example:

•	it will be required to pay tax on undistributed REIT taxable income;

•	it may be required to pay “alternative minimum tax” on its items of tax preference;

•

if it has net income from the disposition of foreclosure property held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it must pay tax on that income at the highest corporate rate;

•

if it sells a property in a “prohibited transaction,” its gain from the sale would be subject to a 100.0% penalty tax. A “prohibited transaction” would be a sale of property, other than a foreclosure property, held primarily for sale to customers in the ordinary course of business; and

•

MHI Holding is a fully taxable corporation and is required to pay federal and state taxes on its income, which will consist of the revenues from the hotels leased from the Operating Partnership, net of the operating expenses for such hotels and rent payments.

Complying with REIT requirements may cause Sotherly to forgo attractive opportunities that could otherwise generate strong risk-adjusted returns and instead pursue less attractive opportunities, or none at all.

To qualify as a REIT for federal income tax purposes, Sotherly must continually satisfy tests concerning, among other things, the sources of its income, the nature and diversification of its assets, the amounts it distributes to its stockholders and the ownership of its stock. Thus, compliance with the REIT requirements may hinder Sotherly’s ability to operate solely on the basis of generating strong risk-adjusted returns on invested capital for its stockholders.

Complying with REIT requirements may force Sotherly to liquidate otherwise attractive investments, which could result in an overall loss on its investments.

To maintain qualification as a REIT, Sotherly must ensure that at the end of each calendar quarter at least 75.0% of the value of its assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of Sotherly’s investment in securities (other than government securities, qualified real estate assets and securities of one or more taxable REIT subsidiaries) generally cannot include more than 10.0% of the outstanding voting securities of any one issuer or more than 10.0% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5.0% of the value of Sotherly’s assets (other than government securities, qualified real estate assets and securities of one or more taxable REIT subsidiaries) can consist of the securities of any one issuer, and no more than 25.0% of the value of Sotherly’s total assets can be represented by securities of one or more taxable REIT subsidiaries. If Sotherly fails to comply with these requirements at the end of any calendar quarter, it must correct such failure within 30 days after the end of the calendar quarter to avoid losing its REIT status and suffering adverse tax consequences. If Sotherly fails to comply with these requirements at the end of any calendar quarter, and the failure exceeds a de minimis threshold, Sotherly may be able to preserve its REIT status if the failure was due to reasonable cause and not to willful neglect. In this case, Sotherly will be required to dispose of the assets causing the failure within six months after the last day of the quarter in which the failure occurred, and it will be required to pay an additional tax of the greater of $50,000 or the product of the highest applicable tax rate multiplied by the net income generated on those assets. As a result, Sotherly may be required to liquidate otherwise attractive investments.

Taxation of dividend income could make Sotherly’s common stock less attractive to investors and reduce the market price of its common stock.

The federal income tax laws governing REITs, or the administrative interpretations of those laws, may be amended at any time. Any new laws or interpretations may take effect retroactively and could adversely affect Sotherly or could adversely affect its stockholders. Under recently-enacted legislation, “qualified dividends,” which include dividends from domestic C corporations that are paid to non-corporate stockholders, are subject to a reduced maximum rate of tax of 20.0%. Because REITs generally do not pay corporate-level taxes as a result of the dividends paid deduction to which they are entitled, dividends from REITs generally are not treated as qualified dividends and thus do not qualify for a reduced tax rate. Non-corporate investors could view an investment in non-REIT corporations as more attractive than an investment in REITs because the dividends they would receive from non-REIT corporations would be subject to lower tax rates.

If the Operating Partnership fails to qualify as a partnership for federal income tax purposes, Sotherly could cease to qualify as a REIT and suffer other adverse consequences.

We believe that the Operating Partnership will continue to qualify to be treated as a partnership for U.S. federal income tax purposes. As a partnership, the Operating Partnership is not subject to federal income tax on its income. Instead, each of its partners, including Sotherly, will be required to pay tax on its allocable share of the Operating Partnership’s income. We cannot assure you, however, that the IRS will not challenge the Operating Partnership’s status as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating the Operating Partnership as a corporation for federal income tax purposes, Sotherly could fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, cease to qualify as a REIT. Also, the failure of the Operating Partnership to qualify as a partnership would cause Sotherly to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including Sotherly.

Sotherly’s failure to qualify as a REIT would have serious adverse consequences to its stockholders.

Sotherly elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 2004. Sotherly believes it has operated so as to qualify as a REIT under the Code and believes that its current organization and method of operation comply with the rules and regulations promulgated under the Code to enable Sotherly to continue to qualify as a REIT. However, it is possible that Sotherly has been organized or has operated in a manner that would not allow it to qualify as a REIT, or that its future operations could cause it to fail to qualify. Qualification as a REIT requires Sotherly to satisfy numerous requirements (some on an annual and others on a quarterly basis) established under highly technical and complex sections of the Code for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within its control. For example, in order to qualify as a REIT, Sotherly must satisfy a 75.0% gross income test pursuant to Code Section 856(c)(3) and a 95.0% gross income test pursuant to Code Section 856(c)(2) each taxable year. In addition, Sotherly must pay dividends to its stockholders aggregating annually at least 90.0% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding capital gains) and must satisfy specified asset tests on a quarterly basis. While historically Sotherly has satisfied the distribution requirement discussed above by making cash distributions to its stockholders, Sotherly may choose to satisfy this requirement by making distributions of cash or other property, including, in limited circumstances, its stock. The provisions of the Code and applicable Treasury regulations regarding qualification as a REIT are more complicated in Sotherly’s case because its holds its assets through the Operating Partnership.

If MHI Holding does not qualify as a taxable REIT subsidiary, or if Sotherly’s hotel manager does not qualify as an “eligible independent contractor,” Sotherly would fail to qualify as a REIT and would be subject to higher taxes and have less cash available for distribution to its shareholders.

Rent paid by a lessee that is a “related party tenant” of ours will not be qualifying income for purposes of the two gross income tests applicable to REITs. Sotherly currently leases substantially all of its hotels to the TRS Lessee, which is a disregarded entity for U.S. federal income tax purposes and is wholly-owned by MHI Holding, a taxable REIT subsidiary, and expects to continue to do so. So long as MHI Holding qualifies as a taxable REIT subsidiary, it will not be treated as a “related party tenant” with respect to Sotherly’s properties that are managed by an independent hotel management company that qualifies as an “eligible independent contractor.” Sotherly believes that MHI Holding will continue to qualify to be treated as a taxable REIT subsidiary for federal income tax purposes, but there can be no assurance that the IRS will not challenge this status or that a court would not sustain such a challenge. If the IRS were successful in such challenge, it is possible that Sotherly would fail to meet the asset tests applicable to REITs and substantially all of its income would fail to be qualifying income for purposes of the two gross income tests. If Sotherly failed to meet any of the asset or gross income tests, it would likely lose its REIT qualification for federal income tax purposes.

Additionally, if Sotherly’s hotel manager does not qualify as an “eligible independent contractor,” Sotherly would fail to qualify as a REIT. Each hotel management company that enters into a management contract with the TRS Lessee must qualify as an “eligible independent contractor” under the REIT rules in order for the rent paid by the TRS Lessee to be qualifying income for purposes of the REIT gross income tests. Among other requirements, in order to qualify as an eligible independent contractor a manager must not own, directly or through its shareholders, more than 35.0% of Sotherly’s outstanding shares, taking into account certain ownership attribution rules. The ownership attribution rules that apply for purposes of these 35.0% thresholds are complex. Although Sotherly intends to monitor ownership of its shares by its hotel manager and their owners, there can be no assurance that these ownership levels will not be exceeded.

Investors may be subject to a 3.8% Medicare tax in connection with an investment in the notes.

The U.S. tax laws impose a 3.8% “Medicare tax” on the “net investment income” (i.e., interest, dividends, capital gains, annuities, and rents that are not derived in the ordinary course of a trade or business) of individuals with income exceeding $200,000 ($250,000 if married filing jointly or $125,000 if married filing separately), and of estates and trusts. Interest on the notes and gains from the disposition of the notes may be subject to the Medicare tax. Prospective investors should consult with their independent advisors as to the applicability of the Medicare tax to an investment in the notes in light of such investors’ particular circumstances.

Investors may be subject to U.S. withholding tax under the “Foreign Account Tax Compliance Act.”

On March 18, 2010, the Hiring Incentives to Restore Employment Act, or the HIRE Act, was enacted in the United States. The HIRE Act includes provisions known as the Foreign Account Tax Compliance Act, or FATCA, that generally impose a 30% U.S. withholding tax on “withholdable payments,” which consist of (i) U.S.-source dividends, interest, rents and other “fixed or determinable annual or periodical income” paid after June 30, 2014 and (ii) certain U.S.-source gross proceeds paid after December 31, 2016 to (a) “foreign financial institutions” unless (x) they enter into an agreement with the IRS to collect and disclose to the IRS information regarding their direct and indirect U.S. owners or (y) they comply with the terms of any FATCA intergovernmental agreement executed between the authorities in their jurisdiction and the United States, and (b) “non-financial foreign entities” (i.e., foreign entities that are not foreign financial institutions) unless they certify certain information regarding their direct and indirect U.S. owners. Final regulations under FATCA were issued by the IRS on January 17, 2013. FATCA does not replace the existing U.S. withholding tax regime. However, the FATCA regulations contain coordination provisions to avoid double withholding on U.S.-source income.

Under a grandfathering rule, FATCA does not apply to any payments made under an obligation that is outstanding on July 1, 2014 (provided such obligation is not materially modified subsequent to such date) and any gross proceeds from the disposition of such obligation. The notes will be grandfathered obligations for FATCA purposes provided they are not materially modified after July 1, 2014. However, if the notes are materially modified after July 1, 2014, interest on the notes may be subject to FATCA withholding. Prospective investors should consult their own tax advisors regarding the potential implications of FATCA with respect to an investment in the notes in light of their particular circumstances.

USE OF PROCEEDS

We estimate that the net proceeds from the offering of the notes pursuant to this prospectus, after deducting the underwriting discount and estimated offering costs and expenses payable by us, will be approximately $             (or $             if the over-allotment option is exercised in full). We intend to use a portion of the net proceeds from this offering to redeem 100% of the outstanding shares of Sotherly’s Preferred Stock as required by the Preferred Stock instrument, plus any accrued but unpaid dividends and any make-whole amounts or premium then due and payable on such Preferred Stock, which we estimate to be approximately $11.0 million. We intend to use the remaining net proceeds from the offering of the notes for general corporate purposes.

Pending the permanent use of the net proceeds of this offering, we may invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments that are consistent with Sotherly’s intention to elect and qualify to be taxed as a REIT.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY

There is no established trading market for partnership units of the Operating Partnership. The Operating Partnership does not currently propose to offer partnership units to the public, and does not currently expect that a public market for those units will develop.

Partnership Unitholder Information

As of June 30, 2013, there were 13 holders of the Operating Partnership’s common partnership units.

Distributions

The Operating Partnership has paid the following distributions per common partnership unit for 2011, 2012 and for the first two quarters of 2013:

Quarter End	2011	2012	2013
March 31st	—	$0.020	$0.035
June 30th	—	$0.020	$0.035
September 30th	$0.020	$0.030
December 31st	$0.020	$0.030

Future distributions by the Operating Partnership will be at the discretion of Sotherly’s board of directors, acting on behalf of Sotherly as general partner of the Operating Partnership, and will depend on quarterly operating results, general economic conditions, requirements for capital improvements, the availability of debt and equity capital, the annual distribution requirements under the REIT provisions of the Code, the terms of Sotherly’s Preferred Stock instrument and such other factors as Sotherly’s board of directors deem relevant. The amount, timing and frequency of the distributions will be authorized and declared by Sotherly’s board of directors, in its sole discretion, based upon a variety of factors deemed relevant by the directors, and no assurance can be given that the distribution policy will not change in the future.

In December 2008, in the interest of capital preservation and based on the expectation that the U.S. economy, and in particular the lodging industry, would continue to face declining operating trends through 2010, Sotherly amended its dividend policy and reduced the level of its cash dividend payments. Reducing and suspending Sotherly’s dividend during 2009 and 2010 did not jeopardize its REIT status as its 2009 distributions exceeded the minimum annual distribution requirement and operating losses in 2010 eliminated any distribution requirement for 2010. In July 2011, in part due to improving operating trends, Sotherly reevaluated its quarterly dividend policy and reinstated its quarterly dividend distribution.

Sotherly’s ability to make common stock distributions is constrained by the terms of the Preferred Stock instrument. The Preferred Stock instrument permits Sotherly to pay a dividend on its common stock subject to certain requirements, including liquidity thresholds. At present, Sotherly meets and exceeds these requirements to pay a dividend on its common stock in an amount minimally necessary in order to maintain its status as a REIT. The Preferred Stock instrument requires a minimum liquidity position of $7.5 million as a condition to payment of a dividend on Sotherly’s common stock. We intend to use a portion of the net proceeds from this offering to redeem 100% of the outstanding shares of Sotherly’s Preferred Stock, plus any whole amounts or premium then due and payable. Once we have redeemed the outstanding shares of Sotherly’s Preferred Stock, all of these restrictions will no longer apply.

CAPITALIZATION

The following table sets forth the Operating Partnership’s capitalization as of June 30, 2013:

•	on an actual basis; and

•

on an as -adjusted basis to give effect to this offering, the Partnership’s distribution to Sotherly for redemption of 2,460 shares of Preferred Stock on August 2, 2013, and the application of the net proceeds of this offering as described under “Use of Proceeds”:

As of June 30, 2013
	Historical	Pro Forma(1)
Cash
Cash and cash equivalents	$6,561,784	$11,838,306
Restricted cash	4,257,037	4,257,037

• Total cash	10,818,821	16,095,343

Debt
Secured mortgage debt	134,893,689	134,893,689
Other loans	3,650,220	3,650,220
Unsecured Notes(2)	—	20,000,000
Series A Cumulative Redeemable Preferred Stock, $0.01 par value	12,457,552	—

• Total debt	151,001,461	158,543,909
Equity
General partner account	594,463	582,504
Limited partner accounts	34,303,512	33,119,545

• Total equity	34,897,975	33,702,049

Total capitalization	$185,899,436	$192,245,958

(1)	Assumes no exercise of the underwriters’ over-allotment option.
(2)	Assumes a $20 million aggregate principal amount of notes issued in this offering.

RATIO OF EARNINGS TO FIXED CHARGES

Our historical ratios of earnings to fixed charges for the periods indicated are set forth in the table below. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of computing these ratios, earnings consist of income before income taxes plus interest expense and fixed charges consist of interest expense exclusive of capitalized interest.

In each period during which earnings were insufficient to cover fixed charges, the Operating Partnership met all financial obligations.

	Six Months Ended June 30, 2013	Year Ended
		December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008
Ratio of Earnings to Fixed Charges:	0.99	0.71	0.54	0.73	0.55	0.54
Deficiency	$48,060	$3,620,855	$4,994,395	$2,738,663	$4,448,544	$3,872,432

For a description of our historical income available for debt service to interest expense ratios as they would have been calculated pursuant to the Indenture covenants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Covenants — Unsecured Notes.”

SELECTED FINANCIAL AND OPERATING DATA

The following table sets forth, on an historical basis, certain summary consolidated financial and operating data for Sotherly Hotels LP and its subsidiaries. The financial results for the Crowne Plaza Hollywood Beach Resort, in which we have a 25.0% indirect interest, are not consolidated as we account for our investment under the equity method of accounting. You should read the following summary historical financial and operating data in conjunction with the consolidated historical financial statements and notes thereto of Sotherly Hotels LP and its subsidiaries and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in this prospectus.

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Statement of Operations
Total Revenues	$45,440,454	$45,137,667	$87,343,220	$81,172,504	$77,382,344	$71,518,726	$70,762,732
Total Operating Expenses excluding Depreciation and Amortization	(34,507,701)	(34,754,351)	(68,376,569)	(65,807,786)	(62,451,362)	(59,224,407)	(58,810,002)
Depreciation and Amortization	(4,083,871)	(4,375,554)	(8,661,769)	(8,702,880)	(8,506,802)	(8,420,085)	(6,346,222)
Net Operating Income	6,848,882	6,007,762	10,304,882	6,661,838	6,424,180	3,874,234	5,606,509
Interest Income	7,559	7,852	16,158	14,808	22,305	41,999	72,547
Interest Expense	(5,013,191)	(7,572,362)	(12,382,146)	(10,821,815)	(10,030,517)	(9,661,871)	(6,811,460)
Other Income (Expense) — Net	(2,123,094)	(2,507,186)	(1,965,376)	(1,424,620)	546,115	927,924	(1,263,304)
Income Tax Benefit (Provision)	(1,374,873)	(1,062,721)	(1,301,229)	(905,455)	(214,344)	1,807,126	1,475,695
Net Loss	(1,654,717)	(5,126,655)	(5,327,711)	(6,475,243)	(3,252,261)	(3,010,587)	(920,014)
Statement of Cash Flows
Cash from Operations — net	$6,967,576	$4,996,108	$9,011,957	$7,550,142	$4,728,270	$3,182,605	$7,214,566
Cash used in Investing — net	(2,575,697)	(2,003,462)	(3,156,121)	(6,130,273)	(3,469,608)	(11,007,214)	(51,931,701)
Cash from (used in) Financing — net	(5,005,811)	(437,065)	(3,090,079)	(2,798)	(1,756,261)	9,595,949	42,447,582
Net Increase (Decrease) in Cash and Cash Equivalents	$(613,932)	$2,555,581	$2,765,757	$1,417,071	$(497,599)	$1,771,340	$(2,269,553)
Balance Sheet(1)
Investments in Hotel Properties — net	$174,718,233	$178,864,147	$176,427,904	$181,469,432	$183,898,660	$188,587,507	$154,295,611
Properties Under Development	—	—	—	—	—	—	33,101,773
Total Assets	202,290,392	208,756,553	204,030,869	209,299,446	209,583,431	213,959,755	211,218,434
Line of Credit	—	—	—	25,537,290	75,197,858	75,522,858	73,187,858
Mortgage Loans	134,893,689	137,254,076	135,674,432	94,157,825	72,192,253	72,738,250	72,256,168
Series A Preferred Interest	12,457,552	14,085,669	14,227,650	25,353,698	—	—	—
Total Liabilities	167,392,417	170,423,470	166,698,739	165,416,203	158,775,128	160,118,529	157,442,238
Partners’ Capital	34,897,975	38,333,083	37,332,130	43,883,243	50,808,303	53,841,226	53,776,196
Operating Data
Average Number of Available Rooms	2,113	2,113	2,113	2,111	2,110	2,071	1,775
Total Number of Available Room Nights	382,453	384,566	773,358	770,334	770,150	755,942	649,499
Occupancy Percentage(2)	69.7%	71.2%	68.9%	66.2%	66.0%	60.4%	62.0%
Average Daily Rate (ADR)(3)	$121.54	$115.70	$114.22	$110.24	$104.42	$107.21	$119.50
RevPAR	$84.72	$82.43	$78.65	$72.94	$68.93	$64.74	$74.04
Additional Financial Data
FFO(5)	$2,697,643	$(430,359)	$3,924,733	$2,923,539	$5,971,900	$5,997,948	$6,292,400
Adjusted FFO(5)	6,987,166	5,442,163	9,470,684	5,577,805	5,315,321	2,848,314	4,881,390
Hotel EBITDA(6)	12,815,065	12,161,325	22,439,770	18,708,019	17,639,548	14,771,907	14,224,058

(1)	As of the period end.
(2)	Occupancy Percentage is calculated by dividing the total daily number of rooms sold by the total daily number of rooms available, expressed as a percentage.
(3)	ADR is calculated by dividing the total daily room revenue (i.e., excluding food and beverage revenues or other hotel operations revenues such as telephone, parking and other guest services) by the total daily number of rooms sold.
(4)	RevPAR is the product of ADR and occupancy, and does not include food and beverage revenues or other hotel operations revenues such as telephone, parking and other guest services.

(5)	Industry analysts and investors use FFO as a supplemental operating performance measure of an equity REIT. FFO is calculated in accordance with the definition adopted by NAREIT. FFO, as defined by NAREIT, represents net income or loss determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization, and after adjustment for any noncontrolling interest from unconsolidated partnerships and joint ventures.

Adjusted FFO accounts for certain additional items that are not in NAREIT’s definition of FFO, including any unrealized gain (loss) on hedging instruments or warrant derivative, loan impairment losses, losses on early extinguishment of debt, aborted offering costs, costs associated with the departure of executive officers and acquisition transaction costs.

The following is a reconciliation of net loss to FFO and Adjusted FFO for the six months ended June 30, 2013 and June 30, 2012 and for the years ended December 31, 2012, 2011, 2010, 2009 and 2008:

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Net Loss	$(1,654,717)	$(5,126,655)	$(5,327,711)	$(6,475,243)	$(3,252,261)	$(3,010,587)	$(920,014)
Depreciation and amortization	4,083,871	4,375,554	8,661,769	8,702,880	8,506,802	8,420,085	6,346,222
Equity in depreciation and amortization of joint venture	268,489	320,742	590,675	567,803	546,055	545,580	545,659
(Gain)/loss on disposal of assets	—	—	—	128,099	171,304	42,870	320,533

FFO	$2,697,643	$(430,359)	$3,924,733	$2,923,539	$5,971,900	$5,997,948	$6,292,400
Unrealized (gain)/loss on hedging activities(A)	(45,575)	37,127	13,752	77,152	(830,614)	(1,220,161)	691,268
Unrealized (gain)/loss on warrant derivative	2,680,210	2,684,900	2,026,677	1,309,075	—	—	—
(Increase)/decrease in deferred income taxes	1,317,752	1,168,311	1,412,467	685,189	174,035	(1,929,473)	(1,652,278)
Impairment of note receivable	—	—	110,871	—	—	—	300,000
Aborted offering costs	—	—	—	582,850	—	—	—
Equity in gain on extinguishment of debt of joint venture	—	—	—	—	—	—	(750,000)
Loss on early extinguishment of debt(B)	337,136	1,982,184	1,982,184	—	—	—	—

Adjusted FFO	$6,987,166	$5,442,163	$9,470,684	$5,577,805	$5,315,321	$2,848,314	$4,881,390

(A)	Includes equity in unrealized loss on hedging activities of joint venture.
(B)	Reflected in interest expense for the periods presented above.

(6)	Hotel EBITDA represents the portion of net operating income before depreciation and amortization and corporate general and administrative expenses that relate to our nine wholly-owned properties.

The following is a reconciliation of net loss to hotel EBITDA for the six months ended June 30, 2013 and June 30, 2012 and for the years ended December 31, 2012, 2011, 2010, 2009 and 2008:

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Net Loss	$(1,654,717)	$(5,126,655)	$(5,327,711)	$(6,475,243)	$(3,252,261)	$(3,010,587)	$(920,014)
Interest expense	5,013,191	7,572,362	12,382,146	10,821,815	10,030,517	9,661,871	6,811,460
Interest income	(7,559)	(7,852)	(16,158)	(14,808)	(22,305)	(41,999)	(72,547)
Income tax provision (benefit)	1,374,873	1,062,721	1,301,229	905,455	214,344	(1,807,126)	(1,475,695)
Depreciation and amortization	4,083,871	4,375,554	8,661,769	8,702,880	8,506,802	8,420,085	6,346,222
Equity in (earnings)/loss of joint venture	(557,116)	(177,714)	(172,172)	60,094	(16,931)	249,367	(48,496)
(Gain)/loss on disposal of assets	—	—	—	128,099	171,304	42,870	320,533
Unrealized (gain)/loss on hedging activities	—	—	—	(72,649)	(700,488)	(1,220,161)	691,268
Unrealized (gain)/loss on warrant derivative	2,680,210	2,684,900	2,026,677	1,309,075	—	—	—
Impairment of note receivable	—	—	110,871	—	—	—	300,000
Corporate general and administrative	2,217,471	2,094,534	4,078,826	4,025,794	3,389,764	3,170,627	2,940,979
Net lease rental income	(175,000)	(175,000)	(350,000)	(447,000)	(443,000)	(445,000)	(471,862)
Other fee income	(160,159)	(141,525)	(255,707)	(235,493)	(238,198)	(248,040)	(197,790)

Hotel EBITDA	$12,815,065	$12,161,325	$22,439,770	$18,708,019	$17,639,548	$14,771,907	$14,224,058

The following table sets forth the operating data on a weighted average basis for the Operating Partnership inclusive of its 25.0% indirect interest in the Crowne Plaza Hollywood Beach Resort:

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Operating Data
Weighted Average Number of Available Rooms	2,197	2,197	2,197	2,188	2,188	2,149	1,857
Pro-rata Total of Available Room Nights	396,526	398,717	801,815	798,713	798,529	784,321	677,956
Occupancy Percentage(1)	70.3%	71.7%	69.2%	66.6%	66.5%	60.8%	61.8%
Average Daily Rate (ADR)(2)	$123.81	$117.41	$115.56	$111.22	$105.12	$107.79	$120.78
RevPAR(3)	$87.07	$84.19	$80.00	$74.11	$69.92	$65.49	$74.69

(1)	Occupancy Percentage is calculated by dividing the total daily number of rooms sold by the total daily number of rooms available, expressed as a percentage.
(2)	ADR is calculated by dividing the total daily room revenue (i.e., excluding food and beverage revenues or other hotel operations revenues such as telephone, parking and other guest services) by the total daily number of rooms sold.
(3)	RevPAR is the product of ADR and occupancy, and does not include food and beverage revenues or other hotel operations revenues such as telephone, parking and other guest services.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

As used in this section, the terms “we,” “us,” “our” or the “Company” refer to Sotherly Hotels Inc., a Maryland corporation, together with its consolidated subsidiaries, including Sotherly Hotels LP, a Delaware limited partnership, which may be referred to herein as the “Operating Partnership.” Sotherly Hotels Inc., the sole general partner of the Operating Partnership, which may be referred to herein as “Sotherly,” is a self-managed and self-administered lodging REIT incorporated in Maryland in August 2004 to pursue opportunities in the full-service, primarily upscale and upper-upscale segments of the hotel industry located in primary and secondary markets in the Mid-Atlantic and Southern United States. Sotherly commenced operations in December 2004 when it completed its initial public offering and thereafter consummated the acquisition of the initial properties. Sotherly owns all of its interest in its real estate investments through the Operating Partnership.

Our hotel portfolio currently consists of ten full-service, primarily upscale and upper-upscale hotels with 2,424 rooms, which operate under well-known brands such as Hilton, Crowne Plaza, Sheraton and Holiday Inn. Nine of these hotels, totaling 2,113 rooms, are 100% owned by subsidiaries of the Operating Partnership. We also own a 25.0% indirect non-controlling interest in the Crowne Plaza Hollywood Beach Resort through a joint venture with Carlyle.

As of June 30, 2013, we owned the following hotel properties:

Property	Number of Rooms	Location	Date of Acquisition	Chain Designation
Wholly-owned
Crowne Plaza Hampton Marina	173	Hampton, VA	April 24, 2008	Upscale
Crowne Plaza Jacksonville Riverfront	292	Jacksonville, FL	July 22, 2005	Upscale
Crowne Plaza Tampa Westshore	222	Tampa, FL	October 29, 2007	Upscale
DoubleTree by Hilton Brownstone-University	190	Raleigh, NC	December 21, 2004	Upscale
Hilton Philadelphia Airport	331	Philadelphia, PA	December 21, 2004	Upper Upscale
Hilton Savannah DeSoto	246	Savannah, GA	December 21, 2004	Upper Upscale
Hilton Wilmington Riverside	272	Wilmington, NC	December 21, 2004	Upper Upscale
Holiday Inn Laurel West	207	Laurel, MD	December 21, 2004	Upper MidScale
Sheraton Louisville Riverside	180	Jeffersonville, IN	September 20, 2006	Upper Upscale

	2,113
Joint Venture Property
Crowne Plaza Hollywood Beach Resort (1)	311	Hollywood, FL	August 9, 2007	Upscale

Total	2,424

(1)	We own this hotel through a joint venture in which we have a 25% interest.

We conduct substantially all our business through the Operating Partnership. Sotherly is the sole general partner of the Operating Partnership, and owns an approximate 78.3% interest in the Operating Partnership, with the remaining interest being held by limited partners who were contributors of our original hotel properties and related assets.

To qualify as a REIT, Sotherly cannot operate hotels. Therefore, our wholly-owned hotel properties are leased to our TRS Lessee, a wholly-owned subsidiary of our Operating Partnership, which then engages a hotel management company to operate the hotels under a management contract. Our TRS Lessee has engaged MHI Hotels Services to manage our wholly-owned hotels. Our TRS Lessee, and its parent, MHI Holding are consolidated into the Operating Partnership’s financial statements for accounting purposes. The earnings of MHI Holding are subject to taxation similar to other C corporations.

Key Operating Metrics

In the hotel industry, room revenue is considered the most important category of revenue and drives other revenue categories such as food, beverage, catering, parking, and telephone. There are three key performance indicators used in the hotel industry to measure room revenues:

•	Occupancy, or the number of rooms sold, usually expressed as a percentage of total rooms available;

•	Average daily rate, or ADR, which is total room revenue divided by the number of rooms sold; and

•	Revenue per available room, or RevPAR, which is total room revenue divided by the total number of available rooms.

RevPAR changes that are primarily driven by changes in occupancy have different implications for overall revenues and profitability than changes that are driven primarily by changes in ADR. For example, an increase in occupancy at a hotel would lead to additional variable operating costs (such as housekeeping services, laundry, utilities and room supplies), but could also result in increased non-room revenue from the hotel’s restaurant, banquet or parking facilities. Changes in RevPAR that are primarily driven by changes in ADR typically have a greater impact on operating margins and profitability as they do not generate all of the additional variable operating costs associated with higher occupancy.

We also use FFO, Adjusted FFO and Hotel EBITDA as measures of our operating performance. See “— Non-GAAP Financial Measures.”

Results of Operations

The following table illustrates the key operating metrics for each of the six months ended June 30, 2013 and 2012 for our nine wholly-owned properties.

	Six months ended June 30, 2013	Six months ended June 30, 2012
Occupancy %	69.7%	71.2%
ADR	$121.54	$115.70
RevPAR	$84.72	$82.43

Comparison of the Six Months Ended June 30, 2013 to the Six Months Ended June 30, 2012

Revenue. Total revenue for the six months ended June 30, 2013 increased approximately $0.3 million, or 0.7%, to approximately $45.4 million compared to total revenue of approximately $45.1 million for the six months ended June 30, 2012. Each of our properties experienced increases in revenue except our Laurel, Maryland; Jacksonville, Florida; Tampa, Florida; and Hampton, Virginia properties.

Room revenue increased approximately $0.7 million, or 2.2%, to approximately $32.4 million for the six months ended June 30, 2013 compared to room revenue of approximately $31.7 million for the six months ended June 30, 2012. The increase in room revenue for the six months ended June 30, 2013 resulted from a 5.1% increase in ADR which was offset by a 2.2% decrease in occupancy as compared to the same period in 2012. Our property in Raleigh, North Carolina continues to experience a significant increase as a result of the rebranding to a DoubleTree by Hilton.

Food and beverage revenues decreased approximately $0.4 million, or 3.1%, to approximately $10.8 million for the six months ended June 30, 2013 compared to food and beverage revenues of approximately $11.2 million for the six months ended June 30, 2012. Decreases in food and beverage revenue at our properties in Savannah, Georgia and Tampa, Florida were offset by increases in banqueting revenue at our property in Raleigh, North Carolina.

Revenue from other operating departments decreased approximately $0.1 million, or 2.2%, to approximately $2.2 million for the six months ended June 30, 2013 compared to revenue from other operating departments of approximately $2.3 million for the six months ended June 30, 2012.

Hotel Operating Expenses. Hotel operating expenses, which consist of room expenses, food and beverage expenses, other direct expenses, indirect expenses and management fees, were approximately $32.3 million for the six months ended June 30, 2013, a decrease of approximately $0.4 million, or 1.1%, compared to total hotel operating expenses of approximately $32.7 million for the six months ended June 30, 2012.

Rooms expense for the six months ended June 30, 2013 increased approximately $0.2 million, or 1.9%, to approximately $8.6 million compared to rooms expense of approximately $8.4 million for the six months ended June 30, 2012.

Food and beverage expenses for the six months ended June 30, 2013 decreased approximately $0.5 million, or 6.0%, to approximately $6.9 million compared to food and beverage expenses of approximately $7.4 million for the six months ended June 30, 2012. Most of the decrease in food and beverage expense was directly related to the decrease in food and beverage revenues. Despite the decrease in food and beverage revenue, cost control measures enabled us to increase food and beverage margins from 34.2% to 36.1%.

Indirect expenses at our wholly-owned properties for the six months ended June 30, 2013 remained constant at approximately $16.6 million compared to indirect expenses for the six months ended June 30, 2012. While franchise fees increased directly in proportion to the increase in revenue, decreased energy and utility expenses due to lower energy prices, lower management fees due to a lower incentive management fee, and lower real estate taxes offset those and other increases in other indirect expenses. Repairs and maintenance, sales and marketing expenses, insurance, personal property taxes as well as general and administrative costs at the property level are also included in indirect expenses.

Depreciation and Amortization. Depreciation and amortization expense for the six months ended June 30, 2013 decreased approximately $0.3 million, or 6.7%, to $4.1 million compared to depreciation and amortization of approximately $4.4 million for the six months ended June 30, 2012.

Corporate General and Administrative. Corporate general and administrative expenses for the six months ended June 30, 2013 increased approximately $0.1 million, or 5.9%, to approximately $2.2 million compared to corporate and general administrative expenses of approximately $2.1 million the six months ended June 30, 2012.

Interest Expense. Interest expense for the six months ended June 30, 2013 decreased approximately $2.6 million, or 33.8%, to approximately $5.0 million compared to interest expense of approximately $7.6 million for the six months ended June 30, 2012. Most of the decrease related to the write-off of unamortized loan costs in conjunction with the extinguishment of the credit facility of approximately $0.5 million, the premium paid of approximately $0.8 million to redeem approximately 45% of the outstanding shares of Preferred Stock and the related write-off of unamortized issuance costs of approximately $0.7 million in the prior period which were offset by the premium paid to redeem 1,902 shares of Preferred Stock of approximately $0.2 million and the write-off of unamortized issuance costs related to the redeemed shares of approximately $0.1 million in the current period. The remaining decrease related to a lower effective interest rate on our outstanding debt.

Equity Income in Joint Venture. Equity income in joint venture for the six months ended June 30, 2013 represents our 25.0% share of the net income of the Crowne Plaza Hollywood Beach Resort. For the six months ended June 30, 2013, our 25.0% share of the net income of the hotel increased approximately $0.4 million, or 213.5%, to approximately $0.6 million compared to net income of approximately $0.2 million for the six months ended June 30, 2012. For the six months ended June 30, 2013, the hotel reported occupancy of 87.2%, ADR of $173.14 and RevPAR of $150.97. This compares with results reported by the hotel for the six months ended June 30, 2012 of occupancy of 84.0%, ADR of $156.94 and RevPAR of $131.85.

Unrealized Loss on Warrant Derivative. We recognized an unrealized loss of approximately $2.7 million on the value of the warrant derivative issued in April 2011 to the purchasers of Preferred Stock for the six months ended June 30, 2013 as well as an unrealized loss of approximately the same amount for the six months ended June 30, 2012. The unrealized losses are mostly attributable to the change in the market price of our common stock.

Income Taxes. The income tax provision for the six months ended June 30, 2013 increased approximately $0.3 million, or 29.4%, to approximately $1.4 million compared to an income tax provision of approximately $1.1 million for the six months ended June 30, 2012. The income tax provision is primarily derived from the operations of our TRS Lessee. Our TRS Lessee realized greater operating income for the six months ended June 30, 2013 compared to the six months ended June 30, 2012.

Net Loss. The net loss for the six months ended June 30, 2013 decreased approximately $2.6 million, or 67.5%, to approximately $1.3 million as compared to a net loss of approximately $3.9 million for the six months ended June 30, 2012 as a result of the operating results discussed above.

Comparison of Year Ended December 31, 2012 to Year Ended December 31, 2011

The following table illustrates the key operating metrics for the years ended December 31, 2012 and 2011 for our nine wholly-owned operating properties.

	Year ended December 31, 2012	Year ended December 31, 2011
Occupancy %	68.9%	66.2%
ADR	$114.22	$110.24
RevPAR	$78.65	$72.94

Revenue. Total revenue for the year ended December 31, 2012 was approximately $87.3 million, an increase of approximately $6.1 million, or 7.6%, from total revenue for the year ended December 31, 2011 of approximately $81.2 million. Revenue increases were strongest at our DoubleTree by Hilton Brownstone - University and the Crowne Plaza Tampa Westshore properties.

Room revenues at our properties for the year ended December 31, 2012 increased approximately $4.6 million, or 8.3%, to approximately $60.8 million compared to room revenues for the year ended December 31, 2011 of approximately $56.2 million. The increase in room revenue was mostly attributable to increases in occupancy at our properties in Raleigh, North Carolina; Laurel, Maryland; Jacksonville, Florida and Tampa, Florida. Our recently renovated property in Raleigh, North Carolina as well as our property in Savannah, Georgia experienced significant increases in ADR as well. We expect occupancy and ADR to increase as demand continues to strengthen as the overall economy continues to improve.

Food and beverage revenues at our properties for the year ended December 31, 2012 increased approximately $1.5 million, or 7.2%, to approximately $22.0 million compared to food and beverage revenues for the year ended December 31, 2011 of approximately $20.5 million. Most of the increase in food and beverage revenue was attributable to increased revenues at the DoubleTree by Hilton Brownstone - University, the Holiday Inn Laurel West and the Crowne Plaza Tampa Westshore.

Other operating revenues for the year ended December 31, 2012 increased approximately $0.1 million, or 1.2%, to approximately $4.6 million compared to other operating revenues for the year ended December 31, 2011 of approximately $4.5 million. Higher guaranteed no-show fees and garage revenue offset a decrease in the payments received in respect of the expired Shell Island sublease.

Hotel Operating Expenses. Hotel operating expenses, which consist of room expenses, food and beverage expenses, other direct expenses, indirect expenses, and management fees, increased approximately $2.5 million, or 4.1%, for the year ended December 31, 2012 to approximately $64.3 million compared to hotel operating expenses for the year ended December 31, 2011 of approximately $61.8 million. Increases in expenses that vary directly with increases in revenue, such as food and beverage expense, management fees and franchise fees, accounted for more than two-thirds of the increase in hotel operating expenses.

Rooms expense at our properties for the year ended December 31, 2012 increased approximately $0.8 million, or 4.9%, to approximately $16.6 million compared to rooms expense of approximately $15.8 million for the year ended December 31, 2011. The increase in rooms expense was directly related to the 8.3% increase in room revenue.

Food and beverage expenses at our properties for the year ended December 31, 2012 increased approximately $0.7 million, or 4.9%, to approximately $14.3 million compared to food and beverage expense of approximately $13.6 million for the year ended December 31, 2011. The increase in food and beverage expense was generally attributable to the 7.2% increase in food and beverage revenue.

Indirect expenses at our properties for the year ended December 31, 2012 increased approximately $1.1 million, or 3.6%, to approximately $32.9 million compared to indirect expenses of approximately $31.8 million for the year ended December 31, 2011. Sales and marketing costs, franchise fees, utilities, repairs and maintenance, insurance, management fees, real and personal property taxes as well as general and administrative costs at the property level are included in indirect expenses. Most of the increase in indirect expenses related to expenses that increase proportionally with increases in occupancy and/or revenue, including management fees and franchise fees. The overall increase in indirect expenses was offset by a decrease in energy costs, the non-recurrence of costs associated with Hurricane Irene at our property in Hampton, Virginia and the expiration of the sublease at Shell Island on December 31, 2011.

Depreciation and Amortization. Depreciation and amortization for the year ended December 31, 2012 remained constant at approximately $8.7 million compared to depreciation and amortization expense for the year ended December 31, 2011. We expect depreciation and amortization to remain at approximately this level for the current portfolio of hotels.

Corporate General and Administrative. Corporate general and administrative expenses for the year ended December 31, 2012 increased approximately $0.1 million, or 1.3%, to approximately $4.1 million compared to corporate general and administrative expenses of approximately $4.0 million for the year ended December 31, 2011. The absence in the current year of charges related to our aborted stock offering in 2011 was offset by higher salaries of our employees and legal fees.

Interest Expense. Interest expense for the year ended December 31, 2012 increased approximately $1.6 million, or 14.4%, to approximately $12.4 million compared to approximately $10.8 million of interest expense for the year ended December 31, 2011. If not for the write-off of unamortized loan costs in conjunction with the extinguishment of the credit facility in March 2012 of approximately $0.5 million, the premium paid to redeem approximately 11,514 shares of Preferred Stock in June 2012 of approximately $0.8 million and the write-off of unamortized issuance costs related to the redeemed shares of approximately $0.7 million, we would have experienced a reduction in interest expense of approximately $0.4 million.

Equity Income (Loss) in Joint Venture. Equity in the income of the joint venture was approximately $0.2 million for the year ended December 31, 2012 compared to equity in the loss of joint venture of approximately $0.1 million for the year ended December 31, 2011 and represents our 25.0% share of the net income of the Crowne Plaza Hollywood Beach Resort. The improvement was attributable to a 12.6% increase in net operating income as well as a curtailment of unrealized losses on hedging activities. For the year ended December 31, 2012, the Crowne Plaza Hollywood Beach Resort reported occupancy of 79.2%, ADR of $147.37 and RevPAR of $116.66. This compares with results reported by the hotel for the year ended December 31, 2011 of occupancy of 79.4%, ADR of $133.29 and RevPAR of $105.82.

Unrealized Loss on Warrant Derivative. The unrealized loss on the Warrant derivative for the year ended December 31, 2012 increased approximately $0.7 million, or 54.8%, to approximately $2.0 million compared to the unrealized loss of approximately $1.3 million for the year ended December 31, 2011. The current year loss was predominantly attributable to the increase in market price of the underlying common stock whereas the prior year loss was predominantly attributable to the modification to the Warrant agreement in December 2011 whereby the exercise price will be adjusted for any and all dividends declared and paid after December 31, 2011.

Income Tax Provision. The income tax provision for the year ended December 31, 2012 increased approximately $0.4 million, or 43.7%, to approximately $1.3 million compared to approximately $0.9 million for the year ended December 31, 2011. The income tax provision is primarily derived from the operations of our TRS Lessee. Our TRS Lessee realized greater operating income for the year ended December 31, 2012 compared to the year ended December 31, 2011.

Net Loss. Net loss for the year ended December 31, 2012 decreased approximately $1.2 million to approximately $5.3 million compared to net loss of approximately $6.5 million for the year ended December 31, 2011 as a result of the operating results discussed above.

Comparison of Year Ended December 31, 2011 to Year Ended December 31, 2010

The following table illustrates the key operating metrics for the years ended December 31, 2011 and 2010 for our nine wholly-owned operating properties.

	Year ended December 31, 2011	Year ended December 31, 2010
Occupancy %	66.2%	66.0%
ADR	$110.24	$104.42
RevPAR	$72.94	$68.93

Revenue. Total revenue for the year ended December 31, 2011 was approximately $81.2 million, an increase of approximately $3.8 million, or 4.9%, from total revenue for the year ended December 31, 2010 of approximately $77.4 million. Increases in revenue at the Hilton Wilmington Riverside, the Sheraton Louisville Riverside and the Crowne Plaza Tampa Westshore offset slight decreases in revenue at the Holiday Inn Laurel West and the DoubleTree by Hilton Brownstone-University.

Room revenues at our properties for the year ended December 31, 2011 increased approximately $3.1 million, or 5.8%, to approximately $56.2 million compared to room revenues for the year ended December 31, 2010 of approximately $53.1 million. The increase in room revenue was mostly attributable to increases in occupancy at our recently renovated properties in Jeffersonville, Indiana; Hampton, Virginia; and Tampa, Florida.

Food and beverage revenues at our properties for the year ended December 31, 2011 increased approximately $0.6 million, or 2.9%, to approximately $20.5 million compared to food and beverage revenues for the year ended December 31, 2010 of approximately $19.9 million. Most of the increase in food and beverage revenue was attributable to increased revenues at the Crowne Plaza Tampa Westshore and the Hilton Wilmington Riverside.

Other operating revenues for the year ended December 31, 2011 increased approximately $0.1 million, or 2.6%, to approximately $4.5 million compared to other operating revenues for the year ended December 31, 2010 of approximately $4.4 million. Higher guaranteed no-show fees offset decreases in pay-per-view movie revenue.

Hotel Operating Expenses. Hotel operating expenses, which consist of room expenses, food and beverage expenses, other direct expenses, indirect expenses, and management fees, increased approximately $2.7 million, or 4.6%, for the year ended December 31, 2011 to approximately $61.8 million compared to hotel operating expenses for the year ended December 31, 2010 of approximately $59.1 million. Increases in expenses that vary directly with increases in revenue, such as food and beverage expense, management fees and franchise fees, accounted for approximately half the increase in hotel operating expenses.

Rooms expense at our properties for the year ended December 31, 2011 increased approximately $0.7 million, or 5.0%, to approximately $15.8 million compared to rooms expense of approximately $15.1 million for the year ended December 31, 2010. The increase in rooms expense was directly related to the 5.8% increase in room revenue.

Food and beverage expenses at our properties for the year ended December 31, 2011 increased approximately $0.4 million, or 2.8%, to approximately $13.6 million compared to food and beverage expense of approximately $13.2 million for the year ended December 31, 2010. The increase in food and beverage expense was generally attributable to the 2.9% increase in food and beverage revenue.

Indirect expenses at our properties for the year ended December 31, 2011 increased approximately $1.8 million, or 5.9%, to approximately $31.8 million compared to indirect expenses of approximately $30.0 million for the year ended December 31, 2010. Sales and marketing costs, franchise fees, utilities, repairs and maintenance, insurance, management fees, real and personal property taxes as well as general and administrative costs at the property level are included in indirect expenses. Most of the increase in indirect expenses related to expenses that increase proportionally with increases in occupancy and/or revenue, including management fees, franchise fees and energy costs.

Depreciation and Amortization. Depreciation and amortization for the year ended December 31, 2011 increased approximately $0.2 million, or 2.3%, to approximately $8.7 million compared to depreciation and amortization expense of approximately $8.5 million for the year ended December 31, 2010.

Corporate General and Administrative. Corporate general and administrative expenses for the year ended December 31, 2011 increased approximately $0.6 million, or 18.8%, to approximately $4.0 million compared to corporate general and administrative expenses of approximately $3.4 million for the year ended December 31, 2010 due mostly to the charge in the third quarter for fees related to our aborted stock offering.

Interest Expense. Interest expense for the year ended December 31, 2011 increased approximately $0.8 million, or 7.9%, to approximately $10.8 million compared to approximately $10.0 million of interest expense for the year ended December 31, 2010. The increase was the combined result of a lower effective interest rate on our line of credit in the period prior to the June 2010 amendment to the then-existing credit agreement as well as higher interest costs in the current period associated with the April 2011 issuance of Preferred Stock.

Equity Income (Loss) in Joint Venture. Equity loss in the joint venture was approximately $60.1 thousand for the year ended December 31, 2011 compared to equity income in the joint venture of approximately $17.0 thousand for the year ended December 31, 2010 and represents our 25.0% share of the net income of the Crowne Plaza Hollywood Beach Resort. A 228.4% increase in net operating income was offset by higher interest expense and unrealized losses on hedging activities. For the year ended December 31, 2011, the Crowne Plaza Hollywood Beach Resort reported occupancy of 79.4%, ADR of $133.29 and RevPAR of $105.82. This compares with results reported by the hotel for the year ended December 31, 2010 of occupancy of 80.0%, ADR of $120.73 and RevPAR of $96.53.

Unrealized Loss on Warrant Derivative. The Company recognized an unrealized loss of approximately $1.3 million on the value of the Warrant derivative issued in April 2011 to the purchasers of Sotherly’s Preferred Stock. The loss predominantly was attributable to the modification to the Warrant agreement in December 2011 whereby the exercise price will be adjusted for any and all dividends declared and paid after December 31, 2011.

Income Tax Provision. The income tax provision for the year ended December 31, 2011 increased approximately $0.7 million, or 321.6%, to approximately $0.9 million compared to approximately $0.2 million for the year ended December 31, 2010. The income tax provision is primarily derived from the operations of our TRS Lessee. Our TRS Lessee realized greater operating income for the year ended December 31, 2011 compared to the year ended December 31, 2010.

Net Loss. Net loss for the year ended December 31, 2011 increased approximately $2.2 million to approximately $6.5 million compared to net loss of approximately $3.3 million for the year ended December 31, 2010 as a result of the operating results discussed above.

Sources and Uses of Cash

The following narrative discusses our sources and uses of cash for the six months ended June 30, 2013.

Operating Activities. Our principal source of cash to meet our operating requirements, including distributions to unitholders of the Operating Partnership and stockholders of Sotherly as well as debt service (excluding debt maturities), is the operations of our hotels. Cash flow provided by operating activities for the six months ended June 30, 2013 was approximately $7 million. We expect that the net cash provided by operations will be adequate to fund our continuing operations, monthly and quarterly scheduled payments of principal and interest (excluding any balloon payments due upon maturity of a debt), quarterly payments of dividends on the Preferred Stock, and the payment of dividends (distributions) to unitholders of the Operating Partnership and stockholders of Sotherly in accordance with federal income tax laws, which require us to make annual distributions to Sotherly’s stockholders of at least 90.0% of our REIT taxable income, excluding net capital gains.

Investing Activities. Approximately $3.2 million was spent during the six months ended June 30, 2013 on capital expenditures, of which, approximately $2.3 million related to the routine replacement of furniture, fixtures and equipment and $0.9 million related to renovation of our properties in Philadelphia, Pennsylvania and Jacksonville, Florida. We also contributed approximately $1.0 million during the six months ended June 30, 2013 into reserves required by the lenders for the Hilton Wilmington Riverside, Hilton Savannah DeSoto, Hilton Philadelphia Airport, Sheraton Louisville Riverside and the Crowne Plaza Hampton Marina according to the provisions of the loan agreements. During the six months ended June 30, 2013, we received reimbursements from those reserves of approximately $0.8 million for capital expenditures related to those properties for periods ending on or before March 31, 2013.

Financing Activities. On March 26, 2013, the Company used the net proceeds of the mortgage on the DoubleTree by Hilton Brownstone-University to redeem 1,902 shares of Preferred Stock for an aggregate redemption price of approximately $2.1 million.

On June 17, 2013, we provided approximately $0.9 million in cash collateral to the lender for the Crowne Plaza Jacksonville Riverfront in order to comply with the terms of the loan agreement following the property’s failure to meet its debt service coverage test for the period ended March 31, 2013.

On June 28, 2013, we entered into an agreement with TowneBank to extend the maturity of the mortgage on the Crowne Plaza Hampton Marina in Hampton, Virginia. Pursuant to the agreement, the Company reduced the outstanding indebtedness by approximately $1.1 million.

The following narrative discusses our sources and uses of cash for the year ended December 31, 2012.

Operating Activities. Our principal source of cash to meet our operating requirements, including distributions to unitholders of the Operating Partnership and stockholders of Sotherly as well as repayments of indebtedness, is the operations of our hotels. Cash flow provided by operating activities for the year ended December 31, 2012 was approximately $9.0 million. We expect that cash on hand and the net cash provided by operations will be adequate to fund the Company’s operating requirements, monthly and quarterly scheduled payments of principal and interest (excluding any balloon payments due upon maturity of a debt) and the payment of dividends in accordance with federal income tax laws which require us to make annual distributions to Sotherly’s stockholders of at least 90.0% of our REIT taxable income, excluding net capital gains.

Investing Activities. Approximately $2.9 million was spent during the year ended December 31, 2012 on capital expenditures, of which, approximately $1.4 million related to the routine replacement of furniture, fixtures and equipment and $1.5 million related to the completion of our renovation of our property in Raleigh, North Carolina as well as renovation of our properties in Philadelphia, Pennsylvania and Jacksonville, Florida. We also contributed approximately $2.0 million during the year ended December 31, 2012 into reserves required by the lenders for the Hilton Wilmington Riverside, Hilton Savannah DeSoto, Hilton Philadelphia Airport, Sheraton Louisville Riverside, Crowne Plaza Jacksonville Riverfront and the Crowne Plaza Hampton Marina according to the provisions of the loan agreements as well as the administrator of the then-existing credit agreement. During the year ended December 31, 2012, we received reimbursements from those reserves of approximately $1.1 million for capital expenditures related to those properties for periods ending on or before September 30, 2012.

Financing Activities. On March 5, 2012, we obtained a mortgage on the Hilton Philadelphia Airport for $30.0 million and used the proceeds to extinguish the credit facility and repay a portion of the outstanding indebtedness on the $10.0 million loan agreement with Essex Equity High Income Joint Investment Vehicle, LLC, or the Note Agreement.

On June 18, 2012, we obtained a mortgage on the Crowne Plaza Tampa Westshore for $14.0 million and used the proceeds to repay the outstanding indebtedness on the Note Agreement and to redeem approximately 11,514 shares of Preferred Stock.

On July 10, 2012, we obtained a $14.3 million mortgage with Fifth Third Bank on the Crowne Plaza Jacksonville Riverfront in Jacksonville, Florida and used the proceeds to repay the outstanding indebtedness on the property and to pay transaction costs.

During the year ended December 31, 2012, we paid approximately $2.5 million of scheduled principal payments toward the mortgages on our properties.

During the year ended December 31, 2012, we also paid approximately $1.1 million in deferred financing costs in relation to the mortgages discussed above.

Capital Expenditures

We anticipate that our need for recurring capital expenditures for the replacement and refurbishment of furniture, fixtures and equipment over the next 12 to 24 months will approximate historical norms for the industry. Historically, we have aimed to maintain overall capital expenditures at 4.0% of gross revenue, except for those capital expenditures required by our lenders as a condition to a financing arrangement or by our franchisors as a condition to a franchise license or license renewal.

We expect capital expenditures for the replacement or refurbishment of furniture, fixtures and equipment at our properties will be funded by our replacement reserve accounts, other than costs that we incur to make capital improvements required by our franchisors. Reserve accounts are escrowed accounts with funds deposited monthly and reserved for capital improvements or expenditures with respect to all of our hotels. We currently deposit an amount equal to 4.0% of gross revenue for the Hilton Savannah DeSoto, the Hilton Wilmington Riverside, the DoubleTree by Hilton Brownstone - University, the Crowne Plaza Hampton Marina and the Sheraton Louisville Riverside as well as 4.0% of room revenues for the Hilton Philadelphia Airport on a monthly basis.

Liquidity and Capital Resources

As of June 30, 2013, we had cash and cash equivalents of approximately $10.8 million, of which approximately $4.3 million was reserved for real estate taxes, capital improvement and certain other expenses, or otherwise restricted. We believe our overall liquidity and capital structure will improve as a result of this offering. We expect to use approximately $11.0 million of the net proceeds of this offering to redeem 100% of the outstanding shares of Sotherly’s Preferred Stock, plus any accrued but unpaid dividends and any make-whole amounts or premium then due and payable on such Preferred Stock. We anticipate having approximately $            (or $            if the over-allotment option is exercised in full) of additional cash available after this offering, which we expect will provide increased liquidity to fund ongoing operations and allow us to pursue acquisition opportunities. We expect that our cash on hand combined with our cash flow from the operations of our hotels should be adequate to fund continuing operations, recurring capital expenditures for the refurbishment and replacement of furniture, fixtures and equipment, monthly and quarterly scheduled payments of principal and interest (excluding any balloon payments due upon maturity of a debt) and quarterly payment of dividends on the Preferred Stock.

In March 2013, we entered into a First Amendment to the Loan Agreement and other amendments to secure additional proceeds on the original $8.0 million mortgage on the DoubleTree by Hilton Brownstone-University with its existing lender. We used the net proceeds to redeem 1,902 shares of Preferred Stock for an aggregate redemption price of approximately $2.1 million. The redemption resulted in a prepayment fee of approximately $0.2 million.

In June 2013, we entered into an agreement with TowneBank to extend the maturity of the mortgage on the Crowne Plaza Hampton Marina in Hampton, Virginia, until June 30, 2014. Under the terms of the extension, we made a principal payment of approximately $1.1 million to reduce the principal balance on the loan to $6.0 million and are required to continue to make monthly principal payments of $16,000. Interest payable monthly pursuant to the mortgage will remain at a rate of LIBOR plus additional interest of 4.55% and a minimum total rate of interest of 5.00% per annum. Subject to certain terms and conditions, we may extend the maturity date of the loan to June 30, 2015.

On August 1, 2013, we obtained a $15.6 million mortgage with CIBC, Inc. on the DoubleTree by Hilton Raleigh Brownstone-University in Raleigh, North Carolina. The maturity date is August 1, 2018. Approximately $0.7 million of the loan proceeds were placed into a restricted reserve which can be disbursed to the Company upon satisfaction of certain financial performance criteria. The remaining proceeds of the mortgage were used to repay the existing mortgage indebtedness, to pay closing costs, to redeem 2,460 shares of Sotherly’s Preferred Stock for an aggregate redemption price of approximately $2.7 million plus the payment of related accrued and unpaid cash and stock dividends and for working capital. The redemption resulted in a prepayment fee of approximately $0.2 million.

In June 2014, the mortgage on the Crowne Plaza Hampton Marina matures. We intend to extend the maturity to June 2015 pursuant to the terms and conditions of the mortgage. Pursuant to those terms, we anticipate that we may be required to reduce the mortgage balance by an amount up to $1.5 million. We intend to draw upon working capital to secure the extension.

In August 2014, our indebtedness to an affiliate of Carlyle related to our joint venture investment in the Crowne Plaza Hollywood Beach Resort matures. The maturity of the indebtedness coincides with the maturity of the mortgage on the Crowne Plaza Hollywood Beach. We anticipate the mortgage may be refinanced at an amount greater than the amount of current indebtedness and that the joint venture will distribute an amount equal to the net proceeds of the refinancing, but the joint venture does not have a commitment from a lender and can provide no assurances that the joint venture will be able to refinance the mortgage on attractive terms or at all. We intend to repay our existing indebtedness with distributions from the joint venture as well as from working capital.

In August 2014, the mortgage on our Hilton Philadelphia Airport matures, but we may extend such mortgage until March 2017 pursuant to certain terms and conditions. We intend to extend the mortgage until March 2017 pursuant to the terms and conditions of the mortgage.

We will need to, and plan to, renew, replace or extend our long-term indebtedness prior to their respective maturity dates. We are uncertain whether we will be able to refinance these obligations or if refinancing terms will be favorable. If we are unable to obtain alternative or additional financing arrangements in the future, or if we cannot obtain financing on acceptable terms, we may be forced to dispose of hotel properties on disadvantageous terms. To the extent we cannot repay our outstanding debt, we risk losing some or all of these properties to foreclosure and we could be required to invoke insolvency proceedings including, but not limited to, commencing a voluntary case under the U.S. Bankruptcy Code.

We believe there will be opportunities to acquire properties in the future that meet our strategic goals and provide attractive long term returns.

Mortgage Debt

As of June 30, 2013 and December 31, 2012, we had approximately $134.9 million and $135.7 million of outstanding mortgage debt, respectively. The following table sets forth our mortgage debt obligations on our hotels:

	Balance Outstanding as of
Property	June 30, 2013	December 31, 2012	Prepayment Penalties		Maturity Date		Amortization Provisions		Interest Rate
	(unaudited)
Crowne Plaza Hampton Marina	$5,999,500	$7,559,625	None		06/2014	(1)	$16,000	(2)	LIBOR plus 4.55	%(3)
Crowne Plaza Jacksonville Riverfront	13,948,116	14,135,234	None		07/2015	(4)	25 years		LIBOR plus 3.00%
Crowne Plaza Tampa Westshore	13,738,236	13,872,077	None		06/2017		25 years		5.60%
DoubleTree by Hilton Brownstone — University	9,958,327	7,816,867	None		10/2016	(5)	25 years		5.25%
Hilton Philadelphia Airport	29,118,931	29,502,666	None		08/2014	(6)	25 years		LIBOR plus 3.00	%(7)
Hilton Savannah DeSoto	21,822,392	22,051,314	Yes	(8)	07/2017		25 years	(9)	6.06%
Hilton Wilmington Riverside	21,171,831	21,416,922	Yes	(8)	03/2017		25 years	(10)	6.21%
Holiday Inn Laurel West	7,221,697	7,300,465	Yes	(11)	08/2021		25 years		5.25	%(12)
Sheraton Louisville Riverside	11,914,659	12,019,262		(13)	01/2017		25 years		6.24%

Total	$134,893,689	$135,674,432

(1)	The note provides that the mortgage can be extended until June 2015 if certain conditions have been satisfied.
(2)	We are required to make monthly principal payments of $16,000.
(3)	The note bears a minimum interest rate of 5.00%.
(4)	The note provides that the mortgage can be extended until July 2016 if certain conditions have been satisfied.
(5)	The note provides that after five years, the mortgage can be extended if certain conditions have been satisfied for an additional five-year period at a rate of 3.00% per annum plus the then-current five-year U.S. Treasury rate of interest.
(6)	The note provides that the mortgage can be extended until March 2017 if certain conditions have been satisfied.
(7)	The note bears a minimum interest rate of 3.50%.
(8)	The notes may not be prepaid during the first six years of the terms. Prepayment can be made with penalty thereafter until 90 days before maturity.
(9)	The note provided for payments of interest only until August 2010 after which payments of principal and interest under a 25-year amortization schedule are due until the note matures in July 2017.
(10)	The note provided for payments of interest only until March 2009 after which payments of principal and interest under a 25-year amortization schedule are due until the note matures in March 2017.
(11)	Pre-payment can be made with penalty until 120 days before the fifth anniversary of the commencement date of the loan or from such date until 120 days before the maturity.

(12)	The note provides that after five years, the rate of interest will adjust to a rate of 3.00% per annum plus the then-current five-year U.S. Treasury rate of interest, with a floor of 5.25%.
(13)	With limited exception, the note may not be prepaid until two months before maturity.

Contractual Obligations

The following table outlines our contractual obligations as of December 31, 2012, and the effect such obligations are expected to have on our liquidity and cash flow in future periods (in thousands).

	Payments due by period (in thousands)
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Mortgage loans, including interest	$162,816	$17,111	$59,156	$78,955	$7,594
Other loans, including interest	4,249	147	4,102	—	—
Ground, building, office and equipment leases	1,344	502	651	191	—
Redeemable preferred stock	20,385	1,425	2,939	16,021	—

Totals	$188,794	$19,185	$66,848	$95,167	$7,594

In connection with the acquisition of our six initial hotel properties, we entered into tax indemnity agreements that require us to indemnify the contributors of our initial properties against tax liabilities in the event we sell those properties in a taxable transaction during a 10-year period. As of June 30, 2013, such indemnification obligations could result in aggregate payments of approximately $9.2 million. Our obligations under the tax indemnity agreements may effectively preclude us from selling or disposing of certain of the initial hotels in taxable transactions or reducing our consolidated indebtedness below approximately $11.0 million.

Financial Covenants

Mortgage Loans

Our mortgage loan agreements contain various financial covenants. Failure to comply with these financial covenants could result from, among other things, changes in the local competitive environment, general economic conditions and disruption caused by renovation activity or major weather disturbances.

If we violate the financial covenants contained in these agreements, we may attempt to negotiate waivers of the violations or amend the terms of the applicable mortgage loan agreement with the lender; however, we can make no assurance that we would be successful in any such negotiation or that, if successful in obtaining waivers or amendments, such waivers or amendments would be on attractive terms. Some mortgage loan agreements provide alternate cure provisions which may allow us to otherwise comply with the financial covenants by obtaining an appraisal of the hotel, prepaying a portion of the outstanding indebtedness or by providing cash collateral until such time as the financial covenants are met by the collateralized property without consideration of the cash collateral. Alternate cure provisions which include prepaying a portion of the outstanding indebtedness or providing cash collateral may have a material impact on our liquidity.

If we are unable to negotiate a waiver or amendment or satisfy alternate cure provisions, if any, or unable to meet any alternate cure requirements and a default were to occur, we would possibly have to refinance the debt through additional debt financing, private or public offerings of debt securities, or additional equity financing.

Under the terms of our non-recourse secured mortgage loan agreements, failure to comply with the financial covenants in the loan agreement triggers cash flows from the property to be directed to the lender, which may limit our overall liquidity as that cash flow would not be available to us.

As of June 30, 2013, we were in compliance with all debt covenants, current on all loan payments and not otherwise in default under any of our mortgage loans. We continue to be in compliance under the terms of the covenants in our mortgage loan agreement for the Crowne Plaza Jacksonville Riverfront by providing approximately $0.9 million cash collateral.

Unsecured Notes

The unsecured notes offered by this prospectus contain certain covenants and restrictions that require us to meet certain financial ratios and include certain financial measures that are not calculated in accordance with GAAP. See “Description of Notes — Certain Covenants.” These financial measures are presented below for the sole purpose of evaluating the Company’s compliance with the key financial covenants as if they had been applicable at June 30, 2013, December 31, 2012 and December 31, 2011.

	June 30, 2013	December 31, 2012	December 31, 2011
Ratio of Stabilized Consolidated Income Available for Debt Service to Stabilized Consolidated Interest Expense
Net income (loss)(1)	$(1,855,773)	$(5,327,711)	$(6,475,243)
Interest expense(1)	9,822,975	12,382,146	10,821,815
Provision for taxes(1)	1,613,381	1,301,229	905,455
Equity in (income) loss of joint venture(1)	(551,574)	(172,172)	60,094
Unrealized loss on warrant derivative(1)	2,021,987	2,026,677	1,309,075
Unrealized gain on hedging activities(1)	—	—	(72,649)
Impairment of note receivable(1)	110,871	110,871	—
Loss on disposal of assets(1)	—	—	128,099
Depreciation and amortization(1)	8,370,086	8,661,769	8,702,880
Corporate general and administrative expenses(1)	4,201,764	4,078,826	4,025,794
Income Available for Debt Service(1)	$23,733,717	$23,061,635	$19,405,320
Interest expense(1)	$9,822,975	$12,382,146	$10,821,815
Distributions on Preferred Interest(1)(2)	(1,883,169)	(3,106,981)	(2,122,205)
Amortization of issuance costs(1)(2)	(787,962)	(1,971,796)	(1,106,279)
Stabilized Consolidated Interest Expense	$7,151,844	$7,303,369	$7,593,331
Ratio of Stabilized Consolidated Income Available for Debt Service to Stabilized Consolidated Interest Expense	3.32	3.16	2.56

Ratio of Debt to Adjusted Total Asset Value:
Line of credit	$—	$—	$25,537,290
Mortgage loans	134,893,689	135,674,432	94,157,825
Loans payable	3,650,220	4,025,220	9,275,220
Total debt	$138,543,909	139,699,652	128,970,335
Income Available for Debt Service(1)	$23,733,717	$23,061,635	$19,405,320
Capitalization Rate	7.5%	7.5%	7.5%
	316,449,560	307,488,467	258,737,600
Cash and cash equivalents	10,818,821	10,255,610	7,100,350
Adjusted Total Asset Value	327,268,381	317,744,077	265,837,950
Ratio of Debt to Adjusted Total Asset Value	0.42	0.44	0.49

(1)	Represents the four preceding calendar quarters.
(2)	Includes prepayment fee and write-off of associated issuance costs associated with the portion of the Preferred Interest redeemed during the period.

Off-Balance Sheet Arrangements

Through a joint venture with a Carlyle subsidiary, we own a 25.0% indirect, noncontrolling interest in an entity, or the JV Owner, that acquired the 311-room Crowne Plaza Hollywood Beach Resort in Hollywood, Florida. We have the right to receive a pro rata share of operating surpluses and we have an obligation to fund our pro rata share of operating shortfalls. We also have the opportunity to earn an incentive participation in the net proceeds realized from the sale of the hotel based upon the achievement of certain overall investment returns, in addition to our pro rata share of net sale proceeds. The Crowne Plaza Hollywood Beach Resort is leased to another entity, or the Joint Venture Lessee, in which we also own a 25.0% indirect, noncontrolling interest.

The property is currently encumbered by a $32.6 million mortgage, which matures in August 2014, requires monthly payments of interest at a rate of LIBOR plus additional interest of 1.94% and requires annual principal payments of $0.5 million. In conjunction with the loan, the joint venture executed an interest-rate swap with a notional amount and maturity tied to the projected outstanding balance and maturity date of the loan. The Crowne Plaza Hollywood Beach Resort secures the mortgage.

Carlyle owns a 75.0% controlling interest in the JV Owner and the Joint Venture Lessee. Carlyle may elect to dispose of the Crowne Plaza Hollywood Beach Resort without our consent. We account for our noncontrolling 25.0% interest in all of these entities under the equity method of accounting.

Inflation

We generate revenues primarily from lease payments from our TRS Lessee and net income from the operations of our TRS Lessee. Therefore, we rely primarily on the performance of the individual properties and the ability of the management company to increase revenues and to keep pace with inflation. Operators of hotels, in general, possess the ability to adjust room rates daily to keep pace with inflation. However, competitive pressures at some or all of our hotels may limit the ability of the management company to raise room rates.

Our expenses, including hotel operating expenses, administrative expenses, real estate taxes and property and casualty insurance are subject to inflation. These expenses are expected to grow with the general rate of inflation, except for energy, liability insurance, property and casualty insurance, property tax rates, employee benefits, and some wages, which are expected to increase at rates higher than inflation.

Geographic Concentration and Seasonality

Our hotels are located in Florida, Georgia, Indiana, Maryland, North Carolina, Pennsylvania and Virginia. As a result, we are particularly susceptible to adverse market conditions in these geographic areas, including industry downturns, relocation of businesses and any oversupply of hotel rooms or a reduction in lodging demand. Adverse economic developments in the markets in which we have a concentration of hotels, or in any of the other markets in which we operate, or any increase in hotel supply or decrease in lodging demand resulting from the local, regional or national business climate, could materially and adversely affect us.

The operations of our hotel properties have historically been seasonal, and the results of operations depend on the location and type of market in which an individual hotel resides. Our hotels are predominately in high demand markets in the Southeastern United States and often experience slow periods from mid-November through mid-February, with the exception of hotels located in markets, namely in Florida, that experience significant room demand during this period.

Critical Accounting Policies

The critical accounting policies are described below. We consider these policies critical because they involve difficult management judgments and assumptions, are subject to material change from external factors or are pervasive, and are significant to fully understand and evaluate our reported financial results.

Investment in Hotel Properties. Hotel properties are stated at cost, net of any impairment charges, and are depreciated using the straight-line method over an estimated useful life of 7-39 years for buildings and improvements and 3-10 years for furniture and equipment. In accordance with GAAP the controlling interests in hotels comprising our accounting predecessor, MHI Hotels Services Group, and noncontrolling interests held by the controlling holders of our accounting predecessor in hotels, which were acquired from third parties contributed to us in connection with Sotherly’s initial public offering, are recorded at historical cost basis. Noncontrolling interests in those entities that comprise our accounting predecessor and the interests in hotels, other than those held by the controlling members of our accounting predecessor, acquired from third parties are recorded at fair value at the time of acquisition.

We review our hotel properties for impairment whenever events or changes in circumstances indicate the carrying value of the hotel properties may not be recoverable. Events or circumstances that may cause us to perform our review include, but are not limited to, adverse changes in the demand for lodging at our properties due to declining national or local economic conditions and/or new hotel construction in markets where our hotels are located. When such conditions exist, management performs a recoverability analysis to determine if the estimated undiscounted future cash flows from operating activities and the proceeds from the ultimate disposition of a hotel property exceed its carrying value. If the estimated undiscounted future cash flows are found to be less than the carrying amount of a hotel property, an adjustment to reduce the carrying value to the related hotel property’s estimated fair market value would be recorded and an impairment loss recognized.

There were no charges for impairment of hotel properties recorded in 2012, 2011 or 2010.

In performing the recoverability analysis, we project future operating cash flows based upon significant assumptions regarding growth rates, occupancy, room rates, economic trends, property-specific operating costs and future capital expenditures required to maintain the hotel in its current operating condition. We also project cash flows from the eventual disposition of the hotel based upon various factors including property-specific capitalization rates, ratio of selling price to gross hotel revenues and the selling price per room.

Revenue Recognition. Hotel revenues, including room, food, beverage and other hotel revenues, are recognized as the related services are delivered. We generally consider accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If we determine that amounts are uncollectible, which would generally be the result of a customer’s bankruptcy or other economic downturn, such amounts will be charged against operations when that determination is made.

Income Taxes. We record a valuation allowance to reduce deferred tax assets to an amount that we believe is more likely than not to be realized. Because of expected future taxable income of our TRS Lessee, we have not recorded a valuation allowance to reduce our net deferred tax asset as of December 31, 2012. Should our estimate of future taxable income be less than expected, we would record an adjustment to the net deferred tax asset in the period such determination was made.

Recent Accounting Pronouncements

For a summary of recently adopted and newly issued accounting pronouncements, please refer to the Recent Accounting Pronouncements section of Note 2, Summary of Significant Accounting Policies, in the Notes to Consolidated Financial Statements.

Non-GAAP Financial Measures

We consider FFO, Adjusted FFO and Hotel EBITDA, all of which are non-GAAP financial measures, to be key supplemental measures of our performance and could be considered along with, not alternatives to, net income (loss) as a measure of our performance. These measures do not represent cash generated from operating activities determined by GAAP or amounts available for our discretionary use and should not be considered alternative measures of net income, cash flows from operations or any other operating performance measure prescribed by GAAP.

FFO and Adjusted FFO. Industry analysts and investors use FFO as a supplemental operating performance measure of an equity REIT. FFO is calculated in accordance with the definition adopted by the Board of

Governors of the National Association of Real Estate Investment Trusts, or NAREIT. FFO, as defined by NAREIT, represents net income or loss determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization, and after adjustment for any noncontrolling interest from unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by itself.

We consider FFO to be a useful measure of adjusted net income (loss) for reviewing comparative operating and financial performance because we believe FFO is most directly comparable to net income (loss), which remains the primary measure of performance, because by excluding gains or losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization, FFO assists in comparing the operating performance of a company’s real estate between periods or as compared to different companies. Although FFO is intended to be a REIT industry standard, other companies may not calculate FFO in the same manner as we do, and investors should not assume that FFO as reported by us is comparable to FFO as reported by other REITs.

We further adjust FFO for certain additional items that are not in NAREIT’s definition of FFO, including any unrealized gain (loss) on its hedging instruments or warrant derivative, loan impairment losses, losses on early extinguishment of debt, aborted offering costs, costs associated with the departure of executive officers and acquisition transaction costs. We exclude these items as we believe it allows for meaningful comparisons between periods and among other REITs and is more indicative of the on-going performance of our business and assets. Our calculation of Adjusted FFO may be different from similar measures calculated by other REITs.

The following is a reconciliation of net loss to FFO and Adjusted FFO for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011, 2010, 2009 and 2008:

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Net Loss	$(1,654,717)	$(5,126,655)	$(5,327,711)	$(6,475,243)	$(3,252,261)	$(3,010,587)	$(920,014)
Depreciation and amortization	4,083,871	4,375,554	8,661,769	8,702,880	8,506,802	8,420,085	6,346,222
Equity in depreciation and amortization of joint venture	268,489	320,742	590,675	567,803	546,055	545,580	545,659
(Gain)/loss on disposal of assets	—	—	—	128,099	171,304	42,870	320,533

FFO	$2,697,643	$(430,359)	$3,924,733	$2,923,539	$5,971,900	$5,997,948	$6,292,400
Unrealized (gain)/loss on hedging activities(1)	(45,575)	37,127	13,752	77,152	(830,614)	(1,220,161)	691,268
Unrealized (gain)/loss on warrant derivative	2,680,210	2,684,900	2,026,677	1,309,075	—	—	—
(Increase)/decrease in deferred income taxes	1,317,752	1,168,311	1,412,467	685,189	174,035	(1,929,473)	(1,652,278)
Impairment of note receivable	—	—	110,871	—	—	—	300,000
Aborted offering costs	—	—	—	582,850	—	—	—
Equity in gain on extinguishment of debt of joint venture	—	—	—	—	—	—	(750,000)
Loss on early extinguishment of debt(2)	337,136	1,982,184	1,982,184	—	—	—	—

Adjusted FFO	$6,987,166	$5,442,163	$9,470,684	$5,577,805	$5,315,321	$2,848,314	$4,881,390

(1)	Includes equity in unrealized loss on hedging activities of joint venture.
(2)	Reflected in interest expense for the periods presented above.

Hotel EBITDA. We define Hotel EBITDA as net income or loss excluding: (1) interest expense, (2) interest income, (3) equity in the income or loss of equity investees, (4) unrealized gains and losses on derivative instruments not included in other comprehensive income, (5) gains and losses on disposal of assets, (6) realized gains and losses on investments, (7) impairment of long-lived assets or investments, (8) corporate general and administrative expense; (9) depreciation and amortization; and (10) other operating revenue not related to our wholly-owned portfolio. We believe this provides a more complete understanding of the operating results over which our wholly-owned hotels and its operators have direct control. We believe Hotel EBITDA provides investors with supplemental information on the on-going operational performance of our hotels and the effectiveness of third-party management companies operating our business on a property-level basis.

The Company’s calculation of Hotel EBITDA may be different from similar measures calculated by other REITs.

The following is a reconciliation of net loss to Hotel EBITDA for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011, 2010, 2009 and 2008:

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Net Loss	$(1,654,717)	$(5,126,655)	$(5,327,711)	$(6,475,243)	$(3,252,261)	$(3,010,587)	$(920,014)
Interest expense	5,013,191	7,572,362	12,382,146	10,821,815	10,030,517	9,661,871	6,811,460
Interest income	(7,559)	(7,852)	(16,158)	(14,808)	(22,305)	(41,999)	(72,547)
Income tax provision (benefit)	1,374,873	1,062,721	1,301,229	905,455	214,344	(1,807,126)	(1,475,695)
Depreciation and amortization	4,083,871	4,375,554	8,661,769	8,702,880	8,506,802	8,420,085	6,346,222
Equity in (earnings)/loss of joint venture	(557,116)	(177,714)	(172,172)	60,094	(16,931)	249,367	(48,496)
(Gain)/loss on disposal of assets	—	—	—	128,099	171,304	42,870	320,533
Unrealized (gain)/loss on hedging activities	—	—	—	(72,649)	(700,488)	(1,220,161)	691,268
Unrealized (gain)/loss on warrant derivative	2,680,210	2,684,900	2,026,677	1,309,075	—	—	—
Impairment of note receivable	—	—	110,871	—	—	—	300,000
Corporate general and administrative	2,217,471	2,094,534	4,078,826	4,025,794	3,389,764	3,170,627	2,940,979
Net lease rental income	(175,000)	(175,000)	(350,000)	(447,000)	(443,000)	(445,000)	(471,862)
Other fee income	(160,159)	(141,525)	(255,707)	(235,493)	(238,198)	(248,040)	(197,790)

Hotel EBITDA	$12,815,065	$12,161,325	$22,439,770	$18,708,019	$17,639,548	$14,771,907	$14,224,058

OUR BUSINESS AND PROPERTIES

Overview

Sotherly is a self-managed and self-administered real estate investment trust, or REIT, that was formed in August 2004 to own, acquire, renovate and reposition full-service, primarily upscale and upper-upscale hotel properties located in the Mid-Atlantic and Southern United States. On December 21, 2004, Sotherly successfully completed its initial public offering and elected to be treated as a self-advised REIT for federal income tax purposes. Sotherly conducts its business through Sotherly Hotels LP, Sotherly’s operating partnership, of which Sotherly is the general partner. Sotherly owns approximately 78.3% of the partnership units in the Operating Partnership. Limited partners (including certain of Sotherly’s officers and directors) own the remaining Operating Partnership units.

Our portfolio currently consists of ten full-service, primarily upscale and upper-upscale hotels located in seven states with an aggregate of 2,424 rooms and approximately 120,200 square feet of meeting space. Nine of these hotels are wholly-owned by subsidiaries of the Operating Partnership and operate under the Hilton, Crowne Plaza, Sheraton and Holiday Inn brands and are managed on a day to day basis by MHI Hotels Services. We also own a 25.0% indirect noncontrolling interest in the 311-room Crowne Plaza Hollywood Beach Resort through a joint venture with Carlyle. Our portfolio is concentrated in markets that we believe possess multiple demand generators and have significant barriers to entry for new product delivery, which are important factors for us in identifying hotel properties that we expect will be capable of providing strong risk-adjusted returns.

Since Sotherly’s initial public offering in 2004, we have invested approximately $145 million in new hotel properties, in capital improvements to new and existing properties, and in joint ventures. From 2005 to 2008, our asset base approximately doubled, as we purchased five wholly-owned hotels and one additional hotel that was a joint venture project with Carlyle. By 2012, we had completed the renovation and repositioning of over 80% of our wholly-owned assets and successfully relicensed the majority of our hotels during this same period. Our repositioning efforts have garnered numerous awards from our franchisors for the quality of our renovations and the high level of guest satisfaction. Our renovations have also allowed us to align our hotels with more upscale brands from our franchisors. We believe this substantial level of capital investment and our upbranding efforts have positioned our properties to capture revenue opportunities in their respective markets and outperform our competitors as these locations mature.

In order for Sotherly to qualify as a REIT, it cannot directly manage or operate our hotels. Therefore, our wholly-owned hotel properties are leased to our TRS Lessee and managed by MHI Hotels Services, an eligible independent management company. Our TRS Lessee is a wholly-owned subsidiary of MHI Holding, which we refer to collectively with our TRS Lessee as MHI TRS. MHI TRS is a taxable REIT subsidiary for federal income tax purposes.

Market Opportunity

We believe that as a result of the global economic recession, commencing in 2008 through early 2010, the U.S. lodging industry experienced substantial declines in operating performance driven by declining U.S. gross domestic product, or GDP, high unemployment levels, low consumer confidence and a reduction in the availability of credit. In addition to facing declining operating results, hotel owners were adversely impacted by a significant decline in the availability of debt financing for working capital, renovations and acquisitions. For the past three years, the lodging industry has experienced a recovery in revenue per available room and in financing activity. We believe the breadth and sustainability of the recovery will be dependent on a variety of factors, including asset location, individual market performance, and property condition. New supply of hotel rooms has not yet emerged as a major factor impacting the recovery, and we believe the supply of new hotels is likely to remain low for the next several years due to the limited availability of debt financing dedicated to new construction projects. As a result, we believe well-located, properly positioned, and well managed hotels will continue to benefit from the ongoing lodging recovery and demand for hotel rooms.

We believe that operating performance in the lodging industry historically has correlated with U.S. GDP growth and we believe the national economy has stabilized and its nascent growth mirrors the recovery of revenue per available room in the U.S. lodging industry. As continued growth characterizes the domestic economy, industry experts are projecting that lodging fundamentals will remain strong over the near term.

Industry fundamentals have shown strong improvements since the recession of 2008 through early 2010. Smith Travel Research, also known as STR, a leading provider of supply and demand data for the lodging industry, reported that, the national hotel industry experienced its first positive month of year-over-year improvement in revenue per available room in early 2010. The industry has continued to trend in a positive direction since that time, as shown in the table below.

Source: STR

In addition to an improvement in operating fundamentals, commercial lenders report an expansion in the availability of credit. As shown in the table below, the commercial mortgage-backed security, or CMBS, market, which has historically provided a significant amount of debt financing to the real estate industry, has seen a significant increase in new issuances since the market lows of late 2008 through 2009.

1. YTD as of August 31, 2013

Source: Commercial Mortgage Alert

As credit has become more available, credit spreads continue to decline relative to benchmark treasury yields, thus providing hotel borrowers attractive overall borrowing rates for acquisition financing or refinancing of existing debt. As the table below demonstrates, credit spreads have declined significantly. This allows hotel owners to benefit from lower overall costs of financing.

1. Data as of September 6, 2013

Source: Commercial Mortgage Alert

Although market conditions have improved, new room supply remains constrained, as we believe construction lending remains difficult to obtain and land and commodity costs remain high. The chart below provides an historic view of room supply in the upper upscale category of hotels. Rooms’ supply growth has lagged historic averages for over three years. Existing hotel owners benefit from constrained new supply, as pricing power is conveyed with additional demand.

Source: STR

We share the traditionally held belief that lodging demand is correlated to GDP growth. As shown below, U.S. GDP growth is projected to increase over the next several years.

Source: IMF World Economic Outlook, April 2013, and IMF World Economic Outlook Update, July 2013.

We believe that a continued recovery in U.S. GDP growth, coupled with limited growth in new hotel room supply, will lead to increases in lodging industry revenue per available room and operating profit. In March 2013, PKF Hospitality Research, a leading industry analytic expert, reported that lodging fundamentals are as sound as they have been in the past 30 years, and that hotel rates and revenue per available room gains should be double the historic averages through 2015.

Competitive Strengths

We believe the following factors differentiate us from other owners, acquirers and investors in hotel properties:

Stable Portfolio of High Quality Properties. Our properties consist of well-located, geographically diverse, full-service hotels predominantly in the central business districts of cities in the Mid-Atlantic and Southeastern United States. Our hotels typically offer attractive amenities such as swimming pools, fitness centers, food and beverage facilities, parking and meeting space. Since Sotherly’s initial public offering, each of our hotels has undergone a substantial renovation program to enhance the quality and performance of the property.

Longtime Relationships with Leading Full-Service Hotel Brands. Our senior management team has developed strong relationships with many of the top full-service hotels brands in the upscale to upper-upscale categories, which is characterized by such brands as Hilton, Crowne Plaza, and Sheraton, and has received numerous awards from nationally recognized hotel franchisors, such as Intercontinental Hotels Group, Starwood Hotels and Hilton Hotels.

Existing Portfolio Repositioned, Relicensed and Renovated. From 2007 through 2009, we expended approximately $76.7 million in capital improvements resulting in the substantial renovation and licensing (or re-licensing) of five of our nine wholly-owned properties. For the six months ended June 30, 2013 and for the years ended December 31, 2012, 2011, and 2010, we have expended approximately $3.2 million, $2.9 million, $6.0 million and $2.9 million, respectively, for a total of approximately $14.9 million in capital improvements, which included substantial renovation of our property in Raleigh, North Carolina, which we re-branded as the DoubleTree by Hilton Raleigh Brownstone — University, and the first phase of renovation of the guest rooms at the Hilton Philadelphia Airport in Philadelphia, Pennsylvania and the Crowne Plaza Jacksonville Riverfront in Jacksonville, Florida. We believe this substantial level of capital investment and our upbranding efforts have positioned our properties to capture revenue opportunities in their respective markets and outperform our competitors as these locations mature.

Strategic Focus on Select Southern Markets. We are focusing our growth strategy on the major markets in the Southern United States, which we believe have and will continue to benefit from attractive demographic and economic growth characteristics. We believe this region also reflects an attractive business climate with respect to governmental and regulatory policies and taxation. In addition, our hotels are located predominantly in central business district markets near stable demand generators, such as large state universities, convention centers, corporate headquarters, sports venues and office parks and in markets that we believe have significant barriers to entry for new product delivery.

Prudent and Flexible Capital Structure. During the last three years, we have refinanced over 60% of the debt on our wholly-owned hotel properties, taking advantage of the current attractive interest rate environment. As of June 30, 2013, we had approximately $134.9 million of secured debt, of which approximately $85.8 million, or 63.6%, was fixed, at an average rate of 5.0% (exclusive of the Preferred Stock). Approximately $49.1 million, or 36.4%, of our secured debt is at a variable interest rate, which bore an average interest rate of 3.6% at June 30, 2013. The weighted average term of our debt at June 30, 2013 was approximately 3 years. However, should we exercise our options to extend the mortgages on our properties in Philadelphia and Jacksonville pursuant to the terms of those agreements, the weighted average term of our debt at June 30, 2013 would be approximately 4 years.

Experienced Management Team. We believe the Company’s and its predecessor’s longevity in the industry and its success through many market cycles, together with management’s experience in the lodging industry, is indicative of the Company’s conservative and disciplined approach toward hotel acquisition, ownership and operation. The members of our senior management team, led by Messrs. Sims, Folsom and Domalski, have significant experience in the lodging, capital markets, finance, and accounting industries, and have worked together at Sotherly since 2006. Mr. Sims, Sotherly’s chairman and chief executive officer, has spent his entire career with Sotherly and its predecessor, and has over 35 years of experience in the lodging industry as an operator, owner, developer, and financier. Mr. Folsom has nearly eight years of experience with Sotherly and 13 years of experience working in public real estate companies and in the real estate capital markets. Mr. Domalski has nearly 29 years of experience as an accountant and auditor and has worked at Sotherly since 2005.

Our Strategy and Investment Criteria

Our strategy is to grow through acquisitions of full-service, upscale and upper-upscale hotel properties located in the primary markets of the Southern United States. We intend to grow our portfolio through disciplined acquisitions of hotel properties and believe that we will be able to source significant external growth opportunities through our management team’s extensive network of industry, corporate and institutional relationships.

Our investment criteria are further detailed below:

•

Geographic Growth Markets: We are focusing our growth strategy on the major markets in the Southern region of the United States. Our management team remains confident in the long-term growth potential associated with this part of the United States. We believe these markets have, during our Company’s and our predecessors’ existence, been characterized by population growth, economic expansion, growth in new businesses and growth in the resort, recreation and leisure segments. We will continue to focus on these markets, including coastal locations, and will investigate other markets for acquisitions only if we believe these new markets will provide similar long-term growth prospects.

•

Full-Service Hotels: We focus our acquisition strategy on the full-service hotel segment. Our full-service hotels fall primarily under the upscale to upper-upscale categories and include such brands as Hilton, DoubleTree by Hilton, Sheraton and Crowne Plaza. We do not own economy branded hotels. We believe that full-service hotels with upscale to upper-upscale brands will outperform the broader U.S. hotel industry and thus offer the highest returns on invested capital.

•

Significant Barriers to Entry: We intend to execute a strategy that entails the acquisition of hotels in prime locations with significant barriers to entry. We seek to acquire properties that will benefit from the licensing of brands that are not otherwise present in the market and provide us with geographic exclusivity which helps to protect the value of our investment.

•

Proximity to Demand Generators: We seek to acquire hotel properties located in central business districts near multiple demand generators for both leisure and business travelers within the respective markets, including large state universities, airports, convention centers, corporate headquarters, sports venues and office parks.

We typically define underperforming hotels as those that are poorly managed, suffer from significant deferred maintenance and capital improvement and that are not properly positioned in their respective markets. In pursuing these opportunities, we hope to improve revenue and cash flow and increase the long-term value of the underperforming hotels we acquire. Our ultimate goal is to achieve a total investment that is substantially less than replacement cost of a hotel or the acquisition cost of a market performing hotel. In analyzing a potential investment in an underperforming hotel property, we typically characterize the investment opportunity as one of the following:

•

Up-branding Opportunity: The acquisition of properties that can be upgraded physically and enhanced operationally to qualify for what we view as higher quality franchise brands, including Hilton, DoubleTree by Hilton, Crowne Plaza and Sheraton.

•	Shallow-Turn Opportunity: The acquisition of an underperforming but structurally sound hotel that requires moderate renovation to re-establish the hotel in its market.

•

Deep-Turn Opportunity: The acquisition of a hotel that is closed or functionally obsolete and requires a restructuring of both the business components of the operations as well as the physical plant of the hotel, including extensive renovation of the building, furniture, fixtures and equipment.

Typically, in our experience, a deep turn opportunity takes a total of approximately four years from the initial acquisition of a property to achieving full post-renovation stabilization. Therefore, when evaluating future opportunities in underperforming hotels, we intend to focus on up-branding and shallow-turn opportunities, and to pursue deep-turn opportunities on a more limited basis and in joint venture partnerships if possible.

Investment Vehicles. In pursuit of our investment strategy, we may employ various traditional and non-traditional investment vehicles:

•

Direct Purchase Opportunity: Our traditional investment strategy is to acquire direct ownership interests via the Operating Partnership in properties that meet our investment criteria, including opportunities that involve full-service, upscale and upper-upscale properties in identified geographic growth markets that have significant barriers to entry for new product delivery. Such properties, or portfolio of properties, may or may not be acquired subject to a mortgage by the seller or third-party.

•

Distressed Debt Opportunities: In sourcing acquisitions for our core growth strategy, we may pursue investments in debt instruments that are collateralized by hotel properties. In certain circumstances, we believe that owning these debt instruments is a way to (i) ultimately acquire the underlying real estate asset and (ii) provide a non-dilutive current return to our stockholders in the form of interest payments derived from the ownership of the debt. Our principal goal in pursuing distressed debt opportunities is ultimately to acquire the underlying real estate. By owning the debt, we believe that we may be in a position to acquire deeds to properties that fit our investment criteria in lieu of foreclosures.

•

Joint Venture/Mezzanine Lending Opportunities: We may, from time to time, undertake a significant renovation and rehabilitation project that we characterize as a deep-turn opportunity. In such cases, we may acquire a functionally obsolete hotel whose renovation may be very lengthy and require significant capital. In these projects, we may choose to structure such acquisitions as a joint venture, or mezzanine lending program, in order to avoid severe short-term dilution and loss of current income commonly referred to as the “negative carry” associated with such extensive renovation programs. We will not pursue joint venture or mezzanine programs in which we would become a “de facto” lender to the real estate community.

Portfolio and Asset Management Strategy

We intend to ensure that the management of our hotel properties maximizes market share, as evidenced by RevPAR penetration indices, and that our market share yields the optimum level of revenues for our hotels in their respective markets. Our strategy is designed to actively manage our hotels’ operating expenses in an effort to maximize Hotel EBITDA.

Over our long history in the lodging industry we have refined many portfolio and asset management techniques that we believe provide for exceptional cash returns at our hotels. We undertake extensive budgeting due diligence wherein we examine market trends, one-time or exceptional revenue opportunities, and/or changes in the regulatory climate that may impact costs. We review daily revenue results and revenue management strategies at the hotels, and we focus on MHI Hotels Services’ ability to produce high quality revenues that translate to higher marginal profitability. We look for alternative forms of revenues, such as leasing roof-top space for cellular towers and other communication devices and also look to lease space to third parties in our hotels, which may include, but are not limited to, gift shops or restaurants. Our efforts further include periodic review of property insurance costs and coverage, and the cost of real and personal property taxes. We generally appeal tax increases in an effort to secure lower tax payments and routinely pursue strategies that allow for lower overall insurance costs, such as purchasing re-insurance and participating in state-sponsored insurance pools.

We also require detailed and refined reporting data from MHI Hotels Services, which includes detailed accounts of revenues, revenue segments, expenses and forecasts based on current and historic booking patterns. We also believe we optimize and successfully manage capital costs at our hotels while ensuring that adequate product standards are maintained to provide guest satisfaction and compliance with franchise brand standards.

None of our hotels is managed by a major national or global hotel franchise company. Through our long history in the lodging industry, we have found that management of our hotels by management companies other than franchisors is preferable to and more profitable than management derived from the major franchise companies, specifically with respect to optimization of operating expenses and the delivery of guest services.

Our portfolio management strategy includes our effort to optimize labor costs. The labor force in our hotels is predominately non-unionized, with only one property, the Jacksonville Crowne Plaza, having a total of approximately six employees electing to participate under a collective bargaining arrangement. Further, the labor force at our hotels is eligible to receive health and other insurance coverage through MHI Hotels Services, which self-insures. Self-insuring has, in our opinion, provided significant cash savings over traditional insurance company sponsored plans.

Asset Disposition Strategy. When a property no longer fits with our investment objectives, we will pursue traditional and non-traditional means of disposal:

•

Direct Sale: Most commonly we will dispose of properties through a direct sale of the property for cash so that our investment capital can be redeployed according to the investment strategies outlined above.

•

Capital Recycling: Under this asset disposition strategy, we will seek to purchase a hotel in connection with the requirements of a tax-free exchange. Such a strategy may be deployed in order to mitigate the tax consequences to us that a direct sale might cause.

Our Properties

As of June 30, 2013, our portfolio consisted of the following properties:

Wholly-Owned Properties	Number of Rooms	Location	Date of Acquisition	Acquisition Cost(1)	Years Built/Renovated (2)	Chain Designation
Hilton Philadelphia Airport	331	Philadelphia, PA	12/21/2004	$25,271,240	1972/2005/2013	Upper Upscale
Hilton Wilmington Riverside	272	Wilmington, NC	12/21/2004	25,646,760	1970/2007	Upper Upscale
Hilton Savannah DeSoto	246	Savannah, GA	12/21/2004	27,279,940	1968/2008	Upper Upscale
Sheraton Louisville Riverside	180	Jeffersonville, IN	9/20/2006	7,600,200	1972/2008	Upper Upscale
Crowne Plaza Jacksonville Riverfront	292	Jacksonville, FL	7/22/2005	22,000,000	1970/2006/2013	Upscale
Crowne Plaza Tampa Westshore	222	Tampa, FL	10/29/2007	13,500,000	1973/2008	Upscale
Crowne Plaza Hampton Marina	173	Hampton, VA	4/24/2008	7,742,000	1988/2008	Upscale
Holiday Inn Laurel West	207	Laurel, MD	12/21/2004	12,200,200	1985/2005	Upper MidScale
DoubleTree by Hilton Brownstone-University	190	Raleigh, NC	12/21/2004	9,396,120	1971/2002/2011	Upscale

Total Rooms in Our Wholly-Owned Portfolio	2,113

Joint Venture Property
Crowne Plaza Hollywood Beach Resort(3)	311	Hollywood, FL	8/9/2007	$74,000,000	1972/2006	Upscale

Total Rooms in Our Portfolio	2,424

(1)	Excludes transfer costs.
(2)	Year Renovated represents the year in which the replacement of a significant portion of the hotel’s furniture, fixtures or equipment was completed.
(3)	We own this hotel through a joint venture in which we own a 25% interest.

Insurance. Our current properties are covered by insurance of the type and amount we believe are customary for these types of properties, including limited terrorism insurance.

Competition. The hotel industry is highly competitive with various participants competing on the basis of price, level of service and geographic location. Each of our hotels is located in a developed area that includes other hotel properties. The number of competitive hotel properties in a particular geographic area could have a material adverse effect on occupancy, ADR and RevPAR of our hotels or at hotel properties we acquire in the future. We believe that brand recognition, location, the quality of the hotel, consistency of services provided, and price are the principal competitive factors affecting our hotels.

Our hotels currently compete primarily in the full-service upscale and upper-upscale segments of the market. Positive competitive factors affecting our position include geographic location, markets with growth potential and strong franchise partners, while certain disadvantages to our position include limited geographic diversity and smaller size in relation to larger competitors.

Operating Data. Room revenue is the most important category of revenue and drives other revenue categories such as food, beverage and telephone. There are three key performance indicators used in the hotel industry to measure room revenues:

•	occupancy, or the number of rooms sold, usually expressed as a percentage of total rooms available;

•	average daily rate, or ADR, which is total room revenue divided by the number of rooms sold; and

•	revenue per available room, or RevPAR, which is the product of ADR and occupancy.

The following table illustrates the actual key operating metrics for the twelve months ended June 30, 2013 for our portfolio.

Wholly-Owned Properties	Average Occupancy(1)	ADR(2)	RevPAR(3)
Hilton Philadelphia Airport	78.6%	$135.53	$106.48
Hilton Wilmington Riverside	73.4%	$133.25	$97.77
Hilton Savannah DeSoto	71.7%	$136.21	$97.61
Sheraton Louisville Riverside	64.3%	$130.06	$83.59
Crowne Plaza Jacksonville Riverfront	58.6%	$97.54	$57.19
Crowne Plaza Tampa Westshore	67.8%	$102.13	$69.24
Crowne Plaza Hampton Marina	53.3%	$92.93	$49.55
Holiday Inn Laurel West	66.7%	$88.89	$59.29
DoubleTree by Hilton Brownstone - University	71.1%	$109.14	$77.57
Totals/ Weighted Averages in Our Wholly-Owned Portfolio	68.1%	$117.16	$79.77

Joint Venture Property
Crowne Plaza Hollywood Beach Resort(4)	80.7%	$156.21	$126.10
Totals/ Weighted Averages in Our Portfolio	68.5%	$118.79	$81.42

(1)	Average Occupancy represents the percentage of available rooms that were sold during a specified period of time and is calculated by dividing the number of rooms sold by the total number of rooms available, expressed as a percentage.
(2)	ADR represents the average rate paid for rooms sold, calculated by dividing total daily room revenue (i.e., excluding food and beverage revenues or other hotel operations revenues such as telephone, parking and other guest services) by total daily rooms sold.
(3)	RevPAR is the product of ADR and average daily occupancy. RevPAR does not include food and beverage revenues or other hotel operations revenues such as telephone, parking and other guest services.
(4)	We own this hotel through a joint venture in which we have a 25% interest.

The selected operating data presented above should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Wholly-owned properties.

Hilton Philadelphia Airport. The Hilton Philadelphia Airport is contiguous to the Philadelphia Airport and located approximately eight miles south of Philadelphia’s central business district at 4509 Island Avenue in Philadelphia, Pennsylvania. The property is located within three miles of the Lincoln Financial Field, Wells Fargo Center (formerly known as the Wachovia Spectrum Center) and the Citizens Bank Park which are homes to Philadelphia’s professional football, basketball, ice hockey, and baseball franchises. MHI Hotels Services and its affiliates have managed the Hilton Philadelphia Airport since 1994. The Company is currently renovating this hotel and expects to invest approximately $1.5 million in upgrading the hotel’s rooms, baths and guest corridors.

Key Highlights and Demand Generators. The Hilton Philadelphia Airport generates demand from transient travelers and corporate meetings. The top five accounts by revenue for 2012 were Virgin America, Airport Accommodations, American Diabetes Association, Air Canada, and Boeing. The hotel also benefits from large conventions at the Philadelphia Convention Center. The hotel’s locations near the Philadelphia professional sports complexes generates leisure demand for hotel rooms. We believe the Hilton Philadelphia Airport is a market leader in the upscale, full-service hotel sector in the Philadelphia airport market.

Guest Rooms. The Hilton Philadelphia Airport is comprised of 331 guest rooms, including three suites, in a nine-story L-shaped tower. All rooms provide modern conveniences including high-speed internet access.

Food and Beverage. The hotel has three dining options located on the premises. Landing Restaurant features continental and regional cuisine and an upscale buffet for breakfast and lunch. Players Sports Bar features a full-service bar with a sports theme. Café Express provides light fare and beverages in the hotel lobby.

Other Amenities. Other amenities include direct access to the general aviation facilities of the Philadelphia International Airport, business center, fitness center, indoor swimming pool, whirlpool spa, recreational facilities, and 10,000 square feet of meeting space in the hotel.

Operating and Occupancy Information. The following tables show certain historical data regarding the Hilton Philadelphia Airport.

	Year Ended December 31,
Metric	2012	2011	2010	2009	2008
Room Revenue	$12,523,740	$11,930,208	$10,976,745	$10,516,195	$12,313,520
ADR	$134.21	$128.57	$116.05	$116.68	$134.44
Occupancy %	77.0%	76.8%	78.3%	74.6%	75.6%
RevPAR	$103.38	$98.75	$90.86	$87.04	$101.64

	Six Months Ended June 30,
Metric	2013	2012	2011	2010	2009
Room Revenue	$6,642,637	$6,302,316	$6,041,839	$5,497,442	$5,063,214
ADR	$139.43	$136.88	$128.91	$114.14	$116.47
Occupancy %	79.5%	76.4%	78.2%	80.4%	72.6%
RevPAR	$110.88	$104.62	$100.85	$91.76	$84.51

Hilton Wilmington Riverside. The Hilton Wilmington Riverside is located five miles from the Wilmington International Airport at 301 North Water Street in Wilmington, North Carolina. The Hilton Wilmington Riverside was originally constructed in 1971 and expanded in 1999. The property is the only hotel located directly on the downtown Riverwalk and is situated across from the USS North Carolina Battleship Memorial. MHI Hotels Services and its affiliates have managed the Hilton Wilmington Riverside since 1989. The hotel was completely renovated in 2007.

Key Highlights and Demand Generators. The top five accounts by revenue for 2012 were CP Brunswick, PPD, GE, North Carolina Local Government Information Systems, and North Carolina Bar Association. Due to the hotel’s meeting space, group business accounts for over 50.0% of room revenues. State associations and educational related conferences contribute to the hotel’s business demand.

Guest Rooms. The Hilton Wilmington Riverside originally was constructed with 178 rooms and expanded in 1999 for a current total of 272 rooms in a nine-story structure. All rooms are equipped with high-speed internet service.

Food and Beverage. The hotel has three dining options located on the premises. Ruth’s Chris Steakhouse is a popular steakhouse located just off the hotel lobby. Innovation’s features American cuisine and daily chef’s specials. Currents Riverview Café offers coffee, cocktails and lite fare in the lobby and provides panoramic views of the Cape Fear River.

Other Amenities. Other amenities include an outdoor pool overlooking the Cape Fear River, fitness center, business center, gift shop and 20,000 square feet of meeting space in the hotel.

Operating and Occupancy Information. The following tables show certain historical data regarding the Hilton Wilmington Riverside.

	Year Ended December 31,
Metric	2012	2011	2010	2009	2008
Room Revenue	$9,539,537	$9,114,480	$8,514,210	$8,657,897	$8,887,827
ADR	$129.48	$124.81	$122.26	$121.98	$125.83
Occupancy %	74.0%	73.6%	70.1%	71.5%	71.0%
RevPAR	$95.82	$91.81	$85.76	$87.21	$89.28

	Six Months Ended June 30,
Metric	2013	2012	2011	2010	2009
Room Revenue	$4,918,740	$4,751,396	$4,661,950	$4,233,660	$4,416,284
ADR	$137.67	$129.97	$124.79	$122.09	$123.05
Occupancy %	72.6%	73.9%	75.90%	70.4%	72.9%
RevPAR	$99.91	$95.98	$94.69	$85.99	$89.70

Hilton Savannah DeSoto. The Hilton Savannah DeSoto hotel is located at 15 East Liberty Street in historic downtown Savannah, Georgia. The Hilton Savannah DeSoto overlooks Madison Square in the center of Savannah’s historic district. A hotel has occupied the site since 1890 and the current building was constructed in 1968. The hotel offers views of the Savannah skyline and the Savannah River. The Hilton Savannah DeSoto is connected via an enclosed atrium to a luxury condominium building. MHI Hotels Services and its affiliates have managed the Hilton Savannah DeSoto since 1994. The hotel was completely renovated in 2008.

Key Highlights and Demand Generators. The Hilton Savannah DeSoto has historically generated its corporate demand from upscale business travelers and corporate meetings conducted by regional organizations. The top five accounts by revenue for 2012 were Armstrong Atlantic State University, Tauck, National Association of Credit Unions, NetJets, and Southern SRAS Museums Conference. The historic sites of Savannah create demand from the leisure segment. Group business, primarily the association and corporate meeting segments, account for more than 50.0% of the Hilton Savannah DeSoto’s business.

Guest Rooms. The Hilton Savannah DeSoto is a 15-story structure with 246 traditionally-styled guest rooms including five suites and an executive level. All rooms are equipped with high-speed internet access.

Food and Beverage. The hotel has three dining options located on the premises. The DeSoto Grille serves authentic Savannah cuisine and a buffet at both breakfast and lunch. Beulah’s, located in the lobby area, serves coffees, juices, baked fresh daily breakfast breads, sandwiches and salads. The Lion’s Den is the hotel’s lounge.

Other Amenities. Other amenities include a business center, a fitness center, second-floor rooftop with an outdoor pool, complimentary access to the Downtown Athletic Club, gift shop and 20,000 square feet of meeting space in the hotel.

Operating and Occupancy Information. The following tables show certain historical information regarding the Hilton Savannah DeSoto.

	Year Ended December 31,
Metric	2012	2011	2010	2009	2008
Room Revenue	$8,851,984	$8,405,396	$7,977,247	$6,989,162	$7,499,444
ADR	$132.59	$123.85	$117.52	$125.01	$137.23
Occupancy %	74.2%	75.6%	75.6%	62.3%	60.7%
RevPAR	$98.32	$93.61	$88.84	$77.84	$83.29

	Six Months Ended June 30,
Metric	2013	2012	2011	2010	2009
Room Revenue	$4,659,532	$4,746,939	$4,343,541	$4,159,611	$3,615,682
ADR	$144.29	$136.77	$127.63	$122.05	$131.95
Occupancy %	72.5%	77.5%	76.4%	76.5%	61.5%
RevPAR	$104.65	$106.02	$97.55	$93.42	$81.20

Sheraton Louisville Riverside. The Sheraton Louisville Riverside is located near Interstate 65 and directly on the Ohio River at 700 West Riverside Drive in historic Jeffersonville, Indiana. The hotel is five miles from Louisville International Airport and one mile from the Louisville central business district. The hotel was completely renovated in 2008.

Key Highlights and Demand Generators. The top five accounts by revenue for this hotel in 2012 were Humana, Deloitte, Heartland, CSI, and ACL. The property is located on the Ohio River at the base of the Second Street bridge that accesses the Louisville central business district one mile to the south. The hotel caters primarily to the city’s corporate community, including Humana and Yum Products, as well as special sporting events such as the Kentucky Derby and University of Louisville athletics.

Guest Rooms. The Sheraton Louisville Riverside is composed of 180 guest rooms.

Food and Beverage. The hotel offers two dining options on the premises. The Bristol Bar and Grille offers fine dining in a casual atmosphere. The Lobby Bar offers full-service bar with light fare menu. Five additional restaurants are contiguous to the hotel.

Other Amenities. Other amenities include an indoor pool, club lounge, fitness center, business center and 7,600 square feet of meeting space in the hotel.

Operating and Occupancy Information. The following tables show certain historical information, from the date of re-opening the Sheraton Louisville Riverside after extensive renovations.

	Year Ended December 31,
Metric	2012	2011	2010	2009	2008
Room Revenue	$5,148,511	$4,895,268	$4,523,283	$3,726,328	$1,915,775
ADR	$123.73	$118.37	$108.56	$109.39	$120.95
Occupancy %	63.1%	62.9%	63.4%	51.6%	35.7%
RevPAR	$78.04	$74.51	$68.85	$56.40	$43.20

*	Represents eight months of operations.

	Six Months Ended June 30,
Metric	2013	2012	2011	2010	2009
Room Revenue	$3,284,659	$2,933,415	$2,555,587	$2,239,935	$1,856,087
ADR	$150.79	$138.98	$127.87	$117.24	$116.85
Occupancy %	66.9%	64.4%	61.3%	58.6%	48.5%
RevPAR	$100.82	$89.54	$78.44	$68.75	$56.66

Crowne Plaza Jacksonville Riverfront. The Crown Plaza Jacksonville Riverfront is located at 1201 Riverplace Boulevard in downtown Jacksonville, Florida. The hotel is approximately fifteen minutes from the airport and close to the Prime Osborn Center, Alltel Stadium, the Jacksonville Landing and historic San Marco neighborhood shops and restaurants. The hotel was renovated in 2006 when it changed brands from Hilton to Crowne Plaza and currently is undergoing additional renovations, where the Company expects to invest approximately $4.0 million over the next two-and-one-half years in upgrades and improvements to the hotel.

Key Highlights and Demand Generators. The top five accounts by revenue for this hotel in 2012 were ASPCA, Steinmart, Winn Dixie, Medfirst, Redox. The property is located on the preferred south bank of the St. John’s River in the city’s central business district and directly on the Riverwalk. The hotel caters primarily to local corporate clients as well as hosting regional corporate and association conferences. The waterfront Riverwalk location appeals to leisure guests.

Guest Rooms. The Crowne Plaza Jacksonville Riverfront features 292 luxury guestrooms, including 30 Junior Suites. All rooms are equipped with high-speed internet access.

Food and Beverage. The hotel has four dining options located on the premises. Ruth’s Chris Steakhouse is a popular steakhouse, located on the waterfront with a view of the city’s skyline. The American Grille is a full-service three-meal restaurant with regional fare. Crowne Bar is a lobby bar featuring a variety of drinks and light fare. Riverfront Lounge, an outdoor venue, features light fare and a variety of drink specialties.

Other Amenities. The hotel offers 12,000 square feet of flexible meeting space, a fitness center, gift shop, business center, outdoor riverside pool, covered parking and a water taxi service to downtown venues.

Operating and Occupancy Information. The following tables show certain historical data regarding the Crowne Plaza Jacksonville Riverfront.

	Year Ended December 31,
Metric	2012	2011	2010	2009	2008
Room Revenue	$6,332,016	$5,738,863	$5,846,195	$6,152,815	$7,585,013
ADR	$95.72	$101.29	$100.63	$102.35	$116.90
Occupancy %	61.9%	53.2%	54.5%	56.4%	60.7%
RevPAR	$59.25	$53.85	$54.82	$57.73	$70.97

	Six Months Ended June 30,
Metric	2013	2012	2011	2010	2009
Room Revenue	$3,197,805	$3,434,380	$2,984,441	$3,069,678	$3,394,127
ADR	$96.73	$93.53	$99.72	$97.53	$103.55
Occupancy %	62.6%	69.1%	56.6%	59.6%	62.0%
RevPAR	$60.50	$64.62	$56.47	$58.08	$64.22

Crowne Plaza Tampa Westshore. The Crowne Plaza Tampa Westshore is located at 5303 West Kennedy Boulevard in Tampa, Florida. The hotel is situated on 3.82 acres in Tampa’s Westshore Corridor, the city’s corporate, entertainment, restaurant and shopping district, and is within two miles of Tampa International Airport. The property is located contiguous to the I-275 Memorial Highway Interchange, the city’s most traveled highway. The Westshore Mall is located one-tenth of a mile to the east of the hotel. The hotel was completely renovated in 2008 and reopened for business in March 2009.

Key Highlights and Demand Generators. The top five accounts by revenue for this hotel in 2012 were Joint War Fighting, Avantair GE Energy Environmental Services, MacDill Air Force Base, and Bloomin Brands. The hotel is located in close proximity to the Westshore office market, airport and various sports venues, including a professional football stadium and the New York Yankees spring training facility. The hotel is situated near military and defense contract installations and caters primarily to local, corporate and military clients as well as hosting regional corporate and association conferences.

Guest Rooms. The hotel features 222 rooms, including 44 suites. All rooms are equipped with high-speed internet access.

Food and Beverage. Mezzo Restaurant and Lounge is located off the lobby and provides three-meal service in a casual atmosphere. Tampa’s Mojito Restaurant and Lounge is located on the premises.

Other Amenities. Other amenities include an outdoor pool, fitness center, business center and approximately 10,000 square feet of meeting space in the hotel.

Operating and Occupancy Information. The following tables show certain historical data, from the date of opening post-renovation, regarding the Crowne Plaza Tampa Westshore.

	Year Ended December 31,
Metric	2012	2011	2010	2009*
Room Revenue	$5,795,816	$5,071,150	$4,374,288	$2,232,175
ADR	$100.77	$96.82	$88.89	$82.00
Occupancy %	70.8%	64.6%	60.7%	40.7%
RevPAR	$71.33	$62.58	$53.98	$33.40

*	Represents ten months of operations.

	Six Months Ended June 30,
Metric	2013	2012	2011	2010	2009*
Room Revenue	$3,029,627	$3,214,848	$2,789,444	$2,380,913	$705,481
ADR	$102.34	$99.89	$101.67	$90.89	$84.21
Occupancy %	73.7%	79.7%	68.3%	65.2%	32.3%
RevPAR	$75.40	$79.57	$69.42	$59.25	$27.16

*	Represents one month of operations.

Crowne Plaza Hampton Marina. Less than a half mile off interstate 64, the hotel is centrally located between Williamsburg and Virginia Beach at 700 Settlers Landing Road in Hampton, Virginia. The Crowne Plaza Hampton Marina Hotel is the only waterfront hotel in Hampton, Virginia and is near Hampton University and contiguous to the Virginia Air & Space Museum. This property features 173 guestrooms and suites, an outdoor pool, meeting facilities, and multiple dining options all located in a marina setting. The hotel was completely renovated in 2008 to 2009.

Key Highlights and Demand Generators. The top five accounts by revenue for this hotel in 2012 were Delta Airlines, Hampton University, M2 Pictures, Boo Williams, and University of Virginia. The property is located on the Hampton River in downtown Hampton, Virginia, a short walk from Hampton University, Hampton Coliseum and the Air and Space Museum. The downtown waterfront setting is attractive to leisure guests. Additionally, the hotel is situated in close proximity to major defense and defense contractor installations and caters primarily to local government and military complexes such as NASA Langley, Langley Airforce Base, Fort Monroe, Newport News Shipbuilding and the Norfolk Naval Base.

Guest Rooms. The hotel features 173 guestrooms and suites. All rooms are equipped with high-speed internet access.

Food and Beverage. The hotel has four dining options located on the premises. The Regatta Grille features waterfront dining with a southern cuisine. Oyster Alley is an outdoor dockside restaurant that offers drinks and a light fare menu. Latitude 37 serves light fare and cordials in a waterfront lounge setting with a sophisticated nautical theme. Java Junkie is a sandwich shop on the hotel premises.

Other Amenities. Other Amenities at the Crowne Plaza Hampton Marina include an outdoor pool, fitness center, business center and 7,600 square feet of meeting space in the hotel.

Operating and Occupancy Information. The following tables show certain historical data, from the date of purchase, regarding the Crowne Plaza Hampton Marina.

	Year Ended December 31,
Metric	2012	2011	2010	2009	2008
Room Revenue	$3,217,702	$3,449,851	$3,245,826	$2,955,592	$1,266,096
ADR	$90.50	$88.48	$89.39	$97.20	$101.00
Occupancy %	56.2%	61.7%	57.5%	48.4%	28.9%
RevPAR	$50.89	$54.63	$51.40	$47.08	$29.21

*	Represents eight months of operations.

	Six Months Ended June 30,
Metric	2013	2012	2011	2010	2009
Room Revenue	$1,474,070	$1,567,235	$1,725,584	$1,495,326	$1,453,232
ADR	$95.53	$90.26	$90.55	$90.77	$98.99
Occupancy %	49.3%	55.1%	60.9%	52.9%	47.2%
RevPAR	$47.08	$49.78	$55.11	$48.03	$46.68

Holiday Inn Laurel West. The Holiday Inn Laurel West is located at 15101 Sweitzer Lane in Laurel, Maryland, near I-95 and Route 198 between Washington, D.C. and Baltimore, Maryland. The Holiday Inn Laurel West opened in 1985 with 125 guest rooms and in 1989 completed an addition of 80 rooms for a current total of 207 guest rooms. The hotel was renovated in 2005.

Key Highlights and Demand Generators. The hotel is conveniently located at the entrance to a corporate office park with major employers such as United Parcel Service, SunTrust, and the Washington Suburban Sanitary Commission. The top five accounts by revenue for 2012 were Worldstrides, EF Smithsonian, L&L Travel, Corporate Lodging Consultants and Bright Spark Student Travel. Much of the leisure demand is generated from its easy access off I-95 and proximity to the Washington, DC, Baltimore and Annapolis areas. Major government installations are located in close proximity to the hotel including the National Agriculture Research Center, National Security Administration, NASA, Fort Mead and Secret Service Training.

Guest Rooms. The hotel contains 207 guestrooms in a six story mid-rise structure. All rooms are equipped with high-speed internet access.

Food and Beverage. The hotel has two dining options located on the premises. Outback Steakhouse serves dinner, featuring steak and seafood, and provides bar service. Atrium Café serves three meals in the atrium of the hotel.

Other Amenities. Other amenities include a business center, executive level accommodations with keyed access and upgraded amenities, a 8,000 square foot atrium area with indoor pool, sauna, whirlpool, exercise room, game room, putting green, billiards, shuffleboard and gift shop and over 8,000 square feet of meeting and banquet space in the hotel.

Operating and Occupancy Information. The following tables show certain historical information regarding Holiday Inn Laurel West.

	Year Ended December 31,
Metric	2012	2011	2010	2009	2008
Room Revenue	$4,495,818	$4,090,326	$4,116,447	$4,181,469	$4,310,740
ADR	$88.66	$89.01	$88.77	$92.70	$96.42
Occupancy %	66.9%	60.8%	61.4%	59.7%	59.0%
RevPAR	$59.34	$54.14	$54.48	$55.34	$56.90

	Six Months Ended June 30,
Metric	2013	2012	2011	2010	2009
Room Revenue	$2,398,388	$2,414,440	$2,163,150	$2,244,767	$2,365,793
ADR	$92.40	$91.93	$91.13	$90.61	$97.06
Occupancy %	69.3%	69.7%	63.4%	66.1%	65.1%
RevPAR	$64.01	$64.09	$57.73	$59.91	$63.14

DoubleTree by Hilton Brownstone - University. The DoubleTree by Hilton Brownstone — University is located near the central Raleigh business district and adjacent to North Carolina State University, at 1707 Hillsborough Street in Raleigh, North Carolina. The DoubleTree by Hilton Brownstone — University was built in 1971 as an independent property and operated as a Hilton for 20 years. MHI Hotels Services and its affiliates have managed the DoubleTree by Hilton Brownstone — University since 1999. In November 2011, the hotel was rebranded from Holiday Inn Brownstone to the DoubleTree by Hilton Brownstone — University, after completion of an approximate capital improvement program of approximately $4.5 million and the execution of a license agreement with Hilton Worldwide.

The hotel leases land adjacent to the hotel for use as a parking lot. The lease provides for annual rent of $76,104 and expires in August 2016 with options to renew for up to three additional 10-year periods with an option to purchase the leased property at fair market value at the end of the original lease term in August 2016, subject to payment of an annual fee of $9,000 and other conditions.

Key Highlights and Demand Generators. The DoubleTree by Hilton Brownstone-University generates transient business demand from corporate and government related entities. The top five accounts by revenue for 2012 were North Carolina State University, Amtrak, Allscripts, Neighborworks America, and Partners in Team Travel. Group business demand is generated through these entities and additionally through conventions, North Carolina State University special events (sports and educational), youth sporting events, state association meetings and government training. Weddings, special events, and religious celebrations generate leisure demand for this property. We believe the hotel’s strong ties to North Carolina State University and the expansion of the downtown convention center provide for opportunities in RevPAR growth.

Guest Rooms. The hotel is comprised of 190 guest rooms in an eight-story building. The property site is also improved with 18 additional and separate apartment suites. All rooms are equipped with high-speed internet access.

Food and Beverage. The Harvest Grille Restaurant and Harvest Grille Bistro located on the premises are both open for breakfast, dinner and lunch.

Other Amenities. Other amenities include an outdoor swimming pool, complimentary on-site fitness facility, access to the YMCA, and 15,000 square feet of meeting space in the hotel.

Operating and Occupancy Information. The following tables show certain historical information regarding the DoubleTree by Hilton Brownstone-University.

	Year Ended December 31,
Metric	2012	2011	2010	2009	2008
Room Revenue	$4,918,893	$3,491,691	$3,518,842	$3,527,654	$4,310,289
ADR	$104.12	$85.87	$78.71	$82.91	$90.59
Occupancy %	67.9%	59.4%	65.5%	62.3%	69.5%
RevPAR	$70.73	$51.02	$51.55	$51.68	$62.98

	Six Months Ended June 30,
Metric	2013	2012	2011	2010	2009
Room Revenue	$2,796,521	$2,335,603	$1,803,420	$1,726,758	$1,752,881
ADR	$111.44	$101.35	$84.30	$76.16	$85.69
Occupancy %	73.0%	66.6%	63.2%	67.0%	60.4%
RevPAR	$81.32	$67.54	$53.28	$51.02	$51.79

Joint venture properties.

Crowne Plaza Hollywood Beach Resort. The Crowne Plaza Hollywood Beach Resort Hotel opened in September 2007 is owned through a joint venture with Carlyle. A winner of the InterContinental Hotels Group 2008 Renovation Award, the resort is centrally located to enjoy both the Intracoastal Waterway and Atlantic Ocean access.

Key Highlights and Demand Generators. The Crowne Plaza Hollywood Beach Resort is located in a high growth area in close proximity to both Fort Lauderdale and Miami. The hotel is situated near the Hollywood Conference Center, Gulfstream Park, Hard Rock Casino, Sun Life Stadium home to Miami’s NFL and MLB teams, as well as South Florida’s famous beaches and nightlife. The top five accounts by revenue for 2012 were Transat Tours, American College of Neuropsychopharmacology, Hotelbeds, JetBlue, and ESPN Productions.

Guest Rooms. The Crowne Plaza Hollywood Beach Resort features 311 luxury guestrooms and suites with upscale resort-style amenities.

Food and Beverage. The resort offers two dining options and a coffee bar on the premises. With seating both inside and outside the resort, Elements Bistro serves an Asian/Caribbean fused menu for breakfast, lunch and dinner. The poolside Lava Tiki Bar & Grille offers hearty bar food and signature cocktails. Located in the resort lobby, the Cool Beans Coffee Bar has a full selection of Starbucks coffees.

Other Amenities. The resort also has a health and fitness center, gift shop, business center, outdoor open-air infinity-edge pool overlooking the Intracoastal Waterway, and 10,000 square feet of full-service banquet and meeting space.

Operating and Occupancy Information. The following tables show certain historical information, from the date of purchase, regarding the Crowne Plaza Hollywood Beach Resort.

	Year Ended December 31,
Metric	2012	2011	2010	2009	2008
Room Revenue	$13,279,070	$12,012,048	$10,957,552	$9,719,185	$10,185,886
ADR	$147.37	$133.29	$120.73	$121.06	$151.64
Occupancy %	79.2%	79.4%	80.0%	70.7%	59.0%
RevPAR	$116.66	$105.82	$96.52	$85.62	$89.49

	Six Months Ended June 30,
Metric	2013	2012	2011	2010	2009
Room Revenue	$8,498,298	$7,463,159	$6,678,598	$6,367,126	$5,253,389
ADR	$173.14	$156.94	$139.28	$134.98	$137.27
Occupancy %	87.2%	84.0%	85.2%	83.8%	68.0%
RevPAR	$150.97	$131.85	$118.64	$113.11	$93.33

Federal Tax and Realty Tax Data. The following table presents the federal tax basis for the real property, exclusive of furniture and equipment, for each of our hotels as of December 31, 2012, as well as the method of depreciation, depreciable life and the 2012 annual real estate tax for each property:

Property	Taxable Basis	Method	Life	2012 Realty Tax
Hilton Philadelphia Airport	$29,464,156	VAR(1)	10-40 years	$591,635
Hilton Wilmington Riverside	27,325,726	VAR(1)	7-40 years	189,122
Hilton Savannah DeSoto	24,727,102	VAR(1)	7-40 years	318,322
Sheraton Louisville Riverside	21,649,490	SL(2)	20-40 years	280,234	(3)
Crowne Plaza Jacksonville Riverfront	24,125,659	VAR(1)	20-40 years	429,129
Crowne Plaza Tampa Westshore	34,853,100	SL(2)	20-40 years	203,050
Crowne Plaza Hampton Marina	10,889,905	SL(2)	10-40 years	82,208
Holiday Inn Laurel West	12,704,641	VAR(1)	20-40 years	159,925
DoubleTree by Hilton Brownstone — University	13,291,787	VAR(1)	7-40 years	57,119	(4)

(1)	MACRS (Modified Accelerated Cost Recovery System) for additions and improvements prior to 2005 and straight line for improvements thereafter.
(2)	Straight line.
(3)	Includes annual contribution to the Jeffersonville Urban Enterprise Association.
(4)	Includes reimbursed real estate taxes on adjoining ground lease.

Tax Status

While the Operating Partnership is generally not subject to federal and state income taxes, the unitholders of the Operating Partnership, including Sotherly, are subject to tax on their respective shares of the Operating Partnership’s taxable income.

Sotherly has one taxable REIT subsidiary, MHI Holding, in which it owns an interest through the Operating Partnership. MHI Holding is subject to federal, state and local income taxes. MHI Holding has operated at a cumulative taxable loss through December 31, 2012 of $6.3 million and has paid no income taxes since its formation. In addition to a deferred tax asset of approximately $1.9 million for these cumulative tax loss carryforwards, MHI Holding had a deferred tax asset of approximately $0.4 million attributable to start-up expenses related to the opening of several of its hotels which was not deductible when incurred and is being amortized over 15 years and deferred tax assets of approximately $0.2 million attributable to year-to-year timing differences for accrued, but not deductible, vacation and sick pay amounts.

Sotherly elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 2004. In order to maintain its qualification as a REIT, Sotherly must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90.0% of its taxable income (determined without regard to the deduction for dividends paid and excluding net capital gains) to its stockholders. Sotherly has adhered to these requirements each taxable year since its formation in 2004 and intends to continue to adhere to these requirements and maintain its qualification for taxation as a REIT. As a REIT, Sotherly generally will not be subject to federal corporate income tax on that portion of its net income that is distributed to its stockholders. If Sotherly fails to qualify for taxation as a REIT in any taxable year, and no relief provision applies, it will be subject to federal income taxes at regular corporate rates (as well as any applicable alternative minimum tax) and it would be disqualified from re-electing treatment as a REIT until the fifth taxable year after the year in which it failed to qualify as a REIT. Even if Sotherly qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income. In addition, taxable income from non-REIT activities managed through taxable REIT subsidiaries is subject to federal, state and local income taxes.

Legal Proceedings

We are not involved in any material litigation, nor to our knowledge, is any material litigation threatened against us. We are involved in routine litigation arising out of the ordinary course of business, all of which is expected to be covered by insurance, and none of which is expected to have a material impact on our financial condition or results of operations.

Environmental Matters

In connection with the ownership and operation of the hotels, we are subject to various federal, state and local laws, ordinances and regulations relating to environmental protection. Under these laws, a current or previous owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on, under, or in such property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the owner’s ability to borrow using such property as collateral. Furthermore, a person who arranges for the disposal or treatment of a hazardous or toxic substance at a property owned by another, or who transports such substance to or from such property, may be liable for the costs of removal or remediation of such substance released into the environment at the disposal or treatment facility. The costs of remediation or removal of such substances may be substantial, and the presence of such substances may adversely affect the owner’s ability to sell such real estate or to borrow using such real estate as collateral. In connection with the ownership and operation of the hotels, we may be potentially liable for such costs.

We believe that our hotels are in compliance, in all material respects, with all federal, state and local environmental ordinances and regulations regarding hazardous or toxic substances and other environmental matters, the violation of which would have a material adverse effect on us. We have not received written notice from any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matters in connection with any of our present hotel properties.

Employees

We currently employ eight full-time persons, all of whom work at our corporate office in Williamsburg, Virginia. All persons employed in the day-to-day operations of the hotels are employees of MHI Hotels Services, the management company engaged by our TRS Lessee to operate such hotels.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of Sotherly’s investment policies and policies with respect to certain other activities, including financing matters and conflicts of interest. The Operating Partnership does not have separate investment policies or policies with respect to the other activities described in this section.

The policies described in this section may be amended or revised from time to time at the discretion of Sotherly’s board of directors, without a vote of Sotherly’s stockholders. Any change to any of these policies by Sotherly’s board of directors, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, Sotherly’s board of directors believes that it is advisable to do so in our and Sotherly’s stockholders’ best interests. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

We have invested principally in full-service, upscale and upper-upscale hotels located in the primary markets of the Mid-Atlantic and Southern United States. We are focusing our investments in the major markets of the Southern United States. We conduct substantially all of our investment activities through the Operating Partnership and its subsidiaries. Sotherly’s primary investment objective is to enhance stockholder value over time by improving the operating results of our initial properties and by identifying, acquiring and repositioning additional hotel properties that we expect to generate enhanced revenue, improved cash flow performance and long-term appreciation.

There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or facility type. Our policy is to acquire assets primarily for income and long-term appreciation.

Additional criteria with respect to our hotel investments are described in the section entitled “Our Business and Properties — Our Strategy and Investment Criteria” in this prospectus.

Investments in Mortgages, Structured Financings and Other Lending Policies

In sourcing acquisitions for our core turnaround growth strategy, we may pursue investments in debt instruments that are collateralized by underperforming hotel properties. In certain circumstances, we believe that owning these debt instruments is a way to (i) ultimately acquire the underlying real estate asset and (ii) provide a non-dilutive current return to Sotherly’s stockholders in the form of interest payments derived from the ownership of the debt. Our principal goal in pursuing distressed debt opportunities is ultimately to acquire the underlying real estate. By owning the debt, we believe that we may be in a position to acquire deeds to properties that fit our investment criteria in lieu of foreclosures. We do not have a policy limiting our ability to invest in loans secured by properties or to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We may make loans to joint ventures in which we may participate in the future. However, neither Sotherly nor the Operating Partnership intend to engage in significant lending activities.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

We may, from time to time, undertake a significant renovation and rehabilitation project and chose to structure such acquisitions as a joint venture, or mezzanine lending program, in order to avoid severe short-term dilution and loss of current income. For information concerning our joint venture or mezzanine lending opportunities, please see the section entitled “Our Business and Properties — Our Strategy and Investment Criteria” in this prospectus.

We may also invest in securities of other issuers in connection with acquisitions of indirect interests in properties, which we expect will typically be general or limited partnership interests in special purpose partnerships that own properties. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, as amended, and we intend to divest securities before any registration would be required.

We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Disposition Policy

Although we have no current plans to dispose of properties within our portfolio, we will consider doing so, subject to REIT qualification and prohibited transaction rules, if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. When a property no longer fits with our investment objectives, we will pursue traditional and non-traditional means of disposal. For further information concerning our asset disposition strategy, please see the section entitled “Our Business and Properties — Our Strategy and Investment Criteria” in this prospectus. For a discussion of the implications of disposing of certain of our properties, see the section entitled “Risk Factors” in this prospectus.

Financing Policies

At June 30, 2013, we had total consolidated indebtedness of approximately $151.0 million, which we estimate was between 49% and 54% of the value of our assets, which is in line with our targeted debt levels of 45% to 55% of the value of our assets.

Equity Capital Policies

Subject to applicable law and the requirements for listed companies on NASDAQ, Sotherly’s board of directors has the authority, without further stockholder approval, to issue additional authorized common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing stockholders of Sotherly will have no preemptive right to additional stock issued in any offering, and any offering might cause a dilution of investment. Sotherly may in the future issue common stock in connection with acquisitions. The Operating Partnership also may issue units in connection with acquisitions of property.

Sotherly may, under certain circumstances, purchase common stock in the open market or in private transactions with its stockholders, if those purchases are approved by Sotherly’s board of directors. Sotherly’s board of directors has no present intention of causing Sotherly to repurchase any of Sotherly’s stock, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

Sotherly’s stockholders have had the opportunity since June 2006 to participate in a dividend reinvestment plan, or DRIP, sponsored and administered by American Stock Transfer & Trust Company, or AST, which allows them to acquire additional shares of Sotherly’s common stock by automatically reinvesting their cash dividends. The additional shares are purchased on the open market by the DRIP administrator. The share price of stock acquired pursuant to the DRIP is the average price of all shares purchased with the reinvested distributions by the DRIP administrator on behalf of all DRIP participants relating to a particular distribution by us. The DRIP administrator charges participants under the DRIP commissions and other fees according to the fee schedule provided by AST in connection with any acquisition of shares. We do not subsidize or otherwise provide any discount to DRIP participants in connection with the acquisition of common stock under the DRIP. Stockholders who do not participate in the DRIP continue to receive cash distributions as declared.

Conflicts of Interest Policy

Sotherly’s current board of directors consists of Andrew M. Sims, General Anthony C. Zinni, J. Paul Carey, Edward S. Stein, David J. Beatty, James P. O’Hanlon, Kim E. Sims, David R. Folsom and Ryan P. Taylor.

MHI Hotels Services is owned and controlled by, among others, members of the Sims family, including Andrew Sims, Sotherly’s chairman and chief executive officer, and Kim Sims, a member of Sotherly’s board of directors. MHI Hotels Services manages our hotel properties pursuant to a management agreement with our TRS Lessee. In addition, unless a majority of Sotherly’s independent directors concludes otherwise, MHI Hotels Services has a right of first offer to manage hotels we acquire in the future, subject to certain exceptions, and receives substantial management fees based on the revenues and operating profit of our hotels. Our management agreements with MHI Hotels Services, including the financial terms thereof, were not negotiated on an arm’s-length basis and may be less favorable to us than we could have obtained from third parties. See the “Certain Relationships and Related Party Transactions” section of this prospectus.

Sotherly’s bylaws require that certain transactions between us and any of Sotherly’s directors, officers or employees must be approved by a majority of Sotherly’s disinterested directors, and we have adopted polices designed to reduce potential conflicts of interest in accordance with Sotherly’s bylaws. Additionally, Sotherly’s Nominating, Corporate Governance and Compensation Committee, which is composed entirely of independent directors, oversees risks associated with conflicts of interest. However, we cannot assure you that these policies will be successful in eliminating the influence of these conflicts. Neither Sotherly’s charter or bylaws, nor any of our policies, restrict any of Sotherly’s directors, officers, stockholders or affiliates from conducting, for their own account, or on behalf of others, business activities of the type we conduct. Pursuant to employment agreements entered into with Sotherly’s chief executive officer, chief financial officer and chief operating officer, such individuals have agreed not to solicit certain of our employees or engage in certain competitive activities with us.

The Maryland General Corporation Law provides that a contract or other transaction between a corporation and any of that corporation’s directors or any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of (i) the common directorship or interest, (ii) the fact that the director was present at the meeting at which the contract or transaction is approved or (iii) the fact that the director’s vote was counted in favor of the contract or transaction, if:

•

the fact of the common directorship or interest is disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•

the fact of the common directorship or interest is disclosed to stockholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the stockholders entitled to vote on the matter, other than votes of stock owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the corporation.

Reporting Policies

After the offering, the Operating Partnership will become subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, the Operating Partnership will file periodic reports and other information, including audited financial information, with the SEC.

Pursuant to the requirements of the Exchange Act, Sotherly files periodic reports, proxy statements and other information, including audited financial statements, with the SEC. Sotherly makes available to its stockholders audited annual financial statements and annual reports through its website located at www.sotherlyhotels.com. The information contained in or accessed through our website is not part of and is not incorporated into this prospectus.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information on the directors and executive officers of Sotherly. The Operating Partnership is managed by Sotherly, its sole general partner and parent company. Consequently, the Operating Partnership does not have its own separate directors or executive officers. All of Sotherly’s directors are elected annually at the annual meeting of Sotherly’s stockholders, except for one director who is elected annually by the holders of the Preferred Stock. Following the redemption of the Preferred Stock with a portion of the net proceeds of this offering, all of Sotherly’s directors will be elected annually by Sotherly’s common stockholders.

Name	Age	Position with the Company	Director/ Officer Since
Andrew M. Sims	56	Chairman of the Board of Directors and Chief Executive Officer	2004
David R. Folsom	48	Director, President and Chief Operating Officer	2011 / 2011 / 2006
Anthony E. Domalski	51	Vice President and Chief Financial Officer	2013
David J. Beatty	69	Director	2011
J. Paul Carey	55	Director	2004
James P. O’Hanlon	70	Director	2007
Kim E. Sims	58	Director	2004
Edward S. Stein	66	Director	2004
Anthony C. Zinni	69	Director	2004
Ryan P. Taylor	37	Director	2011

Executive Officers

Set forth below is biographical information for Sotherly’s executive officers.

Andrew M. Sims is Sotherly’s chief executive officer and chairman of the board and has served in such capacities since its inception in August 2004. In addition, Mr. Sims served as Sotherly’s president from our inception through December 31, 2010. He served as President of MHI Hotels Services from 1995 until August 2004 after serving for seven years as Vice President of Finance and Development. As President of MHI Hotels Services, Mr. Sims oversaw company operations as well as the areas of accounting and finance, marketing, development and franchise relations. Andrew M. Sims is the brother of Kim E. Sims. Mr. Sims serves as a director of MHI Hotels Services. Mr. Sims has a bachelor of science degree in commerce from Washington & Lee University.

The board of directors of Sotherly concluded that Mr. Sims has the relevant professional experience and skills to serve as director of Sotherly because he has spent over thirty years in the hospitality industry and has experience operating, developing and owning hotel properties. Mr. Sims has held several positions in hotel management, including president of the hotel management company, MHI Hotels Services. Most recently, as chief executive officer, Mr. Sims has developed and expanded our hotel portfolio and managed franchise, banking and third party service-provider relations. Mr. Sims’ employment agreement with Sotherly provides that Sotherly must nominate him to serve as a director.

David R. Folsom is Sotherly’s president and chief operating officer. He was appointed to the position of president in January 2011 and to the position of chief operating officer in January 2006. Mr. Folsom was appointed as a director in 2011. Mr. Folsom assists the chief executive officer in the execution of Sotherly’s strategic business plan and coordinates Sotherly’s capital raising and borrowing efforts, as well as sourcing and conducting due diligence on potential acquisitions to facilitate the company’s growth. Prior to joining Sotherly, Mr. Folsom was Vice President of Paragon Real Estate, a Cleveland-based early stage real estate venture focusing on distressed multi-family assets in 2005. From 2001 to 2005, he was an investment banker with BB&T Capital Markets, where he served in the Real Estate Securities Group and Debt Capital Markets Groups. While at

BB&T, Mr. Folsom participated in over 70 equity, debt and preferred stock underwritings, as well as financial advisory transactions across many industries. He was a member of the lead underwriting team that took Sotherly public in 2004. Mr. Folsom served as a commissioned officer in the U.S. Marine Corps, is a graduate of the U.S. Naval Academy and received a master of business administration degree from Georgetown University. In 2012, Mr. Folsom also acted as an adjunct professor at the College of William and Mary.

The board of directors of Sotherly concluded that Mr. Folsom has the relevant professional experience and skills to serve as director of the Sotherly because of his current positions as president and chief operating officer of Sotherly as well as his past investment banking and real estate financing experience.

Anthony E. Domalski is Sotherly’s vice president and chief financial officer, a position to which he was appointed as of January 1, 2013. Prior to this role, Mr. Domalski was Sotherly’s chief accounting officer since May 2005. He joined Sotherly in May 2005 and was appointed an officer by the board of directors in July 2006. A certified public accountant, he is responsible for financial analysis, cash management, investment, risk management and financial and tax reporting. From 2001 to 2005, Mr. Domalski served as Chief Financial Officer for SwissFone, Inc., a Washington, DC based telecommunications company, where he assisted in a management-led buyout of the U.S. international wholesale division from Swisscom, AG. Prior to his tenure at SwissFone, Inc., Mr. Domalski held several other senior financial positions in the telecommunications and hospitality industry and spent nine years at a local public accounting firm. Mr. Domalski is a member of the American Institute of Certified Public Accountants. Mr. Domalski received a bachelor of science degree in accounting and finance from the University of Maryland.

Directors

Set forth below is biographical information for Sotherly’s directors who are not executive officers.

David J. Beatty previously served as a director of Sotherly from the completion of Sotherly’s initial public offering in December 2004 until 2007 and resumed service as a director of Sotherly in 2011. He also serves as chairman of Sotherly’s audit committee. He began his 40 plus year career in finance and real estate development as head of marketing operations for George Kaufman real estate development group in 1972. He was a founder of Essex Commercial Mortgage in 1987 and founder and President of CENIT Commercial Mortgage Corp. in 1990. In 2001, Mr. Beatty founded TowneBank Commercial Mortgage, LLC, where he currently serves as President. TowneBank Commercial Mortgage, LLC specializes in placing debt and equity for the lodging industry. He has been President of Guest Quarters, Inc. (1979-1982), Treasurer and Chief Financial Officer of Guest Quarters Development Group (1982-1986) and President of mortgage financing for Lawson-Essex, Inc. (1987-1990). Mr. Beatty received a bachelor of arts degree from Georgetown University and a master of business administration degree from the Darden School of Business at the University of Virginia.

The board of directors of Sotherly concluded that Mr. Beatty has the relevant professional experience and skills to serve as director of Sotherly, as evidenced by Mr. Beatty’s current and former service as director of Sotherly, because of his corporate and financial leadership as president and chief financial officer of a hotel company as well as his current position of president at TowneBank Commercial Mortgage, LLC.

J. Paul Carey became a director of Sotherly prior to completion of Sotherly’s initial public offering in December 2004. Mr. Carey currently is a private investor. From October 2003 to March 2013, Mr. Carey served as the Managing Partner for JPT Partners, a privately held investment partnership created to acquire and manage transaction-processing companies in the education and financial services industry, a position he held since October 2003. Prior to his position with JPT Partners, Mr. Carey served as the Chief Executive Officer of Enumerate Solutions, Inc., a venture backed software company, from November 2001 until October 2003. Mr. Carey also served as the Executive Vice President for Sallie Mae and was responsible for financial reporting from August 1997 to April 2001, and as a partner with LCL Ltd., a financial advisory management and investment firm, from March 1993 to August 1997. He serves on the board of Opportunity Scholarships, Inc., an early stage company in the educational financial services market. Mr. Carey received a master of business administration degree from the University of Maryland and a bachelor of arts degree from The Catholic University of America.

The board of directors of Sotherly concluded that Mr. Carey has the relevant professional experience and skills to serve as director of Sotherly because of his significant financial expertise. Mr. Carey has twenty-seven years of experience in finance and financial services, holding principal executive officer positions in financial reporting, financial planning and analysis, budgeting, asset-liability management and other areas of financial management. During his time at Sallie Mae, in addition to financial reporting, Mr. Carey was responsible for all investor and regulatory relations and management.

James P. O’Hanlon became a director of Sotherly in March 2007 and serves on Sotherly’s Nominating, Corporate Governance and Compensation Committee, or the NCGC Committee, as well as the audit committee. Mr. O’Hanlon retired from Dominion Energy in January 2003 after serving as President and Chief Operating Officer for three years. He previously served as Chief Operating Officer of Dominion Generation, a generating unit of Dominion Resources, upon its formation in May 1999. Prior to his employment with Dominion Generation, Mr. O’Hanlon was with a subsidiary of Virginia Power since 1989 and served as Vice President-Nuclear Services, Vice President-Nuclear Operations and subsequently, Senior Vice President-Nuclear. He is a Captain (retired) in the U.S. Naval Reserves. Since 2003, Mr. O’Hanlon has provided consulting services in the areas of management appraisals, budget reviews and safety assessments. Mr. O’Hanlon received a bachelor of science degree in Marine Engineering from the United States Naval Academy and completed studies in nuclear engineering at the U.S. Naval Nuclear Power School. He has also pursued postgraduate studies at Penn State University and the University of Virginia, Darden School of Business.

The board of directors of Sotherly concluded that Mr. O’Hanlon has the relevant professional experience and skills to serve as director of Sotherly because of his corporate leadership as president and chief operating officer at one of the nation’s largest energy generation companies. Mr. O’Hanlon’s former positions provide a practical background of business and technical experience while serving in executive, management and supervisory positions.

Ryan P. Taylor became a director of Sotherly in 2011. He is the Managing Partner of Richmond Hill Investment Co., LP, or Richmond Hill, an investment firm launched in December 2010 that is dedicated to the preservation and growth of capital through disciplined, long-term value investing. In addition, Mr. Taylor is a Managing Director of Essex Equity Capital Management, LLC, or Essex Equity, where he joined in June 2008 and is primarily responsible for the firm’s investment activities, including sourcing, researching, monitoring and portfolio management. The entities have combined assets under management of approximately $500 million. Prior to joining Essex Equity, Mr. Taylor spent 10 years at Greenhill & Co., Inc. most recently as a Principal. Mr. Taylor joined Greenhill & Co., Inc. in 1998. Mr. Taylor earned a B.B.A. in Finance with Honors from the University of Texas at Austin in 1998.

The board of directors of Sotherly concluded that Mr. Taylor has the relevant professional experience and skills to serve as director of Sotherly because of his investment banking and real estate financing experience. As set forth in the Articles Supplementary, the holder(s) of Preferred Stock have the exclusive right, voting separately as a single class, to elect one member of Sotherly’s board of directors. The holders of the Preferred Stock have designated Ryan P. Taylor to serve as a director on Sotherly’s board of directors.

Kim E. Sims became a director of Sotherly upon completion of Sotherly’s initial public offering in December 2004 and is the President and a director of MHI Hotels Services, a position he has held since December 2004. Mr. Sims served as Executive Vice President of Operations of MHI Hotels Services from 1995 until 2004 and has provided thirty years of service at MHI Hotels Services. He has a bachelor of science degree in commerce from Washington & Lee University. Kim E. Sims is the brother of Andrew M. Sims.

The board of directors of Sotherly concluded that Mr. Sims has the relevant professional experience and skills to serve as director of Sotherly because of his more than thirty year experience in hotel management and operations. As president of MHI Hotels Services, Mr. Sims has an expertise in the hospitality industry that enhances the dialogue of the board of directors. Under the terms of our strategic alliance agreement which expires in 2014, MHI Hotels Services has the right to nominate, during the term of the agreement, one person for election to Sotherly’s board of directors at each annual meeting of stockholders for so long as Andrew M. Sims, Kim E. Sims, Christopher L. Sims, a former director, and their affiliates and families own, in the aggregate, not less than 1.5 million units in the Operating Partnership or shares of Sotherly’s common stock. MHI Hotels Services’ nominee for director is Kim E. Sims.

Edward S. Stein became a director of Sotherly upon completion of the Company’s initial public offering in December 2004 and is chairman of Sotherly’s NCGC Committee and is a member of the Sotherly’s audit committee. He is a founding partner of the Norfolk, Virginia law firm of Weinberg and Stein. Mr. Stein has practiced law in the areas of real estate, estate planning, probate, corporate law and business law since 1974. He is admitted to the Virginia Bar and is a member of the Norfolk and Portsmouth and Virginia Bar Associations. Mr. Stein received a bachelor of arts degree from Harvard University and a juris doctor degree from the University of Virginia School of Law.

The board of directors of Sotherly concluded that Mr. Stein has the relevant professional experience and skills to serve as director of Sotherly because he has spent more than thirty-five years practicing business, tax and corporate law and had served effectively as counsel for fourteen years to MHI Hotels Services. Mr. Stein also has developed and rehabilitated real estate and has experience in venture capital transactions.

General Anthony C. Zinni became a director of Sotherly in December 2004 upon completion of its initial public offering and is a member of Sotherly’s NCGC Committee. General Zinni has been a director at BAE Systems, since 2001 and served as Chief Executive Officer on an interim basis during 2009. General Zinni also served as a director of DynCorp International from 2006-2008 and served as the Executive Vice President of DynCorp International, from July 2008-December 2008. He retired from the U.S. Marine Corps after 39 years of service in October 2000. During his military career, General Zinni served as the Commanding General, First Marine Expeditionary Force from 1994 to 1996, and as Commander-in-Chief, U.S. Central Command from 1997 to 2000. General Zinni has participated in numerous humanitarian operations and Presidential diplomatic missions. In November 2001, General Zinni was appointed senior adviser and U.S. envoy to the Middle East by Secretary of State Colin Powell. Since November 2000, General Zinni has consulted in the areas of defense, military, national security, foreign policy and regional issues. Since 2008, he has served as a professor at Cornell University. In 2008, he also served as a professor at Duke University. General Zinni received a bachelor of arts degree in economics from Villanova University. He also earned a master of arts degree in international relations from Salve Regina College, a master of science degree in management and supervision from Central Michigan University, and honorary doctorate degrees from both the College of William and Mary and the Marine Maritime Academy.

The board of directors of Sotherly concluded that General Zinni has the relevant professional experience and skills to serve as director of Sotherly because he is a skilled and experienced leader who has a strong background in corporate governance. General Zinni’s leadership experience includes almost forty years in the U.S. Marine Corps and, most recently, as a director and executive officer of BAE Systems and DynCorp International, two large global security and defense public companies. General Zinni has served on four private company boards in addition to his public company board involvement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In accordance with Sotherly’s audit committee charter and procedures established by Sotherly’s audit committee, Sotherly’s audit committee or another independent body of Sotherly’s board is responsible for reviewing and approving the terms and conditions of all related party transactions. Any transaction, in which the amount involved exceeds $120,000, and in which a director or executive officer of Sotherly or a member of the immediate family of a director or officer of Sotherly has a direct or indirect material interest, would need to be approved by Sotherly’s audit committee or another independent body of Sotherly’s board prior to its entering into such transaction. The Operating Partnership is managed by Sotherly, its sole general partner and parent company. Consequently, the Operating Partnership does not have its own separate directors or executive officers. The procedures for review and approval of certain relationships and related transactions are contained in Sotherly’s audit committee charter which is available on our website at www.sotherlyhotels.com.

All new related party transactions that were not previously approved were reviewed and approved by Sotherly’s audit committee or another independent body of Sotherly’s board in 2012, unless otherwise indicated.

Transactions with MHI Hotels Services

MHI Hotels Services is currently the management company for each of our hotels.

MHI Hotels Services, the management company, is owned and controlled by certain individuals, including Andrew M. Sims, Sotherly’s chairman and chief executive officer, Kim E. Sims, a current director of Sotherly, Christopher L. Sims, a former director of Sotherly, and William J. Zaiser, Sotherly’s former executive vice president and chief financial officer. As of June 30, 2013, each of Andrew M. Sims and Kim E. Sims, both of whom are current directors of Sotherly, and Christopher L. Sims, a former director of Sotherly, beneficially owned, directly or indirectly, approximately 22.75% of the total outstanding ownership interests of MHI Hotels Services. As of June 30, 2013, William J. Zaiser, Sotherly’s former executive vice president and chief financial officer, beneficially owned, directly or indirectly, approximately 9.0% of the total outstanding ownership interests of MHI Hotels Services. One of Sotherly’s current directors and a former director, Kim E. Sims and Christopher L. Sims, respectively, are currently officers and employees of MHI Hotels Services. Andrew M. Sims, Kim E. Sims, Christopher L. Sims and William J. Zaiser are also directors of MHI Hotels Services.

Strategic Alliance Agreement

On December 21, 2004, we entered into a ten-year strategic alliance agreement with MHI Hotels Services pursuant to which (i) MHI Hotels Services agrees to refer to us (on an exclusive basis) hotel acquisition opportunities in the United States presented to MHI Hotels Services and (ii) unless a majority of Sotherly’s independent directors in good faith concludes for valid business reasons that another management company should manage a hotel owned by us, we agree to offer MHI Hotels Services or its subsidiaries the right to manage hotel properties that we acquire in the United States. Pursuant to the strategic alliance agreement, the Crowne Plaza Jacksonville Riverfront, acquired in July 2005, the Sheraton Louisville Riverside, opened in May 2008, the Crowne Plaza Hampton Marina, acquired in April 2008, and the Crowne Plaza Tampa Westshore, opened in March 2009, are managed by MHI Hotels Services.

In addition, during the term of the agreement, which expires in December 2014, MHI Hotels Services has the right to nominate one person for election to Sotherly’s board of directors at the annual meeting of Sotherly’s stockholders, subject to the approval of such nominee by Sotherly’s NCGC Committee for so long as Andrew M. Sims, Kim E. Sims, Christopher L. Sims, a former director of Sotherly, and their families and affiliates, hold, in the aggregate, not less than 1.5 million units of the Operating Partnership or shares of Sotherly’s common stock. MHI Hotels Services’ nominee for director is Kim E. Sims.

Management Agreements

Pursuant to the terms of a master management agreement, we have engaged MHI Hotels Services as the property manager for eight of our wholly-owned hotels. Certain of Sotherly’s executive officers and certain of our directors are also directors of MHI Hotels Services.

The master management agreement has a term of ten years for our six initial hotels and a term of ten years for each hotel we acquire in the future that becomes subject to such agreement, including the Crowne Plaza Jacksonville Riverfront and the Crowne Plaza Hampton Marina. During the third quarter of 2006, we sold the Holiday Inn Downtown Williamsburg and purchased the former Louisville Ramada Riverfront Inn, now the Sheraton Louisville Riverside, substituting the Louisville property for the Williamsburg property pursuant to the terms of the master management agreement. MHI Hotels Services benefits from the payment of management fees by us pursuant to our master management agreement. MHI Hotels Services receives a base management fee equal to a percentage of each hotel’s revenues (2.0% for the first year, 2.5% for the second year and 3.0% thereafter). Pursuant to the master management agreement, MHI Hotels Services receives an incentive fee equal to 10% of the amount by which gross operating profit of the hotels on an aggregate basis for a given year exceeds gross operating profits for the same hotels, on an aggregate basis, for a prior year, subject to a maximum amount of 0.25% of the aggregate gross revenue of the hotels.

In January 2008, the master management agreement was amended to revise certain provisions relating to payment by our TRS Lessee to MHI Hotels Services of a project management fee equal to five percent (5%) of the total project costs associated with the management, coordination, planning and execution of a major repositioning or product improvement plan for a Company hotel, subject to certain conditions.

In January 2009, we entered into a new management agreement with MHI Hotels Services solely for the management of the Crowne Plaza Tampa Westshore. The audit committee reviewed and approved this new management agreement in January 2009. The agreement changes certain provisions from those contained in the master management agreement for our other eight wholly-owned properties. Specifically, if we terminate the management agreement for convenience, we will pay MHI Hotels Services base and incentive management fees through the end of the initial year of the agreement or ninety days, whichever is greater, as opposed to terms of the master management agreement which provides that MHI Hotels Services must be paid the base and incentive fees for the remainder of the initial or renewal term. The provisions of the new agreement related to base management and incentive management fees are the same as those contained in the master management agreement, except that the incentive fee is calculated on a stand-alone basis for the Crowne Plaza Tampa Westshore, and not on an aggregate basis with the other eight properties. In addition, provisions relating to the submission and approval of the operating budgets were amended.

Any amendment, supplement or modification of the master management agreement and the Tampa management agreement must be in writing signed by all parties and approved by a majority of Sotherly’s independent directors. If the master management agreement terminates as to all of the hotels covered in connection with a default under the master management agreement, the strategic alliance agreement will also terminate. The master management agreement expires for the majority of our hotels in December 2014. The few remaining hotels will be subject to the master management agreement until no later than April 2018. The Tampa management agreement expires in March 2019.

For the years ended December 31, 2012 and 2011, we paid management fees of approximately $2.8 million and $2.5 million, respectively, inclusive of incentive management fees of approximately $0.2 million and $0.1 million, respectively, to MHI Hotels Services.

Shell Island Resort

In connection with the Shell Island Resort, in 2004 we entered into sublease arrangements with MHI Hotels LLC and MHI Hotels Two, Inc., affiliates of the management company, MHI Hotels Services. Under the sublease arrangements, MHI Hotels LLC and MHI Hotels Two, Inc. paid us a fixed annual rent of $640,000. Consequent to the cancellation of the management company’s contract to manage the condominium rental program for the resort and expiration of the underlying leases in December 2011 and pursuant to the terms of the sublease, in 2012 the Operating Partnership received $350,000 from MHI Hotels Services and will continue to receive a reduced set of minimum payments through December 2014.

Employee Medical Benefits

We purchase employee medical benefits through Maryland Hospitality, Inc. (d/b/a MHI Health), an affiliate of MHI Hotels Services, to pay for the employer portion of the plan covering our employees and those of MHI Hotels Services that work exclusively for our properties. For the years ended December 31, 2012 and 2011, we paid $126,919 and $115,381, respectively, for the employer portion of the plan covering our employees and $1,662,936 and $1,749,787, respectively, for the employer portion of the plan covering those employees that work exclusively for our properties under our management agreements with MHI Hotels Services.

Transactions with Richmond Hill Investment Co., LP, Essex Equity Capital Management, LLC and Their Affiliates

On April 18, 2011, Sotherly entered into a Securities Purchase Agreement, or the Purchase Agreement, with Essex Illiquid, LLC and Richmond Hill, which we refer to collectively as the Investors, under which Sotherly issued and sold to the Investors in a private placement 25,000 shares of Sotherly’s Preferred Stock and the Warrant to purchase 1,900,000 shares of the Sotherly’s common stock, par value $0.01 per share, for an aggregate purchase price of $25.0 million. On December 21, 2011, and on July 10, 2012, Sotherly amended the terms of the Warrant. Pursuant to the Warrant amendments, (i) the exercise price per share of common stock covered by the Warrant will be adjusted from time to time in the event of cash dividends upon common stock by deducting from such exercise price the per-share amount of such cash dividends and (ii) Sotherly established a modified excepted holder limit (as defined in the Sotherly’s Articles of Amendment and Restatement) for the Investors.

Ryan P. Taylor is a director and Managing Partner of Richmond Hill and a Managing Director of Essex Equity, an affiliate of Essex Illiquid, LLC and Essex Equity High Income Joint Investment Vehicle, LLC. As set forth in the Articles Supplementary, the holder(s) of Sotherly’s Preferred Stock have the exclusive right, voting separately as a single class, to elect one member of Sotherly’s board of directors. The holders of the Preferred Stock have designated Ryan P. Taylor to serve as a director on Sotherly’s board of directors. Upon the redemption of all of the shares of the Preferred Stock with a portion of the net proceeds from this offering, the holder(s) of Sotherly’s Preferred Stock will no longer have the right to elect one member of Sotherly’s board of directors and Mr. Taylor will no longer be entitled to serve as a member of Sotherly’s board of directors.

On April 18, 2011, Sotherly entered into the Note Agreement with Essex Equity High Income Joint Investment Vehicle, LLC. Pursuant to the terms of the Note Agreement, Sotherly had the right to borrow up to $10.0 million on or before December 31, 2011. The principal amount borrowed under the Note Agreement bears interest at the rate of 9.25% per annum, payable quarterly in arrears. On December 21, 2011, and June 15, 2012, Sotherly entered into amendments to the Note Agreement to (i) extend the lender’s loan commitment by 17 months through May 31, 2013 and (ii) increase the undrawn term loan commitments under the Note Agreement to $7.0 million. All amounts due under the Note Agreement were repaid and the Note Agreement expired on March 31, 2013.

Transactions with Employees and Consultant

Effective as of January 1, 2013, Sotherly’s board of directors, as recommended by Sotherly’s NCGC Committee, unanimously approved a consulting agreement, or the Consulting Agreement, between Sotherly and WJZ Consulting LLC, or the Consultant, the managing member of which is Mr. Zaiser, Sotherly’s former chief financial officer.

The Consulting Agreement terminates on December 31, 2015 and provides for targeted, annual consulting fees payable during the consulting period. In addition, pursuant to the Consulting Agreement, Sotherly and the Consultant expect that the consulting services to be performed shall require a targeted amount of hours per month dedicated by the Consultant to Sotherly. The Consultant is entitled to receive $207,000 in 2013, $165,000 in 2014 and $123,000 in 2015 for services performed under the Consulting Agreement during those periods.

Effective as of June 24, 2013, and following the approval by a committee consisting of Sotherly’s independent directors, we hired Robert E. Kirkland, IV to serve as our Compliance Officer at an annual salary of $70,000 and Ashley S. Kirkland to serve as our Legal Analyst at an annual salary of $60,000. Ashley S. Kirkland is Andrew Sims’ daughter. Robert E. Kirkland, IV and Ashley S. Kirkland are married. Neither Robert E. Kirkland, IV nor Ashley S. Kirkland are executive officers of Sotherly or the Operating Partnership.

OUR PRINCIPAL AGREEMENTS

Strategic Alliance Agreement

MHI Hotels Services is currently the management company for each of our hotels.

On December 21, 2004, we entered into a ten-year strategic alliance agreement with MHI Hotels Services pursuant to which (i) MHI Hotels Services agrees to refer to us (on an exclusive basis) hotel acquisition opportunities in the United States presented to MHI Hotels Services, and (ii) unless a majority of Sotherly’s independent directors in good faith concludes for valid business reasons that another management company should manage a hotel owned by us, we agree to offer MHI Hotels Services or its subsidiaries the right to manage hotel properties that we acquire in the United States.

In addition, during the term of the agreement, which expires in December 2014, MHI Hotels Services has the right to nominate one person for election to Sotherly’s board of directors at the annual meeting of Sotherly’s stockholders, subject to the approval of such nominee by Sotherly’s NCGC Committee for so long as certain of Sotherly’s officers and directors, Andrew Sims, Kim Sims, and Christopher Sims, and their families and affiliates, hold, in the aggregate, not less than 1.5 million units of the Operating Partnership or shares of Sotherly’s common stock.

Lease Agreements

In order for us to maintain qualification as a REIT, neither Sotherly nor the Operating Partnership or its subsidiaries can operate our hotels directly. Our wholly-owned hotels are leased to our TRS Lessee, which has engaged MHI Hotels Services to manage the hotels. Each lease for the wholly-owned hotels has a non-cancelable term of three to ten years, subject to earlier termination upon the occurrence of certain contingencies described in the lease.

During the term of each lease, our TRS Lessee is obligated to pay a fixed annual base rent plus a percentage rent and certain other additional charges. Base rent accrues and is paid monthly. Percentage rent is calculated by multiplying fixed percentages by gross room revenues, in excess of certain threshold amounts and is paid monthly or quarterly, according to the terms of the agreement.

Management Agreements

Pursuant to the terms of two management agreements, we, through our TRS Lessee, have engaged MHI Hotels Services as the property manager for our existing hotel portfolio. One of the management agreements, which we refer to as the master management agreement, covers all our wholly-owned hotels in our portfolio, excluding the Crowne Plaza Tampa Westshore. The second agreement relates to the Crowne Plaza Tampa Westshore. Except as described below, we intend to offer MHI Hotels Services the opportunity to manage any hotels we acquire in the future that we lease to our TRS Lessee. In addition, the joint venture entity which leases the Crowne Plaza Hollywood Beach Resort has also entered into a management agreement with MHI Hotels Services on terms that vary from those described below. The following terms apply only to our wholly-owned hotels.

Term. The management agreements with MHI Hotels Services have initial terms of ten years from the date of commencement of management activities at each property. The master management agreement covering our wholly-owned hotels, excluding the Crowne Plaza Tampa Westshore, expires between December 2014 and April 2018. The separate management agreement covering the Crowne Plaza Tampa Westshore expires in March 2019. The term of the management agreements with respect to each hotel may be renewed by MHI Hotels Services for two successive periods of five years each upon the mutual agreement of MHI Hotels Services and our TRS Lessee, subject to the satisfaction of certain performance tests, provided that at the time the option to renew is exercised, MHI Hotels Services is not then in default under the management agreements. If at the time of the exercise of any renewal period MHI Hotels Services is in default, then the exercise of the renewal option will be conditional on timely cure of such default, and if such default is not timely cured, then our TRS Lessee may terminate the management agreements. If MHI Hotels Services desires to exercise any option to renew, it must give our TRS Lessee written notice of its election to renew the management agreements no less than 90 days before the expiration of the then current term of the management agreements.

Any amendment, supplement or modification of the management agreements must be in writing signed by all parties and approved by a majority of Sotherly’s independent directors.

Amounts Payable under the Management Agreements. MHI Hotels Services receives a base management fee, and, if the hotels exceed certain financial thresholds, an additional incentive management fee for the management of our hotels.

The base management fee for each of our initial hotels and for any subsequent hotels we directly acquire will be a percentage of the gross revenues of the hotel and will be due monthly. The applicable percentage of gross revenue for the base management fee for each of our wholly-owned hotels is as follows:

	2015	2014	2013	2012	2011	2010	2009
Crowne Plaza Hampton Marina(1)	3.0%	3.0%	3.0%	3.0%	3.0%	2.0%	2.0%
Crowne Plaza Tampa Westshore(2)	3.0%	3.0%	3.0%	3.0%	2.5%	2.0%	2.0%
Crowne Plaza Jacksonville Riverfront	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%
DoubleTree by Hilton Brownstone-University	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%
Hilton Philadelphia Airport	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%
Hilton Savannah DeSoto	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%
Hilton Wilmington Riverside	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%
Holiday Inn Laurel West	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%
Sheraton Louisville Riverside(3)	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%

(1)	In 2010, the management company abated the increase in management fee for the Crowne Plaza Hampton for 2010.
(2)	In January 2009, we entered a separate management agreement with MHI Hotels Services for the management of the Crowne Plaza Tampa Westshore. The provisions of the new agreement related to base management fee are the same as those contained in the master management agreement. The provisions of the new agreement related to the incentive management fee are the same as those contained in the master management agreement except that it is calculated separately and not aggregated with the other properties covered by the master management agreement.
(3)	Pursuant to the master management agreement, the term for each of the initial properties, which included the Holiday Inn Downtown Williamsburg, was 10 years. The management company agreed to substitute the Sheraton Louisville Riverside for the Holiday Inn Downtown Williamsburg for remainder of the term of the agreement.

The base management fee for a hotel acquired in the future which is first leased by our TRS Lessee, other than on the first day of a fiscal year, will be 2.0% for the partial year such hotel is first leased and for the first full fiscal year such hotel is managed. There is no fee cap on the base management fee.

Subsequently Acquired Hotel Properties

First full calendar year and any partial calendar year	2.0%
Second calendar year	2.5%
Third calendar year and thereafter	3.0%

The incentive management fee under the master management agreement, if any, will be due annually in arrears within 90 days of the end of the fiscal year and will be equal to 10.0% of the amount by which the gross operating profit of all our hotels, with the exception of the Tampa property, on an aggregate basis for a given year exceeds the gross operating profit for the same hotels, on an aggregate basis, for the prior year. The incentive fee may not exceed 0.25% of the aggregate gross revenue of all of the hotels included in the incentive fee calculation for the year in which the incentive fee is earned. The calculation of the incentive fee will not include results of hotels for the fiscal year in which they are initially leased, or for the fiscal year in which they are sold, and newly acquired or leased hotels will be included in the calculation beginning in the second full calendar year such hotel is managed. The management agreement for the management of the Tampa property includes a similar provision for payment of an incentive management fee on a stand-alone basis.

Early Termination. The master management agreement may be terminated with respect to one or more of the hotels earlier than the stated term, if certain events occur, including:

•	a sale of a hotel or the substitution of a newly acquired hotel for an existing hotel;

•

the failure of MHI Hotels Services to satisfy certain performance standards with respect to any of the future hotels or with respect to the six initial hotels after the expiration of the initial 10-year term;

•	in the event of a casualty to, condemnation of, or force majeure involving a hotel; or

•	upon a default by MHI Hotels Services or us that is not cured prior to the expiration of any applicable cure periods.

The management agreement for the Crowne Plaza Tampa Westshore may also be terminated for convenience with 90 days’ notice to MHI Hotels Services.

Termination Fees. In certain cases of early termination of the master management agreement with respect to one or more of the hotels and the management agreement for our Tampa property, we must pay MHI Hotels Services a termination fee, plus any amounts otherwise due to MHI Hotels Services pursuant to the terms of that management agreement. We will be obligated to pay termination fees in such circumstances provided that MHI Hotels Services is not then in default, subject to certain cure and grace periods.

New Acquisitions; Strategic Alliance Agreement. Pursuant to the strategic alliance agreement with MHI Hotels Services, we have agreed to engage MHI Hotels Services for the management of any hotels acquired in the future unless a majority of Sotherly’s independent directors in good faith concludes, for valid business reasons, that another management company should manage any newly acquired hotels. If the management agreement terminates as to all of the hotels covered in connection with a default under the management agreement, the strategic alliance agreement will also terminate.

Franchise Agreements

Our hotels operate under franchise licenses from national hotel companies.

We anticipate that, for the near term, most of the additional hotels we acquire will be operated under franchise licenses. We believe that the public’s perception of quality associated with a franchisor is an important feature in the operation of a hotel. Franchisors provide a variety of benefits for franchisees, which include national advertising, publicity and other marketing programs designed to increase brand awareness, training of personnel, continuous review of quality standards and centralized reservation systems. We may, however, own and operate hotels that are not encumbered with franchise licenses, if such ownership meets our strategic investment criteria.

Our TRS Lessee holds the franchise licenses for our wholly-owned hotels. MHI Hotels Services must operate each of our hotels it manages in accordance with and pursuant to the terms of the franchise agreement for the hotel.

The franchise licenses generally specify certain management, operational, record keeping, accounting, reporting and marketing standards and procedures with which the franchisee must comply. Under the franchise licenses, the franchisee must comply with the franchisors’ standards and requirements with respect to:

•	training of operational personnel;

•	safety;

•	maintaining specified insurance;

•	the types of services and products ancillary to guest room services that may be provided;

•	display of signage;

•	marketing techniques including print media, billboards, and promotions standards; and

•	the type, quality and age of furniture, fixtures and equipment included in guest rooms, lobbies and other common areas.

Additionally, as the franchisee, our TRS Lessee is required to pay the franchise fees described below.

The following table sets forth certain information for the franchise licenses of our wholly-owned hotel properties:

	Franchise Fee(1)	Marketing/Reservation Fee(1)	Expiration Date
Crowne Plaza Hampton Marina	5.0%	3.5%	10/06/2018
Crowne Plaza Jacksonville Riverfront	5.0%	3.5%	03/31/2016
Crowne Plaza Tampa Westshore	5.0%	3.5%	03/06/2019
DoubleTree by Hilton Brownstone-University	5.0%	4.0%	11/30/2021
Hilton Philadelphia Airport	5.0%	3.5%	10/31/2014
Hilton Savannah DeSoto	5.0%	4.0%	07/31/2017
Hilton Wilmington Riverside	5.0%	4.0%	03/31/2018
Holiday Inn Laurel West	5.0%	2.5%	10/06/2015
Sheraton Louisville Riverside	5.0%	3.5%	04/29/2023

(1)	Represents the percentage of room revenues payable to the franchisor.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of units of the Operating Partnership and outstanding shares of Sotherly’s common stock as of the date of this prospectus for each person or group known to us to be holding more than 5.0% of the Operating Partnership’s partnership units, or Sotherly’s common stock, each director and named executive officer of Sotherly and for the current directors and executive officers of Sotherly as a group. The table shows the number of partnership interests or units in the Operating Partnership and shares of Sotherly’s common stock the person “beneficially owns,” as determined by the rules of the SEC. The Operating Partnership is obligated to redeem each unit at the request of the holder thereof for the cash value of one share of Sotherly’s common stock or, at Sotherly’s option, one share of Sotherly’s common stock, which is traded on the NASDAQ® Global Market. As of the date of this prospectus, there are 13,038,125 partnership units of the Operating Partnership outstanding held by 13 partners and Sotherly had outstanding 10,206,927 shares of its common stock, $0.01 par value per share.

Name of Beneficial Owner(1)	Number of Shares of Sotherly Beneficially Owned		Number of Units of the Operating Partnership Beneficially Owned		Percent of Partnership Units		Total		Percent of Common Stock(2)
General Partner of Operating Partnership
Sotherly Hotels Inc.	—		12,106,927	(3)	81.0	(4)	12,106,927	(3)	—
Directors, Executive Officers and 5% Holders of Sotherly Hotels Inc. Common Stock or Operating Partnership Units
Ryan P. Taylor/Essex Illiquid, LLC/Richmond Hill Capital Partners, LP	1,900,000	(5)	—				1,900,000		15.8
Andrew M. Sims(6)	747,055	(7)	549,997	(8)	4.2		1,297,052		12.1
Edmunds White Partners, LLC	997,414	(9)	—		—		997,414		9.8
Palogic Value Management, L.P	811,152	(10)	—		—		811,152		8.0
Cheong Family	368,168	(11)	364,086	(11)	2.8		732,254		7.0
Kim E. Sims(6)	125,250	(8)	384,997	(8)	3.0		510,247		4.8
Edward S. Stein	22,500	(12)	333,099	(13)	2.6		355,599		3.4
William J. Zaiser	48,625	(14)	214,981	(15)	1.7		263,606		2.5
David R. Folsom	234,506	(16)	—		—		234,506		2.3
James P. O’Hanlon	53,250	(17)	—		—		53,250		*
Anthony E. Domalski	46,000	(18)			—		46,000		*
General Anthony C. Zinni	31,428	(12)	—		—		31,428		*
J. Paul Carey	28,500	(12)	—		—		28,500		*
David J. Beatty	10,222	(19)	—		—		10,222		*
All executive officers and directors of the Company as a group (10 persons)	3,198,711		1,232,112		9.5		4,430,823		33.3

*	Represents less than 1% of the number of shares of common stock of Sotherly.

(1)	Unless otherwise indicated, the named stockholders have sole voting power with respect to all shares shown as being beneficially owned by them. Includes all restricted stock grants, including those that will vest on December 31, 2013.
(2)	Assumes that all units of the Operating Partnership held by such person or group of persons are redeemed for common stock of Sotherly (regardless of when such units are redeemable) on a one-for-one basis. Assumes that all warrants to purchase shares of Sotherly’s common stock held by such person or group of persons are exercised (only if exercisable within 60 days). The total number of shares of Sotherly’s common stock outstanding used in calculating the ownership interest of the named holders of units in the Operating Partnership and the named holders of warrants to purchase shares of Sotherly’s common stock is based on the deemed conversion or exercise of only the units or warrants, as applicable, owned by such holder into shares of Sotherly’s common stock.

(3)	Includes units representing both general and limited partnership interests in the Operating Partnership as well as a warrant to purchase 1,900,000 additional partnership units.
(4)	Sotherly currently owns a 1% interest in the Operating Partnership as general partner and an approximately 77.3% interest in the Operating Partnership as a limited partner and owns a warrant to purchase 1,900,000 additional partnership units. Assumes that all warrants to purchase additional partnership units are exercised (only if exercisable within 60 days). The total number of units in the Operating Partnership used in calculating the ownership interest of Sotherly is based on the deemed exercise of the warrants.
(5)	Based on information set forth in a Schedule 13D/A filed with the SEC on July 17, 2012, Essex Illiquid, LLC, Richmond Hill Investments, LLC, Basil Maher, and M. Brian Maher have shared voting and dispositive power over 1,748,000 shares, through their ownership of warrants to purchase shares of Sotherly’s common stock. Based on information set forth in a Schedule 13D/A filed with the SEC on July 17, 2012, Richmond Hill Capital Partners, LP, Richmond Hill Advisors, LLC, Richmond Hill Investment Co., LP, Richmond Hill Capital Management, LLC, collectively, the Richmond Hill Entities, and Ryan P. Taylor have shared voting and dispositive power over 152,000 shares, through their ownership of warrants to purchase shares of Sotherly’s common stock. Ryan P. Taylor, Sotherly’s director, is affiliated with both Essex Illiquid, LLC and the Richmond Hill Entities. Mr. Taylor disclaims beneficial ownership over the shares of Sotherly’s common stock and the related warrants. Each of Essex Illiquid, LLC and Richmond Hill Investments, LLC, on the one hand, and each Richmond Hill Entity, on the other hand, disclaim beneficial ownership of any securities held by the other. The address of each of Essex Illiquid, LLC, Richmond Hill Investments, LLC, Richmond Hill Capital Partners, LP, Richmond Hill Advisors, LLC, Richmond Hill Investment Co., LP, Richmond Hill Capital Management, LLC, and Ryan P. Taylor is 375 Hudson Street, 12th Floor, New York, New York 10014. The address of both Basil Maher and M. Brian Maher is c/o Essex Equity Management, LLC, 70 South Orange Avenue, Suite 105, Livingston, New Jersey 07039.
(6)	Andrew M. Sims and Kim E. Sims are siblings.
(7)	Includes 68,500 shares of the common stock of Sotherly granted under Sotherly’s 2004 Long Term Incentive Plan, or the 2004 Plan including 15,000 shares of Sotherly’s common stock granted pursuant to Mr. Sims’ employment agreement with Sotherly that were fully vested on January 1, 2011. Includes 156,250 shares held by Susan L. Sims, Andrew M. Sims’ spouse. Includes 271,250 shares held by the family limited partnership of Andrew M. Sims.
(8)	Andrew M. Sims and Kim E. Sims each received 605,166 units in connection with Sotherly’s initial public offering. On July 22, 2005, the family limited partnerships of Andrew M. Sims and Kim E. Sims each received 23,850 units in connection with our acquisition of the Hilton Jacksonville Riverfront Hotel. Includes 35,981 units held by the Edgar Sims Irrevocable Trust for which Andrew M. Sims, Kim E. Sims and Christopher L. Sims, a former director, serve as co-trustees. Andrew M. Sims redeemed 115,000 units for common stock on June 7, 2011. Kim E. Sims redeemed 80,000 units for common stock on March 1, 2007, 50,000 units for common stock on August 28, 2007, 50,000 units for common stock on October 3, 2011, 50,000 units for common stock on March 1, 2013 and 50,000 units for common stock on August 14, 2013.
(9)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2013, Edmunds White Partners, LLC has voting and dispositive power over 997,414 shares. The address of Edmunds White Partners, LLC is 10831 Ridgefield Parkway, Richmond, Virginia 23233.
(10)	Based on information set forth in a Schedule 13G/A filed with the SEC on January 23, 2013, Palogic Value Management, L.P., Palogic Value Fund, L.P., Palogic Capital Management, LLC and Ryan L. Vardeman, collectively, the Palogic Entities, have shared voting and dispositive power over 811,152 shares of Sotherly’s common stock. Palogic Value Fund is the record and direct beneficial owner of the 811,152 shares. Palogic Value Management is the investment manager and general partner of, and may be deemed to have indirect beneficial ownership of securities owned by, Palogic Value Fund. Palogic Capital Management is the general partner of, and may be deemed to have indirect beneficial ownership of securities owned by, Palogic Value Management. Ryan Vardeman is the sole member of, and may be deemed to have indirect beneficial ownership of securities owned by, Palogic Capital Management. The address of each of the Palogic Entities is c/o Taylor H. Wilson, Esq., Haynes and Boone, LLP, 2323 Victory Avenue, Suite 700, Dallas, Texas 75219.

(11)	Represents 308,234 units held by Khersonese Investment (USA) Inc., 6,832 units held by IPAX and 49,020 units held by Phileo Land Company. Supreme Corp. redeemed 368,168 units for Sotherly’s common stock on March 22, 2010. These entities are indirectly controlled by members of the Cheong Family, including Kee Cheok Cheong, Kee Fong Cheong, Kee Seong Cheong, Kee Lai Cheong and Kee Soon Cheong. The address of these four entities is 13th Floor, Bangunan Pak Peng Box #1 No.75, Jalan Petaling, 50000 Kuala Lumpur, Malaysia.
(12)	Includes 15,500 shares of restricted stock of Sotherly granted under the 2004 Plan all of which were fully vested on December 31, 2012. Also includes 3,000 shares of restricted stock of Sotherly granted under the 2004 Plan, which will vest on December 31, 2013.
(13)	Represents 333,099 units held by the Celia K. Krichman Charitable Trust, of which Edward S. Stein is a Trustee. Mr. Stein disclaims beneficial ownership of these units.
(14)	Includes 29,075 shares of Sotherly’s common stock granted under the 2004 Plan.
(15)	The family limited partnership of William J. Zaiser received 206,830 units in connection with Sotherly’s initial public offering and an additional 8,151 units in connection with the acquisition of the Hilton Jacksonville Riverfront Hotel on July 22, 2005.
(16)	Includes 84,363 shares of Sotherly’s common stock granted under the 2004 Plan, including 60,000 shares of Sotherly’s common stock granted pursuant to Mr. Folsom’s employment agreement with Sotherly that were fully vested on January 1, 2011.
(17)	Includes 13,500 shares of restricted stock of Sotherly granted under the 2004 Plan, all of which were fully vested on December 31, 2012. Also includes 3,000 shares of restricted stock of Sotherly granted under the 2004 Plan, which will vest on December 31, 2013. Includes 8,000 shares held by Claudia O’Hanlon, Mr. O’Hanlon’s spouse.
(18)	Includes 39,750 shares of Sotherly’s common stock granted under the 2004 Plan, including 30,000 shares of restricted common stock granted pursuant to Mr. Domalski’s employment agreement with Sotherly that will vest in equal amounts of 6,000 shares on each December 31 in the five-year period of 2013 through 2017.
(19)	Includes 4,500 shares of restricted stock of Sotherly granted under the 2004 Plan all of which are fully vested. Also includes 3,000 shares of restricted stock of Sotherly granted under the 2004 Plan, which will vest on December 31, 2013.

DESCRIPTION OF NOTES

This description sets forth certain terms of the notes that we are offering pursuant to this prospectus. In this section, we use capitalized words to signify terms that are specifically defined in the indenture, or the Indenture, to be dated as of the closing date, by and between us and Wilmington Trust, National Association, as trustee and collateral agent, or the trustee. This section contains definitions of certain capitalized terms that are used herein. We refer you to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this prospectus for which no definition is provided. As used in this section, all references to “we,” “our” and “us” mean Sotherly Hotels LP, a Delaware limited partnership.

Because this section is a summary, it does not describe every aspect of the notes or the Indenture. We urge you to read the Indenture because that document and not this summary defines your rights as a holder of notes. Please review a copy of the Indenture. You may obtain a copy of the Indenture from us without charge. See “Where You Can Find More Information.” You may also review the Indenture at the trustee’s corporate trust office at Wilmington Trust, National Association, Rodney Square North, 1100 N. Market Street, Wilmington, DE 19890, Attn: Corporate Capital Markets.

General

The terms of the notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

The notes will be a single series under the Indenture, initially in the aggregate principal amount of $ million ($         if the underwriters’ overallotment option is exercised in full). This series may be reopened and we may, from time to time, issue additional notes of the same series without the consent of any of the holders of the notes. The notes will mature (unless previously redeemed) on                     , 2018. The notes will be redeemable in whole or in part at any time or from time to time on and after                     , 2016, at a redemption price equal to     % of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date as described under “— Optional Redemption of the Notes” below. The notes will be issued only in fully registered form without coupons, in denominations of $25.00 and integral multiples of $25.00 in excess thereof. The notes will be evidenced by a global note in book-entry form, except under the limited circumstances described under “— Certificated Notes.” Currently there is no public market for the notes.

The notes are not convertible into or exchangeable for our partnership interests or shares of common stock of Sotherly.

Ranking

The notes will be our direct, senior unsecured obligations and will:

•	rank equally with each other and with all of our existing and future unsecured and unsubordinated indebtedness outstanding from time to time;

•	rank senior to all of our future indebtedness that by its terms is expressly subordinate to the notes;

•	effectively rank junior to any of our future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•

effectively be structurally subordinated to all existing and future indebtedness and other obligations of each of our subsidiaries, including the claims of mortgage lenders holding secured indebtedness, as to the specific property receiving each lender’s mortgage and other secured indebtedness.

The notes are our obligations exclusively, and are not the obligations of any of our subsidiaries and will not be guaranteed by any of our subsidiaries or by Sotherly. Accordingly, the indebtedness incurred by any of our subsidiaries will have to be satisfied in full before you will be able to realize any value from our encumbered or indirectly held properties. As of June 30, 2013, we had consolidated indebtedness of approximately $151.0 million, which is comprised of approximately $134.9 million of secured debt and approximately $16.1 million unsecured debt. Of the approximately $151.0 million consolidated indebtedness outstanding at June 30, 2013, approximately $138.5 million was held by our subsidiaries and approximately $12.5 million relates to 12,458 shares of Preferred Stock (of which, 2,460 shares were redeemed on August 2, 2013 for an aggregate redemption price of approximately $2.7 million). We intend to redeem the remaining 9,998 shares of Preferred Stock with a portion of the net proceeds of this offering. Sotherly, our subsidiaries or we may also incur additional indebtedness in the future, including secured indebtedness, subject to the provisions described under “— Certain Covenants — Limitations on Incurrence of Debt.”

Interest and Maturity

The notes will bear interest at the rate per annum set forth on the cover page of this prospectus from, and including,                     , 2013, and the subsequent interest periods will be the periods from, and including, an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be. Interest is payable quarterly in arrears on             ,             ,              and              of each year, commencing                     , 2013, to the persons in whose names the notes are registered at the close of business on             ,             ,              or             , as the case may be, immediately before the relevant interest payment date.

Interest payments will be made only on a Business Day. If any interest payment is due on a non-Business Day, we will make the payment on the next day that is a Business Day. Payments made on the next Business Day in this situation will be treated under the Indenture as if they were made on the original due date. Such payment will not result in a Default under the notes or the Indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a Business Day.

Accrued and unpaid interest is also payable on the date of maturity or earlier redemption of the notes. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

The notes will mature (unless previously redeemed) on                     , 2018. Unless we redeem the notes prior to their maturity date, we will redeem the notes at their principal amount on the maturity date.

“Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in New York City or the location of the corporate trust office of the trustee are authorized or required by law, regulation or executive order to close.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default (as defined below).

Optional Redemption of the Notes

We may redeem the notes in whole or in part, at any time and from time to time on or after                     , 2016 at a redemption price equal to     % of the principal amount of the notes being redeemed plus accrued and unpaid interest, if any, to, but not including, the redemption date.

We are required to give notice of such redemption not less than 30 days nor more than 60 days prior to the redemption date to each Holder’s address appearing in the securities register maintained by the trustee. In the event we elect to redeem less than all of the notes, the particular notes to be redeemed will be selected by the trustee by such method as the trustee shall deem fair and appropriate.

“Holder” means any registered holder on the books of the Registrar, from time to time, of the notes.

Merger, Consolidation or Sale

We may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that the successor entity, if other than us, is organized and existing under the laws of the United States of America or any United States, or U.S., state or the District of Columbia and assumes all of our obligations to:

•	pay or deliver the principal and any premium, if any, and any interest on, the notes; and

•	perform and observe all of our other obligations under the Indenture;

and provided further that no Event of Default (as defined below) shall have occurred and be continuing.

Except as described below under “— Certain Covenants — Offer to Repurchase Upon a Change of Control Repurchase Event,” the Indenture does not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the Indenture does not contain any provision which would protect the Holders of notes against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Certain Covenants

Offer to Repurchase Upon a Change of Control Repurchase Event

“Change of Control Repurchase Event” means (A) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the Capital Stock entitling that person to exercise more than 50% of the total voting power of all the Capital Stock entitled to vote generally in the election of the REIT’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (B) following the closing of any transaction referred to in subsection (A), neither we, the REIT nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange, or the NYSE, the NYSE Amex Equities, or the NYSE Amex, or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or the Nasdaq Stock Market.

If a Change of Control Repurchase Event occurs, unless we have exercised our option to redeem the notes as described under “— Optional Redemption of the Notes,” we will make an offer to each Holder to repurchase all or any part (in a principal amount of $25 and integral multiples of $25 in excess thereof) of that Holder’s notes at a repurchase price in cash equal to     % of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control Repurchase Event, but after the public announcement of the Change of Control Repurchase Event, we will give notice to each Holder with copies to the trustee and the paying agent (if other than the trustee) describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which will be no earlier than 30 days and no later than 60 days from the date such notice is given. The notice shall, if given prior to the date of consummation of the Change of Control Repurchase Event, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Indenture by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	Accept for payment all notes or portions of notes properly tendered pursuant to our offer;

•	Deposit with the trustee an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	Deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The trustee will promptly mail to each Holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $25 and integral multiples of $25 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if (i) we or our successor delivered a notice to redeem in the manner, at the times and otherwise in compliance with the optional redemption and repayment provision described above prior to the occurrence of the Change of Control Repurchase Event (and all of the notes are redeemed pursuant to such redemption on the related redemption date); or (ii) a third party makes an offer in respect of the notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

There can be no assurance that sufficient funds will be available at the time of any Change of Control Repurchase Event to make required repurchases of notes tendered. Our failure, or the failure of our successor or any third party, as applicable, to repurchase the notes upon a Change of Control Repurchase Event would result in an Event of Default under the Indenture. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the notes.

“Capital Stock” means, with respect to any entity, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership or limited liability company interests, whether general or limited, in the equity of such entity (including without limitation all warrants, options, derivative instruments, or rights of subscription or conversion relating to or affecting Capital Stock), whether outstanding on the issue date of the notes or issued thereafter, including without limitation, in the case of Sotherly, all common stock and preferred stock of Sotherly outstanding from time to time.

Limitations on Incurrence of Debt

We will not, and will not permit any subsidiary to, incur any Debt, other than Intercompany Debt, including that which is subordinate in right of payment to the notes, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the ratio of the aggregate principal amount of all outstanding Debt to Adjusted Total Asset Value would be greater than 0.65 to 1.0.

In addition to the foregoing limitation on the incurrence of Debt, we will not, and will not permit any subsidiary to, incur any Debt if the ratio of Stabilized Consolidated Income Available for Debt Service to Stabilized Consolidated Interest Expense on the date on which such additional Debt is to be incurred, on a pro forma basis, after giving effect to the incurrence of such Debt and to the application of the proceeds thereof, would be less than 1.5 to 1.0.

“Adjusted Total Asset Value” as of any date means the sum of (i) Stabilized Asset Value, (ii) Non-Stabilized Asset Value and (iii) total cash and cash equivalents of us and our subsidiaries on a consolidated basis determined in accordance with GAAP.

“Asset Under Renovation” as of any date means any hotel asset owned by us, any subsidiary or any Unconsolidated Entity that is designated by us in our discretion as the recipient or beneficiary of capital expenditures that are in an amount greater than 4% of a hotel asset’s total revenues for the preceding 12 months.

“Capitalization Rate” means 7.5%.

“Consolidated Income Available for Debt Service” means, in each case calculated for the four complete calendar quarters preceding the date of determination, Consolidated Net Income of us and our consolidated subsidiaries plus amounts that have been deducted for but minus amounts that have been added for (a) Consolidated Interest Expense plus dividends on mandatorily redeemable or mandatorily convertible preferred stock and prepayment penalties included in GAAP interest expense, (b) provision for taxes of us and our consolidated subsidiaries based on income, (c) depreciation and amortization and all other non-cash items deducted for purposes of calculating Consolidated Net Income, (d) provision for gains and losses on sales or other dispositions of properties and other investments, (e) extraordinary items, (f) non-recurring or other unusual items, as determined by us in good faith, and (g) corporate, general and administrative expenses.

“Consolidated Interest Expense” means, for the four complete calendar quarters preceding the date of determination, the aggregate amount of interest expense for us and our consolidated subsidiaries for such period determined in accordance with GAAP, excluding any interest that is (i) payable in respect of Capital Stock, (ii) capitalized or (iii) payable in a form other than cash.

“Consolidated Net Income” means, for the four complete calendar quarters preceding the date of determination, the amount of net income (or loss) of the Issuer and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Debt” means, as of any date, without duplication, any indebtedness of us or any subsidiary, whether or not contingent, solely in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by a mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any subsidiary, or (iii) reimbursement obligations in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable, but in the case of items of indebtedness incurred under (i) through (iii) above only to the extent that any such items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with GAAP. The term “Debt” also includes, to the extent not otherwise included, any obligation of us or any subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than us or any subsidiary), but excludes Capital Stock (as defined above) of Sotherly, us, or our subsidiaries.

“Intercompany Debt” means Debt to which the only parties are Sotherly, any of its subsidiaries, us or any of our subsidiaries, or Debt owed to Sotherly arising from routine cash management practices, but only so long as such Debt is held solely by any of Sotherly, any of its subsidiaries, us and any of our subsidiaries.

“Non-Stabilized Asset” as of any date means any hotel asset owned by us, any subsidiary or any Unconsolidated Entity that (i) is, or within the preceding 24 months has been, an Asset Under Renovation, or (ii) has, within the preceding 24 months, (a) completed a brand change, (b) been subject to an event, or a series of events, giving rise to a material casualty or (c) is in, or has completed, condemnation proceedings in respect of all or any part of such hotel asset.

“Non-Stabilized Asset Value” as of any date means the total “as-stabilized” value of all Non-Stabilized Assets as determined by an appraisal of each such Non-Stabilized Asset commissioned by us from a certified MAI appraiser in December of each year during which any notes remain outstanding.

“Stabilized Asset” means any hotel asset owned by us, any subsidiary or any Unconsolidated Entity that does not constitute a Non-Stabilized Asset.

“Stabilized Asset Value” as of any date means the total value of all Stabilized Assets determined by dividing (i) Stabilized Consolidated Income Available for Debt Service by (ii) the Capitalization Rate.

“Stabilized Consolidated Income Available for Debt Service” means, for the four complete calendar quarters preceding the date of determination, our Consolidated Income Available for Debt Service, excluding any portion of Consolidated Income Available for Debt Service attributable to a Non-Stabilized Asset.

“Stabilized Consolidated Interest Expense” means, for the four complete calendar quarters preceding the date of determination, our Consolidated Interest Expense, excluding any portion of Consolidated Interest Expense relating to Debt that is secured by a Non-Stabilized Asset.

“Unconsolidated Entity” means an entity, other than one of our consolidated subsidiaries, in which we own a direct or indirect interest that is accounted for under the equity method of accounting or the cost method of accounting.

Information Rights

During any period in which any notes are outstanding, the Indenture will provide that, whether or not we are subject to Sections 13 or 15(d) of the Exchange Act, we will, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents that we would have been required to file with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act (collectively, the “Financial Information”) if we were subject to such requirements; notwithstanding the foregoing, during any period in which we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, Sotherly, as our sole general partner, may elect to satisfy our obligations under this section by filing with the SEC the Financial Information required to be filed by Sotherly under Sections 13 or 15(d) of the Exchange Act.

Unless the Financial Information is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or a successor system), we will, in any event, within 15 days after the respective dates on which a periodic report on Form 10-K or Form 10-Q, as the case may be, was required to be filed with the SEC or would have been required to be filed with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act as a non-accelerated filer (as such term is defined in Rule 12b-2 under the Exchange Act):

•	transmit by mail (or other permissible means under the Exchange Act) to all Holders of notes, without cost to such Holders, copies of the Financial Information; and

•	file with the trustee copies of the Financial Information.

If the filing of the Financial Information by us or Sotherly, as applicable, with the SEC is not permitted under the Exchange Act, we will promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of the Financial Information to any prospective Holder.

Delivery of any reports, information and documents to the trustee is for informational purposes only and its receipt of such reports, information or other documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our or any other Person’s compliance with any of its covenants thereunder. Neither the trustee nor any paying agent shall have any obligation to monitor or confirm, on a continuing basis or otherwise, our or any other Person’s compliance with the covenants described herein or with respect to any reports or other documents filed pursuant to the Indenture.

Maintenance of Properties

We will cause all of our material properties used or useful in the conduct of our business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements of these properties, all as in our judgment may be necessary so that the business carried on in connection with these properties may be properly and advantageously conducted at all times; provided, however, that we and our subsidiaries shall not be prevented from selling or otherwise disposing of for value their respective properties in the ordinary course of business.

Insurance

We will, and will cause each of our subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and having an A.M. Best policy holder’s rating of not less than A-V.

Payment of Taxes and Other Claims

We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent: (i) all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary or upon the income, profits or property of us or any subsidiary; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of us or any subsidiary; provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which we have set apart and maintain an adequate reserve.

Events of Default

The following are Events of Default under the Indenture with respect to the notes:

•	default in the payment of any interest on the notes when due and payable, which continues for 30 days;

•	default in the payment of any principal of or premium on the notes when due;

•	default in tendering payment for the notes upon a Change of Control Repurchase Event, when such payment remains unpaid 60 days after issuance of the requisite notice;

•	default in the performance of any other obligation contained in the Indenture for the benefit of the notes, which continues for 90 days after written notice;

•	specified events in bankruptcy, insolvency or reorganization of us or any Significant Subsidiary;

•

an event of default, as defined in any bond, note, debenture or other evidence of Debt of us or any Significant Subsidiary in excess of $17,500,000 singly or in aggregate principal amount which becomes accelerated so as to be due and payable prior to the date on which the same would otherwise become due and payable and such acceleration(s) shall not have been annulled or rescinded within 30 days of notice of such acceleration(s) to us or the Significant Subsidiary; provided, however, that if such event of default, acceleration(s) or payment default(s) are contested by us, a final and non-appealable judgment or order confirming the existence of the default(s) and/or the lawfulness of the acceleration(s), as the case may be, shall have been entered; and

•

any final and non-appealable judgment or order for the payment of money in excess of $17,500,000 singly, or in the aggregate for all such final judgments or orders against all such Persons: (i) shall be rendered against us or any Significant Subsidiary and shall not be paid or discharged and (ii) there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $17,500,000 during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

Book-entry and other indirect Holders of the notes should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or rescind an acceleration of maturity.

Annually, within 120 days following each December 31 while the notes are outstanding, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture, or else specifying any Default and the nature and status thereof. We will also deliver to the trustee a written notification of any uncured Default within 30 days after we become aware of such uncured Default.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint- stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Significant Subsidiary” means each of our significant subsidiaries, if any, as defined in Rule 1-02(w) of Regulation S-X under the Securities Act.

Remedies if an Event of Default Occurs

If an Event of Default with respect to the outstanding notes occurs and is continuing, the trustee or the Holders of not less than 25% in aggregate principal amount of the notes may declare the principal thereof, premium, if any, and all unpaid interest thereon to be due and payable immediately.

At any time after the trustee or the Holders of the notes have accelerated the repayment of the principal, premium, if any, and all unpaid interest on the notes, but before the trustee has obtained a judgment or decree for payment of money due, the Holders of a majority in aggregate principal amount of outstanding notes may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all Events of Default have been remedied or waived.

The Holders of a majority in principal amount of the outstanding notes may waive any default with respect to that series, except a default:

•	in the payment of any amounts due and payable or deliverable under the notes; or

•	in an obligation contained in, or a provision of, the Indenture which cannot be modified under the terms of the Indenture without the consent of each Holder of the notes.

The Holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes, provided that (i) such direction is not in conflict with any rule of law or the Indenture, (ii) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (iii) the trustee need not take any action that might involve it in personal liability or be unduly prejudicial to the Holders not joining therein. Subject to the provisions of the Indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the Indenture at the direction of the Holders, the trustee is entitled to receive from those Holders security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which it might incur in complying with any direction.

A Holder of the notes will have the right to institute a proceeding with respect to the Indenture or for any remedy under the Indenture, if:

•	that Holder previously gives to the trustee written notice of a continuing Event of Default with respect to the notes;

•	the Holders of not less than 25% in principal amount of the outstanding notes have made written request;

•	such Holder or Holders have offered to indemnify the trustee against the costs, expenses and liabilities incurred in connection with such request;

•

the trustee has not received from the Holders of a majority in principal amount of the outstanding notes a direction inconsistent with the request (it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any rights under the Indenture, except in the manner herein provided and for equal and ratable benefit of all Holders); and

•	the trustee fails to institute the proceeding within 60 days.

However, the Holder of a note has the right, which is absolute and unconditional, to receive payment of the principal of and interest on such note on the respective due dates (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such Holder.

Modification and Waiver

Some types of changes require the consent of each Holder of the notes, other types require the consent of the Holders of a majority of the principal amount of outstanding notes, and other types do not require the consent of any Holders of the notes.

Without the consent of the Holder of each note affected, an amendment or waiver may not:

•	change the stated maturity of the principal of, or any installment of interest on, any note;

•	reduce the principal amount of, or premium, if any, or interest on, any note;

•	change the place or currency of payment of principal of, or premium, if any, or interest on, any note; or

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity (or, in the case of a redemption, on or after the redemption date) of any note.

The Holders of a majority in principal amount of the notes may waive compliance with any provision of (or waive any Event of Default under) the Indenture or the notes without notice to any Holder. The Holders of a majority in principal amount of the notes may waive compliance by us with any provision or the Indenture or the notes without notice to any Holder.

We and the trustee may also amend and modify the Indenture without the consent of any Holder for any of the following purposes:

•	to evidence the succession of another person to us and the assumption by any such successor of the covenants of us contained in the Indenture and the notes;

•	to add to our covenants for the benefit of the Holders or to surrender any right or power conferred in the Indenture upon us;

•	to add Events of Default for the benefit of the Holders;

•	to add or change any provisions of the Indenture to facilitate the issuance of bearer securities;

•

to evidence and provide for the acceptance of appointment by a successor trustee with respect to the notes and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trustees thereunder by more than one trustee;

•

to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to other matters or questions arising under the Indenture that shall not be inconsistent with the provisions of the Indenture or to make any other changes, provided that in each case, such provisions shall not adversely affect the interests of the Holders of notes in any material respect as we determine in good faith;

•	to secure the notes;

•	to qualify or maintain qualifications of the Indenture under the Trust Indenture Act; or

•

to supplement any of the provisions of the Indenture as is necessary to permit or facilitate the defeasance or discharge of the notes under specified provisions of the Indenture, provided that any such action shall not adversely affect the interests of the Holders in any material respect as we determine in good faith.

The Registrar and Paying Agent

We have initially designated the trustee as the registrar and paying agent for the notes. Payments of interest and principal will be made, and the notes will be transferable, at the office of the paying agent, or at such other place or places as may be designated pursuant to the Indenture. For notes which we issue in book-entry form evidenced by a global security, payments will be made to a nominee of the depository.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes, when:

(1)	either:

a.	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for which payment has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

b.	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or shall become due and payable within one year and we have irrevocably deposited with the trustee or the paying agent, in trust, for the benefit of the Holders, cash in U.S. dollars and/or non-callable government securities in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest, to the date of maturity or redemption;

(2)	we have paid all sums payable by us under the Indenture with respect to the notes;

(3)	we have delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be; and

(4)	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that the conditions precedent to the satisfaction and discharge of the notes have been satisfied.

Legal Defeasance and Covenant Defeasance

Legal Defeasance.

We will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the 91st day after we have made the deposit referred to below, and the provisions of the Indenture will cease to be applicable with respect to the notes (except for, among other matters, certain obligations to register the transfer of or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold funds for payment in trust) if:

(1)	we have irrevocably deposited with the trustee, in trust, cash in U.S. dollars and/or non-callable government securities that will provide funds in amount sufficient, in the opinion of a nationally recognized public accounting firm, to pay the principal of, premium, if any, and accrued interest on the notes at the time such payments are due or on the applicable redemption date in accordance with the terms of the Indenture;

(2)	we have delivered to the trustee:

a.	an opinion of counsel to the effect that Holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related treasury regulations after the date of the Indenture; and

b.	an opinion of counsel to the effect that the defeasance trust does not constitute an “investment company” within the meaning of the Investment Company Act of 1940 and, after the passage of 91 days following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(3)	no Event of Default will have occurred and be continuing on the date of such deposit, or insofar as Events of Default due to certain events of bankruptcy, insolvency or reorganization in respect of us are concerned, during the period ending on the 91st day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which we are a party or by which we are bound;

(4)	we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that, subject to certain assumptions and exclusions, all conditions precedent provided for or relating to the defeasance have been complied with; and

(5)	the trustee shall have received such other documents, assurances and opinions of counsel as the trustee shall have reasonably required.

Covenant Defeasance.

We will not need to comply with certain restrictive covenants, and the provisions of the Indenture will cease to be applicable with respect to an Event of Default under the notes other than an Event of Default due to our failure to pay the principal of or interest on the notes when due, upon:

(1)	the satisfaction of the conditions described in clauses 1, 2(b), 3, 4 and 5 under “— Legal Defeasance” above; and

(2)	our delivery to the trustee of an opinion of counsel to the effect that the Holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance had not occurred.

If we exercise our option to omit compliance with certain provisions of the Indenture as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or non-callable government securities on deposit with the trustee may not be sufficient to pay amounts due on the notes at the time of acceleration resulting from such Event of Default. In such event, we will remain liable for such payments.

No Personal Liability

The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the us in the Indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuer or of any successor Person (as defined above) thereof. Each Holder, by accepting the notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Governing Law

The Indenture and the notes will be governed by the laws of the State of New York.

Sinking Fund

The notes are not entitled to any sinking fund payments.

Listing

We have applied to list the notes on the Nasdaq Global Market under the symbol “SOHOL.” If approved, we expect trading in the notes to begin within 30 days after the original issue date of the notes.

Trading Characteristics

We expect the notes to trade “flat,” meaning that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the notes that is not included in the trading price. Any portion of the trading price of a Note that is attributable to accrued and unpaid interest will be treated as ordinary interest income for U.S. federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the note.

Book-entry, Delivery and Form

We have obtained the information in this section concerning The Depository Trust Company, or DTC, and its book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing system in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee).

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and Holder of the notes for all purposes of the notes and the Indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or Holders under the Indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the Indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a Holder.

Unless and until we issue the notes in fully certificated, registered form under the limited circumstances described under the heading “Certificated Notes:”

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus to actions by Holders will refer to actions taken by DTC upon instructions from its direct participants; and

•

all references in this prospectus to payments and notices to Holders will refer to payments and notices to DTC or Cede & Co., as the registered Holder of the notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except as provided under “Certificated Notes.”

To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-entry format

Under the book-entry format, the paying agent will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee, nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We and the trustee under the Indenture have no responsibility for any aspect of the actions of DTC or any of its direct or indirect participants. In addition, we and the trustee under the Indenture have no responsibility or liability for any aspect of the records kept by DTC or any of its direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a Holder under the Indenture, and you can only exercise the rights of a Holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Certificated Notes

Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue the notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•

we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Exchange Act, and the trustee or we are unable to locate a qualified successor within 90 days;

•	an Event of Default has occurred and is continuing under the Indenture and a request for such exchange has been made; or

•	we, at our option, elect to terminate the book-entry system through DTC.

If any of the three above events occurs, DTC is required to notify all direct participants that notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the notes along with instructions for re-registration. The trustee will re-issue the notes in fully certificated registered form and will recognize the registered Holders of the certificated notes as Holders under the Indenture.

Unless and until we issue the notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus to actions by Holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus to payments and notices to Holders will refer to payments and notices to the depositary, as the registered Holder of the notes, for distribution to you in accordance with its policies and procedures.

Additional Notes and Additional Series of Notes

We may from time to time, without notice to or the consent of the Holders of the notes, create and issue additional notes ranking equally and ratably with the notes, except for potential differences, including, but not limited to, the issue prices, issue dates and interest accrued prior to the issue dates. The notes offered hereby and any additional notes that we may issue would be governed by the Indenture. No additional notes may be issued if an Event of Default has occurred and is continuing with respect to the notes.

PARTNERSHIP AGREEMENT

The following description of certain terms of the agreement of limited partnership of the Operating Partnership is only a summary. For a complete description, we refer you to the Agreement of Limited Partnership of Sotherly Hotels LP, as amended, a copy of which is an exhibit to this registration statement.

Management

The Operating Partnership was formed on August 19, 2004 as a limited partnership under the Delaware Revised Uniform Limited Partnership Act. Pursuant to the partnership agreement, Sotherly Hotels Inc., as general partner of the Operating Partnership, has, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, including the ability to cause the Operating Partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees and to cause changes in the Operating Partnership’s line of business and distribution policies.

The partnership agreement does not require the partners of the Operating Partnership to hold an annual meeting and the Operating Partnership does not intend to hold annual meetings of the partners, given the general partner’s management responsibility and discretion.

Transferability of Interests

Sotherly may not voluntarily withdraw from the Operating Partnership or transfer or assign its interest in the Operating Partnership or engage in any transaction which would result in a change of control of Sotherly unless:

•	We receive the consent of limited partners holding more than 50.0% of the partnership interests of the limited partners (other than those held by the general partner or any subsidiary);

•

The consent of limited partners (including the general partner or any subsidiary) holding more than 66.7% of the percentage interests of the limited partnership interests (including those held by the general partner or any subsidiary) is obtained and as a result of such transaction all limited partners will receive for each partnership unit an amount of cash, securities or other property equal in value to the product of the conversion factor and the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of Sotherly’s common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50.0% of the outstanding shares of Sotherly’s common stock, each holder of units shall be given the option to exchange its units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer shares of Sotherly’s common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•

The consent of limited partners (including the general partner or any subsidiary) holding more than 66.7% of the percentage interests of the limited partnership interests (including those held by the general partner or any subsidiary) is obtained and Sotherly is the surviving entity in the transaction and either (A) Sotherly’s stockholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than any subsidiary of the general partner) receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the product of the conversion factor and the greatest amount of cash, securities or other property received in the transaction by Sotherly’s stockholders.

•

In addition, in the event of a change of control of Sotherly, the limited partners will have the right, for a period of 30 days following the change of control event, to cause the Operating Partnership to redeem all of the units held by the limited partners for a cash amount equal to the cash redemption amount otherwise payable upon redemption pursuant to the partnership agreement.

Sotherly also may (i) transfer all or any portion of its general partnership interest to an affiliate of the general partner, and following such transfer, may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange on which Sotherly’s common stock is listed.

Limited partners may not transfer their units without Sotherly’s written consent as general partner.

Capital Contribution

Sotherly currently owns a 1.0% interest as general partner and an approximately 77.3% interest as limited partner in the Issuer. The partnership agreement provides that if the Operating Partnership requires additional funds at any time in excess of funds available to the Operating Partnership from borrowing or capital contributions, Sotherly may borrow such funds from a financial institution or other lender and lend such funds to the Operating Partnership. Under the partnership agreement, Sotherly is obligated to contribute the proceeds of any offering of shares of stock as additional capital to the Operating Partnership. Sotherly is authorized to cause the Operating Partnership to issue partnership interests for less than fair market value if Sotherly has concluded in good faith that such issuance is in both the Operating Partnership’s and Sotherly’s best interests. If Sotherly contributes additional capital to the Operating Partnership, it will receive additional units and Sotherly’s percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by Sotherly. In addition, if Sotherly contributes additional capital to the Operating Partnership, we will revalue the property of the Operating Partnership to its fair market value (as determined by Sotherly) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The Series A Preferred Interests held by the General Partner in connection with the issuance of Sotherly’s Series A Preferred Stock include a right to receive special distributions and preferred distributions. The Operating Partnership may issue additional preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the Operating Partnership, including the partnership interests Sotherly owns as the general partner.

Redemption Rights

Pursuant to the partnership agreement, the limited partners received redemption rights which enable them to cause the Issuer to redeem their units in exchange for cash or, at Sotherly’s option, shares of common stock of Sotherly. The cash redemption amount per unit is based on the average of the market price of Sotherly’s common stock for the 10 trading days immediately preceding the notice of redemption. The number of shares of Sotherly’s common stock issuable upon redemption of units held by limited partners may be adjusted upon the occurrence of certain events such as stock dividends, stock subdivisions or combinations. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of Sotherly’s common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common stock in excess of the stock ownership limit in Sotherly’s charter;

•	result in shares of Sotherly’s common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in Sotherly being “closely held” within the meaning of Section 856(h) of the Code;

•

cause Sotherly to own, actually or constructively, 10.0% or more of the ownership interests in a tenant of Sotherly’s, the Operating Partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code other than a taxable REIT subsidiary if the requirements of Section 856(d)(8)(B) of the Code are satisfied;

•	cause any of our hotel management companies to fail to qualify as an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code; or

•

cause the acquisition of Sotherly’s common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

Sotherly may, in its sole and absolute discretion, waive any of these restrictions.

With respect to the units issued in connection with the acquisition of our initial properties, the redemption rights may be exercised by the limited partners at any time after the first anniversary of our acquisition of these properties; provided, however, unless Sotherly otherwise agrees:

•

a limited partner may not exercise the redemption right for fewer than 1,000 units or, if such limited partner holds fewer than 1,000 units, the limited partner must redeem all of the units held by such limited partner;

•

a limited partner may not exercise the redemption right for more than the number of units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common stock of Sotherly in excess of the ownership limitation in Sotherly’s charter; and

•	a limited partner may not exercise the redemption right more than two times annually.

The aggregate number of shares of the Sotherly’s common stock issuable upon exercise of the redemption rights is 2,881,198. The number of shares of the Sotherly’s common stock issuable upon exercise of the redemption rights will be adjusted to account for stock splits, mergers, consolidations or similar pro rata stock transactions.

The partnership agreement requires that the Operating Partnership be operated in a manner that enables Sotherly to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with Sotherly’s retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by the Operating Partnership, the Operating Partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to Sotherly’s continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•

all expenses associated with the preparation and filing of any of Sotherly’s and the Operating Partnership’s periodic or other reports and communications under federal, state or local laws or regulations;

•	all expenses associated with Sotherly’s compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of Sotherly’s other operating or administrative costs incurred in the ordinary course of business on behalf of the Operating Partnership.

These expenses, however, do not include any of Sotherly’s administrative and operating costs and expenses incurred that are attributable to hotel properties that are owned by Sotherly directly rather than by the Operating Partnership or its subsidiaries.

Distributions

The partnership agreement provides that the Operating Partnership will distribute cash at such time and in such amounts as determined by Sotherly in its sole discretion, to Sotherly and the limited partners in accordance with their respective percentage interests in the Operating Partnership. Furthermore, the partnership agreement provides that the Operating Partnership shall distribute amounts sufficient to enable Sotherly to pay stockholder dividends that will allow Sotherly to meet the distribution requirements to qualify as a REIT and avoid any federal income or excise tax liability.

Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to Sotherly and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally are allocated to Sotherly and the limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b), 704(c) and 706 of the Code and Treasury regulations promulgated thereunder. The Operating Partnership expects to use the “traditional method” under Section 704(c) of the Code for allocating items with respect to contributed property acquired in connection with the offering for which the fair market value differs from the adjusted tax basis at the time of contribution.

Term

The Operating Partnership has perpetual duration unless dissolved upon:

•	Sotherly’s bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership;

•	the redemption of all units (other than those held by Sotherly, if any); or

•	an election by Sotherly in its capacity as the general partner.

Tax Matters

Pursuant to the partnership agreement, Sotherly is the tax matters partner of the Operating Partnership and, as such, Sotherly has authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.

Indemnification

Subject to any terms, conditions or restrictions set forth in the Operating Partnership’s partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The amended and restated partnership agreement of the Operating Partnership generally requires the Operating Partnership to indemnify Sotherly and the directors, officers and employees of Sotherly, and any affiliates of either Sotherly or the Operating Partnership and certain other specific persons to the fullest extent permitted by the law against all losses, claims, damages, liabilities, including reasonable legal fees and expenses, or similar events except for those which arise from bad faith, improper receipt of a personal benefit or where there was reasonable knowledge that the act or omission leading to the activity was unlawful.

Sotherly provides insurance from a commercial carrier against certain liabilities that could be incurred by Sotherly’s directors and officers.

Insofar as the foregoing provisions permit indemnification of Sotherly’s directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences that a holder of the notes may consider relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax consequences. Baker & McKenzie LLP has acted as our tax counsel, has reviewed this discussion, and is of the opinion that this discussion is accurate in all material respects. The following discussion is based upon the Code, current, temporary and proposed U.S. Treasury regulations issued under the Code, or collectively the Treasury Regulations, the legislative history of the Code, IRS rulings, pronouncements, interpretations and practices, and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:

•	a broker-dealer or a dealer in securities or currencies;

•	an S corporation;

•	a bank, thrift or other financial institution;

•	a regulated investment company or a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person subject to the alternative minimum tax provisions of the Code;

•	a person holding the notes as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•	a partnership or other pass-through entity;

•	a person deemed to sell the notes under the constructive sale provisions of the Code;

•	a U.S. person whose “functional currency” is not the U.S. dollar; or

•	a U.S. expatriate or former long-term resident.

In addition, this discussion is limited to persons that purchase the notes in this offering for cash at their “issue price” (as defined below in “U.S. Holders — Original Issue Discount”) and that hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the effect of any applicable state, local, non-U.S. or other tax laws, including gift and estate tax laws.

As used herein, “U.S. Holder” means a beneficial owner of the notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons that have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of an owner of the entity generally will depend upon the status of the particular owner and the activities of the entity. If you are an owner of an entity treated as a partnership for U.S. federal income tax purposes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

THIS SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, POTENTIAL CHANGES IN APPLICABLE TAX LAWS AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

U.S. Holders

Interest

A U.S. Holder generally will be required to recognize and include in gross income any stated interest as ordinary income at the time it is paid or accrued on the notes in accordance with such holder’s method of accounting for U.S. federal income tax purposes.

Original Issue Discount

If the issue price of a note is less than its stated redemption price at maturity, then the note will be treated as being issued with original issue discount, or OID, for U.S. federal income tax purposes unless the difference between the note’s issue price and its stated redemption price at maturity is less than a statutory de minimis amount, as defined below. Generally, the “issue price” of a note is the first price at which a substantial amount of the issue is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “stated redemption price at maturity” of a note is the total of all payments to be made under the note other than qualified stated interest (generally, stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate or at certain floating rates that properly take into account the length of the interval between stated interest payments). The stated interest on the notes will qualify as qualified stated interest, and the stated redemption price at maturity will equal the principal amount of the notes.

If the notes are issued with OID, a U.S. Holder generally will be required to include such OID in income as it accrues on a constant yield basis in advance of the receipt of cash payments to which such income is attributable. Under the constant yield method, a U.S. Holder must include in income in each taxable year the sum of the daily portions of OID for each date on which the U.S. Holder held the note during the taxable year, regardless of the U.S. Holder’s method of accounting for U.S. federal income tax purposes. The constant yield method generally requires U.S. Holders to include in income increasingly greater amounts of OID in successive accrual periods. A U.S. Holder’s tax basis in a note is increased by each accrual of OID and decreased by each payment other than a payment of qualified stated interest.

The amount of OID on the notes is de minimis if it is less than 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity. Rather than being characterized as interest, any payment attributable to such de minimis OID is characterized as if it were gain from the sale of the notes, and a pro rata amount of such de minimis OID must be included in income as principal payments are received on the notes.

Additional Amounts

Upon the occurrence of certain events, we may be required to make certain payments in excess of stated interest and the principal amount of the notes. These contingencies may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these additional payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional amounts will have to be paid. Assuming such position is respected, any additional amounts paid to a U.S. Holder would be taxable as described below in “U.S. Holders-Sale or Other Taxable Disposition of the Notes.” This position is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. The IRS, however, may take a position contrary to our position, which could affect the timing and character of a holder’s income and the timing of our deductions with respect to the notes. Holders are urged to consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale or Other Taxable Disposition of the Notes

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption (including a partial redemption), retirement or other taxable disposition of a note equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefor (less a portion allocable to any accrued and unpaid stated interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note (or a portion thereof) generally will be the U.S. Holder’s cost therefor decreased by any payment on the note other than a payment of qualified stated interest. This gain or loss will generally constitute capital gain or loss. In the case of a non-corporate U.S. Holder, including an individual, if the note has been held for more than one year, such capital gain may be subject to reduced federal income tax rates. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

Certain individuals, trusts and estates are subject to a Medicare tax of 3.8% on the lesser of (i) “net investment income,” or (ii) the excess of modified adjusted gross income over a threshold amount. Net investment income generally includes interest income and net gains from the disposition of notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of the Medicare tax on their ownership and disposition of notes in light of their individual circumstances.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest and principal payments on the notes or proceeds upon the sale or other disposition of such notes (including a redemption or retirement of the notes). Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	such holder fails to furnish its taxpayer identification number, or “TIN,” which, for an individual is ordinarily his or her social security number;

•	the IRS notifies the payor that such holder furnished an incorrect TIN;

•	in the case of interest payments such holder is notified by the IRS of a failure to properly report payments of interest or dividends;

•

in the case of interest payments, such holder fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified such holder that it is subject to backup withholding; or

•	such holder does not otherwise establish an exemption from backup withholding.

A U.S. Holder should consult its tax advisor regarding its qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders

For purposes of this discussion, “Non-U.S. Holder” means a beneficial owner of the notes that is not a “U.S. Holder.” Special rules may apply to holders that are partnerships or entities treated as partnerships for U.S. federal income tax purposes and to Non-U.S. Holders that are subject to special treatment under the Code, including controlled foreign corporations, passive foreign investment companies, certain U.S. expatriates, and foreign persons eligible for benefits under an applicable income tax treaty with the United States. Such Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them, including any reporting requirements.

Interest

Interest paid to a Non-U.S. Holder on the notes will not be subject to U.S. federal withholding tax provided that:

•	such holder does not directly or indirectly, actually or constructively own a 10% or greater interest in our capital or profits;

•	such holder is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code;

•	such holder is not a bank that received such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

(i)	the Non-U.S. Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a U.S. person within the meaning of the Code and provides its name and address,

(ii)	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a U.S. person and provides us or our paying agent with a copy of such statement or

(iii)	the Non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

A Non-U.S. Holder generally will also be exempt from withholding tax on interest if such amount is effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, is attributable to a U.S. “permanent establishment”) (as discussed below under “Non-U.S. Holders — U.S. Trade or Business”) and the holder provides us with a properly executed IRS Form W-8ECI (or applicable successor form).

If a Non-U.S. Holder does not satisfy the requirements above, interest paid to such Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax. Such rate may be reduced or eliminated under a tax treaty between the United States and the Non-U.S. Holder’s country of residence. To claim a reduction or exemption under a tax treaty, a Non-U.S. Holder must generally complete an applicable IRS Form W-8 (i.e., IRS Form W-8BEN) (or applicable successor form) and claim the reduction or exemption on the form.

Additional Amounts

Upon the occurrence of certain events, we may be required to make certain payments in excess of stated interest and the principal amount of the notes. Such payments may be treated as interest or as other income subject to U.S. federal withholding tax. A Non-U.S. Holder that is subject to U.S. federal withholding tax should consult its tax advisors as to whether it can obtain a refund for all or a portion of any amounts withheld.

Sale or Other Taxable Disposition of the Notes

A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note so long as (1) the gain is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder) and (2) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of disposition or certain other requirements are not met. A Non-U.S. Holder who is an individual and does not meet this exemption should consult his or her tax advisor regarding the potential liability for U.S. federal income tax on such holder’s gain realized on the sale, exchange, redemption, retirement or other disposition of a note.

U.S. Trade or Business

If interest paid on a note or gain from a disposition of a note is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, the Non-U.S. Holder maintains a U.S. permanent establishment to which such amounts are generally attributable), the Non-U.S. Holder generally will be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. A Non-U.S. Holder that is a non-U.S. corporation may be subject to an additional “branch profits tax” equal to 30% of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain from a disposition of a note will be included in effectively connected earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup Withholding and Information Reporting

Backup withholding generally will not apply to payments of principal or interest made by us or our paying agents, in their capacities as such, to a Non-U.S. Holder of a note if the holder certifies as to its non-U.S. status in the manner described above under “— Non-U.S. Holders — Interest.” However, information reporting generally will still apply with respect to payments of interest.

Payments of the proceeds from a disposition by a Non-U.S. Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments, if the broker has certain enumerated connections with the U.S., provided, however, that such information reporting will not apply if the broker has documentary evidence in its records that the Non-U.S. Holder is a non-U.S. person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption from information reporting.

Payment of the proceeds from a disposition by a Non-U.S. Holder of a note made to or through the U.S. office of a broker generally is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-U.S. status in the manner described above under “Non-U.S. Holders — Interest” or otherwise establishes an exemption from information reporting and backup withholding.

A Non-U.S. Holder should consult its tax advisor regarding the application of withholding and backup withholding in its particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if we or our agent (or other party) knows or has reason to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

FATCA

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% U.S. withholding tax on “withholdable payments,” which consist of (i) U.S.-source dividends, interest, rents and other “fixed or determinable annual or periodical income” paid after June 30, 2014 and (ii) certain U.S.-source gross proceeds paid after December 31, 2016 to (a) “foreign financial institutions” unless (x) they enter into an agreement with the IRS to collect and disclose to the IRS information regarding their direct and indirect U.S. owners or (y) they comply with the terms of any FATCA intergovernmental agreement executed between the authorities in their jurisdiction and the United States and (b) “non-financial foreign entities” (i.e., foreign entities that are not foreign financial institutions) unless they certify certain information regarding their direct and indirect U.S. owners. FATCA does not replace the existing U.S. withholding tax regime. However, the FATCA regulations contain coordination provisions to avoid double withholding on U.S.-source income.

Under a grandfathering rule, FATCA does not apply to any payments made under an obligation that is outstanding on July 1, 2014 (provided such obligation is not materially modified subsequent to such date) and any gross proceeds from the disposition of such obligation. Accordingly, the notes should be grandfathered obligations for FATCA purposes (provided they are not materially modified after July 1, 2014), such that payments on these notes should not be subject to FATCA. Prospective investors are encouraged to consult with their tax advisors regarding the possible implications of FATCA on an investment in notes in light of such holders’ individual circumstances.

General Tax Considerations Relating to Our Structure

The Operating Partnership is organized as a Delaware limited partnership. The Operating Partnership is treated as a partnership for U.S. federal income tax purposes and not as an association taxable as a corporation. As a partnership, the Operating Partnership is not subject to tax at the entity level. Instead, each of the Operating Partnership’s partners includes such partner’s allocable share of the Operating Partnership’s items of taxable income, gains, losses, deductions and credits in determining such partner’s taxable income, whether or not the Operating Partnership makes distributions to such partner.

Section 7704 of the Code provides that a “publicly traded partnership” shall be treated as a corporation for U.S. federal income tax purposes unless such partnership has met and continues to meet certain requirements regarding the types of gross income received by such partnership. Section 7704 of the Code defines “publicly traded partnership” as any partnership if interests in such partnership are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. We have conducted our affairs and activities, and intend to continue to conduct our affairs and activities, in a manner to ensure that the Operating Partnership will not be treated as a publicly traded partnership. If the Operating Partnership were treated as a publicly traded partnership and thus is taxable as a corporation, the Operating Partnership would pay U.S. federal income tax at corporate rates on its net income, and distributions to its partners in general would be dividends to the extent of the Operating Partnership’s earnings and profits, with distributions in excess thereof being treated first as a return of capital and thereafter as capital gain.

In the opinion of Baker & McKenzie LLP, the Operating Partnership has been properly treated as a partnership for U.S. federal income tax purposes, and not as a “publicly traded partnership” within the meaning of Section 7704 of the Code, commencing with its taxable year ended December 31, 2004. However, we have not sought, and will not seek, a ruling from the IRS that the Operating Partnership is treated as a partnership for U.S. federal income tax purposes.

Under Section 704(b) of the Code, a partnership’s tax allocations generally will be respected for U.S. federal income tax purposes if they have “substantial economic effect” or they are in accordance with the partners’ interests in the partnership. If a partnership’s allocations do not comply with Section 704(b) of the Code, the IRS may reallocate partnership tax items in accordance with the interests of the partners in the partnership. We believe that the Operating Partnership’s allocations should be respected for U.S. federal income tax purposes.

General Considerations Regarding Sotherly’s REIT Status

The Operating Partnership’s sole general partner is Sotherly. Sotherly was incorporated as a Maryland corporation in August 2004, and elected to be taxable as a REIT commencing with its taxable year ending December 31, 2004. Sotherly conducts all of its activities and holds all of its assets through the Operating Partnership. As a REIT, Sotherly receives a dividends paid deduction for amounts that it distributes to its stockholders. Accordingly, Sotherly generally is not subject to U.S. federal income tax on that portion of its net income that it distributes to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from investment in a non-REIT “C” corporation.

The Code provisions governing the federal income tax treatment of REITs and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof. If a partnership, including any entity that is treated as a partnership for federal income tax purposes, holds Sotherly’s common stock, the federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

REIT Qualification

Sotherly elected to be taxable as a REIT commencing with its taxable year ending December 31, 2004. This section of the prospectus discusses the laws governing the tax treatment of a REIT and its stockholders, which are highly technical and complex. Sotherly has conducted its business operations each taxable year since its formation in 2004 in conformity with the requirements for REIT qualification, and Sotherly intends to operate its business operations in conformity with these requirements so as to maintain its status as a REIT. In the opinion of Baker & McKenzie LLP, Sotherly has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT for its taxable years ended December 31, 2004 through December 31, 2012, and Sotherly’s organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2013 and thereafter. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in Sotherly’s circumstances, however, no assurance can be given that Sotherly will be able to maintain its REIT status for any particular year.

Maintenance of REIT status depends on Sotherly’s ability to meet various qualification requirements imposed upon REITs by the Code, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership,. Sotherly’s ability to maintain REIT status also depends on its satisfaction of certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by Sotherly. Precise values for such assets may not be readily determinable or available. While Sotherly intends to continue to operate in conformity with the REIT requirements and in a manner that will allow it to maintain its REIT status, no assurance can be given that the actual results of Sotherly’s operations for any taxable year will allow it to satisfy such requirements or that Sotherly will be able to maintain its status as a REIT.

Taxation of Sotherly

As a REIT, Sotherly generally is not subject to U.S. federal income tax on that portion of its net income that it distributes to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from investment in a non-REIT “C” corporation. However, Sotherly is subject to U.S. federal tax as follows:

1. Sotherly is subject to tax at regular corporate rates on any undistributed adjusted REIT taxable income, including undistributed net capital gain (adjusted REIT taxable income is the taxable income of a REIT subject to specified adjustments, including a deduction for dividends paid).

2. Under certain circumstances, Sotherly may be subject to the “alternative minimum tax” on its items of tax preference.

3. If Sotherly has (a) net income from the sale or other disposition of “foreclosure property” (including foreign currency gain that is attributable to otherwise permitted income from foreclosure property) which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, Sotherly is subject to tax at the highest corporate rate on such income. Foreclosure property generally is property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property.

4. If Sotherly has net income from “prohibited transactions,” which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, generally other than foreclosure property and property involuntarily converted, such income is subject to a 100.0% penalty tax.

5. If Sotherly fails to satisfy the 75.0% gross income test or the 95.0% gross income test (as discussed below), but nonetheless maintains its qualification as a REIT because certain other requirements have been met, Sotherly is subject to a 100.0% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which it fails the 75.0% gross income test or the 95.0% gross income test multiplied by (b) a fraction intended to reflect Sotherly’s profitability.

6. If Sotherly fails to satisfy the asset test (as discussed below) but nonetheless maintains its qualification as a REIT because certain other requirements have been met, Sotherly may be subject to a tax that would be the greater of (a) $50,000; or (b) an amount determined by multiplying the highest rate of tax for corporations by the net income generated by the assets for the period beginning on the first date of the failure and ending on the day Sotherly disposes of the assets (or otherwise satisfies the requirements for maintaining REIT qualification).

7. If Sotherly fails to satisfy one or more requirements for REIT qualification, other than the 95.0% and 75.0% gross income tests and other than the asset test, but nonetheless maintains its qualification as a REIT because certain other requirements have been met, Sotherly may be subject to a $50,000 penalty for each failure.

8. If Sotherly fails to distribute during each calendar year at least the sum of (1) 85.0% of its ordinary income for such year, (2) 95.0% of its capital gain net income for such year, and (3) any undistributed taxable income from prior periods, Sotherly is subject to a nondeductible 4.0% excise tax on the excess of such required distribution over the amounts distributed.

9. If Sotherly acquires any appreciated assets from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the assets in its hands is determined by reference to the basis of the assets (or any other property) in the hands of the C corporation, Sotherly may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if it recognizes gain on a disposition of such assets during the 10-year period following their acquisition from the non-REIT C corporation. This tax is referred to as the “Built-in Gains Tax.” The Built-in Gains Tax would not apply if the asset acquired in such manner was exchanged for a replacement property in a qualifying exchange under Code Section 1031. However, a sale of the replacement property within that same 10-year period would be subject to the Built-in Gains Tax.

10. Sotherly may be subject to a 100.0% excise tax if its dealings with its taxable REIT subsidiaries, defined below, are not at arm’s length.

11. Any earnings of a taxable REIT subsidiary will effectively be subject to a corporate-level tax.

12. Sotherly may elect to retain and pay federal income tax on its net long-term capital gain, in which case a stockholder would include its proportionate share of Sotherly’s undistributed long-term capital gain in its income, would be allowed a credit for its proportionate share of the tax deemed to have paid, and an adjustment would be made to increase the stockholder’s tax basin in its Sotherly common stock.

Requirements for REIT Qualification

Organizational Requirements

An entity must satisfy the following requirements in order to qualify as a REIT under the Code: (1) it must be a corporation, trust or association that would be taxable as a domestic corporation but for the REIT provisions of the Code, (2) it must elect to be taxed as a REIT and satisfy relevant filing and other administrative requirements, (3) it must be managed by one or more trustees or directors, (4) its beneficial ownership must be evidenced by transferable shares or by transferable certificates of beneficial interest, (5) it must not be a financial institution or an insurance company subject to special provisions of the federal income tax laws, (6) it must use a calendar year for U.S. federal income tax purposes, (7) it must have at least 100 beneficial owners for at least 335 days of each taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months and (8) it must not be closely held (i.e., at any time during the last half of any taxable year, more than 50.0% in value of its outstanding capital stock must not be owned, directly or indirectly through the application of certain attribution rules, by five or fewer “individuals,” as such term is defined in the Code to include certain entities).

To monitor compliance with the stock ownership requirements, a REIT is generally required to maintain records regarding the actual ownership of its common stock. A REIT must demand written statements each year from the record holders of 5.0% or more of its common stock (or such lesser percentage as is required by applicable Treasury Regulations) pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include in gross income the dividends paid by the REIT). A REIT must maintain a list of those persons failing or refusing to comply with this demand as part of its records. A REIT could be subject to monetary penalties if it fails to comply with these record-keeping requirements. A stockholder that fails or refuses to comply with the demand is required by the Treasury Regulations to submit a statement with its tax return disclosing such stockholder’s actual ownership of the REIT’s common stock and other information. If in any taxable year a REIT did not know, and with the exercise of reasonable diligence could not have known, that it failed to meet the requirement that it cannot be closely held, the REIT will be treated as having met such requirement for such taxable year.

Sotherly has complied with the organizational and record-keeping requirements described above for each taxable year since its formation, and it intends to continue to comply with these requirements in order to maintain its status as a REIT.

Asset Tests

At the close of each quarter of its taxable year, Sotherly generally must satisfy three tests relating to the nature of its assets. First, at least 75.0% of the value of Sotherly’s total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by us). Second, although the remaining 25.0% of its assets generally may be invested without restriction, securities in this class generally may not exceed (1) 5.0% of the value of its total assets as to any one nongovernment issuer, (2) 10.0% of the outstanding voting securities of any one issuer, or (3) 10.0% of the value of the outstanding securities of any one issuer. Third, not more than 25.0% of the total value of its assets can be represented by securities of one or more taxable REIT subsidiaries. Securities for purposes of the above 5.0% and 10.0% asset tests may include debt securities, including debt issued by a partnership.

Debt of an issuer will not count as a security for purposes of the 10.0% value test if the security qualifies for any of a number of applicable exceptions, for example, as “straight debt,” as specially defined for this purpose to include certain debt issued by partnerships, and to include certain other debt that is not considered to be abusive and that presents minimal opportunity to share in the business profits of the issuer. Solely for purposes of the 10.0% value test, a REIT’s interest in the assets of a partnership will be based upon the REIT’s proportionate interest in any securities issued by the partnership (including, for this purpose, the REIT’s interest as a partner in the partnership and any debt securities issued by the partnership, but excluding any securities qualifying for the “straight debt” or other exceptions described above), valuing any debt instrument at its adjusted issue price.

After initially meeting the asset tests at the close of any quarter, Sotherly will not lose its qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If Sotherly fails to satisfy the asset tests because it acquires securities during a quarter, Sotherly can cure this failure by disposing of the non-qualifying assets within 30 days after the close of that quarter. If Sotherly fails the 5.0% asset test or the 10.0% asset test at the end of any quarter, and such failure is not cured within 30 days thereafter, it may dispose of sufficient assets or otherwise satisfy the requirements of such asset tests within six months after the last day of the quarter in which its identification of the failure to satisfy those asset tests occurred to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1.0% of the total value of its assets at the end of the relevant quarter or $10,000,000. If Sotherly fails any of the other asset tests, or its failure of the 5.0% and 10.0% asset tests is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect and, following its identification of the failure, filed a schedule in accordance with the Treasury Regulations describing each asset that caused the failure, Sotherly is permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps to satisfy the requirements of the applicable asset test within six months after the last day of the quarter in which its identification of the failure to satisfy the REIT asset test occurred, including the disposition of sufficient assets to meet the asset tests and paying a tax equal to the greater of (1) $50,000 or (2) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35.0%).

Sotherly has complied with the foregoing REIT asset tests each tax year since its election to be taxable as a REIT, and it intends to monitor compliance with such tests on an ongoing basis. We can provide no assurance, however, that the IRS will agree with Sotherly’s determinations in this regard. To the extent that Sotherly fails one or more of the asset tests and does not fall within any of the safe harbors described above, Sotherly may fail to maintain its REIT status.

Gross Income Tests

To maintain its qualification as a REIT, Sotherly must satisfy two gross income tests each year. First, at least 75.0% of its gross income for each taxable year, excluding gross income from prohibited transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as “qualified temporary investment income,” (i.e., income that is attributable to temporary investments in stock and debt securities of new capital proceeds from stock issuances and public debt offerings and that is received in the one-year period beginning on the date new capital is received). Second, at least 95.0% of Sotherly’s gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from sources of income that qualify under the 75.0% gross income test and other dividends, interest, gain from the sale or disposition of stock or securities, and certain other categories of income.

Rents will qualify as “rents from real property” in satisfying the gross income tests only if several conditions are met, including the following:

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The rent must not be based in whole or in part on the income or profits of any person. An amount will not be disqualified, however, solely by being based on a fixed percentage or percentages of receipts or sales or, if it is based on the net income or profits of a lessee which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property, if earned directly by Sotherly.

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If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as rents from real property if it exceeds 15.0% of the total rent received under the lease.

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For rents received to qualify as rents from real property, Sotherly generally must not operate or manage the property or furnish or render certain services to the lessees of such property, other than through an “independent contractor,” as defined in the Code, who is adequately compensated and from which Sotherly derives or receives no income or through a taxable REIT subsidiary. Sotherly is permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Additionally, Sotherly may directly or indirectly provide non-customary services to lessees of its properties without disqualifying all of the rents from the property if the gross income from such services does not exceed 1.0% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property, and the provision of the services does not disqualify all of the rents from treatment as rents from real property. For purposes of this test, gross income received from such non-customary services is deemed to be at least 150.0% of the direct cost of providing the services. Sotherly is permitted to provide services to lessees through a taxable REIT subsidiary without disqualifying the rental income received from lessees as rents from real property.

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Rental income will not qualify as rents from real property if Sotherly directly or indirectly (through application of certain constructive ownership rules) owns (i) in the case of any lessee which is a corporation, stock possessing 10.0% or more of the total combined voting power of all classes of stock entitled to vote, or 10.0% or more of the total value of shares of all classes of stock, of such lessee or (ii) in the case of any lessee which is not a corporation, an interest of 10.0% or more in the assets or net profits of such lessee. Rental payments from a taxable REIT subsidiary, however, will qualify as rents from real property even if Sotherly owns more than 10.0% of the total value or combined voting power of the taxable REIT subsidiary if (i) at least 90.0% of the property is leased to unrelated lessees and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated lessees for comparable space or (ii) the property is a “qualified lodging facility” or a “qualified health care facility” and certain additional requirements are satisfied.

Sotherly has complied with the foregoing REIT gross income tests each taxable year since its election to be taxable as a REIT, and the bulk of its income has primarily consisted of rents from real property. None of the rents under its leases has been based on the income or profits of any person, and none of the rents that Sotherly has received and which are attributable to personal property has exceeded 15.0% of the total rents received under any lease. Furthermore, all or most of the services performed with respect to Sotherly’s properties have been services that are usually or customarily rendered in connection with the rental of real property and not rendered to the occupant(s) of such property. Sotherly intends to monitor compliance with the REIT gross income tests on an ongoing basis but we can provide no assurances that the actual future sources of Sotherly’s income will allow it to continue to satisfy these tests.

Even if Sotherly were to fail to satisfy one or both of the 75.0% gross income test and the 95.0% gross income test for any taxable year, it may still qualify as a REIT for that year if it is eligible for relief under specific provisions of the Code. These relief provisions generally will be available if (1) Sotherly’s failure to meet these tests was due to reasonable cause and not due to willful neglect; (2) Sotherly attaches a schedule of its income sources to its federal income tax return; and (3) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, Sotherly would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable, Sotherly will not qualify as a REIT. Even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which Sotherly fails to satisfy the particular gross income test.

Annual Distribution Requirements

To qualify as a REIT, Sotherly is required to distribute to its stockholders each year in an amount equal to at least (1) the sum of (a) 90.0% of its REIT taxable income (computed without regard to the dividends paid deduction and its net capital gain) and (b) 90.0% of the net income (after tax), if any, from foreclosure property, minus (2) the sum of certain items of non-cash income over 5.0% of its REIT taxable income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Sotherly timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to stockholders in the year in which paid, even though the distributions relate to Sotherly’s prior taxable year for purposes of the 90.0% distribution requirement.

To the extent that Sotherly does not distribute all of its REIT taxable income, Sotherly will be subject to tax on the undistributed amount at regular corporate tax rates, as the case may be. However, Sotherly can elect to “pass through” any of the taxes paid on its undistributed net capital gain income to its stockholders on a pro rata basis. Furthermore, if Sotherly should fail to distribute during each calendar year at least the sum of (1) 85.0% of its ordinary income for such year, (2) 95.0% of its capital gain net income for such year, and (3) any undistributed taxable income from prior periods, Sotherly would be subject to a non-deductible 4.0% excise tax on the excess of such required distribution over the sum of the amounts distributed (including any deemed distribution of net capital gain). For these and other purposes, dividends that Sotherly declares in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by and received by the stockholder during such taxable year, provided that the dividend is actually paid by Sotherly by January 31 of the following taxable year.

If Sotherly fails to meet the distribution requirements as a result of an adjustment to its tax return by the IRS or it determines that it understated income on a filed return, Sotherly may be able to retroactively cure the failure by paying a “deficiency dividend” (plus applicable penalties and interest) within a specified period.

Commencing with its taxable year ended December 31, 2004, Sotherly has satisfied the annual distribution requirements described above. It is possible, however, that in the future Sotherly may not have sufficient cash or other liquid assets to meet the distribution requirements, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing its REIT taxable income on the other hand. Further, as described below, it is possible that, from time to time, Sotherly may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. To avoid any problem with the distribution requirements, Sotherly will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary and feasible, will borrow funds or issue stock to satisfy the distribution requirement.

Qualified REIT Subsidiaries

For purposes of the requirements described herein, any corporation Sotherly owns that is a qualified REIT subsidiary will not be treated as a corporation separate from Sotherly and all of its assets, liabilities and items of income, deduction and credit will be treated as Sotherly’s assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by a REIT.

Ownership of Partnership Interests

A REIT that is a partner in an entity treated as a partnership for federal tax purposes is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the requirements described herein. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including the asset and income tests described below. Accordingly, Sotherly’s proportionate share of the assets, liabilities and items of income of the Operating Partnership and of any other partnership, joint venture, limited liability company or other entity treated as a partnership for federal tax purposes in which it directly or indirectly owns an interest, will be treated as its assets, liabilities and items of income.

Taxable REIT Subsidiaries

A REIT is permitted to own up to 100.0% of the stock of one or more “taxable REIT subsidiaries.” The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. In addition, if a taxable REIT subsidiary owns, directly or indirectly, securities representing 35.0% or more of the vote or value of a subsidiary corporation, that subsidiary will automatically be treated as a taxable REIT subsidiary of the parent REIT. A taxable REIT subsidiary is subject to federal, state and local income tax (where applicable), as a regular “C” corporation.

Generally, a taxable REIT subsidiary may earn income that would not be qualifying income under the REIT income tests if earned directly by the parent REIT. Several provisions in the Code regarding the arrangements between a REIT and a taxable REIT subsidiary ensure, however, that the taxable REIT subsidiary will be subject to an appropriate level of federal income tax. For example, the Code limits the ability of a taxable REIT subsidiary to deduct interest payments made to its parent REIT in excess of a certain amount. In addition, the Code imposes a 100.0% tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. Moreover, the value of any securities held by a REIT in all of its taxable REIT subsidiaries cannot be worth more than 25.0% of the REIT’s total asset value.

We cannot provide any assurance that any taxable REIT subsidiaries that Sotherly currently owns or will form in the future will not be limited in their ability to deduct interest payments (if any) made to Sotherly, or that the IRS would not seek to impose a 100.0% tax on Sotherly to the extent any taxable REIT subsidiary is undercompensated for any services it may perform for its tenants or the tenants of partnerships in which Sotherly owns an interest, or on a portion of the payments received by it from, or expenses deducted by, its taxable REIT subsidiaries.

Prohibited Transaction Rules

Any gain that a REIT recognizes from the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business (excluding sales of foreclosure property and sales conducted by taxable REIT subsidiaries) will be treated as income from a prohibited transaction that is subject to a 100.0% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends on all of the facts and circumstances of the particular transaction. Under a statutory safe harbor, however, Sotherly will not be subject to the 100.0% tax with respect to a sale of property if (1) the property has been held for at least two years for the production of rental income prior to the sale, (2) capitalized expenditures on the property in the two years preceding the sale are less than 30.0% of the net selling price of the property and (3) (a) Sotherly either has seven or fewer sales of property (excluding certain property obtained through foreclosure and certain involuntary conversions) in the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10.0% or less of the aggregate tax basis of all of its assets as of the beginning of the taxable year, or (c) the aggregate fair market value of property sold during the year of sale is 10.0% or less of the aggregate fair market value of all of its assets as of the beginning of the taxable year, in each case excluding sales of foreclosure property and involuntary conversions. In addition, in order for the 10.0% safe harbor to apply, substantially all of the marketing and development expenditures with respect to the property sold must be made through an independent contractor from whom Sotherly derives no income. Although Sotherly will attempt to ensure that none of its sales of property will constitute a prohibited transaction, it cannot provide assurances that none of such sales will be so treated. In the event that the IRS were to successfully contend that such sales are prohibited transactions Sotherly would be required to pay the 100.0% penalty tax on any gains resulting from any such sales.

Failure to Qualify

If Sotherly fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests, it may retain its REIT qualification if the failures are due to reasonable cause and not willful neglect, and if Sotherly pays a penalty of $50,000 for each such failure.

If Sotherly fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to its stockholders in any year in which Sotherly fails to qualify will not be deductible, nor will they be required to be made. Unless entitled to relief under specific statutory provisions, Sotherly will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether Sotherly would be entitled to such statutory relief.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. Treatment of property as foreclosure property generally continues until the end of the third taxable year following the year during which the REIT acquires or takes possession of the property, but this period ends prematurely if, before the end of the third year, (1) the REIT makes a lease of the property under which it will receive rents not qualified for purposes of the 75.0% gross income test, (2) the REIT begins construction on the property (other than by continuing a project at least 10.0 % completed when default became imminent), or (3) the REIT uses the property in a trade or business on a day more than 90 days after it acquired the property. The IRS may, however, extend the period if the REIT establishes to the IRS’s satisfaction that an extension is necessary for the orderly liquidation of the REIT’s interests in such property, but no such extension may prolong the period beyond the sixth taxable year following the year during which the REIT acquires or takes possession of the property.

REITs generally are subject to tax at the maximum corporate rate (currently 35.0%) on any net income from foreclosure property. Net income from foreclosure property is the excess of (1) gain on sales and exchanges of foreclosure property that the REIT holds for sale to customers in the ordinary course of a trade or business and (2) gross income from foreclosure property other than rents from real property, interest on real property mortgages, refunds of real property taxes and gains on dispositions of real property not held for sale to customers in the ordinary course of business, over deductions directly connected with the production of the above income. Net income from foreclosure property qualifies under both the 75.0% and the 95.0% gross income tests described above.

Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100.0% tax on gains from prohibited transactions, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

If there were a default on any leases of the properties held by its operating partnership such that Sotherly acquires possession of the subject property, and Sotherly elects to treat such property as foreclosure property,

Sotherly’s net income from any foreclosure property should qualify under both the 75.0% and the 95.0% gross income tests. Sotherly will be subject to federal income tax on such net income, however.

Distressed Debt Acquisitions

The REIT rules provide that in order to determine whether interest income on a mortgage loan is treated as qualifying income for purposes of the 75.0% gross income test when the loan is secured by both real property and other property, the “loan value of the real property” and the “amount of the loan” must be calculated. The “loan value of the real property” is the fair market value of the real property, determined as of the date on which the commitment by a REIT to purchase the loan becomes binding on the REIT. The “amount of the loan” is the highest principal amount of the loan outstanding during the taxable year. Accordingly, if the loan value of the real property is equal to or exceeds the amount of the loan, 100.0% of the interest income on the loan will be attributed to the real property, even though a significant portion of any security for the loan may be property other than real property. If the amount of the loan exceeds the loan value of the real property, the interest income apportioned to the real property is the amount equal to the interest income multiplied by a fraction, the numerator of which is the loan value of the real property and the denominator of which is the amount of the loan. The interest income apportioned to the other property securing the loan is the amount equal to the excess of the total interest income over the interest income apportioned to the real property.

If a REIT acquires distressed mortgage debt at a discount, the use of the highest principal amount of the debt as the “amount of the loan” can cause the REIT to recognize nonqualifying income and hold a nonqualifying asset, even though the price paid by the REIT for the debt may be less than the fair market value of the real property securing the debt. The IRS has been asked to issue guidance on this matter and to clarify that the “amount of the loan” with respect to the acquisition by a REIT of distressed mortgage debt should be the REIT’s highest adjusted tax basis in the debt during the year instead of the highest principal amount of the debt. As of the date of this offering, any clarifying guidance has yet to be issued.

Sotherly may acquire distressed debt instruments that are collateralized by under-performing hotel properties. If such debt is also secured by other property, Sotherly will be required to apportion the interest income on such debt as described above. It is possible that as a result of such apportionment, part of the interest income may be treated as non-qualifying income for purposes of the 75.0% gross income test, and a portion of the hotel properties securing the debt may be treated as a non-qualifying asset. This in turn may make it difficult for Sotherly to continue to comply with the REIT qualification requirements.

Hedging Transactions

Sotherly may enter into hedging transactions with respect to one or more of its assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Any income from a hedging transaction to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by Sotherly to acquire or own real estate assets, which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition of such a transaction, will be disregarded for purposes of the 75.0% and 95.0% gross income tests. There are also rules for disregarding income for purposes of the 75.0% and 95.0% gross income tests with respect to hedges of certain foreign currency risks. To the extent Sotherly enters into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75.0% and 95.0% gross income tests. Sotherly intends to structure any hedging transactions in a manner that does not jeopardize its ability to qualify as a REIT.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The effects of potential changes in interest rates are discussed below. Our market risk discussion includes “forward-looking statements” and represents an estimate of possible changes in fair value or future earnings that could occur assuming hypothetical future movements in interest rates. These disclosures are not precise indicators of expected future losses, but only indicators of reasonably possible losses. As a result, actual future results may differ materially from those presented. The analysis below presents the sensitivity of the market value of our financial instruments to selected changes in market interest rates.

To meet in part our long-term liquidity requirements, we will borrow funds at a combination of fixed and variable rates. Our interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. From time to time we may enter into interest rate hedge contracts such as collars and treasury lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. We do not intend to hold or issue derivative contracts for trading or speculative purposes.

As of June 30, 2013, we had approximately $98.3 million of fixed-rate debt and approximately $52.7 million of variable-rate debt. The weighted-average interest rate on the fixed-rate debt was 6.66%. A change in market interest rates on the fixed portion of our debt would impact the fair value of the debt, but have no impact on interest incurred or cash flows. Our variable-rate debt is exposed to changes in interest rates, specifically the change in 30-day LIBOR. However, to the extent that 30-day LIBOR does not exceed the 30-day LIBOR floors on the mortgages on the Crowne Plaza Hampton Marina and the Hilton Philadelphia Airport of 0.45% and 0.50%, respectively, a portion of our variable-rate debt would not be exposed to changes in interest rates. Assuming that the amount outstanding on our mortgage on the Crowne Plaza Hampton Marina, the mortgage on the Hilton Philadelphia Airport, the mortgage on the Crowne Plaza Jacksonville Riverfront and the loan from the Carlyle entity that is the other member of the Crowne Plaza Hollywood Beach Resort joint venture, the Carlyle Affiliate Lender, remain at approximately $52.7 million, the balance at June 30, 2013, the impact on our annual interest incurred and cash flows of a one percent increase in 30 day LIBOR would be approximately $448,000.

As of December 31, 2012, we had approximately $98.7 million of fixed-rate debt and approximately $55.2 million of variable-rate debt. The weighted-average interest rate on the fixed-rate debt was 6.78%. A change in market interest rates on the fixed portion of our debt would impact the fair value of the debt, but have no impact on interest incurred or cash flows. Our variable-rate debt is exposed to changes in interest rates, specifically the change in 30-day LIBOR. However, to the extent that 30-day LIBOR does not exceed the 30-day LIBOR floors on the mortgages on the Crowne Plaza Hampton Marina and the Hilton Philadelphia Airport of 0.45% and 0.50%, respectively, a portion of our variable-rate debt would not be exposed to changes in interest rates. Assuming that the amount outstanding on our mortgage on the Crowne Plaza Hampton Marina, the mortgage on the Hilton Philadelphia Airport, the mortgage on the Crowne Plaza Jacksonville Riverfront and the loan from the Carlyle Affiliate Lender remain at approximately $55.2 million, the balance at December 31, 2012, the impact on our annual interest incurred and cash flows of a one percent increase in 30-day LIBOR would be approximately $467,000.

UNDERWRITING

Sandler O’Neill & Partners, L.P. is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated                    , 2013, each underwriter named below has severally agreed to purchase from us, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite that underwriter’s name at the public offering price less the underwriting discount set forth on the cover page of this prospectus:

Underwriters	Principal Amount of Notes
Sandler O’Neill & Partners, L.P.	$
Boenning & Scattergood, Inc.	$
J.J.B. Hilliard, W.L. Lyons, LLC	$
Incapital LLC	$
Ladenburg Thalmann & Co. Inc.	$
Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes. The underwriters’ obligations to purchase the notes from us are several and not joint.

The underwriters propose to offer the notes directly to the public initially at the public offering price set forth on the cover page of this prospectus, plus accrued interest, if any, from                     , 2013 to the date of delivery of the notes, and to certain dealers at the public offering price minus a concession not to exceed     % of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed     % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the public offering price and other selling terms may be changed by the underwriters.

The notes consist of a new issue of securities with no established trading market. We have applied to list the notes on the NASDAQ® Global Market. If the listing is approved, we expect trading of the notes to begin within the 30-day period after the initial delivery of the notes. Even if the notes are listed, there may be little or no secondary market for the notes. The representative of the underwriters has advised us that, following completion of the offering of the notes, one or more underwriters intend to make a market in the notes after the initial offering, although they are under no obligation to do so. The underwriters may discontinue any market making activities at any time without notice. We can give no assurance as to development, maintenance or liquidity of any trading market for the notes.

The following table shows the total underwriting discounts that we will pay to the underwriters in connection with this offering. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option:

Underwriters	Per Note			Without Option Exercise		With Full Option Exercise
Public Offering Price		$25.0000		$		$
Underwriting Discount			%		%		%
Proceeds to Us	$			$		$

Certain expenses associated with the offer and the sale of the notes, exclusive of the underwriting discount, are estimated to be approximately $         and will be paid by us. We will pay all of our expenses and costs in connection with this offering, including the discount and commissions payable to the underwriters. In addition to the underwriting discounts and commissions, we will reimburse the underwriters for their reasonable out-of-pocket expenses incurred in connection with their engagement as underwriters, including, without limitation, all marketing, syndication and travel expenses and legal fees and expenses up to a maximum aggregate amount of $100,000 if the offering is consummated and up to a maximum aggregate amount of $70,000 if the offering is not consummated.

In connection with the offering, the representative of the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a short position. Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchase notes originally sold by the syndicate member.

Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the absence of such activities. These activities, if commenced, may be discontinued at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

Conflicts of Interest

The underwriters have not historically, but may in the future, provide investment banking and advisory services to us and our affiliates in the ordinary course of business, for which they have received, or may receive, compensation for such services.

EXPERTS

The financial statements of the Operating Partnership and its subsidiaries as of December 31, 2012 included in this prospectus and the related notes to those financial statements, have been audited by PBMares, LLP (formerly Witt Mares, PLC), an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the notes, will be passed upon for us by Baker & McKenzie LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Bass Berry & Sims PLC.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a website, www.sotherlyhotels.com, which contains additional information concerning Sotherly and the Operating Partnership. Sotherly files, and the Operating Partnership will file, annual, quarterly and special reports, proxy statements and other information, as applicable, with the SEC. You may read and copy any document Sotherly or the Operating Partnership files with the SEC at the SEC’s public reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

The Operating Partnership has filed a Registration Statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act. The Registration Statement contains additional information about us. You may inspect the Registration Statement and exhibits without charge at the office of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

Sotherly makes available free of charge through its website all of its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, definitive proxy statements and other reports filed with the SEC as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC. Sotherly has also posted on this website its Code of Business Conduct and the charters of its Audit and Nominating, Corporate Governance and Compensation Committees of its board of directors. The information contained in or accessed through our website is neither part of nor incorporated into this prospectus.

This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules, which may be found at the SEC’s website at http://www.sec.gov. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

INDEX TO FINANCIAL STATEMENTS

Sotherly Hotels LP
Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets for Sotherly Hotels LP as of June 30, 2013 and December 31, 2012 and 2011	F-3

Consolidated Statements of Operations for Sotherly Hotels LP for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011 and 2010	F-4

Consolidated Statements of Changes in Partners’ Capital for Sotherly Hotels LP for the six months ended June 30, 2013 and for the years ended December 31, 2012, 2011 and 2010	F-5

Consolidated Statements of Cash Flows for Sotherly Hotels LP for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011 and 2010	F-6

Notes to Consolidated Financial Statements	F-7

Schedule III—Real Estate and Accumulated Depreciation as of December 31, 2012	F-29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of the General Partner of

Sotherly Hotels LP (formerly MHI Hospitality, L.P.)

Williamsburg, Virginia

We have audited the accompanying consolidated balance sheets of Sotherly Hotels LP (formerly MHI Hospitality, L.P.) and subsidiaries (the “Partnership”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for each of the three years in the period ended December 31, 2012. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule of real estate and accumulated depreciation as of December 31, 2012. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sotherly Hotels LP (formerly MHI Hospitality, L.P.) and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ PBMares, LLP

Norfolk, Virginia

August 9, 2013

SOTHERLY HOTELS LP

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2013 (UNAUDITED) AND

DECEMBER 31, 2012 AND 2011

	December 31,		June 30,
	2011	2012	2013
			(unaudited)
ASSETS
Investment in hotel properties, net	$181,469,432	$176,427,904	$174,718,233
Investment in joint venture	8,966,795	8,638,967	8,446,083
Cash and cash equivalents	4,409,959	7,175,716	6,561,784
Restricted cash	2,690,391	3,079,894	4,257,037
Accounts receivable, net	1,702,616	1,478,923	2,158,065
Accounts receivable-affiliate	24,880	8,657	10,665
Prepaid expenses, inventory and other assets	1,877,456	1,684,951	2,294,047
Note receivable, net	100,000	—	—
Shell Island sublease, net	720,588	480,392	360,294
Deferred income taxes	4,061,749	2,649,282	1,331,530
Deferred financing costs, net	3,275,580	2,406,183	2,152,654

TOTAL ASSETS	$209,299,446	$204,030,869	$202,290,392

LIABILITIES
Line of credit	$25,537,290	$—	$—
Mortgage loans	94,157,825	135,674,432	134,893,689
Loans payable	9,275,220	4,025,220	3,650,220
Series A Preferred Interest	25,353,698	14,227,650	12,457,552
Accounts payable and accrued liabilities	7,437,246	6,786,684	7,403,468
Advance deposits	453,077	625,822	881,192
Partner distributions payable	258,772	389,179	456,334
Warrant derivative liability	2,943,075	4,969,752	7,649,962

TOTAL LIABILITIES	165,416,203	166,698,739	167,392,417

Commitments and contingencies (see Note 7)

PARTNERS’ CAPITAL
General Partner: 129,387, 129,727 and 130,382 units issued and outstanding as of December 31, 2011 and 2012 and June 30, 2013, respectively	683,691	617,909	594,463
Limited Partners: 12,809,238, 12,842,898 and 12,907,743 units issued and outstanding as of December 31, 2011 and 2012 and June 30, 2013, respectively	43,199,552	36,714,221	34,303,512

TOTAL PARTNERS’ CAPITAL	43,883,243	37,332,130	34,897,975

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$209,299,446	$204,030,869	$202,290,392

The accompanying notes are an integral part of these financial statements.

SOTHERLY HOTELS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2013 AND 2012 (UNAUDITED) AND

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	December 31,			June 30,
	2010	2011	2012	2012	2013
				(unaudited)
REVENUE
Rooms department	$53,090,084	$56,187,231	$60,824,016	$31,700,572	$32,401,979
Food and beverage department	19,905,509	20,482,457	21,961,328	11,176,007	10,826,366
Other operating departments	4,386,751	4,502,816	4,557,876	2,261,088	2,212,109

Total revenue	77,382,344	81,172,504	87,343,220	45,137,667	45,440,454
EXPENSES
Hotel operating expenses
Rooms department	15,090,190	15,841,985	16,613,769	8,420,645	8,577,196
Food and beverage department	13,248,212	13,617,847	14,284,057	7,355,536	6,915,391
Other operating departments	697,037	537,969	480,307	240,938	226,025
Indirect	30,026,159	31,784,191	32,919,610	16,642,698	16,571,618

Total hotel operating expenses	59,061,598	61,781,992	64,297,743	32,659,817	32,290,230
Depreciation and amortization	8,506,802	8,702,880	8,661,769	4,375,554	4,083,871
Corporate general and administrative	3,389,764	4,025,794	4,078,826	2,094,534	2,217,471

Total operating expenses	70,958,164	74,510,666	77,038,338	39,129,905	38,591,572

NET OPERATING INCOME	6,424,180	6,661,838	10,304,882	6,007,762	6,848,882
Other income (expense)
Interest expense	(10,030,517)	(10,821,815)	(12,382,146)	(7,572,362)	(5,013,191)
Interest income	22,305	14,808	16,158	7,852	7,559
Equity income (loss) in joint venture	16,931	(60,094)	172,172	177,714	557,116
Unrealized loss on warrant derivative	—	(1,309,075)	(2,026,677)	(2,684,900)	(2,680,210)
Unrealized gain on hedging activities	700,488	72,649	—	—	—
Impairment of note receivable	—	—	(110,871)	—	—
Loss on disposal of assets	(171,304)	(128,099)	—	—	—

Net loss before income taxes	(3,037,917)	(5,569,788)	(4,026,482)	(4,063,934)	(279,844)
Income tax (provision) benefit	(214,344)	(905,455)	(1,301,229)	(1,062,721)	(1,374,873)

Net loss	$(3,252,261)	$(6,475,243)	$(5,327,711)	$(5,126,655)	$(1,654,717)

Net loss per unit
Basic	$(0.25)	$(0.50)	$(0.41)	$(0.40)	$(0.13)
Diluted	$(0.25)	$(0.50)	$(0.39)	$(0.38)	$(0.12)
Weighted average number of units outstanding
Basic	12,893,444	12,934,325	12,973,953	12,974,306	13,037,064
Diluted	12,909,444	13,117,767	13,625,561	13,425,660	13,948,646

The accompanying notes are an integral part of these financial statements.

SOTHERLY HOTELS LP

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

SIX MONTHS ENDED JUNE 30, 2013 (UNAUDITED) AND

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	General Partner		Limited Partners		Total
	Units	Amount	Units	Amount
Balances at December 31, 2009	128,346	$783,908	12,706,204	$53,057,318	$53,841,226
Issuance of partnership units	761	1,405	75,414	139,222	140,627
Amortization of deferred grants of partnership units	—	1,140	—	112,860	114,000
Redemption of limited partnership units	(150)	(914)	(14,850)	(34,375)	(35,289)
Net loss	—	(32,522)	—	(3,219,739)	(3,252,261)

Balances at December 31, 2010	128,957	$753,017	12,766,768	$50,055,286	$50,808,303
Issuance of partnership units	455	749	45,045	74,181	74,930
Distributions declared	—	(5,176)	—	(512,421)	(517,597)
Redemption of limited partnership units	(25)	(146)	(2,575)	(7,004)	(7,150)
Net loss	—	(64,753)	—	(6,410,490)	(6,475,243)

Balances at December 31, 2011	129,387	$683,691	12,809,238	$43,199,552	$43,883,243
Issuance of partnership units	460	1,104	45,540	109,296	110,400
Distributions declared	—	(12,976)	—	(1,284,646)	(1,297,622)
Redemption of limited partnership units	(120)	(633)	(11,880)	(35,547)	(36,180)
Net loss	—	(53,277)	—	(5,274,434)	(5,327,711)

Balances at December 31, 2012	129,727	$617,909	12,842,898	$36,714,221	$37,332,130
Issuance of partnership units	755	2,561	74,745	163,919	166,480
Redemption of limited partnership units	(100)	(329)	(9,900)	(32,571)	(32,900)
Distributions declared	—	(9,130)	—	(903,888)	(913,018)
Net loss	—	(16,548)	—	(1,638,169)	(1,654,717)

Balances at June 30, 2013	130,382	$594,463	12,907,743	$34,303,512	$34,897,975

The accompanying notes are an integral part of these financial statements.

SOTHERLY HOTELS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2013 AND 2012 (UNAUDITED) AND

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	December 31,			June 30,
	2010	2011	2012	2012	2013
				(unaudited)
Cash flows from operating activities:
Net loss	$(3,252,261)	$(6,475,243)	$(5,327,711)	$(5,126,655)	$(1,654,717)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,506,802	8,702,880	8,661,769	4,375,554	4,083,871
Equity in (income) loss of joint venture	(16,931)	60,094	(172,172)	(177,714)	(557,116)
Loss on disposal of assets	171,304	128,099	—	—	—
Impairment of note receivable	—	—	110,871	—	—
Unrealized gain on hedging activities	(700,488)	(72,649)	—	—	—
Unrealized loss on warrant derivative	—	1,309,075	2,026,677	2,684,900	2,680,210
Amortization of deferred financing costs	1,308,255	1,106,279	1,971,796	1,628,344	430,396
Paid-in-kind interest	—	353,698	387,554	245,573	131,449
Charges related to equity-based compensation	254,626	74,930	110,400	110,400	166,480
Changes in assets and liabilities:
Restricted cash	(682,321)	129,976	377,908	444,269	(126,397)
Accounts receivable	(243,220)	165,764	212,822	(1,682,614)	(679,141)
Inventory, prepaid expenses and other assets	(371,523)	380,260	122,645	(323,045)	(642,708)
Deferred income taxes	174,035	685,189	1,412,467	1,103,579	1,317,752
Accounts payable and accrued liabilities	(443,326)	1,074,323	(1,072,036)	1,258,711	1,564,135
Advance deposits	8,249	(102,825)	172,745	446,549	255,370
Due from affiliates	15,069	30,292	16,222	8,257	(2,008)

Net cash provided by operating activities	4,728,270	7,550,142	9,011,957	4,996,108	6,967,576

Cash flows from investing activities:
Improvements and additions to hotel properties	(2,886,325)	(5,979,832)	(2,908,114)	(2,163,680)	(3,167,840)
Distributions from joint venture	238,386	437,500	500,000	250,000	750,000
Funding of restricted cash reserves	(1,956,410)	(2,347,877)	(1,983,383)	(993,239)	(972,570)
Proceeds from restricted cash reserves	1,134,741	1,733,231	1,215,972	903,457	814,713
Proceeds from sale of assets	—	26,705	19,404	—	—

Net cash used in investing activities	(3,469,608)	(6,130,273)	(3,156,121)	(2,003,462)	(2,575,697)

Cash flows from financing activities:
Proceeds of Series A Preferred Interest	—	25,000,000	—	—	—
Redemption of Series A Preferred Interest	—	—	(11,513,602)	(11,513,602)	(1,901,547)
Distributions paid	—	(258,825)	(1,167,216)	(518,465)	(845,863)
Pledge of cash collateral	—	—	—	—	(892,890)
Proceeds of loans	—	5,000,000	—	—	—
Payments on line of credit	(325,000)	(49,660,569)	(25,537,290)	(25,537,290)	—
Proceeds of mortgage refinancing	—	27,700,000	44,000,000	44,000,000	2,225,613
Payments on mortgage debt and loans	(730,783)	(5,953,178)	(7,773,393)	(6,028,749)	(3,381,357)
Redemption of units in operating partnership	(35,289)	(7,150)	(36,180)	(14,640)	(32,900)
Payment of deferred financing costs	(665,189)	(1,823,076)	(1,102,398)	(824,319)	(176,867)

Net cash used in financing activities	(1,756,261)	(2,798)	(3,090,079)	(437,065)	(5,005,811)

Net increase (decrease) in cash and cash equivalents	(497,599)	1,417,071	2,765,757	2,555,581	(613,932)
Cash and cash equivalents at the beginning of the period	3,490,487	2,992,888	4,409,959	4,409,959	7,175,716

Cash and cash equivalents at the end of the period	$2,992,888	$4,409,959	$7,175,716	$6,965,540	$6,561,784

Supplemental disclosures:
Cash paid during the year for interest	$8,870,424	$8,705,123	$10,412,434	$6,062,706	$4,528,329

Cash paid during the year for income taxes	$21,694	$48,351	$117,447	$104,595	$108,147

The accompanying notes are an integral part of these financial statements.

SOTHERLY HOTELS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Description of Business

Sotherly Hotels LP (formerly MHI Hospitality, L.P.) (the “Partnership”), a Delaware limited partnership, commenced operations on December 21, 2004 when its general partner and majority unitholder, Sotherly Hotels Inc. (formerly, MHI Hospitality Corporation) (the “Company”), completed its initial public offering (“IPO”), contributed the proceeds to the Partnership and consummated the acquisition of six hotel properties (“initial properties”).

The Company is a self-managed and self-administered real estate investment trust (“REIT”) and was formed to own full-service, primarily upper-upscale and upscale hotels located in primary and secondary markets in the Mid-Atlantic and Southern United States. The hotels operate under well-known national hotel brands such as Hilton, Crowne Plaza, Sheraton and Holiday Inn. The Partnership also owns a 25.0% noncontrolling interest in the Crowne Plaza Hollywood Beach Resort through a joint venture with CRP/MHI Holdings, LLC, an affiliate of both Carlyle Realty Partners V, L.P. and The Carlyle Group (“Carlyle”).

Pursuant to the terms of the Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), the Company, as general partner, is not entitled to compensation for its services to the Partnership. The Company, as general partner, conducts substantially all of its operations through the Partnership and the Company’s administrative expenses are the obligations of the Partnership. Additionally, the Company is entitled to reimbursement for any expenditure incurred by it on the Partnership’s behalf.

For the Company to qualify as a REIT, neither the Company nor the Partnership can operate hotels. Therefore, our wholly-owned hotels are leased to a subsidiary of MHI Hospitality TRS Holding, Inc., MHI Hospitality TRS, LLC, (collectively, “MHI TRS”), a wholly-owned subsidiary of the Partnership. MHI TRS then engages a hotel management company, MHI Hotels Services, LLC (“MHI Hotels Services”), to operate the hotels under a management contract. MHI TRS is treated as a taxable REIT subsidiary for federal income tax purposes.

All references in these notes to consolidated financial statements to the “Partnership,” “we,” “us” and “our” refer to Sotherly Hotels LP and its subsidiaries and predecessors, unless the context otherwise requires or where otherwise indicated.

Significant transactions occurring during the period ended June 30, 2013 and three prior fiscal years include the following:

On June 4, 2010, the Partnership entered into a fifth amendment to its then-existing credit agreement with Branch Banking & Trust Company (“BB&T”), as administrative agent and lender, to address the sufficiency of the borrowing base. The amendment revised the methodology used to value the Partnership’s existing hotel properties in the borrowing base and modified certain other aspects of the then-existing credit agreement, as amended, including fixing the interest rate spread for the variable LIBOR-based interest rate at 4.00% and a minimum LIBOR of 0.75%. The amendment converted the facility to non-revolving, eliminated the Partnership’s ability to re-borrow principal paid in the future and established minimum repayments equal to 50% of excess cash flow, as defined in the agreement, payable quarterly. Pursuant to the amendment, the Partnership was required to fund reserves for insurance and real estate taxes as well as a reserve for the replacement of furniture, fixtures and equipment equal to 3.0% of gross room revenues. The amendment also modified the fixed charge covenant, eliminated the leverage covenant, placed limits on capital expenditures and required prepayments from a portion of the proceeds of future equity offerings of up to $21.7 million. In the event that the Partnership made prepayments totaling $21.7 million, the excess cash flow prepayment requirement would terminate. The amendment allowed the Partnership to pay additional dividends in any fiscal quarter, subject to the existing cap of 90% of the prior year’s funds from operations (“FFO”) provided certain liquidity thresholds and other conditions were met. The amendment provided for a contingent extension of the maturity date for one year to May 2012, provided that certain valuation and other criteria were met, including payment of an extension fee and an extension or refinancing of the Jacksonville mortgage.

On April 18, 2011, the Partnership entered into a sixth amendment to the then-existing credit agreement. Among other things, the amendment: (i) extended the final maturity date of the credit facility to May 8, 2014; (ii) provided that no additional advances may be made and no currently outstanding advances subsequently repaid or prepaid may be re-borrowed; (iii) adjusted the release amounts with respect to secured hotel properties; (iv) reduced the additional interest from 4.00% to 3.50% and removed the LIBOR floor of 0.75%; and (v) adjusted certain financial covenants including restrictions relating to payment of dividends. In connection with the amendment, the Partnership reduced the outstanding balance on its existing credit facility by approximately $22.7 million.

On April 18, 2011, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Essex Illiquid, LLC and Richmond Hill Capital Partners, LP (collectively, the “Investors”), under which the Company issued and sold to the Investors in a private placement 25,000 shares of the Company’s Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”), and a warrant (the “Essex Warrant”) to purchase 1,900,000 shares of the Company’s common stock, par value $0.01 per share, for a purchase price of $25.0 million.

Coincident with the issuance of the Preferred Stock, the Partnership issued a Series A Preferred Interest (the “Preferred Interest”) in the Partnership to the Company in an amount equivalent to the proceeds of the Preferred Stock received by the general partner pursuant to the terms of the Partnership Agreement. The Partnership Agreement also authorizes the general partner to cause the Partnership to make special distributions to the Company related to its Preferred Interest for the sole purpose of fulfilling the Company’s obligations with respect to the Preferred Stock. In addition, the Partnership issued the Company a warrant (the “Warrant”) to purchase 1,900,000 partnership units at an amount equal to the consideration received by the Company upon exercise of the Essex Warrant, as amended.

The Partnership used the net proceeds from the issuance of the Preferred Interest and Warrant to partially prepay the amounts owed by the Partnership under its then-existing credit agreement.

On April 18, 2011, the Company entered into an agreement with Essex Equity High Income Joint Investment Vehicle, LLC, pursuant to which the Company had the right to borrow up to $10.0 million on behalf of the Partnership on or before December 31, 2011 (the “Bridge Financing”). The principal amount borrowed bears interest at the rate of 9.25% per annum, payable quarterly in arrears and matures on the earlier of April 18, 2015 or the redemption in full of the Preferred Stock.

On June 30, 2011, the Partnership entered into an agreement with TowneBank to extend the maturity of the mortgage on the Crowne Plaza Hampton Marina until June 30, 2012. Under the terms of the extension, the Partnership makes monthly principal payments of $16,000. Interest payable monthly pursuant to the mortgage was increased to LIBOR plus additional interest of 4.55% and a minimum total rate of interest of 5.00%. The Partnership also pledged $750,000 in cash collateral held by the lender in an interest-bearing account.

On August 1, 2011, the Partnership entered into agreements with PNC Bank, National Association, in its capacity as trustee of the AFL-CIO Building Investment Trust, to extend the maturity of the mortgage on the Crowne Plaza Jacksonville Riverfront until January 22, 2013. During the extension, and pursuant to the loan documents, the interest rate applicable to the mortgage loan is fixed at 8.0% and the lender has waived certain covenants requiring the borrower to further pay down principal under certain circumstances. In order to effect the extension, and pursuant to the loan documents, the Partnership tendered to the lender the sum of $4.0 million as principal curtailment of the mortgage loan, thus reducing the mortgage loan’s current outstanding principal amount to $14.0 million, and the lender waived certain covenants requiring the Partnership to further pay down principal under certain circumstances.

On August 5, 2011, the Partnership obtained a 10-year, $7.5 million mortgage with Bank of Georgetown on the Holiday Inn Laurel West hotel property. The mortgage bears interest at a rate of 5.25% per annum for the first five years. After five years, the rate of interest will adjust to a rate of 3.00% per annum plus the then-current 5-year U.S. Treasury bill rate of interest, with a floor of 5.25%. The mortgage provides for level payments of principal and interest on a monthly basis under a 25-year amortization schedule. Proceeds of the mortgage were used to pay down a portion of the Partnership’s indebtedness under its credit facility.

On October 17, 2011, the Partnership obtained a 5-year, $8.0 million mortgage with Premier Bank, Inc. on its property in Raleigh, North Carolina. The mortgage bears interest at a rate of 5.25% per annum and provides for level payments of principal and interest on a monthly basis under a 25-year amortization schedule. The mortgage may be extended for an additional 5-year period, at the Partnership’s option if certain conditions have been satisfied, at a rate of 3.00% per annum plus the then-current 5-year U.S. Treasury bill rate of interest. Proceeds of the mortgage were used to pay down a portion of the Partnership’s indebtedness under its credit facility.

On December 15, 2011, the Partnership obtained a 5-year, $12.2 million mortgage with Goldman Sachs Commercial Mortgage Capital, L.P. on the Sheraton Louisville Riverside in Jeffersonville, Indiana. The mortgage bears interest at a rate of 6.2415% per annum and provides for level payments of principal and interest on a monthly basis under a 25-year amortization schedule. Proceeds of the mortgage were used to pay down a portion of the Partnership’s indebtedness under its credit facility.

On December 21, 2011, the Company entered into an amendment to its $10.0 million bridge loan agreement with Essex Equity High Income Joint Investment Vehicle, LLC to extend the lender’s loan commitment by 17 months through May 31, 2013.

On December 21, 2011, the Company also amended the terms of the outstanding Essex Warrant issued by the Company in favor of the Investors. Pursuant to the Essex Warrant amendment, the exercise price per share of common stock covered by the warrant will be adjusted from time to time in the event of cash dividends upon common stock by deducting from such exercise price the per-share amount of such cash dividends. Such adjustment did not take in to account quarterly dividends declared prior to January 1, 2012.

On March 5, 2012, the Partnership obtained a $30.0 million mortgage with TD Bank, N.A. on the Hilton Philadelphia Airport. The mortgage bears interest at a rate of 30-day LIBOR plus additional interest of 3.0% per annum and provides for level payments of principal and interest on a monthly basis under a 25-year amortization schedule. The mortgage’s maturity date is August 30, 2014, with an extension option until March 1, 2017, contingent upon the extension or acceptable replacement of the Hilton Worldwide license agreement. Proceeds of the mortgage were used to extinguish the Partnership’s indebtedness under the then-existing credit facility, prepay a portion of the Company’s indebtedness under the Bridge Financing and for working capital. With this transaction, the Partnership’s syndicated credit facility was extinguished and the Crowne Plaza Tampa Westshore hotel property was released from such mortgage encumbrance.

On June 15, 2012, the Company entered into an amendment of its Bridge Financing that provided, subject to a $1.5 million prepayment which the Company made on June 18, 2012, that the amount of undrawn term loan commitments increased to $7.0 million, of which $2.0 million was reserved to repay principal amounts outstanding on the Crowne Plaza Jacksonville Riverfront hotel property.

On June 15, 2012, the Company simultaneously entered into an agreement with the holders of the Company’s Preferred Stock to redeem 11,514 shares of Preferred Stock for an aggregate redemption price of approximately $12.3 million plus the payment of related accrued and unpaid cash and stock dividends.

On June 18, 2012, the Partnership obtained a $14.0 million mortgage with C1 Bank on the Crowne Plaza Tampa Westshore in Tampa, Florida. The mortgage bears interest at a rate of 5.60% per annum and provides for level payments of principal and interest on a monthly basis under a 25-year amortization schedule. The mortgage’s maturity date is June 18, 2017. Proceeds of the mortgage were used to pay the outstanding indebtedness under the then-existing Bridge Financing and to make a special distribution to the Company for the purpose of redeeming the 11,514 shares of Preferred Stock referenced above.

On June 22, 2012, the Partnership entered into an agreement with TowneBank to extend the maturity of the mortgage on the Crowne Plaza Hampton Marina in Hampton, Virginia, until June 30, 2013. Under the terms of the extension, the Partnership was required to make monthly principal payments of $16,000 and additional quarterly principal payments to the lender of $200,000 each on July 1, 2012, October 1, 2012, January 1, 2013 and April 1, 2013. Interest payable monthly pursuant to the mortgage remained at a rate of LIBOR plus additional interest of 4.55% and a minimum total rate of interest of 5.00% per annum.

On July 10, 2012, the Partnership obtained a $14.3 million mortgage with Fifth Third Bank on the Crowne Plaza Jacksonville Riverfront in Jacksonville, Florida. The mortgage bears interest at a rate of LIBOR plus additional interest of 3.0% per annum and provides for level payments of principal and interest on a monthly basis under a 25-year amortization schedule. The maturity date is July 10, 2015, but may be extended for an additional year pursuant to certain terms and conditions. The mortgage also contains an “earn-out” feature which allows for an additional draw of up to $3.0 million during the term of the loan contingent upon satisfaction of certain debt service coverage and loan-to-value covenants. Proceeds of the mortgage were used to repay the existing mortgage indebtedness and to pay closing costs.

On March 22, 2013, the Partnership entered into a First Amendment to the Loan Agreement and other amendments to secure additional proceeds on the original $8.0 million mortgage on the DoubleTree by Hilton Brownstone-University hotel property with its existing lender, Premier Bank, Inc. Pursuant to the amended loan documents, the mortgage loan’s principal amount was increased to $10.0 million, the prepayment penalty was removed and the interest rate was fixed at 5.25%; if the mortgage loan is extended, it will adjust to a rate of 3.00% plus the current 5-year U.S. Treasury bill rate of interest, with an interest rate floor of 5.25%. The remaining original terms of the agreement remained the same.

On March 26, 2013, the Company redeemed 1,902 shares of Preferred Stock for an aggregate redemption price of approximately $2.1 million plus the payment of accrued and unpaid cash and stock dividends. The Partnership made a special distribution to the Company with respect to its Preferred Interest in order to fund the redemption, redeeming an equivalent portion of the Preferred Interest.

On June 28, 2013, the Partnership entered into an agreement with TowneBank to extend the maturity of the mortgage on the Crowne Plaza Hampton Marina in Hampton, Virginia, until June 30, 2014. Under the terms of the extension, the Partnership made a principal payment of approximately $1.1 million to reduce the principal balance on the loan to approximately $6.0 million and is required to continue to make monthly principal payments of $16,000. Interest, payable monthly pursuant to the mortgage, will remain at a rate of LIBOR plus additional interest of 4.55% and a minimum total rate of interest of 5.00% per annum. Pursuant to certain terms and conditions, the Partnership may extend the maturity date of the loan to June 30, 2015.

2.	Summary of Significant Accounting Policies

Basis of Presentation — The consolidated financial statements of the Partnership presented herein include all of the accounts of Sotherly Hotels LP, MHI TRS and subsidiaries. All significant inter-company balances and transactions have been eliminated. Additionally, all administrative expenses of the Company and those expenditures made by the Company on behalf of the Partnership are reflected as the administrative expenses, expenditures and obligations thereto of the Partnership, pursuant to the terms of the Partnership Agreement.

Investment in Hotel Properties — Investments in hotel properties include investments in operating properties which are recorded at acquisition cost and allocated to land, property and equipment and identifiable intangible assets. Replacements and improvements are capitalized, while repairs and maintenance are expensed as incurred. Upon the sale or retirement of a fixed asset, the cost and related accumulated depreciation are removed from the Partnership’s accounts and any resulting gain or loss is included in the statements of operations. Expenditures under a renovation project, which constitute additions or improvements that extend the life of the property, are capitalized.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 7 to 39 years for buildings and building improvements and 3 to 10 years for furniture, fixtures and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

The Partnership reviews its investments in hotel properties for impairment whenever events or changes in circumstances indicate that the carrying value of the hotel properties may not be recoverable. Events or circumstances that may cause a review include, but are not limited to, adverse changes in the demand for lodging at the properties due to declining national or local economic conditions and/or new hotel construction in markets where the hotels are located. When such conditions exist, management performs an analysis to determine if the estimated undiscounted future cash flows from operations and the proceeds from the ultimate disposition of a hotel property exceed its carrying value. If the estimated undiscounted future cash flows are found to be less than the carrying amount of the asset, an adjustment to reduce the carrying amount to the related hotel property’s estimated fair market value would be recorded and an impairment loss recognized.

Investment in Joint Venture — Investment in joint venture represents the Partnership’s noncontrolling indirect 25.0% equity interest in (i) the entity that owns the Crowne Plaza Hollywood Beach Resort; (ii) the entity that leases the hotel and has engaged MHI Hotels Services to operate the hotel under a management contract; (iii) the entity that had an option to purchase a three-acre development site with parking garage adjacent to the hotel and which leased the parking garage for use by the hotel; and (iv) the entity that owned the $22.0 million junior participation in the existing mortgage. Carlyle owns a 75.0% controlling indirect interest in all these entities. The Partnership accounts for its investment in the joint venture under the equity method of accounting and is entitled to receive its pro rata share of annual cash flow. The Partnership also has the opportunity to earn an incentive participation in the net sale proceeds based upon the achievement of certain overall investment returns, in addition to its pro rata share of net sale proceeds.

Cash and Cash Equivalents — The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Concentration of Credit Risk — The Partnership holds cash accounts at several institutions in excess of the Federal Deposit Insurance Corporation (the “FDIC”) protection limits of $250,000. The Partnership’s exposure to credit loss in the event of the failure of these institutions is represented by the difference between the FDIC protection limit and the total amounts on deposit. Management monitors, on a regular basis, the financial condition of the financial institutions along with the balances there on deposit to minimize the Partnership’s potential risk.

Restricted Cash — Restricted cash includes real estate tax escrows, insurance escrows, reserves for replacements of furniture, fixtures and equipment as well as cash collateral pursuant to certain requirements in the then-existing credit agreement and the Partnership’s various mortgage agreements.

Accounts Receivable — Accounts receivable consists primarily of hotel guest and banqueting receivables. Ongoing evaluations of collectability are performed and an allowance for potential credit losses is provided against the portion of accounts receivable that is estimated to be uncollectible.

Inventories — Inventories, consisting primarily of food and beverages, are stated at the lower of cost or market, with cost determined on a method that approximates first-in, first-out basis.

Franchise License Fees — Fees expended to obtain or renew a franchise license are amortized over the life of the license or renewal. The unamortized franchise fees as of June 30, 2013 and as of December 31, 2012 and 2011 were $218,739, $240,489 and $284,090, respectively. Amortization expense for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011 and 2010 was $21,750, $21,750, $43,500, $46,912 and $48,350, respectively.

Deferred Financing Costs — Deferred financing costs are recorded at cost and consist of loan fees and other costs incurred in issuing debt. Amortization of deferred financing costs is computed using a method that approximates the effective interest method over the term of the related debt and is included in interest expense in the consolidated statements of operations.

Derivative Instruments — The Partnership’s derivative instruments are reflected as assets or liabilities on the balance sheet and measured at fair value. Derivative instruments used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as an interest rate risk, are considered fair value hedges. Derivative instruments used to hedge exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. For a derivative instrument designated as a cash flow hedge, the change in fair value each period is reported in accumulated other comprehensive income in partners’ capital to the extent the hedge is effective. For a derivative instrument designated as a fair value hedge, the change in fair value each period is reported in earnings along with the change in fair value of the hedged item attributable to the risk being hedged. For a derivative instrument that does not qualify for hedge accounting or is not designated as a hedge, the change in fair value each period is reported in earnings.

The Partnership uses derivative instruments to add stability to interest expense and to manage its exposure to interest-rate movements. To accomplish this objective, the Partnership primarily used an interest-rate swap, which was required under its then-existing credit agreement and acted as a cash flow hedge involving the receipts of variable-rate amounts from a counterparty in exchange for the Partnership making fixed-rate payments without exchange of the underlying principal amount. The Partnership valued its interest-rate swap at fair value, which it defines as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and included it in accounts payable and accrued liabilities. The Partnership also uses derivative instruments in the Company’s stock to obtain more favorable terms on its financing. The Partnership does not enter into contracts to purchase or sell derivative instruments for speculative trading purposes.

The Partnership accounts for the Warrant based upon the guidance enumerated in Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging: Contracts in Entity’s Own Stock. The Essex Warrant contains a provision that could require an adjustment to the exercise price if the Company issued securities deemed to be dilutive to the Essex Warrant. Under the terms of the Warrant, the Partnership is obligated to issue additional partnership units in exchange for the consideration received by the Company upon exercise of the Essex Warrant, and therefore is classified as a derivative liability. The Warrant is carried at fair value with changes in fair value reported in earnings as long as the Warrant remains classified as a derivative liability.

The Partnership’s warrant derivative liability was valued at June 30, 2013 as well as at December 31, 2012 and 2011 using the Monte Carlo simulation method which is a generally accepted statistical method used to generate a defined number of stock price paths in order to develop a reasonable estimate of the range of our and our peer group’s future expected stock prices and minimizes standard error. The Monte Carlo simulation method takes into account, as of the valuation date, factors including the exercise price, the remaining term of the Warrant, the current price of the underlying stock and its expected volatility, expected dividends on the stock and the risk-free interest rate for the term of the Warrant.

The Partnership classifies the inputs used to measure fair value into the following hierarchy:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or
Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or
Inputs other than quoted prices that are observable for the asset or liability.

Level 3	Unobservable inputs for the asset or liability.

The Partnership endeavors to utilize the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following table represents our derivative instruments measured at fair value and the basis for that measurement:

	Level 1	Level 2	Level 3
June 30, 2013
Warrant	$—	$(7,649,962)	$—
December 31, 2012
Warrant	—	(4,969,752)	—
December 31, 2011
Warrant	—	(2,943,075)	—

Preferred Interest — The Partnership accounts for its Series A Preferred Interest based upon the guidance enumerated in ASC 480, Distinguishing Liabilities from Equity. The Preferred Stock is mandatorily redeemable on April 18, 2016, or upon the earlier occurrence of certain triggering events and therefore is classified as a liability instrument on the date of issuance. The Company’s sole source of funds to meet its obligations under the Articles Supplementary are the special distributions from the Partnership which the Company, as general partner, may declare at its sole discretion.

Revenue Recognition — Revenues from operations of the hotels are recognized when the services are provided. Revenues consist of room sales, food and beverage sales, and other hotel department revenues, such as telephone, parking, gift shop sales and rentals from restaurant tenants, rooftop leases and gift shop operators. Revenues are reported net of occupancy and other taxes collected from customers and remitted to governmental authorities.

Income Taxes — The Partnership is generally not subject to federal and state income taxes as the unitholders of the Partnership are subject to tax on their respective shares of the Partnership’s taxable income.

The Partnership’s taxable REIT subsidiary, whose operations are reflected in its consolidated financial statements, is subject to federal, state and local income taxes. The Partnership accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. As of June 30, 2013, the Partnership had no uncertain tax positions. The Partnership’s policy is to recognize obligations for interest and penalties related to uncertain tax positions in income tax expense. As of June 30, 2013, the tax years that remain subject to examination by the major tax jurisdictions to which the Partnership is subject generally include 2009 through 2012. In addition, as of June 30, 2013, the tax years that remain subject to examination by the major tax jurisdictions to which MHI TRS is subject generally also include 2004 through 2008.

Stock-based Compensation — The Company’s 2004 Long-Term Incentive Plan (the “2004 Plan”) and its 2013 Long-Term Incentive Plan (the “2013 Plan”) permit the grant of stock options, restricted (non-vested) stock and performance stock compensation awards to employees of the Partnership for up to 350,000 and 750,000 shares of common stock, respectively. The Company and the Partnership believe that such awards better align the interests of their employees with those of their stockholders and unitholders. Under the terms of the Partnership Agreement, the Company, as general partner, is authorized to issue additional partnership units to itself in connection with the issuance of shares of common stock in the Company in exchange for the net proceeds received by the Company in connection with any such issuance.

Under the 2004 Plan, the Company has made restricted stock and deferred stock awards totaling 337,438 shares including 255,938 shares issued to certain executives and employees, and 81,500 restricted shares issued to its independent directors. Of the 255,938 shares issued to certain of the Company’s executives and employees, all have vested except 30,000 issued to the Chief Financial Officer upon execution of his employment contract which will vest pro-rata on each of the next five anniversaries of the effective date of his employment agreement. Regarding the restricted shares awarded to the Company’s independent directors, all of the shares have vested except 15,000 shares which vest at the end of 2013. As of June 30, 2013, no awards have been granted under the 2013 Plan.

The value of the awards is charged to compensation expense on a straight-line basis over the vesting or service period based on the Company’s stock price on the date of grant or issuance. Under either the 2004 Plan or the 2013 Plan, the Company may issue a variety of performance-based stock awards, including nonqualified stock options. As of June 30, 2013, no performance-based stock awards have been granted under either the 2004 Plan or the 2013 Plan. Consequently, stock-based compensation as determined under the fair-value method would be the same under the intrinsic-value method. Total compensation cost recognized under the 2004 Plan for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011 and 2010 was $43,026, $26,155, $157,230, $121,190 and $223,204, respectively.

Comprehensive Income (Loss) — Comprehensive income (loss), as defined, includes all changes in partners’ capital (net assets) during a period from non-owner sources. The Partnership does not have any items of comprehensive income (loss) other than net income (loss).

Segment Information — The Partnership has determined that its business is conducted in one reportable segment: hotel ownership.

Use of Estimates — The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements — There are no recent accounting pronouncements which the Partnership believes will have a material impact on its consolidated financial statements.

3.	Acquisition of Hotel Properties

There were no new acquisitions during the six months ended June 30, 2013 or 2012, or for the years ended December 31, 2012, 2011 or 2010.

4.	Investment in Hotel Properties

Investment in hotel properties as of June 30, 2013 and as of December 31, 2012 and 2011 consisted of the following:

	December 31, 2011	December 31, 2012	June 30, 2013
			(unaudited)
Land and land improvements	$19,373,908	$19,429,571	$19,555,434
Buildings and improvements	179,585,304	181,209,101	182,213,649
Furniture, fixtures and equipment	32,419,505	33,716,700	30,986,922

	231,378,717	234,355,372	232,756,005
Less: accumulated depreciation	(49,909,285)	(57,927,468)	(58,037,772)

	$181,469,432	$176,427,904	$174,718,233

5.	Debt

Credit Facility. During 2010, 2011 and a portion of the year ended December 31, 2012, the Partnership had a secured credit facility with a syndicated bank group comprised of BB&T, Key Bank National Association and Manufacturers and Traders Trust Company.

On June 4, 2010, the Partnership entered into a fifth amendment to its then-existing credit agreement modifying certain provisions of the agreement including an increase in the rate of interest to LIBOR plus additional interest of 4.00%; a LIBOR floor of 0.75%; a conversion to a non-revolving facility; a provision for mandatory quarterly pre-payments based on excess cash flow, as defined in the amendment, as well as a mandatory prepayment if the Company, as co-borrower, raises equity within certain parameters; and provides an option to extend the maturity for one year if certain conditions are met.

On April 18, 2011, the Partnership entered into a sixth amendment to the then-existing credit agreement which, among other things, (i) extended the final maturity date of advances under the credit agreement to May 8, 2014; (ii) provided that no additional advances may be made and no currently outstanding advances subsequently repaid or prepaid may be re-borrowed; (iii) adjusted the release amounts with respect to secured hotel properties; (iv) reduced the additional interest from 4.00% to 3.50% and removed the LIBOR floor of 0.75%; and (v) adjusted certain financial covenants including restrictions relating to payment of dividends. In connection with the amendment, the Partnership reduced the outstanding balance on its then-existing credit facility by approximately $22.7 million. In March 2012, the Partnership’s syndicated credit facility was extinguished.

The Partnership had borrowings under the credit facility of $0, $0 and $25,537,290 at June 30, 2013 and at December 31, 2012 and 2011, respectively.

Mortgage Debt. As of June 30, 2013 and as of December 31, 2012 and 2011, the Partnership had $134,893,689, $135,674,432 and $94,157,825 of outstanding mortgage debt, respectively. The following table sets forth the Partnership’s mortgage debt obligations on our hotels.

Property	Balance Outstanding as of			Prepayment Penalties	Maturity Date		Amortization Provisions		Interest Rate
	December 31, 2011	December 31, 2012	June 30, 2013
			(unaudited)
Crowne Plaza Hampton Marina	$8,151,625	$7,559,625	$5,999,500	None	06/2014	(1)	$16,000	(2)	LIBOR plus 4.55	%(3)
Crowne Plaza Jacksonville Riverfront	14,000,000	14,135,234	13,948,116	None	07/2015	(4)	25 years		LIBOR plus 3.00%
Crowne Plaza Tampa Westshore	—	13,872,077	13,738,236	None	06/2017		25 years		5.60%
DoubleTree by Hilton Brownstone – University	7,980,385	7,816,867	9,958,327	None	10/2016	(5)	25 years		5.25%
Hilton Philadelphia Airport	—	29,502,666	29,118,931	None	08/2014	(6)	25 years		LIBOR plus 3.00	%(7)
Hilton Savannah DeSoto	22,488,916	22,051,314	21,822,392	Yes(8)	07/2017		25 years	(9)	6.06%
Hilton Wilmington Riverside	21,884,909	21,416,922	21,171,831	Yes(8)	03/2017		25 years	(10)	6.21%
Holiday Inn Laurel West	7,451,990	7,300,465	7,221,697	Yes(11)	08/2021		25 years		5.25	%(12)
Sheraton Louisville Riverside	12,200,000	12,019,262	11,914,659	(13)	01/2017		25 years		6.24%

Total	$94,157,825	$135,674,432	$134,893,689

(1)	The note provides that the mortgage can be extended until June 2015 if certain conditions have been satisfied.
(2)	The Partnership is required to make monthly principal payments of $16,000.
(3)	The note bears a minimum interest rate of 5.00%.
(4)	The note provides that the mortgage can be extended until July 2016 if certain conditions have been satisfied.
(5)	The note provides that after five years, the mortgage can be extended if certain conditions have been satisfied for additional five year period at a rate of 3.00% per annum plus the then-current five-year U.S. Treasury rate of interest.
(6)	The note provides that the mortgage can be extended until March 2017 if certain conditions have been satisfied.
(7)	The note bears a minimum interest rate of 3.50%.
(8)	The notes may not be prepaid during the first six years of the terms. Prepayment can be made with penalty thereafter until 90 days before maturity.
(9)	The note provided for payments of interest only until August 2010 after which payments of principal and interest under a 25-year amortization schedule are due until the note matures in July 2017.
(10)	The note provided for payments of interest only until March 2009 after which payments of principal and interest under a 25-year amortization schedule are due until the note matures in March 2017.
(11)	Pre-payment can be made with penalty until 120 days before the fifth anniversary of the commencement date of the loan or from such date until 120 days before the maturity.
(12)	The note provides that after five years, the rate of interest will adjust to a rate of 3.00% per annum plus the then-current five-year U.S. Treasury rate of interest, with a floor of 5.25%.
(13)	With limited exception, the note may not be prepaid until two months before maturity.

Total mortgage debt maturities as of June 30, 2013 without respect to any additional loan extensions for the following twelve-month periods were as follows:

June 30, 2014	$9,031,123
June 30, 2015	30,706,188
June 30, 2016	15,262,169
June 30, 2017	53,659,368
June 30, 2018	19,920,622
Thereafter	6,314,219

Total future maturities	$134,893,689

Loan from Carlyle Affiliate Lender. On February 9, 2009, the indirect subsidiary of the Partnership which is a member of the joint venture entity that owns the Crowne Plaza Hollywood Beach Resort, borrowed $4.75 million from the Carlyle entity that is the other member of such joint venture (the “Carlyle Affiliate Lender”), for the purpose of improving the Partnership’s liquidity. In June 2008, the joint venture that owns the property purchased a junior participation in a portion of the mortgage loan from the lender. The amount of the loan from the Carlyle Affiliate Lender approximated the amount the Partnership contributed to the joint venture to enable the joint venture to purchase its interest in the mortgage loan. The interest rate and maturity date of the loan are tied to a note that is secured by a mortgage on the property. The loan, which currently bears a rate of LIBOR plus additional interest of 3.00%, requires monthly payments of interest and principal equal to 50.0% of any distributions it receives from the joint venture. The mortgage to which the loan is tied matures in August 2014. The outstanding balance on the loan at June 30, 2013 and at December 31, 2012 and 2011 was $3,650,220, $4,025,220 and $4,275,220, respectively.

Available Bridge Financing. On April 18, 2011, the Company entered into an agreement with Essex Equity High Income Joint Investment Vehicle, LLC, pursuant to which the Company had the right to borrow up to $10.0 million before the earlier of December 31, 2011 or the redemption in full of the Preferred Stock. On December 21, 2011, the Company entered into an amendment to the agreement extending the right to borrow the remainder of the available financing to May 31, 2013. The principal amount borrowed bore interest at the rate of 9.25% per annum, payable quarterly in arrears. At June 30, 2013 and at December 31, 2012 and 2011, the Company had borrowings under the Bridge Financing of $0.0 million, $0.0 million and $5.0 million, respectively.

6.	Preferred Interest and Warrants

Preferred Interest. On April 18, 2011, the Company completed a private placement to the Investors pursuant to the Securities Purchase Agreement for gross proceeds of $25.0 million. The Company issued 25,000 shares of Preferred Stock and the Essex Warrant to purchase 1,900,000 shares of the Company’s common stock, par value $0.01 per share.

The Company has designated a class of preferred stock, the Preferred Stock, consisting of 27,650 shares with $0.01 par value per share, having a liquidation preference of $1,000.00 per share pursuant to Articles Supplementary, which sets forth the preferences, rights and restrictions for the Preferred Stock. The Preferred Stock is non-voting and non-convertible. The holders of the Preferred Stock have a right to payment of a cumulative dividend payable quarterly (i) in cash at an annual rate of 10.0% of the liquidation preference per share and (ii) in additional shares of Preferred Stock at an annual rate of 2.0% of the liquidation preference per share. As set forth in the Articles Supplementary, the holder(s) of the Company’s Preferred Stock will have the exclusive right, voting separately as a single class, to elect one (1) member of the Company’s board of directors. In addition, under certain circumstances as set forth in the Articles Supplementary, the holder(s) of the Company’s Preferred Stock will be entitled to appoint a majority of the members of the board of directors. The holder(s) of the Company’s Preferred Stock will be entitled to require that the Company redeem the Preferred Stock under certain circumstances, but no later than April 18, 2016, and on such terms and at such price as is set forth in the Articles Supplementary.

Concurrently with the issuance of the Preferred Stock, the Partnership issued the Preferred Interest to the Company in an amount equivalent to the proceeds of the Preferred Stock received by the general partner pursuant to the terms of the Partnership Agreement. The Partnership Agreement also authorizes the general partner to make special distributions to the Company related to its Preferred Interest for the sole purpose of fulfilling the Company’s obligations with respect to the Preferred Stock. In addition, the Partnership issued the Warrant to purchase 1,900,000 partnership units at an amount equal to the consideration received by the Company upon exercise of the Essex Warrant, as amended.

On June 15, 2012, the Company entered into an agreement with the holders of the Company’s Preferred Stock to redeem 11,514 shares of Preferred Stock for an aggregate redemption price of approximately $12.3 million plus the payment of related accrued and unpaid cash and stock dividends. The redemption resulted in a prepayment fee of approximately $0.8 million. In addition, approximately $0.7 million in unamortized issuance costs related to the redeemed shares were written off.

On June 18, 2012, the Partnership used a portion of the proceeds of the mortgage on the Crowne Plaza Tampa Westshore to make a special distribution to the Company for the purpose of redeeming the 11,514 shares of Preferred Stock.

On March 26, 2013, the Partnership used the net proceeds of the mortgage on the DoubleTree by Hilton Brownstone-University to make a special distribution to the Company for the purpose of redeeming 1,902 shares of Preferred Stock for an aggregate redemption price of approximately $2.1 million plus the payment of related accrued and unpaid cash and stock dividends. The redemption resulted in a prepayment fee of approximately $0.2 million. In addition, $0.1 million in unamortized issuance costs related to the redeemed shares were written off.

As of June 30, 2013 and as of December 31, 2012 and 2011, there were 12,458, 14,228 and 25,354 shares of the Preferred Stock issued and outstanding, respectively.

As of June 30, 2013 and as of December 31, 2012 and 2011, the redemption value of the Preferred Interest was $12,457,552, $14,227,650 and $25,353,698, respectively.

Warrants. The Essex Warrant, as modified, entitles the holder(s) to purchase up to 1,900,000 shares of the Company’s common stock at an exercise price of $2.25 per share. Pursuant to the Essex Warrant amendment, the exercise price per share of common stock covered by the Essex Warrant will be adjusted from time to time in the event of cash dividends upon common stock by deducting from such exercise price the per-share amount of such cash dividends. Such adjustment does not take into account quarterly dividends declared prior to January 1, 2012. At June 30, 2013, the adjusted exercise price was $2.08 per share. The Essex Warrant expires on October 18, 2016. The holders of the Essex Warrant have no voting rights. The exercise price and number of shares of common stock issuable upon exercise of the Essex Warrant are both subject to additional adjustments under certain circumstances. The Essex Warrant also contains a cashless exercise right.

Concurrently with the issuance of the Essex Warrant, the Partnership issued the Warrant to the Company. Under the terms of the Warrant, the Company is obligated to exercise the Warrant immediately and concurrently if at any time the Essex Warrant is exercised by its holders. In that event, the Partnership shall issue an equivalent number of partnership units and shall be entitled to receive the proceeds received by the Company upon exercise of the Essex Warrant.

On the date of issuance, the Company and the Partnership determined the fair market value of the Warrant and the Essex Warrant were each approximately $1.6 million using the Black-Scholes option pricing model assuming an exercise price of $2.25 per share of common stock, a risk-free interest rate of 2.26%, a dividend yield of 5.00%, expected volatility of 60.0%, and an expected term of 5.5 years. On the date of issuance, the fair value of the warrant is included in deferred financing costs. The deferred cost is amortized to interest expense in the accompanying consolidated statements of operations over the period from issuance to the mandatory redemption date of the Preferred Stock.

7.	Commitments and Contingencies

Ground, Building and Submerged Land Leases — The Partnership leases 2,086 square feet of commercial space next to the Savannah hotel property for use as an office, retail or conference space, or for any related or ancillary purposes for the hotel and/or atrium space. In December 2007, the Partnership signed an amendment to the lease to include rights to the outdoor esplanade adjacent to the leased commercial space. The areas are leased under a six-year operating lease, which expired October 31, 2006 and has been renewed for the second of three optional five-year renewal periods expiring October 31, 2011, October 31, 2016 and October 31, 2021, respectively. Rent expense for this operating lease for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011 and 2010 was $32,623, $32,062, $65,812, $66,198 and $60,049, respectively.

The Partnership leases, as landlord, the entire fourteenth floor of the Savannah hotel property to The Chatham Club, Inc. under a ninety-nine year lease expiring July 31, 2086. This lease was assumed upon the purchase of the building under the terms and conditions agreed to by the previous owner of the property. No rental income is recognized under the terms of this lease as the original lump sum rent payment of $990 was received by the previous owner and not prorated over the life of the lease.

The Partnership leases a parking lot adjacent to the DoubleTree by Hilton Brownstone-University in Raleigh, North Carolina. The land is leased under a second amendment, dated April 28, 1998, to a ground lease originally dated May 25, 1966. The original lease is a 50-year operating lease, which expires August 31, 2016. There is a renewal option for up to three additional ten-year periods expiring August 31, 2026, August 31, 2036, and August 31, 2046, respectively. The Partnership holds an exclusive and irrevocable option to purchase the leased land at fair market value at the end of the original lease term, subject to the payment of an annual fee of $9,000, and other conditions. Rent expense for each of the six-month periods ended June 30, 2013 and 2012 was $47,741 and for each of the years ended December 31, 2012, 2011 and 2010 was $95,482.

In conjunction with the sublease arrangement for the property at Shell Island which expired in December 2011, the Partnership incurred an annual lease expense for a leasehold interest other than the purchased leasehold interest. Lease expense for each of the years ended December 31, 2011 and 2010 was $195,000.

The Partnership leases land adjacent to the Crowne Plaza Tampa Westshore for use as parking under a five-year agreement with the Florida Department of Transportation that commenced in July 2009 and expires in July 2014. The agreement requires annual payments of $2,432, plus tax, and may be renewed for an additional five years. Rent expense for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011 and 2010 was $1,226, $1,226, $2,515, $2,806 and $2,641, respectively.

The Partnership leases certain submerged land in the Saint Johns River in front of the Crowne Plaza Jacksonville Riverfront from the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida. The submerged land was leased under a five-year operating lease requiring annual payments of $4,961 which expired September 18, 2012. A new operating lease was executed requiring annual payments of $6,020 and expires September 18, 2017. Rent expense for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011 and 2010 was $3,010, $2,480, $5,920, $4,961 and $4,961, respectively.

The Company, as general partner, leases 3,542 square feet of commercial office space in Williamsburg, Virginia under an agreement which expires August 31, 2015. Rent expense for each of the six-month periods ended June 30, 2013 and 2012 was $27,500 and for each of the years ended December 31, 2012, 2011 and 2010 was $55,000.

The Company, as general partner, leases 1,632 square feet of commercial office space in Rockville, Maryland under an agreement that expires February 28, 2017. The agreement requires monthly payments at an annual rate of $22,848 for the first year of the lease term and monthly payments at an annual rate of $45,696 for the second year of the lease term, increasing 2.75% per year for the remainder of the lease term. Rent expense for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011 and 2010 was $22,074, $22,272, $44,927, $44,320 and $44,041, respectively.

The Partnership also leases certain furniture and equipment under financing arrangements expiring between August 2013 and September 2017.

A schedule of minimum future lease payments for the following twelve-month periods is as follows:

June 30, 2014	$464,960
June 30, 2015	376,491
June 30, 2016	266,758
June 30, 2017	90,385

Total future minimum lease payments	$1,198,594

Management Agreements — Each of the operating hotels that the Partnership wholly-owned at June 30, 2013, except for the Crowne Plaza Tampa Westshore, are operated by MHI Hotels Services under a master management agreement that expires between December 2014 and April 2018. The Partnership entered into a separate management agreement with MHI Hotels Services for the management of the Crowne Plaza Tampa Westshore that expires in March 2019 (see Note 9).

Franchise Agreements — As of June 30, 2013, the Partnership’s hotels operate under franchise licenses from national hotel companies. Under the franchise agreements, the Partnership is required to pay a franchise fee of 5.0% of room revenues, plus additional fees for marketing, central reservation systems, and other franchisor programs and services that amount to between 2.5% and 6.0% of room revenues from the hotels. The franchise agreements currently expire between October 2014 and April 2023.

Restricted Cash Reserves — Each month, the Partnership is required to escrow with its lender on the Hilton Wilmington Riverside and the Hilton Savannah DeSoto an amount equal to 1/12 of the annual real estate taxes due for the properties. The Partnership is also required by several of its lenders to establish individual property improvement funds to cover the cost of replacing capital assets at its properties. Each month, contributions equal 4.0% of gross revenues for the Hilton Savannah DeSoto, the Hilton Wilmington Riverside, the Sheraton Louisville Riverside and the Crowne Plaza Hampton Marina and equal 4.0% of room revenues for the Hilton Philadelphia Airport.

Pursuant to the terms of the fifth amendment to the then-existing credit agreement and until its termination in March 2012, the Partnership was required to escrow with its lender an amount sufficient to pay the real estate taxes as well as property and liability insurance for the encumbered properties when due. In addition, the Partnership was required to make monthly contributions equal to 3.0% of room revenues into a property improvement fund.

Litigation — The Partnership is not involved in any material litigation, nor, to its knowledge, is any material litigation threatened against the Partnership. The Partnership is involved in routine litigation arising out of the ordinary course of business, all of which the Partnership expects to be covered by insurance and none of which it expects will have a material impact on its financial condition or results of operations.

8.	Equity

Preferred Stock — The Company has authorized 1,000,000 shares of preferred stock, of which 27,650 shares have been designated Series A Cumulative Redeemable Preferred Stock, as described above. None of the remaining authorized shares have been issued. Under the terms of the Partnership Agreement, the Company, as general partner, may cause the Partnership to issue additional preferred partnership interests in exchange for the proceeds of the issuance of any additional shares of preferred stock.

Common Stock — The Company is authorized to issue up to 49,000,000 shares of common stock, $0.01 par value per share. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Holders of the Company’s common stock and holders of the Partnership’s units other than the Company are entitled to receive distributions when authorized by the Company’s board of directors out of assets of the Partnership available for the payment of distributions.

On January 25, 2013, the Company was issued 45,500 partnership units and awarded an aggregate of 30,500 shares of unrestricted stock to certain executives and employees as well as 15,000 shares of restricted stock to certain of its independent directors.

On January 1, 2013, the Company was issued 30,000 partnership units and granted 30,000 restricted shares to its Chief Financial Officer in accordance with the terms of his employment contract.

On February 2, 2012, the Company was issued 46,000 partnership units and awarded an aggregate of 29,500 shares of unrestricted stock to certain executives and employees as well as 1,500 shares of unrestricted stock and 15,000 shares of restricted stock to certain of its independent directors.

On March 22, 2011, the Company was issued 29,500 partnership units and issued 17,500 shares of non-restricted stock to certain executives and employees as well as 12,000 shares of restricted stock to its then serving independent directors.

On January 1, 2011, the Company was issued 16,000 partnership units and granted 16,000 non-restricted shares to its Chief Operating Officer and President in accordance with the terms of his employment contract, as amended.

On June 7, 2010, the Company was issued 21,000 partnership units and granted 21,000 shares of restricted stock to its Vice President and General Counsel in accordance with the terms of his employment contract.

During February 2010, the Company was issued 30,175 partnership units and awarded 18,175 shares of non-restricted stock to certain executives and 12,000 shares of restricted stock to its independent directors.

In addition, on February 1, 2010, the Company was issued 15,000 partnership units and awarded 15,000 shares of non-restricted stock to its Chief Executive Officer in accordance with the terms of his renewed employment contract.

On January 1, 2010, the Company was issued 10,000 partnership units and issued 10,000 non-restricted shares to its Chief Operating Officer in accordance with the terms of his employment contract, as amended.

Warrants for Shares of Common Stock — The Company has granted no warrants representing the right to purchase shares of common stock other than the Essex Warrant described in Note 6.

Partnership Units — Holders of partnership units, other than the general partner, have certain redemption rights, which enable them to cause the Partnership to redeem their units in exchange for shares of the Company’s common stock on a one-for-one basis or, at the option of the Company, cash per unit equal to the average of the market price of the Company’s common stock for the 10 trading days immediately preceding the notice date of such redemption. The number of shares issuable upon exercise of the redemption rights will be adjusted upon the occurrence of stock splits, mergers, consolidations or similar pro-rata share transactions, which otherwise would have the effect of diluting the ownership interests of the limited partners or the stockholders of the Company.

During the six months ended June 30, 2013 and the years ended December 31, 2012, 2011 and 2010, the Company redeemed a total of 39,600 units in the Operating Partnership held by a trust controlled by two members of the Board of Directors for a total of $111,519 pursuant to the terms of the Partnership Agreement.

As of June 30, 2013 and as of December 31, 2012 and 2011, the total number of Partnership units outstanding was 13,038,125, 12,972,625 and 12,938,625, respectively.

Distributions — The following table presents the quarterly distributions declared and payable per unit for the years ended December 31, 2010, 2011, 2012 and for the first two quarters of 2013:

Quarter Ended	2010	2011	2012	2013
March 31,	$0.000	$0.000	$0.020	$0.035
June 30,	$0.000	$0.000	$0.020	$0.035
September 30,	$0.000	$0.020	$0.030
December 31,	$0.000	$0.020	$0.030

9.	Related Party Transactions

MHI Hotels Services. As of June 30, 2013, the members of MHI Hotels Services (a company that is majority-owned and controlled by the Company’s chief executive officer, its former chief financial officer, a member of its Board of Directors and a former member of its Board of Directors) owned 1,089,641 shares, or approximately 10.7%, of the Company’s outstanding common stock as well as 1,877,972 partnership units. The following is a summary of the transactions between the Partnership and MHI Hotels Services:

Accounts Receivable — At June 30, 2013 and at December 31, 2012 and 2011, the Partnership was due $10,665, $8,657 and $24,880, respectively, from MHI Hotels Services.

Shell Island Sublease — The Partnership has a sublease arrangement with MHI Hotels Services on its expired leasehold interests in the property at Shell Island. For the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011 and 2010, the Company earned $175,000, $175,000, $350,000, $640,000 and $640,000, respectively, in leasehold revenue. The underlying leases at Shell Island expired on December 31, 2011.

Strategic Alliance Agreement — On December 21, 2004, the Partnership entered into a ten-year strategic alliance agreement with MHI Hotels Services that provides in part for the referral of acquisition opportunities to the Company and the management of its hotels by MHI Hotels Services.

Management Agreements — Each of the operating hotels that the Partnership wholly-owned at June 30, 2013, December 31, 2012 and 2011, except for the Crowne Plaza Tampa Westshore, are operated by MHI Hotels Services under a master management agreement that expires between December 2014 and April 2018. The Partnership entered into a separate management agreement with MHI Hotels Services for the management of the Crowne Plaza Tampa Westshore that expires in March 2019. Under both management agreements, MHI Hotels Services receives a base management fee, and if the hotels meet and exceed certain thresholds, an additional incentive management fee. The base management fee for any hotel is 2.0% of gross revenues for the first full fiscal year and partial fiscal year from the commencement date through December 31 of that year, 2.5% of gross revenues the second full fiscal year, and 3.0% of gross revenues for every year thereafter. Pursuant to the sale of the Holiday Inn Downtown in Williamsburg, Virginia, one of the hotels initially contributed to the Partnership upon its formation, MHI Hotels Services agreed that the property in Jeffersonville, Indiana shall substitute for the Williamsburg property under the master management agreement. The incentive management fee, if any, is due annually in arrears within 90 days of the end of the fiscal year and will be equal to 10.0% of the amount by which the gross operating profit of the hotels, on an aggregate basis, for a given year exceeds the gross operating profit for the same hotels, on an aggregate basis, for the prior year. The incentive management fee may not exceed 0.25% of gross revenues of all of the hotels included in the incentive fee calculation.

For the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011 and 2010, MHI Hotels Services earned $1,415,439, $1,457,006, $2,818,842, $2,469,853 and $2,082,627, respectively, in management fees, which are included in indirect expenses in the accompanying statements of operations.

Employee Medical Benefits — The Partnership pays the cost of employee medical benefits for its employees, as well as those employees that work exclusively for our hotel properties, through Maryland Hospitality, Inc. (d/b/a MHI Health), an affiliate of MHI Hotels Services. For the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011 and 2010, the Partnership paid $1,294,724, $1,220,888, $2,344,734, $2,448,431 and $2,185,475, respectively, for benefits, which are included in indirect expenses in the consolidated statements of operations.

Construction Management Services — The Partnership has engaged MHI Hotels Services to manage various aspects of renovations at various hotels. For the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011 and 2010, the Partnership paid $0, $0, $0, $0 and $208,400, respectively, in construction management fees, which are capitalized as part of the cost of the renovations.

Redemption of Units in Operating Partnership — During the six months ended June 30, 2013 and the years ended December 31, 2012, 2011 and 2010, the Partnership redeemed a total of 39,600 units held by a trust controlled by two current members and one former member of our Board of Directors for a total of $111,519 pursuant to the terms of the Partnership Agreement.

Holders of the Preferred Stock and Essex Warrant — As set forth in the Articles Supplementary, the holders of Preferred Stock, Essex Illiquid, LLC and Richmond Hill Capital Partners, LLC, are entitled to elect one (1) member of the Company’s board of directors. The member of the board of directors elected by the holders of Preferred Stock holds executive positions in Essex Equity Capital Management, LLC, an affiliate of Essex Illiquid, LLC, as well as Richmond Hill Capital Partners, LLC.

On December 21, 2011, the Company entered into an amendment to its $10.0 million bridge loan agreement with Essex Equity High Income Joint Investment Vehicle, LLC, an affiliate of Essex Equity Capital Management, LLC, of which one member of the board of directors of the Company is a Managing Director, to extend the lender’s loan commitment by 17 months through May 31, 2013.

On December 21, 2011, the Company also amended the terms of the outstanding Essex Warrant. Pursuant to the Essex Warrant amendment, the exercise price per share of common stock covered by the Essex Warrant will be adjusted from time to time in the event of cash dividends upon common stock by deducting from such exercise price the per share amount of such cash dividends.

On June 15, 2012, the Company entered into an amendment of its then-existing Bridge Financing that provided, subject to a $1.5 million prepayment which the Company made on June 18, 2012, that the amount of undrawn term loan commitments increased to $7.0 million, of which $2.0 million was reserved to repay principal amounts outstanding on the Crowne Plaza Jacksonville Riverfront hotel property.

On June 15, 2012, the Company simultaneously entered into an agreement with the holders of the Company’s Preferred Stock to redeem 11,514 shares of Preferred Stock for an aggregate redemption price of approximately $12.3 million plus the payment of related accrued and unpaid cash and stock dividends.

On July 10, 2012, the Company amended the terms of the outstanding Essex Warrant by establishing a modified excepted holder limit (as defined in the Company’s Articles of Amendment and Restatement) for the Investors.

On March 26, 2013, the Company redeemed 1,902 shares of Preferred Stock for an aggregate redemption price of approximately $2.1 million plus the payment of related accrued and unpaid cash and stock dividends. The redemption resulted in a prepayment fee pursuant to the provisions of the Articles Supplementary of approximately $0.2 million.

10.	Retirement Plans

The Partnership began a 401(k) plan for qualified employees on April 1, 2006. The plan is subject to “safe harbor” provisions which require that the Partnership match 100.0% of the first 3.0% of employee contributions and 50.0% of the next 2.0% of employee contributions. All Partnership matching funds vest immediately in accordance with the “safe harbor” provisions. Partnership contributions to the plan for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011 and 2010 were $36,719, $35,806, $54,865, $46,890 and $43,787, respectively.

11.	Unconsolidated Joint Venture

The Partnership owns a 25.0% indirect interest in (i) the entity that owns the Crowne Plaza Hollywood Beach Resort; (ii) the entity that leases the hotel and has engaged MHI Hotels Services to operate the hotel under a management contract; (iii) the entity that had an option to purchase a three-acre development site with parking garage adjacent to the hotel and which leased the parking garage for use by the hotel; and (iv) the entity that owned the junior participation in the existing mortgage. Carlyle owns a 75.0% indirect controlling interest in all these entities. The joint venture purchased the property on August 8, 2007 and began operations on September 18, 2007. Summarized financial information for this investment, which is accounted for under the equity method, is as follows:

	December 31, 2011	December 31, 2012	June 30, 2013
			(unaudited)
ASSETS
Investment in hotel property, net	$67,682,291	$65,899,055	$65,176,882
Cash and cash equivalents	2,589,871	3,298,009	3,098,076
Accounts receivable	255,233	301,921	159,870
Prepaid expenses, inventory and other assets	2,059,130	1,409,924	955,101

TOTAL ASSETS	$72,586,525	$70,908,909	$69,389,929

LIABILITIES
Mortgage loan, net	$33,600,000	$33,100,000	$32,600,000
Accounts payable and other accrued liabilities	2,817,582	2,995,271	2,633,014
Advance deposits	301,952	257,950	372,762

TOTAL LIABILITIES	36,719,534	36,353,221	35,605,776

TOTAL MEMBERS’ EQUITY	35,866,991	34,555,688	33,784,153

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$72,586,525	$70,908,909	$69,389,929

	Year Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2012	Six months ended June 30, 2012	Six months ended June 30, 2013
				(unaudited)	(unaudited)
Revenue
Rooms department	$10,957,552	$12,012,048	$13,279,070	$7,463,159	$8,498,298
Food and beverage department	2,094,611	2,580,101	2,529,851	1,355,163	1,392,985
Other operating departments	1,085,434	1,107,392	1,238,243	616,608	785,964

Total revenue	14,137,597	15,699,541	17,047,164	9,434,930	10,677,247
Expenses
Hotel operating expenses
Rooms department	2,384,074	2,514,887	2,847,660	1,482,667	1,624,736
Food and beverage department	1,643,261	1,909,535	1,996,968	1,064,924	1,041,169
Other operating departments	622,769	581,402	596,842	342,618	289,890
Indirect	6,427,040	6,191,902	6,661,672	3,475,831	3,675,768

Total hotel operating expenses	11,077,144	11,197,726	12,103,142	6,366,040	6,631,563
Depreciation and amortization	2,184,219	2,196,212	2,362,692	1,282,969	1,073,955
General and administrative	199,372	83,040	79,380	50,971	57,843

Total operating expenses	13,460,735	13,476,978	14,545,214	7,699,980	7,763,361

Operating income	676,862	2,222,563	2,501,950	1,734,950	2,913,886
Interest expense	(1,134,528)	(1,780,283)	(1,758,244)	(875,584)	(867,723)
Interest income	4,883	—	—	—	—
Loss on expiration of option purchase	—	(75,000)	—	—	—
Unrealized gain (loss) on hedging activities	520,505	(607,656)	(55,008)	(148,509)	182,302

Net income (loss)	$67,722	$(240,376)	$688,698	$710,857	$2,228,465

12.	Indirect Hotel Operating Expenses

Indirect hotel operating expenses consists of the following expenses incurred by the hotels:

	Year Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2012	Six months ended June 30, 2012	Six months ended June 30, 2013
				(unaudited)	(unaudited)
General and administrative	$6,157,354	$6,454,042	$6,813,616	$3,423,990	$3,559,576
Sales and marketing	6,645,736	6,644,654	7,133,300	3,646,245	3,713,767
Repairs and maintenance	4,178,563	4,518,327	4,606,547	2,314,391	2,251,966
Utilities	4,480,836	4,609,509	4,425,441	2,166,007	2,026,216
Franchise fess	2,434,020	2,627,147	2,875,875	1,488,310	1,594,353
Management fees, including incentive	2,082,627	2,469,853	2,818,842	1,457,006	1,415,440
Property taxes	2,397,671	2,621,896	2,643,931	1,374,636	1,168,410
Insurance	1,232,735	1,276,527	1,369,800	661,205	716,395
Other	416,617	562,236	232,258	110,908	125,495

Total indirect hotel operating expenses	$30,026,159	$31,784,191	$32,919,610	$16,642,698	$16,571,618

13.	Income Taxes

Our consolidated financial statements include the operations of our taxable REIT subsidiary, which is subject to federal, state and local income taxes on its taxable income. In certain jurisdictions, the operations of the Partnership are subject to state and local taxes as well. The components of the provision for (benefit from) income taxes for the six months ended June 30, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010 are as follows:

	Year Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2012	Six months ended June 30, 2012	Six months ended June 30, 2013
				(unaudited)	(unaudited)
Current:
Federal	$—	$113,919	$(113,699)	$(48,967)	$50,501
State and local	40,309	106,347	2,461	8,109	56,575

	40,309	220,266	(111,238)	(40,858)	107,076

Deferred:
Federal	163,548	576,136	1,136,334	868,764	1,006,149
State and local	10,487	109,053	276,133	234,815	261,648

	174,035	685,189	1,412,467	1,103,579	1,267,797

	$214,344	$905,455	$1,301,229	$1,062,721	$1,374,873

A reconciliation of the statutory federal income tax provision (benefit) to the Company’s provision for (benefit from) income tax is as follows (in thousands):

	Year Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2012	Six months ended June 30, 2012	Six months ended June 30, 2013
				(unaudited)	(unaudited)
Statutory federal income tax benefit	$(1,032,981)	$(1,893,728)	$(1,369,004)	$(1,381,738)	$(95,147)
Effect of non-taxable REIT loss	1,196,529	2,583,783	2,391,639	2,201,535	1,151,797
State income tax provision	50,796	215,400	278,594	242,924	318,223
	$214,344	$905,455	$1,301,229	$1,062,721	$1,374,873

As of June 30, 2013 and as of December 31, 2012 and 2011, the Partnership had a net deferred tax asset of approximately $1.3 million, $2.6 million and $4.1 million, respectively, of which, approximately $0.6 million, $1.9 million and $3.4 million, respectively, are due to accumulated net operating losses. These loss carryforwards will begin to expire in 2028 if not utilized by such time. As of June 30, 2013 and as of December 31, 2012 and 2011, approximately $0.3 million, $0.4 million and $0.4 million, respectively, of the deferred tax asset is attributable to the Partnership’s share of start-up expenses related to the Crowne Plaza Hollywood Beach Resort and start-up expenses related to the opening of the Sheraton Louisville Riverside and the Crowne Plaza Tampa Westshore, all of which were not deductible when incurred and are now being amortized over 15 years. The remainder of the deferred tax asset is attributable to year-to-year timing differences for accrued, but not deductible, vacation and sick pay. The Partnership believes that it is more likely than not that the deferred tax asset will be realized and that no valuation allowance is required.

14.	Earnings (Loss) per Unit

The computation of basic and diluted earnings per unit is presented below.

	Year ended December 31, 2010	Year ended December 31, 2011	Year ended December 31, 2012	Six months ended June 30, 2012	Six months ended June 30, 2013
				(unaudited)	(unaudited)
Numerator
Net loss	$(3,252,261)	$(6,475,243)	$(5,327,711)	$(5,126,655)	$(1,654,717)

Denominator
Weighted average number of units outstanding	12,893,444	12,934,325	12,973,953	12,974,306	13,037,064
Dilutive effect of stock awards	16,000	—	—	—	—
Dilutive effect of warrant	—	183,442	651,608	451,354	911,582

Weighted average number of common shares outstanding for dilutive computation	12,909,444	13,117,767	13,625,561	13,425,660	13,948,646

Basic net loss per unit	$(0.25)	$(0.50)	$(0.41)	$(0.40)	$(0.13)

Diluted net loss per unit	$(0.25)	$(0.50)	$(0.39)	$(0.38)	$(0.12)

Diluted net income (loss) per share takes into consideration the pro forma dilution of certain unvested stock awards during 2010 as well as the Warrant discussed in Note 6 issued in April 2011.

15.	Quarterly Operating Results (Unaudited)

	Quarters Ended 2012
	March 31	June 30	September 30	December 31
Total revenue	$20,025,146	$25,112,522	$21,771,213	$20,434,338
Total operating expenses	18,719,004	20,410,903	19,577,732	18,330,698
Net operating income	1,306,142	4,701,619	2,193,481	2,103,640
Net income (loss)	(2,980,344)	(2,146,311)	(2,095,198)	1,894,143

	Quarters Ended 2011
	March 31	June 30	September 30	December 31
Total revenue	$18,535,572	$23,129,720	$20,015,186	$19,492,027
Total operating expenses	17,586,783	19,351,054	19,191,343	18,381,485
Net operating income (loss)	948,789	3,778,666	823,843	1,110,542
Net income (loss)	(1,336,470)	(243,501)	(1,494,902)	(3,400,370)

16.	Subsequent Events

On July 11, 2013, the Company (and Partnership) paid a quarterly dividend (distribution) of $0.035 per common share (and unit) to those stockholders (and unitholders) of record on June 14, 2013.

On July 22, 2013, the Company (and Partnership) authorized payment of a quarterly dividend (distribution) of $0.04 per common share (and unit) to those stockholders (and unitholders) of record as of September 13, 2013. The dividend (distribution) is to be paid on October 11, 2013.

On August 1, 2013, the Partnership obtained a $15.6 million mortgage with CIBC, Inc. on the DoubleTree by Hilton Raleigh Brownstone — University in Raleigh, North Carolina. The mortgage bears interest at a rate of

4.78% and provides for level payments of principal and interest on a monthly basis under a 30-year amortization schedule. The maturity date is August 1, 2018. Approximately $0.7 million of the loan proceeds were placed into a restricted reserve which can be disbursed to the Partnership upon satisfaction of certain financial performance criteria. The remaining proceeds of the mortgage were used to repay the existing indebtedness, to pay closing costs, to make a special distribution to the Company of approximately $2.7 million with respect to its Preferred Interest to facilitate the redemption of 2,460 shares of the Company’s Preferred Stock and for working capital. The redemption resulted in a prepayment fee of approximately $0.2 million.

On August 2, 2013, the Partnership changed its name from MHI Hospitality, L.P. to Sotherly Hotels LP.

SOTHERLY HOTELS INC.

SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION

AS OF DECEMBER 31, 2012

(in thousands)

		Initial Costs		Costs Capitalized Subsequent to Acquisition		Gross Amount At End of Year						Life on Which Depreciation on Latest Statement of Operations is Computed
Description	Encum- brances	Land	Building & Improvements	Land	Building & Improvements	Land	Building & Improvements	Total	Accumulated Depreciation	Date of Construction	Date Acquired
Crowne Plaza Hampton Marina Hampton, Virginia	$7,560	$1,061	$6,733	$33	$3,302	$1,094	$10,035	$11,129	$(1,304)	1988	2008	3-39 years
Crowne Plaza Jacksonville Riverfront Jacksonville, Florida	14,135	7,090	14,604	51	2,813	7,141	17,417	24,558	(3,442)	1970	2005	3-39 years
Crowne Plaza Tampa Westshore Tampa, Florida	13,872	4,153	9,670	273	21,965	4,426	31,635	36,061	(3,728)	1973	2007	3-39 years
Hilton Philadelphia Airport Philadelphia, Pennsylvania	29,503	2,100	22,031	84	3,599	2,184	25,630	27,814	(5,604)	1972	2004	3-39 years
Hilton Savannah DeSoto Savannah, Georgia	22,051	600	13,562	14	10,876	614	24,438	25,052	(5,698)	1968	2004	3-39 years
Hilton Wilmington Riverside Wilmington, North Carolina	21,417	785	16,829	112	9,967	897	26,796	27,693	(8,103)	1970	2004	3-39 years
DoubleTree by Hilton Brownstone — University Raleigh, North Carolina	7,817	815	7,416	184	4,623	999	12,039	13,038	(2,852)	1971	2004	3-39 years
Holiday Inn Laurel West Laurel, Maryland	7,300	900	9,443	187	2,416	1,087	11,859	12,946	(2,985)	1985	2004	3-39 years
Sheraton Louisville Riverside Jeffersonville, Indiana	12,019	782	6,891	206	14,469	988	21,360	22,348	(2,961)	1972	2006	3-39 years

	$135,674	$18,286	$107,179	$1,144	$74,030	$19,430	$181,209	$200,639	$(36,677)

RECONCILIATION OF REAL ESTATE AND ACCUMULATED DEPRECIATION

RECONCILIATION OF REAL ESTATE

Balance at December 31, 2009	$192,529
Improvements	3,394
Disposal of Assets	(37)

Balance at December 31, 2010	$195,886
Improvements	3,380
Disposal of Assets	(307)

Balance at December 31, 2011	$198,959
Improvements	1,807
Disposal of Assets	(127)

Balance at December 31, 2012	$200,639

RECONCILIATION OF ACCUMULATED DEPRECIATION

Balance at December 31, 2009	$20,871
Current Expense	5,295
Disposal of Assets	(21)

Balance at December 31, 2010	$26,145
Current Expense	5,325
Disposal of Assets	(166)

Balance at December 31, 2011	$31,304
Current Expense	5,500
Disposal of Assets	(127)

Balance at December 31, 2012	$36,677

$

SOTHERLY HOTELS LP

% Senior Unsecured Notes Due 2018

PRELIMINARY PROSPECTUS

                    , 2013

Sole Book-runner

Sandler O’Neill + Partners, L.P.

Co-managers

Boenning & Scattergood, Inc.	J.J.B. Hilliard, W.L. Lyons, LLC	Incapital LLC	Ladenburg Thalmann & Co. Inc.

Until                     , 2013, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered (assuming no exercise of the underwriter’s over-allotment option), all of which are being borne by the Registrant.

SEC registration fee		$3,137.20
FINRA filing fee		3,950
NASDAQ listing fee		6,000
Printing fees		*
Legal fees and expenses		*
Accounting fees and expense		120,000
Trustee fees and expenses		18,500
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

All expenses, except the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee, are estimated.

Item 32. Sales To Special Parties.

Not applicable.

Item 33. Recent Sales of Unregistered Securities.

In April 2011, the Operating Partnership’s general partner, Sotherly, sold to Essex Illiquid, LLC and Richmond Hill Capital Partners, LP in a private placement 25,000 shares of Sotherly’s Series A Cumulative Redeemable Preferred Stock and a warrant to purchase 1,900,000 shares of Sotherly’s common stock, par value $0.01 per share, for a purchase price of $25.0 million, the proceeds of which were contributed to the Operating Partnership in exchange for series A preferred interests and a warrant to purchase 1,900,000 operating partnership units. The Operating Partnership used the net proceeds from the private placement to partially prepay the amounts owed by Sotherly under its credit agreement. The securities described above were issued in reliance on Section 4(a)(2) of the Securities Act.

Item 34. Indemnification of Directors and Officers.

Subject to any terms, conditions or restrictions set forth in the Operating Partnership’s partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The amended and restated partnership agreement of the Operating Partnership generally requires the Operating Partnership to indemnify Sotherly and the directors, officers and employees of Sotherly, and any affiliates of either Sotherly or the Operating Partnership and certain other specific persons to the fullest extent permitted by the law against all losses, claims, damages, liabilities, including reasonable legal fees and expenses, or similar events relating to the operations of the Operating Partnership except for those which arise from bad faith, improper receipt of a personal benefit or where there was reasonable knowledge that the act or omission leading to the activity was unlawful.

Sotherly provides insurance from a commercial carrier against certain liabilities that could be incurred by the Company’s directors and officers.

Item 35. Treatment of Proceeds from Stock Being Registered.

Not applicable.

Item 36. Financial Statements and Exhibits.

(a)	Financial Statements. The following financial statements are filed as part of this registration statement on Form S-11.

Sotherly Hotels LP
Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets for Sotherly Hotels LP as of June 30, 2013 and December 31, 2012 and 2011	F-3

Consolidated Statements of Operations for Sotherly Hotels LP for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011 and 2010	F-4

Consolidated Statements of Changes in Partners’ Capital for Sotherly Hotels LP for the six months ended June 30, 2013 and for the years ended December 31, 2012, 2011 and 2010	F-5

Consolidated Statements of Cash Flows for Sotherly Hotels LP for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011 and 2010	F-6

Notes to Consolidated Financial Statements	F-7

Schedule III—Real Estate and Accumulated Depreciation as of December 31, 2012	F-29

(b)	Exhibits. The Exhibit Index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference.

Item 37. Undertakings.

(a)	The undersigned registrant hereby undertakes that:

1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby further undertakes that:

1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration state in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Williamsburg, Commonwealth of Virginia, on September 17, 2013.

SOTHERLY HOTELS LP,

by its General Partner, SOTHERLY HOTELS INC.

By:	/s/ DAVID R. FOLSOM
Name:	David R. Folsom
Its:	President and Chief Operating Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name and Signature	Title	Date

/S/ ANDREW M. SIMS Andrew M. Sims	Chief Executive Officer and Chairman of the Board of Directors of Sotherly Hotels Inc. (Principal Executive Officer of Sotherly Hotels Inc.)	September 17, 2013

/S/ DAVID R. FOLSOM David R. Folsom	President and Director of Sotherly Hotels Inc.	September 17, 2013

/S/ ANTHONY E. DOMALSKI Anthony E. Domalski	Chief Financial Officer of Sotherly Hotels Inc. (Principal Financial Officer and Principal Accounting Officer of Sotherly Hotels Inc.)	September 17, 2013

Gen. Anthony C. Zinni	Director of Sotherly Hotels Inc.

J. Paul Carey	Director of Sotherly Hotels Inc.

/S/ EDWARD S. STEIN* Edward S. Stein	Director of Sotherly Hotels Inc.	September 17, 2013

/S/ DAVID J. BEATTY* David J. Beatty	Director of Sotherly Hotels Inc.	September 17, 2013

/S/ JAMES P. O’HANLON* James P. O’Hanlon	Director of Sotherly Hotels Inc.	September 17, 2013

/S/ KIM E. SIMS* Kim E. Sims	Director of Sotherly Hotels Inc.	September 17, 2013

Ryan P. Taylor	Director of Sotherly Hotels Inc.

*	Executed pursuant to power of attorney.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement by and among Sotherly Hotels Inc., Sotherly Hotels LP and Sandler O’Neill & Partners, L.P. as representative of the Underwriters named therein†

3.1	Amended and Restated Agreement of Limited Partnership of Sotherly Hotels LP(1)

3.2	Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership of Sotherly Hotels LP(2)

3.3	Amendment No. 2 to the Amended and Restated Agreement of Limited Partnership of Sotherly Hotels LP†

4.1	Form of Senior Unsecured Note (included as Exhibit A to the Form of Indenture by and among Sotherly Hotels LP and Wilmington Trust, National Association, as trustee)†

4.2	Form of Indenture by and among Sotherly Hotels LP and Wilmington Trust, National Association, as trustee†

4.3	Warrant, dated April 18, 2011, by MHI Hospitality, L.P. issued to Sotherly Hotels Inc.†

5.1	Opinion of Baker & McKenzie LLP*

8.1	Opinion of Baker & McKenzie LLP with respect to tax matters*

10.1	Strategic Alliance Agreement between MHI Hospitality Corporation, MHI Hospitality, L.P. and MHI Hotels Services, LLC.(3)

10.2	Master Management Agreement by and between MHI Hospitality TRS, LLC and MHI Hotels Services, LLC.(3)

10.3	Amendment Number 2, dated January 14, 2008 to the Master Management Agreement, dated December 21, 2004, as amended, by and between MHI Hospitality TRS, LLC and MHI Hotels Services, LLC.(4)

10.4	Contribution Agreement dated August 23, 2004 by and between the owners of Capitol Hotel Associates L.P., L.L.P. and MHI Hospitality, L.P.(5)

10.5	Contribution Agreement dated August 23, 2004 by and between the owners of Savannah Hotel Associates LLC and MHI Hospitality, L.P.(5)

10.6	Contribution Agreement dated August 23, 2004 by and between KDCA Partnership, MAVAS LLC, and MHI Hospitality, L.P.(1)

10.7	Contribution Agreement dated September 8, 2004 by and between Elpizo Limited Partnership, Phileo Land Corporation and MHI Hospitality, L.P.(1)

10.8	Asset Purchase Agreement dated August 19, 2004 by and between Accord LLC, West Laurel Corporation and MHI Hotels Services, LLC.(1)

10.9	Agreement to Assign and Sublease Common Space Lease and Form of Sublease by and between MHI Hospitality, L.P. and MHI Hotels, LLC.(3)

10.10	Agreement to Assign and Sublease Commercial Space Lease and Form of Sublease by and between MHI Hospitality, L.P. and MHI Hotels Two, Inc.(3)

10.11	Lease Agreement by and between Philadelphia Hotel Associates, LP and MHI Hospitality TRS, LLC (with a schedule of eight additional agreements that are substantially identical in all material respects to the Lease agreement, except as identified in such schedule, and are not being filed herewith per Instruction 2 to Item 601 of Regulation S-K).(3)

10.12	Management Restructuring Agreement by and between MHI Hospitality TRS, LLC, MHI Hotels Services, LLC and MHI Hospitality, L.P.(6)

Exhibit No.	Description of Exhibit

10.13	Contribution Agreement by and between MHI Hotels Services, LLC, MHI Hotels, LLC and MHI Hotels Two, Inc.(3)

10.14	Loan Agreement dated as of July 22, 2005, by and between MHI Jacksonville LLC and Mercantile Safe Deposit and Trust Company.(7)

10.15	Promissory Note dated as of July 22, 2005, made by MHI Jacksonville LLC to Mercantile Safe Deposit and Trust Company.(7)

10.16	Purchase, Sale and Contribution Agreement by and between BIT Holdings Seventeen, Inc, MHI Hospitality, L.P., and MHI Hotels, LLC.(8)

10.17	Purchase Agreement by and between MCZ/Centrum Florida VI and MHI Hollywood LLC.(9)

10.18	Third Amendment to Purchase Agreement by and between MCZ/Centrum Florida XIX, LLC and MHI Hollywood, LLC.(10)

10.19	Fourth Amendment to Purchase Agreement by and between MCZ/Centrum Florida XIX, LLC and MHI Hollywood, LLC, dated September 1, 2006.(10)

10.20	Fifth Amendment to Purchase Agreement by and between MCZ/Centrum Florida XIX, LLC and MHI Hollywood, LLC.(11)

10.21	First Amendment to the Purchase Agreement dated as of June 15, 2006, by and between Jay Ganesh, Inc., Hiren Patel, and Capitol Hotel Associates, LP, dated as of July 25, 2006.(12)

10.22	Second Amendment to the Purchase Agreement dated as of June 15, 2006, by and between Jay Ganesh, Inc., Hiren Patel, and Capitol Hotel Associates, LP, dated as of August 4, 2006.(12)

10.23	Purchase Agreement dated July 6, 2006, between Riverfront Inn, LLC and MHI Hospitality Corporation.(13)

10.24	Strategic Alliance Agreement dated September 8, 2006 by and among MHI Hospitality, L.P., MHI Hospitality Corporation and Coakley & Williams Hotel Management Company.(14)

10.25	Promissory Note dated March 29, 2007, made by Capitol Hotel Associates, L.P., L.L.P. and MONY Life Insurance Company.(15)

10.26	Limited Liability Company Agreement of MHI/Carlyle Hotel Investment Program I, L.L.C. dated April 26, 2007.(16)

10.27	Limited Liability Company Agreement of MHI/Carlyle Hotel Lessee Program I, L.L.C. dated April 26, 2007.(16)

10.28	Program Agreement for MHI/Carlyle Hotel Investment Program I, L.L.C. and MHI/Carlyle Hotel Lessee Program I, L.L.C. dated April 26, 2007.(16)

10.29	Agreement to Purchase Hotel dated May 25, 2007 between MCZ/Centrum Florida VI Owner, L.L.C. and MHI Hollywood LLC.(11)

10.30	Purchase Agreement between MHI Hospitality Corporation and VanTampa Plaza Hotel, Inc. dated July 16, 2007.(17)

10.31	Promissory Note dated August 2, 2007 made by Savannah Hotel Associates L.L.C., to the order of MONY Life Insurance Company.(18)

10.32	Assumption and Consent Agreement by and among Hampton Hotel Associates LLC, US Bank National Association and Hampton Redevelopment and Housing Authority dated April 24, 2008.(19)

10.33	Loan Agreement between Hampton Redevelopment and Housing Authority and Olde Hampton Hotel Associates dated December 1, 1998.(19)

Exhibit No.	Description of Exhibit

10.34	$7,430,000 Hampton Redevelopment and Housing Authority First Mortgage Revenue Refunding Bonds (Olde Hampton Hotel Associates Project) Series 1998A.(19)

10.35	Indenture of Trust between Hampton Redevelopment and Housing Authority and Crestar Bank dated December 1, 1998.(19)

10.36	Promissory Note by MHI Hotel Investments Holdings, LLC, dated February 9, 2009.(20)

12.1	Schedule of Computation of Ratio of Earnings to Fixed Charges†

21.1	List of Subsidiaries of Sotherly Hotels LP†

23.1	Consent of PBMares, LLP

23.2	Consent of Baker & McKenzie LLP (included in Exhibits 5.1 and 8.1)*

24.1	Power of attorney (included in signature page)†

25.1	A Statement of Eligibility on Form T-1 of Wilmington Trust, National Association, as the Trustee under the Indenture†

*	To be filed by amendment.
†	Previously filed.
(1)	Incorporated by reference to the document previously filed as an exhibit to Sotherly’s Pre-Effective Amendment No. 5 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on December 13, 2004.
(2)	Incorporated by reference to the document previously filed as an exhibit to Sotherly’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2011.
(3)	Incorporated by reference to the document previously filed as an exhibit to Sotherly’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, filed with the Securities and Exchange Commission on November 9, 2011.
(4)	Incorporated by reference to the document previously filed as an exhibit to Sotherly’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 18, 2008.
(5)	Incorporated by reference to the document previously filed as an exhibit to Sotherly’s Pre-Effective Amendment No. 6 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on December 15, 2004.
(6)	Incorporated by reference to the document previously filed as an exhibit to Sotherly’s Pre-Effective Amendment No. 3 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on November 15, 2004.
(7)	Incorporated by reference to the document previously filed as an exhibit to Sotherly’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 28, 2005.
(8)	Incorporated by reference to the document previously filed as an exhibit to Sotherly’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, filed with the Securities and Exchange Commission on August 11, 2005.
(9)	Incorporated by reference to the document previously filed as an exhibit to Sotherly’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005, filed with the Securities and Exchange Commission on November 10, 2005.
(10)	Incorporated by reference to the document previously filed as an exhibit to Sotherly’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 28, 2006.
(11)	Incorporated by reference to the document previously filed as an exhibit to Sotherly’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2007.
(12)	Incorporated by reference to the document previously filed as an exhibit to Sotherly’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, filed with the Securities and Exchange Commission on August 8, 2006.

(13)	Incorporated by reference to the document previously filed as an exhibit to Sotherly’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 26, 2006.
(14)	Incorporated by reference to the document previously filed as an exhibit to Sotherly’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission on March 22, 2007.
(15)	Incorporated by reference to the document previously filed as an exhibit to Sotherly’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 2, 2007.
(16)	Incorporated by reference to the document previously filed as an exhibit to Sotherly’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 2, 2007.
(17)	Incorporated by reference to the document previously filed as an exhibit to Sotherly’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2007.
(18)	Incorporated by reference to the document previously filed as an exhibit to Sotherly’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2007.
(19)	Incorporated by reference to the document previously filed as an exhibit to Sotherly’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, filed with the Securities and Exchange Commission on May 7, 2008.
(20)	Incorporated by reference to the document previously filed as an exhibit to Sotherly’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2009.